Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

by and among

QUANTISIMO HOLDINGS CORP.,

GIGCAPITAL8 CORP.,

QUANTISIMO MERGER SUB INC.,

GIGCAPITAL8 MERGER SUB INC.,

QUANTISIMO CORP,

WISEQEY CORP,

and

SEALSQ CORP

Dated as of October 8, 2026

[*Certain exhibits and the schedules to this Exhibit have been omitted in accordance with Regulation S-K Item 601(a)(5). The Registrant agrees to furnish supplementally a copy of any omitted exhibit or schedule to the SEC upon its request; however the Registrant may request confidential treatment of omitted items.]

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Exhibits

Exhibit A	Form of PIPE Subscription Agreement
Exhibit B	Form of Shareholder Support Agreement
Exhibit C	Form of Sponsor Support Agreement
Exhibit D	Form of Lock-Up Agreement
Exhibit E	Reserved.
Exhibit F	Plan of SPAC Merger
Exhibit G	Form of SPAC Surviving Corporation Articles
Exhibit H	Form of SPAC Surviving Corporation Memorandum
Exhibit I	Form of Articles of Company Merger
Exhibit J	Plan of Company Merger
Exhibit K	Form of Surviving Corporation Articles
Exhibit L	Form of Surviving Corporation Memorandum
Exhibit M	Form of PubCo Governing Documents
Exhibit N	Form of Class F Shareholders’ Agreement
Exhibit O	Form of Amended and Restated Registration Rights Agreement

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This Agreement and Plan of Merger, dated as of October 8, 2026 (this “Agreement”), is made and entered into by and among (i) Quantisimo Holdings Corp., a newly formed business company with limited liability incorporated under the laws of the British Virgin Islands, formed by GigAcquisitions8 Corp. (the “Sponsor”) for the purpose of effectuating the Transactions (as such term is defined below) (“PubCo”), (ii) GigCapital8 Corp., an exempted company with limited liability incorporated under the laws of the Cayman Islands (“SPAC”), (iii) Quantisimo Merger Sub Inc., a business company with limited liability incorporated under the laws of the British Virgin Islands and a direct wholly owned subsidiary of PubCo (“Target Merger Sub”), (iv) GigCapital8 Merger Sub Inc., an exempted company with limited liability incorporated under the laws of the Cayman Islands and a direct wholly owned subsidiary of PubCo ( “SPAC Merger Sub” and, together with PubCo and Target Merger Sub, each, individually, an “Acquisition Entity” and, collectively, the “Acquisition Entities”) (v) Quantisimo Corp., a business company with limited liability incorporated under the laws of the British Virgin Islands, with offices at Craigmuir Chambers, Road Town, Tortola VG1110, British Virgin Islands (the “Company”), (vi) WISeQey Corp, a business company limited by shares incorporated under the laws of the British Virgin Islands, with offices at Craigmuir Chambers, Road Town, Tortola, VG1110, British Virgin Islands (“WISeQey”), and (vii) SealSQ Corp, a business company limited by shares incorporated under the laws of the British Virgin Islands, with offices at Craigmuir Chambers, Road Town, Tortola, VG1110, British Virgin Islands (“SealSQ” and together with WISeQey, the “Company Shareholders” and each individually, a “Company Shareholder”).

RECITALS

WHEREAS, SPAC is a blank check company formed for the purpose of effecting a merger, share exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses;

WHEREAS, PubCo is a newly formed entity formed by the Sponsor for the purpose of becoming the publicly traded holding company for the Surviving Corporation (as defined below) and SPAC;

WHEREAS, Target Merger Sub is a newly incorporated British Virgin Islands (“BVI”) business company, wholly owned by PubCo, formed for the purpose of effectuating the Company Merger;

WHEREAS, SPAC Merger Sub is a newly incorporated Cayman Islands exempted company, wholly owned by PubCo, formed for the purpose of effectuating the SPAC Merger;

WHEREAS, upon the terms and subject to the conditions of this Agreement, and in accordance with the Cayman Islands Companies Act (As Revised) (the “Cayman Companies Act”) and the BVI Business Companies Act, 2004 (as amended) (the “BVI Act”), as applicable, (a) SPAC Merger Sub will merge with and into SPAC, the separate existence of SPAC Merger Sub will cease and SPAC will be the surviving corporation of the SPAC Merger and a direct wholly owned subsidiary of PubCo in accordance with the Cayman Companies Act and on the terms and subject to the conditions set forth in this Agreement (the “SPAC Merger”), and (b) immediately following confirmation of the effective filing of the SPAC Merger, Target Merger Sub will merge with and into the Company, the separate existence of Target Merger Sub will cease and the Company will be the surviving corporation of the Company Merger and a direct wholly owned subsidiary of PubCo in accordance with the BVI Act and on the terms and subject to the conditions set forth in this Agreement (the “Company Merger” and together with the SPAC Merger, the “Mergers”) (the Company is hereinafter referred to for the periods from and after the Company Merger Effective Time (as such term is defined below) as the “Surviving Corporation”);

WHEREAS, WISeQey and SealSQ collectively own 100% of the Company Shares (as such term is defined below);

WHEREAS, the parties acknowledge that a portion of the PubCo Shares (as such term is defined below) will be PubCo Class F Shares (as such term is defined below), with such PubCo Class F Shares to be held by (i) WISeQey, (ii) SealSQ and (iii) the Sponsor, and with the terms, allocation and governance of such PubCo Class F Shares, to be set forth in the PubCo Governing Documents (as such term is defined below), the Class F Shareholders’ Agreement (as such term is defined below) to be entered into by and between Sponsor, WISeQey and SealSQ, and related agreements;

WHEREAS, on or prior to the Closing Date (as such term is defined below), WISeQey and SealSQ shall respectively contribute such of the Contributed Interests (as such term is defined below) that they each own to the Company pursuant to the terms of the Shareholder Support Agreement (as such term is defined below) (the “Contribution”);

WHEREAS, upon the Company Merger Effective Time, each Company Share issued and outstanding immediately prior to the Company Merger Effective Time shall be cancelled and cease to exist in exchange for the right to receive PubCo Shares as set forth herein;

WHEREAS, upon the SPAC Merger Effective Time (as such term is defined below), each share of SPAC Common Stock (as such term is defined below) issued and outstanding immediately prior to the SPAC Merger Effective Time shall automatically be cancelled and cease to exist in exchange for the right to receive one (1) PubCo Share as set forth therein;

WHEREAS, immediately prior to the SPAC Merger Effective Time, certain investors may fund the PIPE Investment (as such term is defined below) to PubCo pursuant to subscription agreements to be entered into substantially in the form attached hereto as Exhibit A (the “PIPE Subscription Agreements”), such that the PIPE Investment shall close immediately prior to and conditioned upon the substantially contemporaneous consummation of the Mergers;

WHEREAS, the board of directors of each of SPAC, PubCo, Target Merger Sub, SPAC Merger Sub, the Company, WISeQey and SealSQ have each approved this Agreement and the Transactions;

WHEREAS, the parties intend that the SPAC Merger shall (a) taken together with the Company Merger, qualify as part of a tax-free exchange governed by Section 351(a) of the Internal Revenue Code of 1986, as amended (the “Code”) and/or (b) qualify as a tax-free reorganization within the meaning of Section 368(a) of the Code and this Agreement shall constitute a “plan of reorganization” within the meaning of Treasury Regulations Section 1.368-2(g) to the extent applicable (in each case, as applicable, the “Intended Tax Treatment”); and

WHEREAS, concurrently with the execution of this Agreement, and as a condition and inducement to the parties’ willingness to enter into this Agreement, WISeQey and SealSQ have executed a Shareholder Support Agreement in the form attached hereto as Exhibit B (the “Shareholder Support Agreement”) pursuant to which, among other things, each such shareholder has agreed to (i) vote its Company Shares in favor of this Agreement and the Transactions, and (ii) consummate the Contribution.

WHEREAS, concurrently with the execution and delivery of this Agreement, PubCo, the Company, SPAC and the Sponsor have entered into a Sponsor Support Agreement in the form attached hereto as Exhibit C (the “Sponsor Support Agreement”) pursuant to which, among other things, the Sponsor (i) will not transfer and will vote its shares of SPAC Common Stock in favor of this Agreement, the Mergers and the other Transactions, (ii) will not redeem any shares of SPAC Common Stock in connection with the SPAC Merger, and (iii) will irrevocably waive, and agree not to perfect or otherwise exercise, any anti-dilution or similar adjustment right with respect to the SPAC Common Stock held by Sponsor, including any automatic conversion adjustment under the SPAC Governing Documents (as defined below); and

WHEREAS, in connection with the consummation of the Transactions, simultaneously with the Closing, SPAC, the Sponsor and certain stockholders of the SPAC party to the Original Registration Rights Agreement (as such term is defined below), together with PubCo and the Company Shareholders, will enter into an Amended and Restated Registration Rights Agreement in substantially the form attached hereto as Exhibit O (the “Registration Rights Agreement”), with such changes thereto as may be agreed in writing by PubCo and the Company, which Registration Rights Agreement shall amend and restate the Original Registration Rights Agreement in its entirety.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

ARTICLE I

CERTAIN DEFINITIONS

Section 1.1 Definitions.

As used in this Agreement, the following terms have the meanings set forth below:

“AAA” has the meaning set forth in Section 11.14.

“AAA Procedures” has the meaning set forth in Section 11.14.

“Acquisition Entity” and “Acquisition Entities” have the meaning set forth in the Preamble.

“Action” means any charge, claim, action, complaint, petition, investigation, appeal, suit, litigation, audit, examination, assessment, arbitration, mediation or other similar proceeding, whether administrative, civil, regulatory or criminal, and whether at law or in equity, initiated or conducted by or before any Governmental Authority.

“Affiliate” means with respect to any Person, any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person, within the meaning of Rule 12b-2 promulgated under the Exchange Act.

“Agreement” means this Agreement and Plan of Merger, dated as of the date hereof, by and among PubCo, Target Merger Sub, SPAC Merger Sub, the Company, the Company Shareholders and SPAC, as the same may be amended, supplemented or otherwise modified from time to time in accordance with its terms.

“AI Commitments” means the Company’s obligations under (a) the Company AI Policies, (b) applicable contractual obligations relating to AI Technology to which any of the Quantisimo Companies is bound, (c) applicable Law relating to AI Technology, (d) AI Industry Standards, and (e) other public representations (including representations on the websites of any of the Quantisimo Companies) made by or on behalf of the Quantisimo Companies with regard to the use of AI Technology.

“AI Data” means any data processed by or for the Quantisimo Companies in connection with the development, training, improvement, marketing, provision, deployment or use of Company Products, including all Training Data and data inputs and data outputs generated or produced by the Company Products.

“AI Industry Standards” means generally accepted industry standards, codes of conduct and guidelines relating to the responsible design, development, testing, deployment or use of AI Technology, in each case as published or promulgated by a recognized industry body or standards-setting organization.

“AI Technology” means deep learning, machine learning or other artificial intelligence technologies.

“AI Tool” has the meaning set forth in Section 3.7.

“Ancillary Agreements” means, collectively, (i) the Shareholder Support Agreement, (ii) the Lock-Up Agreements, (iii) the Registration Rights Agreement, (iv) the PubCo Governing Documents, (v) the Sponsor Support Agreement, (vi) the Class F Shareholders’ Agreement, and (vii) any other agreements, documents or instruments entered into or delivered in connection with the Transactions.

“Anti-Money Laundering Laws” means all applicable laws, statutes, ordinances, rules, treaties, regulations, permits, licenses, approvals, interpretations and orders of courts or Governmental Authorities relating to the prevention of terrorism or money laundering, any predicate crime to money laundering, or any financial record keeping and reporting requirements related thereto, including but not limited to the Currency and Foreign Transactions Reporting Act of 1970 (31 U.S.C. § 5311 et. seq., otherwise known as the Bank Secrecy Act), and the rules and regulations promulgated thereunder, including but not limited to 31 CFR Chapter X, as well as the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (otherwise known as the USA PATRIOT Act) and the regulations and rules promulgated thereunder.

“Anticorruption Laws” means the U.S. Foreign Corrupt Practices Act of 1977, as amended, the UK Bribery Act 2010, and any similar anticorruption or anti-bribery Law applicable to the Quantisimo Companies.

“Audited Financial Statements” has the meaning set forth in Section 3.4.

“Available Cash” means the aggregate amount of cash available to PubCo at or substantially contemporaneously with the Closing from (i) the SPAC Cash Contribution, plus (ii) the Company Cash Contribution.

“Balance Sheet Date” has the meaning set forth in Section 3.4.

“Base Contribution Amount” means (i) the Minimum Cash Amount minus (ii) the SPAC Transaction Expenses (subject to the SPAC Expense Cap or Extended SPAC Expense Cap, as applicable) minus (iii) the Company Advisors Expenses (subject to the Company Expense Cap).

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks in New York, New York, the Cayman Islands or the British Virgin Islands are authorized or required by Law to close.

“Business Combination” has the meaning set forth in Section 1.2 of the SPAC Governing Documents.

“BVI” has the meaning set forth in the Recitals to this Agreement.

“BVI Act” has the meaning set forth in the Recitals to this Agreement.

“BVI Registrar” means the Registrar of Corporate Affairs appointed under section 229 of the BVI Act.

“Cayman Companies Act” has the meaning set forth in the Recitals to this Agreement.

“CCPA” has the meaning set forth in Section 3.6.

“Class F Shareholders’ Agreement” means the voting agreement substantially in the form attached hereto as Exhibit N, to be entered into by and between Sponsor, WISeQey and SealSQ prior to the Closing with respect to the PubCo Class F Shares.

“Closing” means the closing of the Transactions contemplated by this Agreement.

“Closing Date” means the date on which the Closing actually occurs in accordance with Section 2.4.

“Code” has the meaning set forth in the Recitals to this Agreement.

“Company” has the meaning set forth in the Preamble.

“Company Acquisition Proposal” has the meaning set forth in Section 6.11.

“Company Advised Parties” has the meaning set forth in Section 11.18.

“Company Advisors Expenses” means Company Transaction Expenses corresponding to all fees, costs, expenses, brokerage fees, commissions, finders’ fees and disbursements of financial advisors, investment banks, data room administrators, legal counsel, accountants and other advisors and service providers.

“Company AI Policies” means (a) the policies and procedures of the Quantisimo Companies and their respective Subsidiaries regarding AI Technology, whether applicable internally or published on the websites of the Quantisimo Companies and their respective Subsidiaries or otherwise made available by the Quantisimo Companies to any Person, and (b) third-party AI policies with which the Quantisimo Companies has been or is contractually obligated to comply.

“Company Articles” means the Articles of Association of the Company dated October 24, 2025.

“Company Benefit Plan” means any plan, fund (including any superannuation fund) or other similar program or arrangement established or maintained outside the United States by any of the Quantisimo Companies or any one or more of any of their respective Subsidiaries primarily for the benefit of employees of the Company or such Subsidiaries residing outside the United States, which plan, fund or other similar program or arrangement provides, or results in, retirement income, a deferral of income in contemplation of retirement or payments to be made upon termination of employment, and which plan is not subject to ERISA or the Code.

“Company Board” means board of directors of the Company.

“Company Board Recommendation” has the meaning set forth in Section 8.2.

“Company Cash Contribution” means an aggregate cash contribution to be funded by the Company Shareholders to PubCo at or immediately prior to the Closing in an amount equal to (i) the Company Advisors Expenses (subject to the Company Expense Cap), plus (ii) one-half (1/2) of the Base Contribution Amount.

“Company Cash Contribution Credit Shares” means an aggregate number of PubCo Ordinary Shares equal to the Company Cash Contribution divided by $10.00 per share, to be issued to the Company Shareholders in proportion to their respective Company Cash Contribution at Closing in addition to the Merger Consideration.

“Company Class F Shares” means the Class F ordinary shares of the Company, with no par value, which Company Class F Shares in the aggregate are entitled to 49.999999% of the total vote on any matter voted on by the holders of Company Shares.

“Company Cure Period” has the meaning set forth in Section 10.1.

“Company Deal Communications” has the meaning set forth in Section 11.18.

“Company Disclosure Letter” means the disclosure letter delivered by the Company to SPAC concurrently with the execution and delivery of this Agreement.

“Company Expense Cap” means $5,000,000.

“Company Financial Statements” has the meaning set forth in Section 3.4.

“Company Governing Documents” means, collectively, the Company Memorandum and the Company Articles.

“Company Intellectual Property” means, collectively, any and all (i) Owned IP and (ii) the Licensed IP.

“Company Material Adverse Effect” means any event, change, effect, development, state of facts, condition, circumstance or occurrence that, individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect on (a) the business, financial condition, assets, liabilities or results of operations of the Quantisimo Companies and their respective Subsidiaries, taken as a whole, or (b) the ability of the Company to consummate the Transactions; provided, however, that none of the following (either alone or in combination) shall be deemed to constitute, or be taken into account in determining whether there has been or would reasonably be expected to be, a Company Material Adverse Effect: (i) changes in general economic, business or political conditions or changes in conditions generally affecting the industry in which the Company operates; (ii) changes in financial, banking or securities markets; (iii) changes in applicable Law or in GAAP or other applicable accounting standards or interpretations thereof; (iv) any natural disaster, act of God, epidemic, pandemic or disease outbreak (including COVID-19), or any escalation or worsening thereof; (v) any act of terrorism, sabotage, military action or war, or any escalation or worsening thereof; (vi) any failure by the Company to meet internal or published projections, forecasts or predictions (provided that the underlying causes thereof may be considered); (vii) the announcement, pendency or consummation of the Transactions; or (viii) any action taken or omitted to be taken by the Company at the written request of SPAC; except, in the case of clauses (i) through (v), to the extent such changes have a materially disproportionate impact on the Quantisimo Companies and their respective Subsidiaries, taken as a whole, relative to other similarly situated companies operating in the same industry.

“Company Memorandum” means the Memorandum of Association of the Company dated October 24, 2025.

“Company Merger” has the meaning set forth in the Recitals to this Agreement.

“Company Merger Effective Time” means the time at which the Company Merger becomes effective in accordance with the BVI Act upon the registration of the Plan of Company Merger and the Company Merger Filing Documents with the BVI Registrar.

“Company Merger Filing Documents” means the articles of merger and plan of merger required to be filed with the BVI Registrar in order to effect the Company Merger in accordance with the BVI Act, including the articles of merger substantially in the form attached hereto as Exhibit I and the plan of merger substantially in the form attached hereto as Exhibit J.

“Company Modification in Recommendation” has the meaning set forth in Section 8.2.

“Company Ordinary Shares” means the ordinary shares of the Company with no par value, as defined in the Company Memorandum.

“Company Products” means all products and services of the Quantisimo Companies and their respective Subsidiaries that employ, deploy, leverage or make use of AI Technology.

“Company Shareholder” has the meaning set forth in the Preamble.

“Company Shares” means, collectively, the Company Ordinary Shares and the Company Class F Shares.

“Company Shareholders’ Approval” means the approval of the Transactions by written consent or resolution of the Company Shareholders holding the requisite number of Company Shares in accordance with the Company Governing Documents and the BVI Act.

“Company Transaction Expenses” means any out-of-pocket fees and expenses payable by any of the Quantisimo Companies or their respective Affiliates (including the Company Shareholders) (whether or not billed or accrued for) prior to and through the Closing as a result of or in connection with the negotiation, documentation and consummation of the Transactions, including (i) all fees, costs, expenses, brokerage fees, commissions, finders’ fees and disbursements of financial advisors, investment banks, data room administrators, legal counsel, accountants and other advisors and service providers; (ii) any change in control bonus, transaction bonus, retention bonus, termination or severance payment or payment relating to terminated options, warrants or other equity appreciation, phantom equity, profit participation or similar rights, in any case, to be made to any current or former employee, independent contractor, director or officer of any of the Quantisimo Companies at or after the Closing pursuant to any agreement to which any of the Quantisimo Companies or their respective Subsidiaries is a party prior to the Closing which become payable (including if subject to continued employment) as a result of the execution of this Agreement or the consummation of the Transactions; and (iii) any and all filing fees paid to Governmental Authorities in connection with the Transactions.

“Company Transaction Expenses Certificate” has the meaning set forth in Section 2.1(b).

“Company Written Consent” has the meaning set forth in Section 8.2.

“Confidentiality Agreement” means the Mutual Nondisclosure Agreement, dated as of May 26, 2026, by and between SPAC and the Company.

“Consent Solicitation Statement” means the consent solicitation statement prepared by the Company (in consultation with SPAC and PubCo) and distributed to the Company Shareholders in connection with the solicitation of the Company Written Consent.

“Contingent Workers” has the meaning set forth in Section 3.21.

“Contract” means any legally binding contract, agreement, arrangement, commitment, instrument, undertaking, lease, license, permit, note, bond, mortgage, indenture or other obligation, whether written or oral.

“Contributed Interests” means the following equity interests in the Operating Subsidiaries held by WISeQey and SealSQ (jointly or individually) as of the date of this Agreement: 9,045,363 shares of Miraex SA (Switzerland) out of 9,045,363 total outstanding shares; 10,000,000 shares of SEALCOIN AG (Switzerland) out of 13,333,333 total outstanding shares; 1,692,879 shares of WeCan Group SA (Switzerland) out of 3,049,108 total outstanding shares; 14,908,086 shares of WISeSat.Space Holdings Corp (BVI) out of 29,816,172 total outstanding shares.

“Contribution” has the meaning set forth in the Recitals to this Agreement.

“Copyrights” means all rights in copyrights, and other rights in any works of authorship of any type, in all forms, media or medium, now known or hereinafter developed, and whether or not completed, published, or used, including all drafts, plans, sketches, artwork, layouts, copy, designs, photographs, illustrations, collections, serials, printed or graphic matter, slides, compilations, serials, promotions, audio or visual recordings, transcriptions, Software, and all derivative works, translations, adaptations and combinations of any of the foregoing, all registrations and applications therefor and all extensions, restorations, and renewals of any of the foregoing, all worldwide rights and priorities afforded under any Law with respect to any of the foregoing, and all termination rights, moral rights, author rights and all other rights associated therewith.

“Databases” means all compilations of data, the selection and arrangement of that data, and all related documentation, including documentation regarding the procedures used in connection with the selection, collection, arrangement, processing and distribution of data contained therein to the extent they exist, together with documentation regarding the attributes of the data contained therein or the relationships among such data and documentation regarding data structures and formats, and file structures and formats, whether registered or unregistered, and any registrations or applications for registration therefor.

“Develop” or “Development” means any conception, reduction to practice, invention, creation, formulation, design, enhancement, testing, discovery, editing, commercialization, modification, improvement, or development (and any contribution to the foregoing), whether independently or jointly.

“Designated Entity” has the meaning set forth in Section 3.6.

“Disclosure Letter” means, as applicable, the Company Disclosure Letter or the SPAC Disclosure Letter.

“Dispute” has the meaning set forth in Section 11.14.

“Dissenting SPAC Shares” has the meaning set forth in Section 2.8.

“D&O Indemnified Party” has the meaning set forth in Section 6.6.

“Enforceability Exceptions” means (a) applicable bankruptcy, insolvency, reorganization, moratorium and other applicable laws of general application affecting the enforcement of creditors’ rights generally, and (b) general principles of equity, including principles limiting the availability of specific performance, injunctive relief or other equitable remedies and principles which limit the availability of a remedy under certain circumstances where another remedy has been elected.

“Entity Classification Election” means the election on IRS Form 8832 made pursuant to Treasury Regulations Section 301.7701-3 with respect to the Company to classify the Company as a partnership for U.S. federal income tax purposes.

“Environmental Laws” means all foreign federal, state and local Laws as in effect on the date of this Agreement arising out of or relating to: (a) emissions, discharges, releases or threatened releases of any Hazardous Material into the environment (including ambient air, surface water, ground water, land surface or subsurface strata); and (b) the manufacture, processing, distribution, use, generation, treatment, storage, disposal, transport or handling of any Hazardous Material.

“Environmental Permits” means the Permits required under Environmental Laws.

“equity securities” means with respect to any Person, (i) any capital stock, share capital, partnership interest, membership interest, equity interest or other direct equity ownership or profit interest in such Person, (ii) any security, instrument or obligation that is convertible into or exchangeable for any of the foregoing, and (iii) any right, warrant or option to acquire any of the foregoing.

“ERISA” means the U.S. Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means each “person” (as defined in Section 3(9) of ERISA) which together with the Quantisimo Companies would be deemed to be a “single employer” within the meaning of Section 414(b), (c), (m) or (o) of the Code.

“Event” means any event, state of facts, development, change, circumstance, occurrence or effect.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Exchange Agent” means the exchange agent appointed by PubCo (reasonably acceptable to SPAC and the Company) pursuant to Section 2.6(a) for purposes of effecting the exchange of consideration in connection with the Mergers.

“Extended SPAC Expense Cap” has the meaning set forth in Section 6.2.

“GAAP” means United States generally accepted accounting principles consistently applied.

“GDPR” has the meaning set forth in Section 3.6.

“Governing Documents” means the legal document(s) by which any Person (other than an individual) establishes its legal existence or which govern(s) its internal affairs.

“Governmental Authority” means any federal, state, provincial, municipal, local or foreign government, governmental authority, regulatory or administrative agency, governmental commission, department, board, bureau, agency or instrumentality, court, tribunal, arbitrator or arbitral body, or self-regulatory organization.

“Government Entity” means any Governmental Authority, a Public International Organization; any department, agency, or instrumentality of such Governmental Authority; any political party; or a company or entity owned or controlled by or acting on behalf of any of the above.

“Government Official” means any individual working for or on behalf of a Government Entity.

“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, ruling, determination or award entered by or with any Governmental Authority.

“Hazardous Materials” means any solid, liquid or gaseous material, alone or in combination, mixture or solution, which is now or hereafter defined, listed or identified as “hazardous” (including “hazardous substances” or “hazardous wastes”), “toxic”, a “pollutant” or a “contaminant” pursuant to any Environmental Law, including asbestos, urea formaldehyde, polychlorinated biphenyls (PCBs), radon, petroleum (including its derivatives, by-products or other hydrocarbons).

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“IFRS” means the International Financial Reporting Standards issued by the International Accounting Standards Board, as in effect from time to time.

“Indebtedness” means with respect to any Person, without duplication, any obligations, contingent or otherwise, in respect of (a) the principal of and premium (if any) in respect of all indebtedness for borrowed money, including accrued interest and any per diem interest accruals, (b) the principal and interest components of capitalized lease obligations under GAAP or IFRS (as applicable), (c) amounts drawn (including any accrued and unpaid interest) on letters of credit, bank guarantees, bankers’ acceptances and other similar instruments (solely to the extent such amounts have actually been drawn), (d) the principal of and premium (if any) in respect of obligations evidenced by bonds, debentures, notes and similar instruments, (e) the termination value of interest rate protection agreements and currency obligation swaps, hedges or similar arrangements (without duplication of other indebtedness supported or guaranteed thereby), (f) the principal component of all obligations to pay the deferred and unpaid purchase price of property and equipment which have been delivered, including “earn outs” and “seller notes,” (g) breakage costs, prepayment or early termination premiums, penalties, or other fees or expenses payable as a result of the consummation of the transactions contemplated hereby in respect of any of the items in the foregoing clauses (a) through (f), and (h) all Indebtedness of another Person referred to in clauses (a) through (g) above guaranteed directly or indirectly, jointly or severally.

“Intellectual Property” means all of the following: (a) Copyrights; (b) Trademarks; (c) Patents; (d) Proprietary Information (including knowledge databases, customer lists and customer databases); (e) all domain names, uniform resource locators and other names and locators associated with the internet, including applications and registrations thereof; (f) all rights (as such may exist or be created in any jurisdiction), whether statutory, common law or otherwise, in, arising out of, or associated with the foregoing; (g) all other intellectual property or proprietary rights now known or hereafter recognized in any jurisdiction worldwide; (h) all rights equivalent or similar or pertaining to the foregoing, including those arising under international treaties and convention rights; (i) all rights and powers to assert, defend and recover title to any of the foregoing; (j) all rights to assert, defend, sue, and recover damages for any past, present and future infringement, misuse, misappropriation, impairment, unauthorized use or other violation of any rights in or to any of the foregoing; and (k) all administrative rights arising from the foregoing, including the right to prosecute applications and oppose, interfere with or challenge the applications of others, the rights to obtain renewals, continuations, divisions and extensions of legal protection pertaining to any of the foregoing.

“Intended Tax Treatment” has the meaning set forth in the Recitals to this Agreement.

“Interim Period” means the period from and including the date of this Agreement through and including the earlier of the Closing and the valid termination of this Agreement pursuant to Article X.

“IP Licenses” has the meaning set forth in Section 3.6.

“IT Systems” means, collectively, the hardware, Software, data, Databases, data communication lines, network and telecommunications equipment, platforms, servers, peripherals, computer systems, and other information technology equipment, facilities, infrastructure and documentation used, owned, leased or licensed by the Quantisimo Companies and used in their respective businesses as currently conducted.

“JOBS Act” means the Jumpstart Our Business Startups Act of 2012.

“Knowledge” means with respect to any Person, the actual knowledge of the officers of such Person after reasonable inquiry of the employees of such Person who would reasonably be expected to have knowledge of the relevant matter.

“Law” means any federal, state, provincial, municipal, local, foreign or multinational statute, law, ordinance, regulation, rule, code, executive order, injunction, judgment, decree or order of any Governmental Authority.

“Leased Real Property” has the meaning set forth in Section 3.9.

“Letter of Transmittal” has the meaning set forth in Section 2.6.

“Licensed IP” means the Intellectual Property licensed or made available by another Person to the Quantisimo Companies.

“Lien” means any mortgage, pledge, lien, charge, security interest, encumbrance, claim, option, right of first refusal, preemptive right, community property interest or restriction of any nature (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on receipt of any income derived from any asset, any restriction on the use of any asset and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset).

“Lock-Up Agreements” means the lock-up agreements to be entered into at or prior to the Closing by the Sponsor, the directors and officers of SPAC, and the Company Shareholders, restricting the transfer of PubCo Ordinary Shares received by such Persons in connection with the Transactions for a period of six (6) months following the Closing Date, substantially in the form attached hereto as Exhibit D, and otherwise in form and substance reasonably satisfactory to SPAC and the Company.

“Material Contract” has the meaning set forth in Section 3.5.

“Maximum Premium” has the meaning set forth in Section 6.6.

“Mergers” has the meaning set forth in the Recitals to this Agreement.

“Merger Consideration” means the aggregate number of PubCo Shares issuable to both Company Shareholders in the aggregate pursuant to Section 2.3(g), being 66,610,000 PubCo Shares.

“Minimum Cash Amount” means $15,000,000, to be satisfied in accordance with Section 6.1, Section 9.2 and Section 9.3.

“Nasdaq” means The Nasdaq Stock Market LLC.

“Open Source Software” means all Software that is distributed as “free software”, “open source software”, “shareware” or under a similar licensing or distribution model, including Software licensed, provided, or distributed under any open source license, including any license meeting the Open Source Definition (as promulgated by the Open Source Initiative) or the Free Software Foundation (as promulgated by the Free Software Foundation) or any Software that contains or is derived from any such Software.

“Operating Subsidiaries” means the following legal entities: Miraex SA (Switzerland), SEALCOIN AG (Switzerland), WeCan Group SA (Switzerland) and WISeSat.Space Holdings Corp (BVI).

“Ordinary Course of Business” means the ordinary and usual course of normal day-to-day operations of the applicable Person’s business, consistent with past practice.

“Original Registration Rights Agreement” means the Registration Rights Agreement, dated as of October 3, 2025, by and among SPAC, the Sponsor and the other parties thereto.

“Outbound Investment Security Program” has the meaning set forth in Section 3.28.

“Outside Date” has the meaning set forth in Section 10.1(i).

“Outside Date SPAC Transaction Expenses” has the meaning set forth in Section 6.2(c).

“Owned IP” has the meaning set forth in Section 3.6.

“Patents” means all (a) U.S. and foreign patents (including certificates of invention and other patent equivalents), utility models, and applications for any of the foregoing, including provisional applications, and all patents of addition, improvement patents, continuations, continuations-in-part, divisionals, reissues, re-examinations, renewals, confirmations, substitutions and extensions thereof or related thereto, and all applications or counterparts in any jurisdiction pertaining to any of the foregoing, including applications filed pursuant to any international patent law treaty, (b) inventions, discoveries, improvements, idea submissions and invention disclosures, whether or not patentable, whether or not reduced to practice, and whether or not yet made the subject of a pending patent application or applications, and (c) other patent rights and any other Governmental Authority-issued indicia of invention ownership (including inventors’ certificates, petty patents and innovation patents), together with all worldwide rights and priorities afforded under any Law with respect to any of the foregoing.

“Payment Spreadsheet” means the spreadsheet prepared by the Company and delivered to SPAC, PubCo and the Exchange Agent prior to the Closing Date, setting forth the allocation of the Merger Consideration to each Company Shareholder, including the number of PubCo Shares to be issued to each such Company Shareholder.

“PCAOB” means the United States Public Company Accounting Oversight Board and any division or subdivision thereof.

“Permit” means any consent, franchise, approval, registration, variance, license, permit, grant, certificate, registration or other authorization or approval of a Governmental Authority or pursuant to any Law, and all pending applications for any of the foregoing.

“Permitted Liens” means (i) mechanic’s, materialmen’s and similar Liens arising in the ordinary course of business with respect to any amounts (A) not yet due and payable or which are being contested in good faith through appropriate proceedings and (B) for which adequate accruals or reserves have been established in accordance with GAAP or IFRS (as applicable), (ii) Liens for Taxes (A) not yet due and payable or (B) which are being contested in good faith through appropriate proceedings and for which adequate accruals or reserves have been established in accordance with GAAP or IFRS (as applicable), (iii) defects or imperfections of title, easements, encroachments, covenants, rights-of-way, conditions, matters that would be apparent from a physical inspection or current, accurate survey of such real property, restrictions and other similar charges or encumbrances that do not, in the aggregate, materially impair the value or materially interfere with the use of the Leased Real Property, (iv) with respect to any Leased Real Property (A) the interests and rights of the respective lessors with respect thereto, including any statutory landlord liens and any Lien thereon, (B) any Lien permitted under a Real Property Lease, and (C) any Liens encumbering the underlying fee title of the real property of which the Leased Real Property is a part, (v) zoning, building, entitlement and other land use and environmental regulations promulgated by any Governmental Authority that do not, in the aggregate, materially interfere with the current use of, or materially impair the value of, the Leased Real Property, (vi) non-exclusive licenses of Intellectual Property entered into in the ordinary course of business consistent with past practice, (vii) ordinary course purchase money Liens and Liens securing rental payments under operating or capital lease arrangements for amounts not yet due or payable, (viii) other Liens arising in the ordinary course of business consistent with past practice with respect to the borrowing of money in connection with workers’ compensation, unemployment insurance or other types of social security, (ix) reversionary rights in favor of landlords under any Leased Real Property with respect to any of the buildings or other improvements owned by the Quantisimo Companies, and (x) other Liens incurred in the ordinary course of business consistent with past practice that do not, individually or in the aggregate, materially and adversely affect the use of the property affected by such Lien.

“Person” means any individual, partnership, firm, corporation, limited liability company, association, trust, unincorporated organization or other entity, as well as any syndicate or group that would be deemed to be a person under Section 13(d)(3) of the Exchange Act.

“PFIC” means a passive foreign investment company within the meaning of Section 1297 of the Code.

“PIPE Investment” means any private investment in public equity transaction or similar financing arrangement entered into by PubCo or any of its Affiliates in connection with the Transactions.

“PIPE Investors” means those Persons who are participating in the PIPE Investments pursuant to a PIPE Subscription Agreement entered into with PubCo and SPAC prior to the SPAC Merger Effective Time.

“PIPE Subscription Agreements” has the meaning set forth in the Recitals to this Agreement.

“Plan of Company Merger” means the plan of merger in respect of the Company Merger, substantially in the form attached hereto as Exhibit J, in the form required under the BVI Act, as agreed by the parties and filed with the BVI Registrar.

“Plan of SPAC Merger” means the plan of merger in respect of the SPAC Merger, substantially in the form attached hereto as Exhibit F and in the form required under the Cayman Companies Act, as agreed by the parties.

“Prior Company Counsel” has the meaning set forth in Section 11.18.

“Prior SPAC Counsel” has the meaning set forth in Section 11.18.

“Privileged Company Deal Communications” has the meaning set forth in Section 11.18.

“Privileged SPAC Deal Communications” has the meaning set forth in Section 11.18.

“Proprietary Information” means all rights under applicable Laws in and to trade secrets, confidential information, proprietary information, designs, formulas, algorithms, procedures, methods, techniques, discoveries, developments, know-how, research and development, technical data, tools, materials, specifications, processes, inventions (whether patentable or unpatentable and whether or not reduced to practice), apparatus, creations, improvements, recordings, graphs, drawings, reports, analyses, documented and undocumented information, information and materials not generally known to the public, protocols, schematics, compositions, sketches, photographs, websites, content, images, graphics, text, artwork, audiovisual works, build instructions, Software, Databases, pricing, customer and user lists, market studies, business plans, systems, structures, architectures, devices, concepts, methods and information, together with any and all notes, analysis, compilations, lab reports, notebooks, invention disclosures, studies, summaries, and other material containing or based, in whole or in part, on any information included in the foregoing, including all copies and tangible embodiments of any of the foregoing in whatever form or medium.

“Proxy/Registration Statement” means the registration statement on Form F-4 (or such other form as may be appropriate) to be filed by PubCo with the SEC in connection with the Transactions, which shall include a proxy statement/prospectus relating to the SPAC Shareholders’ Approval.

“PubCo” means Quantisimo Holdings Corp., a BVI business company limited by shares.

“PubCo Governing Documents” means the memorandum of association and articles of association of PubCo, substantially in the form attached hereto as Exhibit M, to be adopted by PubCo prior to the Closing, as the same may be amended, supplemented or otherwise modified from time to time.

“PubCo Incentive Equity Plan” has the meaning set forth in Section 5.11.

“PubCo Class F Shares” means class F ordinary shares, no par value, of PubCo, which PubCo Class F Shares in the aggregate are entitled to 49.999999% of the total vote on any matter voted on by the holders of PubCo Shares.

“PubCo Ordinary Shares” means ordinary shares of PubCo, no par value, each of which is entitled to one (1) vote per share.

“PubCo Shares” means, collectively, the PubCo Ordinary Shares and the PubCo Class F Shares.

“Quantisimo Companies” means, collectively, the Company, its Subsidiaries and each of the Operating Subsidiaries (but not, for the avoidance of doubt, PubCo).

“Real Property Lease” has the meaning set forth in Section 3.9.

“Registered IP” means all Intellectual Property that is registered, filed, certified, applied for, perfected, recorded, renewed or issued under the authority of, with or by any Governmental Authority, domain name registrar or other public or quasi-public legal authority anywhere in the world.

“Registration Rights Agreement” has the meaning set forth in the Recitals to this Agreement.

“Regulatory Approvals” means all approvals, consents, permits, authorizations, waivers, orders or similar actions of any Governmental Authority required in connection with the consummation of the Transactions.

“Regurgitation” means an occurrence whereby AI Technology generates or produces a near or exact replica of a copyrightable work contained within a Training Data set.

“Related Party” means (a) any member, shareholder or equity interest holder who, together with its Affiliates, directly or indirectly holds no less than 5% of the total outstanding share capital of the Quantisimo Companies, or (b) any director (including any nominee and alternative director), officer, commissioner or executive-level employee of the Quantisimo Companies or any immediate family member of the foregoing Persons, in the case of clauses (a) and (b), excluding each of the Quantisimo Companies and any of their respective Subsidiaries.

“Related Party Transaction” has the meaning set forth in Section 3.20.

“Remedial Action” means all action required under applicable Laws: (x) to cleanup, remove, treat or in any other way remediate any chemical, Hazardous Material or waste containing any chemical or Hazardous Material in the environment; (y) to prevent the release of any chemical, Hazardous Material or waste containing any chemical or Hazardous Material so that they do not endanger or otherwise adversely affect the environment or public health or welfare; or (z) to perform pre-remedial studies, investigations or monitoring, in or under any real property, assets or facilities.

“Representatives” means with respect to any Person, such Person’s directors, officers, employees, managers, members, partners, shareholders, agents, advisors (including financial advisors, legal counsel, accountants, consultants and other authorized representatives) and other representatives.

“Restricted Party” means any individual or entity with whom dealings are restricted or prohibited by Trade Laws, including: (a) any individual or entity identified in any list maintained by any applicable government agency including, without limitation, OFAC, the U.S. Department of State, and the U.S. Department of Commerce Bureau of Industry and Security; (b) any individual or entity located, organized, or resident in a country or territory subject to comprehensive sanctions under Trade Laws, including, but not limited to Iran, Cuba, Crimea, and North Korea, and those portions of the Donetsk People’s Republic or Luhansk People’s Republic regions of Ukraine and such other regions of Ukraine, where such activities would be prohibited by applicable law (each, a “Sanctioned Jurisdiction”), as well as Russia and Belarus, or (c) any person owned or controlled 50% or more individually or in the aggregate, directly or indirectly, by any of the foregoing.

“SealSQ” has the meaning set forth in the Preamble.

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Shareholder Litigation” has the meaning set forth in Section 8.7.

“Shareholder Support Agreement” has the meaning set forth in the Recitals to this Agreement.

“Software” means all (a) computer software, programs, applications, scripts, middleware, firmware, interfaces, tools, operating systems, software code of any nature, (including object code, source code, interpreted code, data files, rules, definitions and methodology derived from the foregoing) and any derivations, updates, enhancements and customization of any of the foregoing, together with all related processes, technical data, algorithms, APIs, subroutines, operating procedures, report formats, development tools, templates and user interfaces, (b) electronic data, Databases and data collections, and (c) documentation, including user manuals, technical manuals, programming comments, descriptions, flow charts and other work products used to design, plan, organize and develop any of the foregoing, and training materials related to any of the foregoing.

“SPAC” has the meaning set forth in the Preamble.

“SPAC Alternative Transaction” means any transaction (other than any Transaction, including any issuance of SPAC Common Stock upon the conversion of SPAC Public Rights or any Working Capital Loan) involving the sale or transfer of SPAC Common Stock or any other equity or debt securities of SPAC, in any case whether effected by sale of shares or other equity interests, assets, merger, consolidation, business combination, issuance of debt or convertible securities, warrants, management Contract, joint venture, partnership or otherwise.

“SPAC Board Recommendation” has the meaning set forth in Section 8.2.

“SPAC Cash Contribution” means the aggregate cash available to PubCo at or substantially contemporaneously with the Closing from (i) the Trust Cash, plus (ii) any PIPE Investment proceeds or any other financing arrangement proceeds entered into in connection with the Transactions, actually received by PubCo; provided, that the SPAC Cash Contribution shall be in an amount not less than the SPAC Minimum Contribution.

“SPAC Capital Stock” means, collectively, the SPAC Common Stock and the SPAC Preferred Stock.

“SPAC Class A Shares” means Class A ordinary shares of SPAC, par value $0.0001 per share.

“SPAC Class B Shares” means Class B ordinary shares of SPAC, par value $0.0001 per share.

“SPAC Common Stock” means, collectively, the SPAC Class A Shares and the SPAC Class B Shares.

“SPAC Cure Period” has the meaning set forth in Section 10.1.

“SPAC Deal Communications” has the meaning set forth in Section 11.18.

“SPAC Disclosure Letter” means the disclosure letter delivered by SPAC to the Company concurrently with the execution and delivery of this Agreement.

“SPAC Financial Statements” has the meaning set forth in Section 4.4.

“SPAC Excess Transaction Expenses” means the amount by which SPAC Transaction Expenses (excluding any taxes payable by SPAC in connection with the SPAC Share Redemption and other Transfer Taxes, and excluding Outside Date SPAC Transaction Expenses) exceed (i) the Extended SPAC Expense Cap, or (ii) to the extent the conditions set forth in Section 6.2(b) have not been satisfied, the SPAC Expense Cap.

“SPAC Expense Cap” means $5,000,000.

“SPAC Financing Certificate” has the meaning set forth in Section 2.1(c).

“SPAC Governing Documents” has the meaning set forth in Section 4.1.

“SPAC Material Adverse Effect” means any event, change, effect, development, state of facts, condition, circumstance or occurrence that, individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect on (a) the business, financial condition, assets, liabilities or results of operations of SPAC, or (b) the ability of SPAC to consummate the Transactions; provided, however, that none of the following

(either alone or in combination) shall be deemed to constitute, or be taken into account in determining whether there has been or would reasonably be expected to be, a SPAC Material Adverse Effect: (i) changes in general economic, business or political conditions; (ii) changes in financial, banking or securities markets; (iii) changes in applicable Law or in GAAP or IFRS (as applicable); (iv) any natural disaster, act of God, epidemic, pandemic or disease outbreak; (v) any act of terrorism, sabotage, military action or war; (vi) the announcement, pendency or consummation of the Transactions; (vii) any change in the market price or trading volume of SPAC Common Stock (provided that the underlying causes thereof may be considered); or (viii) any redemption of SPAC Common Stock by holders thereof.

“SPAC Merger” has the meaning set forth in the Recitals to this Agreement.

“SPAC Merger Effective Time” means the time at which the SPAC Merger becomes effective in accordance with the Cayman Companies Act.

“SPAC Merger Filing Documents” has the meaning set out in Section 2.2.

“SPAC Merger Sub” has the meaning set forth in the Preamble.

“SPAC Minimum Contribution” means an amount equal to (a) the SPAC Transaction Expenses (subject to the SPAC Expense Cap or Extended SPAC Expense Cap, as applicable), plus (b) one-half (1/2) of the Base Contribution Amount.

“SPAC Modification in Recommendation” has the meaning set forth in Section 8.2.

“SPAC Preferred Stock” means the preference shares of SPAC, par value $0.0001 per share.

“SPAC Public Rights” means the rights included in the SPAC Units, each of which entitles the holder thereof to receive one-fifth (1/5th) of one PubCo Ordinary Share upon consummation of the Transactions, in accordance with the terms thereof.

“SPAC Public Rights Agreement” means that certain rights agreement, dated as of October 3, 2025, between SPAC and Continental Stock Transfer & Trust Company, as rights agent, governing the SPAC Public Rights.

“SPAC SEC Filings” means all reports, schedules, forms, statements, prospectuses, registration statements and other documents filed or furnished by SPAC with the SEC since SPAC’s initial public offering.

“SPAC Shareholder” means any holder of any shares of SPAC Capital Stock.

“SPAC Shareholders’ Approval” means the approval of the Transactions and related matters by the holders of at least a majority of the SPAC Common Stock present and voting at a special meeting of SPAC’s shareholders duly called and held for such purpose, or any adjournment or postponement thereof, in accordance with the SPAC Governing Documents and the Cayman Companies Act.

“SPAC Shareholders’ Meeting” has the meaning set forth in Section 8.2.

“SPAC Share Redemption” means the redemption of shares of SPAC Common Stock by holders thereof in connection with the SPAC Shareholders’ Approval, as provided in SPAC’s organizational documents.

“SPAC Surviving Corporation” means the SPAC, as the surviving entity of the SPAC Merger.

“SPAC Surviving Corporation Governing Documents” means the memorandum and articles of association (or equivalent organizational documents) of the Surviving Corporation resulting from the SPAC Merger, to be adopted at or prior to the SPAC Merger Effective Time, substantially in the form attached hereto as Exhibits G and H.

“SPAC Transaction Expenses” means all fees, costs and expenses incurred by, paid or payable by or on behalf of SPAC or Sponsor (whether or not billed or accrued for) prior to and through the Closing as a result of or in connection with the negotiation, documentation and consummation of the Transactions, including (a) all fees, costs, expenses, brokerage fees, commissions, finders’ fees and disbursements of financial advisors, investment banks, legal counsel, accountants, consultants and other advisors, (b) taxes payable by SPAC in connection with the SPAC Share Redemption and other Transfer Taxes, and (c) any outstanding Working Capital Loan.

“SPAC Units” means the units of SPAC issued in its initial public offering, each consisting of one share of SPAC Class A Share and one SPAC Public Right.

“Specified Courts” has the meaning set forth in Section 11.7(b).

“Sponsor” has the meaning set forth in the Preamble.

“Sponsor Support Agreement” has the meaning set forth in the Recitals to this Agreement.

“Subsidiary” means with respect to any Person, any corporation, general or limited partnership, limited liability company, joint venture or other entity in which such Person, directly or indirectly, (a) owns or controls fifty percent (50%) or more of the outstanding voting securities, profit interests or capital interests, (b) is entitled to elect at least a majority of the board of directors or similar governing body or (c) in the case of a limited partnership, limited liability company or similar entity, is a general partner or managing member and has the power to direct the policies, management and affairs of such entity. For purposes of Article III (other than Section 3.2(g)), the Operating Subsidiaries shall be treated as Subsidiaries of the Company.

“Surviving Corporation” has the meaning set forth in the Recitals to this Agreement.

“Surviving Corporation Governing Documents” means the certificate of incorporation and bylaws (or equivalent organizational documents) of the Surviving Corporation resulting from the Company Merger, to be adopted at or prior to the Company Merger Effective Time, substantially in the forms attached hereto as Exhibit K and Exhibit L, respectively.

“Target Merger Sub” has the meaning set forth in the Preamble.

“Tax” means or “Taxes” means any and all federal, state, provincial, local, foreign or other taxes of any kind (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any Governmental Authority, including taxes on or with respect to income, franchises, windfall or other profits, gross receipts, property, sales, use, capital stock, payroll, employment, unemployment, social security, workers’ compensation or net worth, and taxes in the nature of excise, withholding, ad valorem, stamp, transfer, value-added or gains taxes, license, registration, and documentation fees, customs duties, tariffs, and similar charges and assessments.

“Tax Return” means any return, declaration, report, claim for refund, information return or other document (including any related or supporting schedules, statements or information) filed or required to be filed in connection with the determination, assessment, collection or payment of any Tax or the administration of any Laws relating to any Tax.

“Terminating Company Breach” has the meaning set forth in Section 10.1.

“Terminating SPAC Breach” has the meaning set forth in Section 10.1.

“Trade Laws” means any applicable laws and regulations relating to and governing economic sanctions, or the import, export, reexport, release, brokering, or transfer of goods, software, technology, technical data, and services, including, without limitation, (i) the Tariff Act of 1930 and other Laws and programs administered or enforced by the U.S. Department of Commerce, U.S. International Trade Commission, U.S. Customs and Border Protection, U.S. Immigration and Customs Enforcement, and their predecessor agencies; (ii) the Export Control Reform Act of 2018; (iii) the Export Administration Regulations (15 C.F.R. Parts 730-774), including related restrictions with regard to transactions involving persons and entities on the U.S. Department of Commerce’s Denied Persons List or Entity List; (iv) the Arms Export Control Act; (v) the International Traffic in Arms Regulations (22 C.F.R. Parts 120-130), including related restrictions with regard to transactions involving persons and entities on the U.S. Department of State’s Debarred List; (vi) the International Emergency Economic Powers Act; (vii) the Trading With the Enemy Act; (viii) the embargoes and restrictions administered by the Office of Foreign Assets Control (“OFAC”); (ix) orders of the President of the United States of America regarding embargoes and restrictions on transactions with designated countries and entities, including persons and entities designated on OFAC’s List of Specially Designated Nationals and Blocked Persons; (x) the antiboycott regulations administered by the U.S. Department of Commerce; and (xi) the antiboycott regulations administered by the U.S. Department of the Treasury, (xii) any similar laws or regulations of the United Kingdom, European Union, or the United Nations Security Council.

“Trademarks” means all trademarks, service marks, trade names, business names, corporate names, trade dress, look and feel, product and service names, logos, brand names, slogans, 800 numbers, Internet domain names, URLs, social media usernames, handles, hashtags and account names, symbols, emblems, insignia and other distinctive identification and indicia of source of origin, whether or not registered, including all common law rights thereto, and all applications and registrations therefor, and all goodwill associated with any of the foregoing or the business connected with the use of and symbolized by the foregoing.

“Training Data” means training data, validation data, test data, or scraped or harvested datasets or databases, in each case, used to train, finetune, enhance or improve AI Technology.

“Transactions” means the Company Merger, the SPAC Merger and the other transactions contemplated by this Agreement and the Ancillary Agreements.

“Transaction Proposals” has the meaning set forth in Section 8.2.

“Transfer Taxes” means all transfer, documentary, sales, use, stamp, registration, value added, recording, filing and similar Taxes and fees (including any penalties and interest) incurred in connection with the Transactions.

“Treasury Regulations” means the regulations promulgated under the Code, as such regulations may be amended from time to time (including corresponding provisions of succeeding regulations).

“Trust Account” means the trust account established by SPAC pursuant to the Trust Agreement for the benefit of the holders of SPAC Common Stock sold in SPAC’s initial public offering.

“Trust Agreement” means that certain Investment Management Trust Agreement, dated as of October 3, 2025, by and between SPAC and the Trustee, as the same may be amended from time to time.

“Trust Cash” has the meaning set forth in Section 7.1.

“Trustee” means the trustee under the Trust Agreement.

“WISeQey” has the meaning set forth in the Preamble.

“Working Capital Loan” means any loan made to SPAC by the Sponsor or any of its Affiliates or any of SPAC’s officers or directors for working capital purposes, of which up to $1,500,000 of such loan may, at the lender’s election, be convertible into private placement units that are identical to the SPAC Units at $10.00 per unit at the option of the lender.

Section 1.2 Construction.

(a) Unless the context of this Agreement otherwise requires or unless otherwise specified, (i) words of any gender shall be construed as masculine, feminine, neuter or any other gender, as applicable; (ii) words using the singular or plural number also include the plural or singular number, respectively; (iii) the terms “hereof,” “herein,” “hereby,” “herewith,” “hereto” and derivative or similar words refer to this entire Agreement; (iv) the terms “Article” or “Section” refer to the specified Article or Section of this Agreement; (v) the terms “Schedule” or “Exhibit” refer to the specified Schedule or Exhibit of this Agreement; (vi) the words “including,” “included,” or “includes” shall mean “including, without limitation;” (vii) the word “extent” in the phrase “to the extent” means the degree to which a subject or thing extends and such phrase shall not simply mean “if;” and (viii) the word “or” shall be disjunctive but not exclusive.

(b) Unless the context of this Agreement otherwise requires, references to statutes shall include all regulations promulgated thereunder and references to statutes or regulations shall be construed as including all statutory and regulatory provisions consolidating, amending or replacing the statute or regulation.

(c) References to “$,” “US$,” “USD” or “dollars” are to the lawful currency of the United States of America.

(d) Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified. Time periods within or following which any payment is to be made or act is to be done under this Agreement shall be calculated by excluding the calendar day on which the period commences and including the calendar day on which the period ends, and by extending the period to the next following Business Day if the last calendar day of the period is not a Business Day.

(e) All accounting terms used herein and not expressly defined herein shall have the meanings given to them under GAAP with respect to SPAC and the Acquisition Entities and IFRS with respect to the Quantisimo Companies and their respective Subsidiaries, in each case as in effect from time to time.

(f) references to the Company with respect to periods following the Company Merger Effective Time shall be construed to mean the Surviving Corporation, and vice versa; references to SPAC with respect to periods following the SPAC Merger Effective Time shall be construed to mean the SPAC Surviving Corporation, and vice versa.

ARTICLE II

TRANSACTIONS; CLOSING

Section 2.1 Pre-Closing Actions.

(a) Prior to the Company Merger Effective Time, the Company shall (i) obtain any necessary consents, waivers or releases from third parties; (ii) adopt applicable resolutions of the Company Board; and (iii) take all other appropriate actions necessary or desirable to effectuate the provisions of this Agreement and the transactions contemplated hereby.

(b) No later than three (3) Business Days prior to the Closing Date, the Company shall deliver to SPAC a written report setting forth in reasonable detail an estimate of all Company Transaction Expenses (together with written invoices and wire transfer instructions for the payment thereof), solely to the extent such fees and expenses are incurred and expected to remain unpaid as of the close of business on the Business Day immediately preceding the Closing Date (the “Company Transaction Expenses Certificate”). From the date of this Agreement until the delivery of the Company Transaction Expenses Certificate, the Company shall inform SPAC regularly of the anticipated amount of the Company Transaction Expenses.

(c) As soon as reasonably practicable, but in any event no later than three (3) Business Days prior to the Closing Date, SPAC shall deliver to the Company a written notice setting forth (i) the aggregate amount of cash proceeds required to satisfy the exercise of the SPAC Share Redemption; (ii) a written report setting forth a good faith estimate of all SPAC Transaction Expenses (together with written invoices (actual or pro forma) and wire transfer instructions for the payment thereof), which amounts (excluding any taxes payable by SPAC in connection with the SPAC Share Redemption and other Transfer Taxes) shall not exceed the SPAC Expense Cap or Extended SPAC Expense Cap, as applicable; (iii) the estimated amount of Trust Cash available after giving effect to the SPAC Share Redemptions and payment of SPAC Transaction Expenses; (iv) the aggregate amount of PIPE Investment proceeds committed pursuant to executed PIPE Subscription Agreements and expected to be funded to PubCo; (v) the aggregate amount of all Working Capital Loans to be repaid on the Closing Date; and (vi) the resulting estimated SPAC Contribution Amount to PubCo (the “SPAC Financing Certificate”). For the avoidance of doubt, nothing contained herein shall affect SPAC’s ability to be reimbursed (and any invoices to the SPAC to be paid) for any SPAC Transaction Expenses incurred after the delivery of the SPAC Financing Certificate, subject to the SPAC Expense Cap or Extended SPAC Expense Cap, as applicable, and the provisions set forth in Section 6.2. The Company shall have one (1) Business Day to review and raise any objections to the SPAC Financing Certificate, and the Company and SPAC shall cooperate in good faith to resolve any objection. SPAC may adjust the SPAC Financing Certificate accordingly, which shall thereafter become the SPAC Financing Certificate for all purposes of this Agreement. From the date of this Agreement until the delivery of the SPAC Financing Certificate, the SPAC shall inform the Company regularly of the anticipated amount of the SPAC Transaction Expenses.

(d) Promptly following delivery by (i) the Company of the Company Transaction Expenses Certificate pursuant to Section 2.1(b) and (ii) SPAC of the SPAC Financing Certificate pursuant to Section 2.1(c), and in any event not less than two (2) Business Days prior to the Closing Date, the Company shall deliver to SPAC and the Exchange Agent an Excel spreadsheet with underlying calculations (the “Payment Spreadsheet”) setting forth (x) the portion of the Merger Consideration payable to each Company Shareholder, including the number of PubCo Ordinary Shares and PubCo Class F Shares payable to each such Company Shareholder, (y) the number of Company Cash Contribution Credit Shares payable to each Company Shareholder and (z) any other information reasonably necessary to give effect to the Company Merger, in each case in accordance with this Agreement and the Company Governing Documents. The aggregate number of PubCo Shares to be issued to both of the Company Shareholders collectively as the Merger Consideration shall be 66,610,000 PubCo Shares, allocated between PubCo Ordinary Shares and PubCo Class F Shares in proportion to the number of Company Ordinary Shares and Company Class F Shares owned by each Company Shareholder at the time of the exchange. SPAC shall have two (2) Business Days following receipt of the Payment Spreadsheet to review and raise any objections thereto, and the Company and SPAC shall cooperate in good faith to resolve any objection prior to the Closing. The parties shall otherwise work together in good faith to finalize the Payment Spreadsheet; provided that the Company shall be solely responsible for its preparation and SPAC, PubCo and their Affiliates shall not be responsible for, or have any liability with respect to, the Payment Spreadsheet or any allocation, error or omission therein. The allocation of the Merger Consideration and the Company Cash Contribution Credit Shares in the Payment Spreadsheet shall, to the fullest extent permitted by Law, be final and binding on all parties absent manifest error and may be relied upon for purposes of issuing the Merger Consideration.

(e) Immediately prior to the SPAC Merger Effective Time, and conditioned upon the substantially contemporaneous consummation of the Mergers, PubCo shall consummate the PIPE Investment (if any), and the PIPE Investors shall fund the aggregate PIPE Investment proceeds to PubCo in accordance with the applicable PIPE Subscription Agreements (substantially in the form attached hereto as Exhibit A) or similar agreements. The funding of the PIPE Investment shall occur prior to the disbursement of the Trust Account and prior to the effectiveness of either Merger.

Section 2.2 The SPAC Merger.

(a) At the SPAC Merger Effective Time, upon the terms and subject to the conditions of this Agreement and in accordance with the applicable provisions of the Cayman Companies Act, SPAC Merger Sub shall be merged with and into SPAC. As a result of the SPAC Merger, the separate corporate existence of SPAC Merger Sub shall cease and SPAC shall continue as the SPAC Surviving Corporation in the SPAC Merger and shall become a wholly owned subsidiary of PubCo.

(b) At and after the SPAC Merger Effective Time, the SPAC Merger shall have the effects set forth in this Agreement and the applicable provisions of the Cayman Companies Act. Without limiting the generality of the foregoing, and subject thereto, at the SPAC Merger Effective Time, all of the rights, privileges, immunities, powers, property, debts, liabilities and obligations of SPAC Merger Sub and SPAC shall vest in the SPAC Surviving Corporation in accordance with the Cayman Companies Act.

(c) At the Closing, SPAC Merger Sub and SPAC shall cause the Plan of SPAC Merger, substantially in the form attached hereto as Exhibit F, together with such other documents as may be required under the Cayman Companies Act to effectuate the SPAC Merger (the “SPAC Merger Filing Documents”) to be duly executed by the parties thereto and filed with the Registrar of Companies of the Cayman Islands (the “Cayman Registrar”) . The SPAC Merger shall become effective at the SPAC Merger Effective Time specified in the SPAC Merger Filing Documents in accordance with the Cayman Companies Act.

(d) At the SPAC Merger Effective Time, the memorandum and articles of association of SPAC shall be amended and restated in their entirety in the form of the SPAC Surviving Corporation Governing Documents, and as so amended and restated shall be the memorandum and articles of association of the SPAC Surviving Corporation until thereafter amended in accordance with the Cayman Companies Act and such SPAC Surviving Corporation Governing Documents.

(e) The directors and officers of the SPAC Surviving Corporation as of immediately following the SPAC Merger Effective Time shall be as set forth in Section 6.5(b) of the Company Disclosure Letter.

(f) At the SPAC Merger Effective Time, by virtue of the SPAC Merger and without any action on the part of any party hereto or any holder of any securities of SPAC Merger Sub, each share of SPAC Merger Sub issued and outstanding immediately prior to the SPAC Merger Effective Time shall be converted into and become one (1) validly issued, fully paid and non-assessable share of the SPAC Surviving Corporation.

(g) At the SPAC Merger Effective Time, by virtue of the SPAC Merger and without any action on the part of any party hereto or any holder of SPAC Common Stock, each share of SPAC Common Stock issued and outstanding immediately prior to the SPAC Merger Effective Time (other than (i) any shares of SPAC Common Stock held by SPAC as treasury shares and (ii) Dissenting SPAC Shares) shall automatically be cancelled and shall cease to exist, and in exchange therefor, each former holder of SPAC Common Stock other than Sponsor shall be entitled to receive one (1) PubCo Ordinary Share, and Sponsor (inclusive of PubCo Ordinary Shares to be provided pursuant to Section 2.2(h) for the SPAC Public Rights currently held by Sponsor) shall be entitled to receive 3,035,083 PubCo Ordinary Shares and 3,035,084 PubCo Class F Shares.

(h) At the SPAC Merger Effective Time, by virtue of the SPAC Merger and without any action on the part of any party hereto or any holder thereof, each SPAC Public Right issued and outstanding immediately prior to the SPAC Merger Effective Time shall be converted into such number of PubCo Ordinary Shares as provided in and in accordance with the terms of that certain Rights Agreement governing the SPAC Public

Rights (being every five (5) SPAC Public Rights converting into one (1) PubCo Ordinary Share, or such other ratio as set forth therein). No fractional PubCo Ordinary Shares shall be issued upon conversion of the SPAC Public Rights.

(i) At the SPAC Merger Effective Time, by virtue of the SPAC Merger and without any action on the part of any party hereto or any holder thereof, each outstanding SPAC Unit shall be automatically separated into its component parts consisting of one (1) share of SPAC Common Stock and one (1) SPAC Public Right, and the holder thereof shall be deemed to hold such component securities for all purposes, with each such component security being treated in accordance with Section 2.2(g) and Section 2.2(h), respectively.

Section 2.3 The Company Merger.

(a) Immediately following confirmation of the effective filing of the SPAC Merger, upon the terms and subject to the conditions of this Agreement and in accordance with the applicable provisions of the BVI Act, Target Merger Sub shall be merged with and into the Company. The completion of the SPAC Merger shall be a condition precedent for the completion of the Company Merger. As a result of the Company Merger, the separate corporate existence of Target Merger Sub shall cease and the Company shall continue as the surviving corporation in the Company Merger and shall become a wholly owned subsidiary of PubCo.

(b) At and after the Company Merger Effective Time, the Company Merger shall have the effects set forth in this Agreement and the applicable provisions of the BVI Act. Without limiting the generality of the foregoing, and subject thereto, at the Company Merger Effective Time, all of the rights, privileges, immunities, powers, property, debts, liabilities and obligations of Target Merger Sub and the Company shall vest in the Surviving Corporation in accordance with the BVI Act.

(c) At the Closing, Target Merger Sub and the Company shall cause the Company Merger Filing Documents (including the articles of merger substantially in the form attached hereto as Exhibit I and the plan of merger substantially in the form attached hereto as Exhibit J) and such other documents as may be required under the BVI Act to effectuate the Company Merger to be duly executed by the parties thereto and filed with the Registrar of Corporate Affairs of the British Virgin Islands. The Company Merger shall become effective at the Company Merger Effective Time specified in the Company Merger Filing Documents in accordance with the BVI Act.

(d) At the Company Merger Effective Time, the memorandum and articles of association of the Company shall be amended and restated in their entirety in the forms attached hereto as Exhibit K and Exhibit L, respectively, and as so amended and restated shall be the memorandum and articles of association of the Surviving Corporation until thereafter amended in accordance with the BVI Act and such Surviving Corporation Governing Documents.

(e) The directors and officers of the Surviving Corporation and PubCo as of immediately following the Company Merger Effective Time shall be as set forth in Section 6.5(b) of the Company Disclosure Letter.

(f) At the Company Merger Effective Time, by virtue of the Company Merger and without any action on the part of any party hereto or any holder of any securities of Target Merger Sub, each share of Target Merger Sub issued and outstanding immediately prior to the Company Merger Effective Time shall be converted into and become one (1) validly issued, fully paid and non-assessable share of common stock of the Surviving Corporation.

(g) At the Company Merger Effective Time, by virtue of the Company Merger and without any action on the part of any party hereto or any holder of Company Shares, each Company Share issued and outstanding immediately prior to the Company Merger Effective Time shall automatically be cancelled and shall cease to exist, and in exchange therefor, each former holder of Company Shares shall be entitled to receive such number of newly issued PubCo Shares as is set forth opposite such holder’s name on the Payment Spreadsheet. The aggregate Merger Consideration payable to both of the Company Shareholders collectively shall be 66,610,000 PubCo Shares. No fractional PubCo Shares shall be issued in connection with the Company Merger; in lieu thereof, any Company Shareholder who would otherwise be entitled to receive a fraction of a PubCo Share shall receive cash (without interest) in an amount determined by multiplying such fraction by the volume-weighted average price of a PubCo Ordinary Share for the five (5) trading days immediately following the Closing Date.

Section 2.4 Closing.

The Closing shall take place on the third (3rd) Business Day after the satisfaction or waiver (to the extent permitted by applicable Law) of all conditions to the obligations of the parties set forth in Article IX (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions), or at such other date and time as SPAC and the Company may mutually agree in writing. The date on which the Closing actually occurs is referred to herein as the “Closing Date.” The Closing shall take place remotely by electronic exchange of documents, unless otherwise agreed by the parties.

Section 2.5 Deliveries at Closing.

(a) Company Deliveries. At or prior to the Closing, the Company shall deliver or cause to be delivered to SPAC and PubCo, as applicable, the following: (i) a certificate signed by an authorized officer of the Company, dated as of the Closing Date, certifying that the conditions set forth in Section 9.2(a) and Section 9.2(b) have been satisfied; (ii) the Surviving Corporation Governing Documents, duly executed by the Company; (iii) the Payment Spreadsheet; (iv) written resignations, effective as of the Closing, of each director and officer of the Company, other than those Persons designated in accordance with Section 6.5; (v) a certificate of good standing (or equivalent) of the Company issued by the BVI Registrar, dated within five (5) Business Days of the Closing Date; and (vi) such other documents and instruments as may be reasonably requested by SPAC.

(b) SPAC Deliveries. At or prior to the Closing, SPAC shall deliver or cause to be delivered to the Company and PubCo, as applicable, the following: (i) a certificate signed by an authorized officer of SPAC, dated as of the Closing Date, certifying that the conditions set forth in Section 9.3(a) and Section 9.3(b) have been satisfied; (ii) the SPAC Surviving Corporation Governing Documents, duly executed by SPAC; (iii) written resignations, effective as of the Closing, of each director and officer of SPAC, other than those Persons designated in accordance with Section 6.5; (iv) a certificate of good standing (or equivalent) of SPAC issued by the Cayman Registrar, dated within five (5) Business Days of the Closing Date; and (v) such other documents and instruments as may be reasonably requested by the Company.

(c) PubCo Deliveries. At or prior to the Closing, PubCo shall deliver or cause to be delivered to SPAC and the Company, as applicable, the following: (i) a certificate signed by an authorized officer of PubCo, dated as of the Closing Date, certifying that the conditions set forth in Section 9.1 have been satisfied; (ii) the PubCo Governing Documents, substantially in the form attached hereto as Exhibit M, duly adopted and in full force and effect; (iii) evidence of the issuance of PubCo Shares constituting the Merger Consideration and the Company Cash Contribution Credit Shares; (iv) the Registration Rights Agreement, duly executed by PubCo; (v) evidence of adoption of the PubCo Incentive Equity Plan; and (vi) such other documents and instruments as may be reasonably requested by SPAC or the Company.

Section 2.6 Exchange Procedures.

(a) Appointment of Exchange Agent. Prior to the SPAC Merger Effective Time, PubCo shall appoint a bank or trust company reasonably acceptable to SPAC and the Company to act as Exchange Agent for purposes of effecting the exchange of Company Shares and SPAC Common Stock for PubCo Shares. At or prior to the SPAC Merger Effective Time, PubCo shall deposit, or cause to be deposited, with the Exchange Agent book-entry shares representing the aggregate number of PubCo Shares issuable as Merger Consideration and as consideration payable to former holders of SPAC Common Stock pursuant to Section 2.2(g).

(b) Letter of Transmittal. Substantially concurrently with the mailing of the Consent Solicitation Statement and the Proxy/Registration Statement to the Company Shareholders and SPAC Shareholders, respectively, PubCo shall cause the Exchange Agent to send to each holder of record of Company Shares and each holder of record of SPAC Common Stock (i) a letter of transmittal in customary form (the “Letter of Transmittal”), specifying that delivery shall be effected, and risk of loss and title to such certificates or book-entry shares shall pass, only upon proper delivery of the certificates (or affidavits of loss in lieu thereof) or transfer of book-entry shares to the Exchange Agent, and (ii) instructions for use in effecting the surrender of certificates (or book-entry shares) in exchange for PubCo Shares.

(c) Exchange of Shares. Upon surrender of certificates (or book-entry shares) for cancellation to the Exchange Agent, together with a duly executed Letter of Transmittal and such other documents as may be reasonably required by the Exchange Agent, the holder of such certificates (or book-entry shares) shall be entitled to receive in exchange therefor the applicable number of PubCo Shares, and the certificates (or book-entry shares) so surrendered shall forthwith be cancelled. No interest shall be paid or accrued on any consideration payable upon surrender of certificates (or book-entry shares).

Section 2.7 Withholding.

Notwithstanding anything to the contrary in this Agreement, PubCo, the Surviving Corporation, the SPAC Surviving Corporation, Target Merger Sub, SPAC Merger Sub and their respective agents shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement such amounts as any such Person is required to deduct and withhold with respect to the making of such payment under the Code or any provision of state, local or non-U.S. Tax Law; provided that PubCo, the Surviving Corporation, the SPAC Surviving Corporation, Target Merger Sub, SPAC Merger Sub and their respective agents, as applicable, shall cooperate to reduce or eliminate any such requirement to deduct or withhold to the extent permitted by Law. Without limiting the foregoing, PubCo may give effect to withholding by withholding any consideration issued in the form of PubCo Ordinary Shares or other consideration issued in kind, selling such portion of such PubCo Ordinary Shares or other consideration as it may determine, using the proceeds thereof to satisfy applicable withholding obligations and remitting such proceeds to the applicable taxing authorities. To the extent that amounts are so withheld and paid over to the appropriate taxing authority, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

Section 2.8 Dissenting SPAC Shares.

Notwithstanding anything in this Agreement to the contrary, shares of SPAC Common Stock that are issued and outstanding immediately prior to the SPAC Merger Effective Time and that are held by a holder who has validly exercised such holder’s rights of dissent under Part XVI of the Cayman Companies Act (to the extent such rights have not been excluded or modified by the SPAC Governing Documents) with respect to such shares (the “Dissenting SPAC Shares”) shall not be converted into the right to receive PubCo Ordinary Shares pursuant to Section 2.2(g), but rather shall be entitled to such rights as are granted by the Cayman Companies Act. If any such holder shall have effectively withdrawn or lost (through failure to perfect or otherwise) the right to dissent under the Cayman Companies Act, then as of the later of the SPAC Merger Effective Time and the occurrence of such event, such holder’s shares of SPAC Common Stock shall automatically be converted into and represent only the right to receive PubCo Ordinary Shares as provided in Section 2.2(g), without interest thereon.

Section 2.9 Lost Certificates.

In the event that any certificate representing Company Shares or SPAC Common Stock shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such certificate to be lost, stolen or destroyed and, if required by PubCo or the Exchange Agent, the posting by such Person of a bond in such reasonable amount as PubCo or the Exchange Agent may direct as indemnity against any claim that may be made against it with respect to such certificate, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed certificate the applicable PubCo Ordinary Shares deliverable in respect thereof pursuant to this Agreement.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND COMPANY SHAREHOLDERS

The Company and the Company Shareholders hereby represent and warrant to SPAC the following, except as set forth in the Company Disclosure Letter delivered to SPAC by the Company and the Company Shareholders on the date of this Agreement, which exceptions shall be deemed to be part of the representations and warranties made hereunder subject to, and in accordance with Section 11.9 (and any reference in this Agreement or any Ancillary Agreement to this Article III or any provision thereof shall be deemed to refer to such Article or provision as modified by the Company Disclosure Letter in accordance with Section 11.9).

Section 3.1 Organization, Good Standing, Corporate Power and Qualification.

(a) The Company is duly incorporated, validly existing and in good standing under the Laws of the jurisdiction of incorporation. The Company has the requisite corporate power and authority to own and operate its properties and assets, to carry on its business as presently conducted and contemplated to be conducted, to execute and deliver this Agreement and the Ancillary Agreements to which it is or will be a party, and to perform its obligations pursuant hereto, thereto and to the Company Governing Documents. The Company is presently qualified to do business as a foreign corporation in each jurisdiction in which it is required to be so qualified and in good standing in each such jurisdiction (except where the failure to be so qualified or in good standing has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect). Prior to the date of this Agreement, the Company has made available to SPAC accurate and complete copies of the Company Governing Documents and the governing documents of each of the Subsidiaries, including all amendments thereto as in effect as of the date of this Agreement.

(b) WISeQey is duly incorporated, validly existing and in good standing under the Laws of the jurisdiction of incorporation. WISeQey has the requisite corporate power and authority to own and operate its properties and assets, to carry on its business as presently conducted and contemplated to be conducted, to execute and deliver this Agreement and the Ancillary Agreements to which it is or will be a party, and to perform its obligations pursuant hereto and thereto.

(c) SealSQ is duly incorporated, validly existing and in good standing under the Laws of the jurisdiction of incorporation. SealSQ has the requisite corporate power and authority to own and operate its properties and assets, to carry on its business as presently conducted and contemplated to be conducted, to execute and deliver this Agreement and the Ancillary Agreements to which it is or will be a party, and to perform its obligations pursuant hereto and thereto.

Section 3.2 Subsidiaries; Capitalization.

(a) Section 3.2(a) of the Company Disclosure Letter sets forth a true and complete list of each Subsidiary of the Company, including its jurisdiction of organization and the Company’s direct or indirect equity interest therein. The Company does not (and as of the Closing, other than the Contributed Interests, will not) own or control, directly or indirectly, any interest in any corporation, partnership, limited liability company, association or other business entity, other than the Subsidiaries of the Company set forth on Section 3.2(a) of the Company Disclosure Letter. Each of the Company’s Subsidiaries has been duly organized and is validly existing and in good standing under the Laws of its jurisdiction of incorporation and has requisite corporate or other entity power and authority to own and operate its properties and assets, to carry on its business as presently conducted and contemplated to be conducted. Each of the Company’s Subsidiaries is presently qualified to do business as a foreign corporation or other entity in each jurisdiction in which it is required to be so qualified and is in good standing in each such jurisdiction (except where the failure to be so qualified or in good standing has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect). All shares or other equity securities of the Company’s Subsidiaries that are issued and outstanding have been duly authorized and validly issued in compliance with applicable Laws, are fully paid and nonassessable, and have not been issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or other similar right.

(b) As of the date of this Agreement, the maximum number and the classes of shares the Company is authorized to issue and has issued is 100 Company Ordinary Shares, 99 of which are issued and held by WISeQey and 1 of which are issued and held by SealSQ.

(c) All Company Shares that are issued and outstanding have been duly authorized and validly issued in compliance with applicable Laws, are fully paid and nonassessable, and have not been issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or other similar right. The Company Shares have the rights, preferences, privileges and restrictions set forth in the Company Governing Documents.

(d) Except as set forth in Section 3.2(d) of the Company Disclosure Letter, none of the Quantisimo Companies or any of their respective Subsidiaries has adopted, maintains or has any obligation under any equity incentive plan, stock option plan, employee share ownership plan, phantom equity or other equity-based compensation plan or arrangement.

(e) Except as set forth in Section 3.2(e) of the Company Disclosure Letter, none of the Company’s stock purchase agreements or stock option documents contains a provision for acceleration of vesting (or lapse of a repurchase right) or other changes in the vesting provisions or terms of such agreement upon the occurrence of any event or combination of events. The Company has never adjusted or amended the exercise price of any stock options previously awarded, whether through amendment, cancellation, replacement grant, repricing, or any other means. The Company has no obligation (contingent or otherwise) to purchase or redeem any of the Company Shares.

(f) As of the date of this Agreement, WISeQey and SealSQ individually or collectively hold good and valid title to the Contributed Interests, free and clear of any and all Liens other than Liens under applicable securities laws. The Contributed Interests are set forth on Section 3.2(f) of the Company Disclosure Letter.

(g) All outstanding equity interests in each Subsidiary have been duly authorized and validly issued and are fully paid and non-assessable (to the extent such concepts are applicable in the relevant jurisdiction). Except as set forth in Section 3.2(g) of the Company Disclosure Letter, there are no outstanding options, warrants, convertible securities or other rights to acquire equity interests in any Subsidiary.

Section 3.3 Due Authorization.

(a) All corporate action on the part of each of the Quantisimo Companies and their respective directors, officers and shareholders necessary for the (a) authorization, execution and delivery by the Company of this Agreement and the Ancillary Agreements to which it is or will be a party, (b) consummation of the Transactions and (c) performance of all of each of the Company’s obligations hereunder or thereunder has been taken or will be taken prior to the Closing. This Agreement and the Ancillary Agreements to which the Company is or will be a party assuming due authorization, execution and delivery by each other party constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their respective terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other Laws of general application affecting enforcement of creditors’ rights generally and (ii) as limited by Laws relating to the availability of specific performance, injunctive relief or other equitable remedies or by general principles of equity.

(b) All corporate action on the part of WISeQey and its directors, officers and shareholders necessary for the (a) authorization, execution and delivery by WISeQey of this Agreement and the Ancillary Agreements to which it is or will be a party, (b) consummation of the Transactions and (c) performance of all of each of WISeQey’s obligations hereunder or thereunder has been taken or will be taken prior to the Closing, subject to (i) obtaining the Company Written Consent, (ii) the filing of the Company Merger Filing Documents and (iii) the receipt of the Regulatory Approvals. This Agreement and the Ancillary Agreements to which WISeQey is or will be a party assuming due authorization, execution and delivery by each other party constitute valid and binding obligations of WISeQey, enforceable against WISeQey in accordance with their respective terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other Laws of general application affecting enforcement of creditors’ rights generally and (ii) as limited by Laws relating to the availability of specific performance, injunctive relief or other equitable remedies or by general principles of equity.

(c) All corporate action on the part of SealSQ and its directors, officers and shareholders necessary for the (a) authorization, execution and delivery by SealSQ of this Agreement and the Ancillary Agreements to which it is or will be a party, (b) consummation of the Transactions and (c) performance of all of each of SealSQ’s obligations hereunder or thereunder has been taken or will be taken prior to the Closing, subject to (i) obtaining the Company Written Consent, (ii) the filing of the Company Merger Filing Documents and (iii) the receipt of the Regulatory Approvals. This Agreement and the Ancillary Agreements to which SealSQ is or will be a party assuming due authorization, execution and delivery by each other party constitute valid and binding obligations of SealSQ, enforceable against SealSQ in accordance with their respective terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other Laws of general application affecting enforcement of creditors’ rights generally and (ii) as limited by Laws relating to the availability of specific performance, injunctive relief or other equitable remedies or by general principles of equity.

Section 3.4 Financial Statements.

(a) Except as set forth in Section 3.4 of the Company Disclosure Letter, the Company has made available to SPAC true, correct and complete copies of (i) the audited consolidated balance sheet of the Quantisimo Companies as of December 31, 2024 and December 31, 2023, and the related audited consolidated statements of operations, comprehensive income (loss), changes in shareholders’ equity and cash flows for the fiscal years then ended (collectively, the “Audited Financial Statements”), and (ii) the unaudited consolidated balance sheet of Quantisimo Companies as of the most recent quarter-end prior to the date hereof (the “Balance Sheet Date”) and the related unaudited consolidated statements of operations for the period then ended (collectively with the Audited Financial Statements, the “Company Financial Statements”). Except as set forth in Section 3.4 of the Company Disclosure Letter, the Company shall deliver to SPAC no later than October 31, 2026 (A) audited consolidated financial statements for each Subsidiary for the fiscal years ended December 31, 2024 and December 31, 2025 and (B) reviewed interim consolidated financial statements for the six-month period ended June 30, 2026, in each case prepared in conformity with GAAP and PCAOB standards and audited or reviewed, as applicable, by a reputable PCAOB-registered audit firm. The Company Financial Statements including any related notes are true and correct in all material respects and present fairly the financial condition, operating results, shareholders’ equity and cash flows of the Quantisimo Companies as of the dates and during the periods indicated. The Company Financial Statements have been prepared in accordance with GAAP or IFRS, to the extent required by applicable Law or SEC rules applied on a consistent basis throughout the periods indicated, and present fairly, the consolidated financial position, results of operations and cash flows of the Company as of the dates and for the periods indicated therein, subject in the case of unaudited statements to normal year-end audit adjustments and the absence of footnotes. The books of account, ledgers, order books, records and other financial documents of the Company accurately and completely reflect all material information relating to the Company’s business, the nature, acquisition, maintenance, location and collection of its assets and the nature of all transactions giving rise to its obligations and accounts receivable.

(b) The WISeQey group of companies to which the Company belongs has in place disclosure controls and procedures that are designed to reasonably ensure that material information relating to the Quantisimo Companies (including any fraud that involves management or other employees who have a significant role in the internal controls of the Quantisimo Companies) is made known to the management of the Company by others within any of the Quantisimo Companies and are effective in recording, processing, summarizing and reporting financial data. The WISeQey group of companies to which the Quantisimo Companies belong maintain a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP (or IFRS, to the extent required by applicable Law or SEC rules) and to maintain asset accountability, (iii) access to assets is permitted only in accordance with management’s general or specific authorization and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

(c) Since January 1, 2024, neither the Company nor, to the Knowledge of the Company, any Representative of any of the Quantisimo Companies has received or otherwise had or obtained knowledge of any written complaint, allegation, assertion or claim regarding the accounting or auditing practices, procedures, methodologies or methods of any of the Quantisimo Companies with respect to the Company Financial Statements or the internal accounting controls of any of the Quantisimo Companies, including any written complaint, allegation, assertion or claim that any of the Quantisimo Companies has engaged in questionable accounting or auditing practices. Since January 1, 2022, no attorney representing any of the Quantisimo Companies, whether or not employed by any of the Quantisimo Companies, has reported evidence of a violation of securities Laws, breach of fiduciary duty or similar violation by any of the Quantisimo Companies or any of their respective Representatives to the Company Board or the board of directors (or similar governing body) of any of its Subsidiaries or any committee thereof or to any director or officer of any of the Quantisimo Companies.

(d) Since January 1, 2024, none of the Quantisimo Companies has any liability or obligation, absolute or contingent, individually or in the aggregate, that would be required to be set forth on a consolidated balance sheet of the Quantisimo Companies prepared in accordance with GAAP or IFRS applied and in accordance with past practice, other than (i) obligations and liabilities that have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (ii) obligations and liabilities under Contracts incurred in the Ordinary Course (other than due to a breach under such Contracts, or any act or omission that with the giving of notice, the lapse of time or otherwise, would constitute a breach thereunder), (iii) any Company Transaction Expenses, (iv) obligations incurred by the Company’s execution of this Agreement (other than due to a breach hereunder, or any act or omission that with the giving of notice, the lapse of time or otherwise, would constitute a breach hereunder), and (v) obligations and liabilities reflected, or reserved against, in the Company Financial Statements or as set forth in Section 3.4(d) of the Company Disclosure Letter.

Section 3.5 Material Contracts.

(a) Section 3.5(a) of the Company Disclosure Letter lists all Contracts to which any Quantisimo Company is a party, by which any Quantisimo Company is bound or to which any Quantisimo Company or any of its assets or properties are subject that are in effect as of the date of this Agreement and constitute or involve the following (together with all amendments, waivers or other changes thereto, each of the following, a “Material Contract”):

i. obligations of, or payments to, any of the Quantisimo Companies of $500,000 or more per year;

ii. any outstanding Indebtedness (other than capitalized lease obligations incurred in the Ordinary Course) of $500,000 or more, including any convertible debt/equity instruments;

iii. any Real Property Lease;

iv. the grant of rights to manufacture, produce, assemble, license, market or sell any Company Products;

v. Contracts with any Governmental Authority;

vi. Contracts which (A) remain in effect immediately following the Closing and limit the right of any Quantisimo Company to engage in any line of business or in any geographic area, or to Develop, manufacture, produce, assemble, license or sell any products or services (including the Company Products), or to compete with any Person; (B) grant any exclusive license of material Intellectual Property to any Person that is not a Quantisimo Company or (C) involve any joint, collaborative or other Development or contribution of any material Intellectual Property by any Quantisimo Company;

vii. Contracts between (A) on the one hand, any of the Quantisimo Companies, and (B) on the other hand, any Company Shareholder, including all side letters;

viii. Contracts that in the Company’s determination will be required to be filed with the Proxy/Registration Statement under applicable SEC requirements pursuant to Items 601(b)(1), (2), (4), (9) or (10) of Regulation S-K under the Securities Act if the Company was the registrant.

(b) True, correct and complete copies of the Contracts required to be listed on Section 3.5(a) of the Company Disclosure Letter, have been delivered to or made available to SPAC prior to the date of this Agreement, together with all amendments thereto.

(c) Except as have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) to the knowledge of the Company, all Contracts to which any of the Quantisimo Companies is a party or by which its assets are bound are valid, binding and in full force and effect, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other Laws of general application affecting enforcement of creditors’ rights generally and by Laws relating to the availability of specific performance, injunctive relief or other equitable remedies, and (ii) none of the Quantisimo Companies (nor, to the knowledge of the Company, any other party to any such Contract) is or, with the giving of notice, the lapse of time or otherwise, would be in default under any Contract to which any of the Quantisimo Companies is or will be a party or by which its assets are bound.

(d) Since January 1, 2024, none of the Quantisimo Companies has declared or paid any dividends or authorized or made any distribution upon or with respect to any class or series of its capital stock or other equity interests or made any loans or advances to any Person, other than ordinary advances to employees for travel expenses.

(e) Section 3.5(e) of the Company Disclosure Letter sets forth a true, correct and complete list of all side letters.

Section 3.6 Intellectual Property.

(a) Section 3.6(a) of the Company Disclosure Letter sets forth a true, correct and complete list of (i) all Registered IP that is Owned IP, specifying as to each item the applicable filing, serial or registration/application number, title, jurisdiction, status (including prosecution status), date of filing or issuance, registrar and current applicant(s) or registered owner(s), as applicable, and (ii) all material Contracts (A) for Licensed IP (excluding solely for purposes of listing in the Company Disclosure Letter, licenses for unmodified, commercially available software with aggregate annual fees of less than $50,000 and licenses of Open Source Software) and (B) pursuant to which the Company or any of its Subsidiaries has granted to a third party any right in or to any Intellectual Property (excluding solely for purposes of listing in the Company Disclosure Letter, non-exclusive licenses granted to end customers in the Company’s standard form made available to SPAC without material modifications) (collectively, the “IP Licenses”). The Company has made available to SPAC true, correct and complete copies of each written IP License (together with all amendments thereto).

(b) The Company and its Subsidiaries are the sole and exclusive owner of, and possess all right, title and interest in and to, all Intellectual Property owned or purported to be owned by the Company or its Subsidiaries (the “Owned IP”), free and clear of all Liens other than Permitted Liens. The Owned IP is not subject to joint ownership by any third party. None of the Company or its Subsidiaries is a party to or bound by any Contract that materially limits, restricts or impairs its ability to use, sell, transfer, assign, license or convey any of its interests in the Owned IP.

(c) All Registered IP that is material to the business of the Company and its Subsidiaries is subsisting, and to the Company’s knowledge, valid and enforceable. All renewal and maintenance fees, costs and other payments that are or have become due with respect to such Registered IP have been timely paid, and all filings related thereto have been duly made. The Company and its Subsidiaries have taken all reasonably necessary actions consistent with applicable Law to maintain and protect each item of Owned IP material to the business of the Company and its Subsidiaries, including with respect to the validity and enforceability thereof.

(d) Each IP License is in full force and effect and constitutes the legal, valid and binding obligation of the Company or its applicable Subsidiary and each other party thereto. Neither the Company nor any of its Subsidiaries, nor any other party thereto, is in material breach of or default under any IP License. The consummation of the Transactions will not result in the material breach, modification, cancellation, termination or suspension of, or acceleration of any payments under, any IP License, and following the Closing, the Company and its Subsidiaries will continue to have the right to use all Intellectual Property under the IP Licenses on substantially identical terms and conditions as enjoyed immediately prior to the Closing.

(e) To the Company’s knowledge, neither the operation or conduct of the business of the Company and its Subsidiaries, nor the use of the Owned IP or the Licensed IP, infringes, misappropriates or otherwise violates any Intellectual Property of any third Person in any respect. Since January 1, 2021, neither the Company nor any of its Subsidiaries has received any written notice or claim (including any demand letter, invitation to license or cease and desist letter) alleging any such infringement, misappropriation or violation. To the Company’s knowledge, there is no existing fact or circumstance that would reasonably be expected to give rise to any such claim.

(f) To the Company’s knowledge, no third Person is currently infringing, misappropriating or otherwise violating any Owned IP. There are no Actions pending or to the Company’s knowledge, threatened against the Company or any of its Subsidiaries that challenge the validity, enforceability, ownership or right to use any Company IP.

(g) The Owned IP and the Licensed IP are sufficient for the conduct of the business of the Company and its Subsidiaries as currently conducted and as contemplated to be conducted as of the Closing.

(h) Each current employee, officer, consultant and independent contractor of the Company or any of its Subsidiaries who is involved in the creation, conception or development of any Intellectual Property for the Company or its Subsidiaries has executed a valid and enforceable written agreement assigning to the Company or the applicable Subsidiary all right, title and interest in and to such Intellectual Property (except to the extent ownership vests in the Company or its Subsidiary by operation of Law). To the Knowledge of the Company, no current or former employee, officer, consultant or independent contractor has claimed any ownership interest in any Owned IP.

(i) No university, college, educational institution, research center or Governmental Authority (each, a “Designated Entity”) has any right, title, interest, “march-in” right, co-ownership or license in or to any Owned IP.

(j) The Company and its Subsidiaries have taken commercially reasonable measures to protect the confidentiality of all Proprietary Information. To the Knowledge of the Company, there has been no unauthorized disclosure or misappropriation of any material confidential information.

(k) The IT Systems are adequate and sufficient for the conduct of the business of the Company and its Subsidiaries as currently conducted. The Company and its Subsidiaries have implemented and maintained industry-standard security measures, disaster recovery and business continuity plans designed to protect the IT Systems and all personal data in their possession or control from unauthorized access, use, modification, disclosure or other misuse. To the Knowledge of the Company, since January 1, 2024, there has been no material failure, breakdown or unauthorized intrusion of or into any IT System that has caused a material disruption to the business of the Company or its Subsidiaries.

(l) The Company and its Subsidiaries have complied with all applicable Laws, including the General Data Protection Regulation (EU) 2016/679 (“GDPR”), the California Consumer Privacy Act of 2018, as amended (“CCPA”), and other applicable data protection Laws, their own published privacy policies and all contractual obligations relating to the collection, use, storage, processing, transfer and protection of personal data. To the Knowledge of the Company, since January 1, 2024, there has been no material unauthorized access to or breach of the security of any personal data in the possession or control of the Company or its Subsidiaries that would require notification to any Governmental Authority or affected individual under applicable Law.

(m) No Owned IP was developed using, incorporating or derived from any Open Source Software in a manner that would require the Company or any of its Subsidiaries to disclose, distribute or license any Owned IP in source code form or on a royalty-free basis. The Company is in compliance with all licenses governing the Open Source Software.

Section 3.7 Artificial Intelligence.

(a) Section 3.7of the Company Disclosure Letter sets forth a true, correct and complete list of all third-party AI Technology used by the Company or any of its Subsidiaries in connection with the operation of their respective businesses (each, an “AI Tool”).

(b) The Company and its Subsidiaries have obtained and complied with all licenses, consents, agreements, terms, conditions and written instructions and permissions applicable to each AI Tool.

(c) Neither the Company nor any of its Subsidiaries has used or employed any AI Tool in a manner that would qualify or limit the ownership by the Company or its Subsidiaries of, or otherwise impair the ability of the Company or its Subsidiaries to use, commercialize or otherwise exploit, the Owned IP or the Company Products. The Company has made available to SPAC true, correct and complete copies of all Company AI Policies.

(d) No Company Product incorporates AI Technology developed internally by or on behalf of the Company or any of its Subsidiaries.

Section 3.8 Title to Properties and Assets; Liens.

Except as set forth in Section 3.8 of the Company Disclosure Letter, each of the Quantisimo Companies has good and marketable title to its properties, assets and rights, including the Company Intellectual Property, and has good title to all its leasehold interests, in each case free and clear of any Lien, other than Permitted Liens. With respect to the properties, assets and rights it leases, each of the Quantisimo Companies is in compliance with such leases in all material respects and, to the Company’s knowledge, holds a valid leasehold interest free of any Liens, other than Permitted Liens. The properties, assets and rights owned, leased or licensed by the Quantisimo Companies (including any Company Intellectual Property) constitute all the properties, assets and rights used in connection with the businesses of the Quantisimo Companies, except for such properties, assets and rights the loss of which would not reasonably be expected to have, individually or in the aggregate, a

Company Material Adverse Effect. Such properties, assets and rights constitute all the properties, assets and rights necessary for the Quantisimo Companies to continue to conduct their respective businesses following the Closing as they are currently being conducted, except as would not have or reasonably be expected to have a Company Material Adverse Effect.

Section 3.9 Real Property.

(a) None of the Quantisimo Companies own, or has ever owned, any real property.

(b) Section 3.9(b) of the Company Disclosure Letter sets forth a true and complete list of all real property leased, subleased, licensed or otherwise occupied by the Company or any of its Subsidiaries (the “Leased Real Property”). The Company or the applicable Subsidiary has a valid and enforceable leasehold interest in each parcel of the Leased Real Property, free and clear of all Liens other than Permitted Liens. Each parcel of Leased Real Property, and each lease, sublease, license or other occupancy agreement relating thereto (each, a “Real Property Lease”) is in full force and effect and constitutes a valid and enforceable leasehold interest of the Company or its applicable Subsidiary, and each Real Property Lease is in full force and effect and constitutes a valid and binding obligation of the applicable of Quantisimo Company that is the lessee, or lessor, enforceable against such of the Quantisimo Companies in accordance with its terms.

(c) None of the Quantisimo Companies is in default under the Real Property Leases, and there is no default by any lessor under the Real Property Leases. Except as set forth on Section 3.9(d) of the Company Disclosure Letter, there are no disputes, or forbearance programs in effect as to any such Real Property Lease.

(d) All buildings, structures, improvements, fixtures, building systems and equipment included in the Leased Real Property are in reasonable operating condition and repair in all material respects.

(e) To the knowledge of the Company, there are no pending condemnation, eminent domain, or any other taking by public authority with or without payment of consideration therefor or similar actions with respect to any of the Leased Real Properties. No notice of such a proposed condemnation has been received by any Quantisimo Company.

(f) Each of the Quantisimo Companies has the right to conduct its business in each Leased Real Property for the remaining term of the applicable Real Property Lease.

Section 3.10 Environmental Matters.

(a) Except as set forth in Section 3.10 of the Company Disclosure Letter:

i. (A) since January 1, 2024, each of the Quantisimo Companies has materially complied with and is currently in material compliance with the provisions of all applicable Environmental Laws; and (B) the Leased Real Property is in material compliance with the provisions of all applicable Environmental Laws, to the extent any of the Quantisimo Companies is responsible for such compliance;

ii. each of the Quantisimo Companies possesses all material Environmental Permits that are required for the operation of the business as presently operated and for the ownership and use of their assets (including the Leased Real Property) as presently owned and used, and such material Environmental Permits are in good standing and in full force and effect. Prior to the date of this Agreement, true, complete and correct copies of all currently in force material Environmental Permits issued to any of the Quantisimo Companies have been made available to SPAC;

iii. no Hazardous Materials have been discharged, disbursed, released, stored, treated, generated, disposed of or allowed to escape in each case by any of the Quantisimo Companies on, in, under, or from the Leased Real Property except in compliance with all Environmental Laws and Environmental Permits;

iv. to the Company’s knowledge, there are no underground storage tanks, asbestos, asbestos-containing materials, polychlorinated biphenyls (PCBs) or PCB wastes located, contained, used or stored at or on any Leased Real Property for which any of the Quantisimo Companies is responsible, except in compliance with all Environmental Laws and Environmental Permits;

v. none of the Quantisimo Companies has entered into any negotiations, agreements or undertakings with any Person relating to any Remedial Action;

vi. there are no acts by any of the Quantisimo Companies that have given rise to any material liability under Environmental Laws;

vii. none of the Quantisimo Companies has received written notice that any Hazardous Materials generated by any of the Company or its Subsidiaries or any of their respective predecessors have been disposed of or come to rest at any site that has been included in any published priority list of hazardous or toxic waste sites, or that is the subject of a claim or demand from any third party that has not been fully cured or resolved;

viii. none of the Quantisimo Companies nor, to the Company’s knowledge, any of their respective predecessors has filed any notice under any Law reporting a release of a Hazardous Material into the environment that has not been fully cured or resolved;

ix. none of the Quantisimo Companies has received any written notice, order, directive, claim or demand from any Government Authority with respect to: (A) the generation, storage, use, handling, transportation, treatment, emission, spillage, disposal, release, discharge or removal of any Hazardous Materials that has not been fully cured or resolved; or (B) any actual violation or failure to comply with any Environmental Law that has not been fully cured or resolved;

x. the Company has made available to SPAC all: (i) copies of all material reports, studies, analyses or tests, and any results of monitoring programs, in the possession or control of the Quantisimo Companies within the last ten (10) years pertaining to the generation, storage, use, handling, transportation, treatment, emission, spillage, disposal, release or removal of Hazardous Materials by any of the Quantisimo Companies at, in, on or under the Leased Real Property; and (ii) a copy of any environmental investigation or assessment of the Leased Real Property conducted by the Quantisimo Companies or any environmental consultant engaged by either of them within the past five (5) years; and

xi. the Leased Real Property is not subject to any Lien for which any of the Quantisimo Companies is responsible securing the costs of any Remedial Action arising under Environmental Laws.

Section 3.11 Compliance with Other Instruments.

(a) None of the Quantisimo Companies is in material violation of any term of its Governing Documents. None of the Quantisimo Companies is in violation of any term or provision of any Governmental Order to which it is party or by which it is bound which has had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The execution and delivery by the Company and the performance by the Company of its obligations pursuant to this Agreement and the Ancillary Agreements to which it is or will be a party will not result in, by the giving of notice, the lapse of time or otherwise, (a) any violation of, conflict with, or except for obtaining the Company Written Consent, (ii) the filing of the Company Merger Filing Documents and (iii) the receipt of the Regulatory Approvals, require any consent, filing, notice, waiver or approval or constitute a default under (i) the Company’s Governing Documents, (ii) any Contract to which any of the Quantisimo Companies is a party or by which any of the Quantisimo Companies’ assets are bound or (iii) any applicable Law, Permit or Governmental Order, nor (b) the creation of any Lien upon any of the properties or assets of the Company (other than Permitted Liens), except, in the case of clauses (a)(ii), (a)(iii) and (b), to the extent that the occurrence of the foregoing has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b) The execution and delivery by each of the Company Shareholders of this Agreement and each Ancillary Agreement to which it is a party or otherwise bound and the consummation by each of the Company Shareholders of the Transactions contemplated hereby and thereby, and compliance by each of the Company Shareholders with any of the provisions hereof and thereof, will not, (i) conflict with or violate any provision of such Company Shareholders’ organizational documents, (ii) conflict with or violate any Law applicable to such Company Shareholder or any of its properties or assets or (iii) (A) violate, conflict with or result in a material breach of, (B) constitute a material default (or an event which, with notice or lapse of time or both, would constitute a material default) under, (C) result in the termination, withdrawal, suspension, cancellation or modification of, (D) accelerate the performance required by such Company Shareholder under, (E) result in a right of termination or acceleration under, (F) give rise to any obligation to make payments or provide compensation under, (G) result in the creation of any Lien (other than Permitted Liens) upon any of the properties or assets of such Company Shareholder under, (H) give rise to any obligation to obtain any third-party consent or provide any notice to any Person or (I) give any Person the right to declare a material default, exercise any remedy, claim a rebate, chargeback, penalty or change in delivery schedule, accelerate the maturity or performance, cancel, terminate or modify any right, benefit, obligation or other term under, any of the terms, conditions or provisions of, any Contract to which such Company Shareholder is a party or its properties or assets are bound, except for any deviations from any of the foregoing clauses (i), (ii) or (iii) that has not had and would not reasonably be expected to materially impair or delay the ability of such Company Shareholder to consummate the Transactions.

Section 3.12 Compliance with Laws.

Each of the Quantisimo Companies is in compliance with, and has during the three (3) years preceding the date of this Agreement been in compliance with all applicable Laws, except where such failure to comply has not had, or would not reasonably be expected to be, individually or in the aggregate, a Company Material Adverse Effect. For the past three (3) years, none of the Quantisimo Companies has received any written notice of or been charged with the violation of any Laws, except where such violation has not had, or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 3.13 Absence of Changes.

Since the date of the most recent Audited Financial Statements (a) there has not been, individually or in the aggregate, any Company Material Adverse Effect; (b) the Quantisimo Companies have conducted their businesses in all material respects in the Ordinary Course (other than with respect to the evaluation of and negotiations in connection with this Agreement and the Transactions contemplated hereby and transactions in connection with Company Shares and related agreements and indebtedness, the terms of which have been made available to SPAC); (c) none of the Quantisimo Companies has sold, assigned or otherwise transferred any right, title or interest in or to any of their respective assets (including ownership in Intellectual Property and IT Systems) valued in excess of $250,000 individually or $500,000 in the aggregate to any Person other than any of the other Quantisimo Companies other than non-exclusive licenses in the Ordinary Course; and (d) except as expressly contemplated by this Agreement or as set forth in Section 3.13 of the Company Disclosure Letter, none of the Quantisimo Companies has:

(a) declared, set aside, made or paid any dividend or other distribution (whether in cash, stock, property or otherwise) in respect of any of its equity securities, or repurchased, redeemed or otherwise acquired any equity securities of the Quantisimo Companies;

(b) issued, sold, granted, pledged or otherwise disposed of or encumbered any equity securities, or any options, warrants, convertible securities or other rights of any kind to acquire any equity securities of the Quantisimo Companies;

(c) amended, restated or otherwise modified its Governing Documents in any material respect;

(d) acquired (by merger, consolidation, acquisition of stock or assets, or otherwise) any business or Person, or any division or material assets thereof, with a value in excess of $250,000 individually or $500,000 in the aggregate;

(e) sold, assigned, transferred, leased, licensed or otherwise disposed of any material assets, properties or rights, except in the Ordinary Course of Business;

(f) incurred, assumed or guaranteed any Indebtedness in excess of $500,000 in the aggregate, other than borrowings under existing credit facilities in the Ordinary Course of Business;

(g) made any loans or advances to any Person, other than advances to employees in the Ordinary Course of Business in amounts not exceeding $50,000 individually;

(h) made any capital expenditure or commitment therefor in excess of $500,000 individually or $1,000,000 in the aggregate;

(i) entered into, materially amended or terminated any Material Contract, other than in the Ordinary Course of Business;

(j) changed any material accounting method, policy or practice, except as required by a change in GAAP (or IFRS, to the extent required by applicable Law or SEC rules);

(k) settled or compromised any Action where the amount paid or payable exceeds $100,000 individually or $250,000 in the aggregate, or that imposes material non-monetary obligations on the Company or any of its Subsidiaries;

(l) made, changed or revoked any material Tax election, changed any annual Tax accounting period, adopted or changed any material Tax accounting method, filed any material amended Tax Return, or settled or compromised any material Tax liability or refund;

(m) hired or terminated (other than for cause) any officer or employee with annual base compensation in excess of $200,000, or materially increased the compensation or benefits of any director, officer or key employee, except as required by existing agreements or applicable Law;

(n) adopted a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization (other than the Transactions); or

(o) authorized or agreed to do any of the foregoing actions.

Section 3.14 Litigation.

Except as set forth in Section 3.14 of the Company Disclosure Letter, as of the date of this Agreement (a) there are no Actions pending or, to the knowledge of either the Company or any of the Company Shareholders, currently threatened against any of the Quantisimo Companies or their respective assets or properties before any Governmental Authority that (i) question the validity of this Agreement or any Ancillary Agreement, or the right of the Company and each of the Company Shareholders to enter into this Agreement or any Ancillary Agreement, or the right of any of the Quantisimo Companies or any of the Company Shareholders to perform its obligations contemplated by this Agreement or any Ancillary Agreement, or (ii) if determined adversely to any Quantisimo Company, would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect or result in any change in the current equity ownership of the Company; (b) none of the Quantisimo Companies is a party or subject to the provisions of any Governmental Order; and (c) there is no Action initiated by any of the Quantisimo Companies currently pending or which any of the Quantisimo Companies currently intends to initiate, except, in the case of each of clauses (a)(i), (b) and (c), as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 3.15 Insurance.

Section 3.15 of the Company Disclosure Letter sets forth a true and complete list of all material insurance policies maintained by or for the benefit of the Company or any of its Subsidiaries as of the date of this Agreement. Each of the Quantisimo Companies has in full force and effect insurance policies that cover such risks and are in such amounts as are deemed by the Company reasonable for the businesses of the Quantisimo Companies. True, correct and complete copies of such insurance policies as in effect as of the date of this Agreement have previously been made available to SPAC. All premiums due thereunder have been timely paid, and no written notice of cancellation, termination or non-renewal has been received by any of the Quantisimo Companies with respect to any such policy that has not been replaced on substantially comparable terms. The Company has not received any written notice of denial or dispute of coverage for, and to the Company’s knowledge, no insurer has otherwise denied or disputed coverage for, any material claim under an insurance policy during the last twelve (12) months.

Section 3.16 Governmental Approvals.

Assuming the accuracy of the representations made by SPAC in Article IV, no consent, approval or authorization of or registration, qualification, designation, declaration or filing with any Governmental Authority on the part of any of the Quantisimo Companies or any of the Company Shareholders is required in connection with the valid execution and delivery of this Agreement or any Ancillary Agreement, or the consummation of any Transaction contemplated hereby or thereby, except for (i) such filings or notices as may be required under the Securities Act or under applicable state securities Laws, including the filing of the Company Merger Filing Documents and any other filings or notices required for the consummation of the Company Merger, (ii) the Regulatory Approvals, and (iii) the failure to obtain such consents, approvals or authorizations of or registrations, qualifications, designations, declarations or filings, individually or in the aggregate, has not had, and would not reasonably be expected to have, a Company Material Adverse Effect.

Section 3.17 Permits.

Each of the Quantisimo Companies has all Permits and any similar authority necessary for the conduct of its business as now being conducted by it, the lack of which has had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. None of the Quantisimo Companies is or, with the giving of notice, the lapse of time or otherwise, would be in default in any material respect under any of such Permits or other similar authority.

Section 3.18 Registration and Voting Rights

Except as set forth in Section 3.18 of the Company Disclosure Letter and other than with respect to actions contemplated by the Mergers, this Agreement and the Ancillary Agreements, (a) none of the Quantisimo Companies is presently under any obligation and has not granted any rights to register under the Securities Act any of its presently outstanding securities or any of its securities that may hereafter be issued and (b) to the Company’s knowledge, no shareholder of any of the Quantisimo Companies has entered into any agreements with respect to the voting of Company Shares.

Section 3.19 Brokers or Finders; Transaction Expenses.

Except as set forth in Section 3.19 of the Company Disclosure Letter, none of either the Quantisimo Companies or any Company Shareholder has incurred, or will incur, directly or indirectly, as a result of any action taken by the Quantisimo Companies or such Company Shareholder, any liability for brokerage or finders’ fees or agents’ commissions or any similar charges in connection with this Agreement or any of the other Transactions.

Section 3.20 Related Party Transactions.

Except as set forth in Section 3.20 of the Company Disclosure Letter (and other than with respect to actions expressly contemplated by this Agreement and the Ancillary Agreements):

(a) No director, officer or employee of any of the Quantisimo Companies or any member of such Person’s immediate family or any corporation, partnership or other entity in which such Person has a significant ownership interest or otherwise controls (each, a “Related Party”) is indebted to any of the Quantisimo Companies, nor is any of the Quantisimo Companies indebted (or committed to make loans or extend or guarantee credit) to any Related Party.

(b) To the Company’s knowledge, no Related Party has any direct or indirect ownership interest in (i) any Person with which any of the Quantisimo Companies is party to a Contract or has a material business relationship or (ii) any Person that competes with any of the Quantisimo Companies, except that Related Parties may own stock in publicly traded companies that may compete with each of the Quantisimo Companies.

(c) No Related Party is directly or indirectly interested in any Contract with any of the Quantisimo Companies, other than any such Contracts related to such Person’s (i) ownership of Company Shares, options or other securities of the Company, (ii) indemnification by the Company or (iii) salary, commission and other employment benefits provided by the Company to such Person.

(d) Since January 1, 2024, there have been no transactions, agreements, arrangements or understandings between the Company or any of its Subsidiaries, on the one hand, and any Related Party, on the other hand, that would be required to be disclosed under Item 404 of Regulation S-K promulgated under the Securities Act (each, a “Related Party Transaction”), other than (a) compensation arrangements entered into in the Ordinary Course of Business and (b) transactions that have been terminated without any ongoing obligations.

Section 3.21 Labor Matters.

(a) Schedule 3.21(a) of the Company Disclosure Letter contains a list of all individuals who are employees of the Company or any of its Subsidiaries as of a date that is within five Business Days prior to the date hereof, including any employee who is on a leave of absence of any nature, paid or unpaid, authorized or unauthorized, and sets forth for each such individual the following, in each case, to the extent allowed pursuant to applicable Laws: (i) name (or anonymous identifier if required by applicable Laws); (ii) employing entity; (iii) work location (by country and state/province); (iv) title or position (including whether full time or part time); (v) hire date; (vi) current annual salary or base hourly rate of pay; and (vii) eligibility for commission, bonus or other incentive based compensation.

(b) Schedule 3.21(b) of the Company Disclosure Letter contains a list of all individuals who are providing services to the Company or any of its Subsidiaries as of a date that is within five Business Days prior to the date hereof, and are compensated as other than W-2 or statutory employees (“Contingent Workers”), including, individual consultants, individual independent contractors, leased employees, employes of an employer of record, and temporary employees and sets forth for each individual the following, in each case, to the extent allowed pursuant to applicable Laws: (i) name of the Contingent Worker (or anonymous identifier if required by applicable Laws), (ii) name of the engaging entity, (iii) a description of services provided, (iv) the location where services are provided (by country and state/province), (v) approximate hours worked per week on average, (vi) start date of engagement, (vii) whether engaged directly or through an employer of record, staffing agency or other third party (and if an employer of record, staffing agency or other third party, the name of the employer of record, staffing agency or other third party), (viii) a description of the compensation arrangement provided to the Contingent Worker, including amount of fees or benefits; and (ix) whether engaged pursuant to a written agreement. Except as would not be material to the Company and its Subsidiaries, taken as a whole, all payments that are due and payable to all Contingent Workers by the Company and its Subsidiaries for services performed on or prior to the date hereof have been paid in full, and there are no material outstanding agreements, understandings or commitments of the Company or any Subsidiary with respect to any other payments. No current, or former Contingent Worker has a reasonable basis for a claim or any other allegation with respect to (i) the classification or misclassification thereof as a consultant or as an independent contractor or (ii) any other matter arising from or related to the contractual relationship between the Company (or any of its Subsidiaries) and such Contingent Worker, including but not limited to wage and hour claims.

(c) Neither the Company or any of its Subsidiaries employ or engage any employees or Contingent Workers in the United States.

(d) Neither the Company nor any of its Subsidiaries is a party to, or bound by, any collective bargaining agreement or other labor union contract. There are no material labor disputes, strikes, slowdowns, work stoppages or lockouts pending or, to the Knowledge of the Company, threatened against or involving the Company or any of its Subsidiaries.

(e) No employee or Contingent Worker (i) is bound by any Contract that purports to limit the ability of such individual to engage in or continue or perform any conduct, activity, duties or practice relating to the Company or any of its Subsidiaries, or (ii) is a party to, or is otherwise bound by, any Contract that in any way adversely affected, affects or will affect the ability of the Quantisimo Companies to conduct the business as heretofore carried on by the Company or any of its Subsidiaries. No employee or Contingent Worker is in violation of any term of any employment agreement, non-disclosure agreement, invention assignment agreement, non-competition agreement or any restrictive covenant to a former employer or other individual relating to the right of any such employee or Contingent Worker to be employed by or perform services to the Company or its Subsidiaries.

(f) Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect:

i. the Company or any of its Subsidiaries are and for the last three (3) years, have been in compliance with all applicable Laws relating to labor and employment, including those relating to wages, overtime compensation, hours, working time, collective bargaining, labor relations, employee representation, unemployment compensation, workers compensation, equal employment opportunity, age and disability discrimination, immigration control, employee classification, contractor classification, harassment, retaliation, reasonable accommodation, disability rights or benefits, occupational health and safety, employment-related background checks, hiring, information privacy and security, payment and withholding of taxes, payroll documents and wage statements, collective redundancies, plant closings and layoffs, whistleblower protection, termination of employees, leaves, leaves of absence, paid sick leave, unemployment insurance, and continuation coverage with respect to group health plans; and

ii. To the Company’s knowledge, the Company nor any of its Subsidiaries, has been a joint employer or co employer with any other Person with respect to any individual non-employee service provider, including any Contingent Worker. Neither the Company nor any of its Subsidiaries, has been subject to any written or, to the Company’s knowledge, oral claims of joint or co employment with respect to any individual non-employee service provider, including any Contingent Worker, in the last three (3) years.

iii. there is no pending or, to the knowledge of the Company, any threatened proceeding brought by or on behalf of, or otherwise involving, any current or former employee, any person alleged to be a current or former employee, any applicant for employment, or any class of the foregoing, or any Governmental Authority, that involves the labor or employment relations and practices of the Company or any of its Subsidiaries.

(g) All current employees and Contingent Workers are legally authorized to work in the country in which they perform services, either because of their status as citizens, legal permanent residents, or by virtue of possessing a visa under applicable Law relating to immigration control which visa allows for such employee or Contingent Worker to work in such country.

(h) In the past three (3) years, (i) no allegations of workplace sexual harassment, discrimination or other misconduct have been made, initiated, filed or threatened in writing against the Company or any of its Subsidiaries or any of the current or former officers or directors of the Company or any of its Subsidiaries,

(ii) to the knowledge of the Company, no incidents of any such workplace sexual harassment, discrimination or other misconduct have occurred, and (iii) the Company or any of its Subsidiaries have not entered into any settlement agreement related to allegations of sexual harassment, discrimination or other misconduct by any officers or directors of the Company or any of its Subsidiaries.

Section 3.22 Employee Benefits.

(a) Set forth in Section 3.22 of the Company Disclosure Letter is a true and complete list of each Company Benefit Plan. No Quantisimo Company maintains or contributes to (or has an obligation to contribute to) any benefit plan, whether or not subject to ERISA, which is not a Company Benefit Plan.

(b) Each Company Benefit Plan has been established, maintained, funded and administered in all respects in accordance with its terms and in compliance with all applicable Laws.

With respect to each Company Benefit Plan, the Company has provided to SPAC accurate and complete copies, if applicable, of: (i) all Company Benefit Plan documents and related trust agreements or annuity Contracts (including any amendments, modifications or supplements thereto); (ii) the most recent summary plan descriptions and material modifications thereto; and (iii) the most recent annual and periodic accounting of plan assets.

(c) Except as set forth on Section 3.22(c) of the Company Disclosure Letter, the consummation of the Transactions will not, either alone or in combination with another event: (i) entitle any current or former employee, officer or other service provider of the Company or any of its Subsidiaries to any severance pay or any other compensation or increase in severance pay or any other compensation payable by the Company or any of its Subsidiaries; (ii) accelerate the time of payment, funding or vesting, or increase the amount of compensation due to any such employee, officer or other individual service provider by the Company or any of its Subsidiaries; (iii) directly or indirectly cause the Company or any of its Subsidiaries to transfer or set aside any assets to fund any benefits under any Company Benefit Plan; (iv) otherwise give rise to any liability under any Company Benefit Plan; or (v) limit or restrict the right to merge, materially amend, terminate or transfer the assets of any Company Benefit Plan on or following the Closing.

(d) Each Company Benefit Plan can be terminated at any time without resulting in any material liability to the Company, its Subsidiaries, SPAC or their respective Affiliates for any additional contributions, penalties, premiums, fees, fines, excise taxes or any other charges or liabilities, other than liabilities with respect to participant accrued benefits through the effective date of such termination in accordance with the terms of such plan and ordinary administration costs typically incurred in a termination event.

Section 3.23 Tax.

(a) The Company and each of its Subsidiaries (i) has filed, or caused to be filed, all income and other material Tax Returns required to be filed by it (taking into account all valid extensions of time to file) and (ii) has paid, collected, withheld or remitted, or caused to be paid, collected, withheld or remitted, all income and other material Taxes required to be paid, collected, withheld or remitted by it, whether or not such Taxes are shown as due and payable on any Tax Return. The Company and each of its Subsidiaries has complied in all material respects with all applicable Laws relating to Tax.

(b) There is no proceeding currently pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries by a Governmental Authority in a jurisdiction where the Company or such Subsidiary does not file any Tax Returns or a particular type of Tax Return or pays any Tax or a particular type of Tax that it is or may be subject to such Tax or required to file such Tax Return in that jurisdiction.

(c) Neither the Company nor any of its Subsidiaries has received a written notification of any claim, assessment, audit, examination, investigation or other proceeding that is pending, or to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries in respect of any Tax, and neither the

Company nor any of its Subsidiaries has been notified in writing of any proposed Tax claim, deficiency or assessment against it. Neither the Company nor any of its Subsidiaries is currently contesting any material Tax liability before any Governmental Authority.

(d) There are no Liens with respect to any Taxes upon the Company’s or any of its Subsidiaries’ assets, other than statutory Liens for Taxes not yet due and payable.

(e) Neither the Company nor any of its Subsidiaries has requested or consented to any waivers or extensions of any applicable statute of limitations for the collection or assessment of any Taxes, which waiver or extension (or request thereof) is outstanding or pending, other than as the result of automatic extensions of time to file Tax Returns requested in the ordinary course of business.

(f) Neither the Company nor any of its Subsidiaries will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) beginning after the Closing Date, as a result of: (i) an installment sale or open transaction disposition that occurred on or prior to the Closing Date; (ii) any change in method of accounting made prior to the Closing or the use of an improper method of accounting on or prior to the Closing Date; (iii) any prepaid amounts received or deferred revenue realized or received prior to the Closing; or (iv) any intercompany transaction described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or foreign Law) entered into prior to Closing.

(g) Neither the Company nor any of its Subsidiaries has been a member of an affiliated, combined, consolidated, unitary or other group for Tax purposes other than a group of which the Company is the common parent. Neither the Company nor any of its Subsidiaries has any liability or potential liability for the Taxes of another Person (i) pursuant to any applicable Tax Law, (ii) as a transferee or successor, or (iii) by contract, indemnity or otherwise (excluding customary commercial contracts entered into in the ordinary course of business the primary purpose of which is not the sharing of Taxes). Neither the Company nor any of its Subsidiaries is a party to or bound by any Tax indemnity agreement, Tax sharing agreement or Tax allocation agreement or similar agreement, arrangement or practice (excluding customary commercial contracts entered into in the ordinary course of business the primary purpose of which is not the sharing of Taxes) with respect to Taxes.

(h) Neither the Company nor any of its Subsidiaries has requested and neither is the subject of or bound by any private letter ruling, technical advice memorandum, closing agreement or similar ruling, memorandum or agreement with any Governmental Authority with respect to any Taxes, nor is any such request pending or outstanding.

(i) Neither the Company nor any of its Subsidiaries has ever had a permanent establishment, office, branch, fixed place of business or other taxable presence in any country other than the country of its organization.

(j) Neither the Company nor any of its Subsidiaries has knowingly taken any action, nor is aware of any fact or circumstance, that would reasonably be expected to prevent the Mergers from qualifying for the Intended Tax Treatment.

(k) The Company has applied for a U.S. employer identification number.

Section 3.24 Stamp Duty and Transfer Taxes.

The Company has disclosed to SPAC all material stamp duty, transfer tax and similar tax obligations that may arise in connection with the Transactions under the laws of the British Virgin Islands and Switzerland, including (a) any Swiss issuance stamp duty (Emissionsabgabe) that may be triggered by equity contributions to the Company or PubCo, and (b) any Swiss securities transfer stamp duty (Umsatzabgabe) that may be triggered by the transfer of equity interests in the Company or its Subsidiaries. The parties acknowledge and agree that (i) any such stamp duty or transfer tax obligations are the responsibility of the Company and shall be treated as Company Transaction Expenses, and (ii) the resolution of any such stamp duty or transfer tax obligations shall not constitute a condition to Closing. The Company shall use commercially reasonable efforts to minimize any such stamp duty or transfer tax exposure, including by seeking any available exemptions or rulings from the applicable tax authorities.

Section 3.25 Books and Records.

The minute books and the registers of members of each of the Quantisimo Companies have been maintained in accordance with applicable Laws.

Section 3.26 Anti-Corruption Compliance.

(a) The Company has not and, to the Knowledge of the Company, none of the agents, consultants, distributors, joint venture partners or other Persons acting on behalf of the Company, has taken any action or refrained from taking any action that would cause (i) the Company, (ii) any Subsidiary of the Company or (iii) as of and following the Closing Date, Surviving Corporation to be in violation of the Anticorruption Laws.

(b) The Company has not and, to the Knowledge of the Company, none of the agents, consultants, distributors, joint venture partners or other Persons acting on behalf of the Company, have taken any act in furtherance of an offer, payment, promise to pay, authorization or ratification of the payment of any gift, money or anything of value to a Government Official to obtain or retain business or to secure any improper advantage.

(c) To the Knowledge of the Company, the Company is not aware of (i) any payment that has been made by the Company in violation of the Anticorruption Laws or (ii) any transaction, payment or facts that would lead the Company to reasonably believe that a violation of the Anticorruption Laws occurred.

(d) No current officer or director of the Company is or, to the Knowledge of the Company, currently intends to become a Government Official that regulates the Company’s business and no former officer or director of the Company was a Governmental Official that regulates the Company’s business while such Person was an officer or director of the Company.

(e) No Action by or before any Governmental Authority involving any of the Quantisimo Companies with respect to any Anticorruption Laws is pending or, to the Company’s knowledge, threatened.

(f) Each of the Quantisimo Companies has sought to maintain accurate financial records and a system of internal controls sufficient to provide reasonable assurance over management’s control, authority, and responsibility over the Company’s assets.

Section 3.27 Anti-Money Laundering.

The operations of each of the Quantisimo Companies are and have been conducted at all times in compliance with all applicable Anti-Money Laundering Laws, in each case, to the extent applicable to each of the Quantisimo Companies, and, no Action by or before any Governmental Authority involving any of the Quantisimo Companies with respect to Anti-Money Laundering Laws is pending or, to the knowledge of the Company, threatened.

Section 3.28 Trade Laws; Sanctions; Export Controls.

(a) Notwithstanding or limiting any of the foregoing, the Company has implemented and maintains in effect policies and procedures (including, but not limited to, third-party screening tools) designed to ensure compliance by the Company and its Subsidiaries with applicable Trade Laws.

(b) The Company and its Subsidiaries are currently, and since April 24, 2019, has been, in compliance with, and have not been and are not currently in violation of, any applicable Trade Laws. Without limiting the foregoing, neither the Company and its Subsidiaries, nor any principal, owner, officer, director, employee or agent of the Company and its Subsidiaries or any other person associated with or acting on behalf of the Company and its Subsidiaries: (i) is a Restricted Party, an instrumentality, agent, entity, or individual acting directly or indirectly on behalf of a Restricted Party, or a party located, organized, or resident in a Sanctioned Jurisdiction, (ii) has, directly or indirectly without the required approval from the applicable Governmental Authority, provided, sold, or otherwise transferred products, software, technology, or services to, or otherwise engaged in any business or other dealings with or for the benefit of a Restricted Party, an instrumentality, agent, entity, or individual acting directly or indirectly on behalf of a Restricted Party, or a party located, organized, or resident in a Sanctioned Jurisdiction, (iii) shall use any amounts payable under this Agreement or related transactional document for the purposes of financing the activities of a Restricted Party an instrumentality, agent, entity, or individual acting directly or indirectly on behalf of a Restricted Party, or a party located, organized, or resident in a Sanctioned Jurisdiction, or in violation of Anti-Money Laundering Laws, or (iv) has violated any applicable Trade Laws.

(c) There has not been, and there is no, pending or threatened proceeding before any court or other Governmental Authority against the Company and its Subsidiaries or any of its officers, directors, employees, agents, affiliates or representatives (in each case, in their capacity as such), or any internal investigation by the Company and its Subsidiaries, or their respective legal or other representatives or a Governmental Authority, that relates to a potential or actual violation of any Trade Laws or Anti-Money Laundering Laws, nor, to the Knowledge of the Company and its Subsidiaries, does a basis for any such claim exist.

(d) The Company and its Subsidiaries have since April 24, 2019: (i) obtained, and acted in compliance with, all registrations, licenses, agreements, permits, and all other consents, authorizations, waivers, approvals, and orders required or issued under applicable Trade Laws; (ii) made, filed, or caused to be filed, all notices, registrations, declarations and filings with any Governmental Authority required by applicable Trade Laws; and (iii) met the requirements of any general or specific licenses, license exceptions, and license exemptions, as required under applicable Trade Laws in connection with the import, transshipment, export, reexport, release, storage, development, production, testing, maintenance, brokering, or transfer of products, services, software, technology, technical data or other know-how.

(e) The Company either is (i) not a “person of a country of concern”; or (ii) not engaged in any “covered activity,” as these terms are defined in 31 C.F.R. Part 850, as implemented or revised from time to time (the “Outbound Investment Security Program”). The Company has no intention of becoming a “person of a country of concern” that engages in any “covered activity.” The Company is not, and does not intend to become, a person that directly or indirectly holds a board seat or a voting or equity interest in, or any contractual power to direct or cause the direction of the management of policies of, any “covered foreign person” as defined in the Outbound Investment Security Program.

Section 3.29 Takeover Statutes and Charter Provisions.

The Company Board has taken all action necessary so that the restrictions on a “business combination” contained under any foreign Laws will be inapplicable to this Agreement and the other Transactions. As of the date of this Agreement, no “fair price,” “moratorium,” “control share acquisition” or other antitakeover statute or similar domestic or foreign Law applies with respect to any of the Quantisimo Companies in connection with this Agreement or the Transactions. As of the date of this Agreement, there is no stockholder rights plan, “poison pill” or similar antitakeover agreement or plan in effect to which any of the Quantisimo Companies is subject, party or otherwise bound.

Section 3.30 Proxy/Registration Statement and Consent Solicitation Statement.

The information supplied by the Company and each of the Company Shareholders for inclusion or incorporation by reference in the Proxy/Registration Statement, the Consent Solicitation Statement, any current report of SPAC on Form 8-K or any current report of PubCo on Form 8-K shall not, (i) in the case of the Proxy/

Registration Statement, on the effective date of the Proxy/Registration Statement, (ii) in the case of the Proxy/Registration Statement or any current report of SPAC on Form 8-K or any current report of PubCo on Form 8-K, when filed, made available, mailed or distributed, as the case may be, (iii) in the case of the Proxy/Registration Statement, at the time of the SPAC Shareholder Meeting and the SPAC Merger Effective Time, and (iv) in the case of the Consent Solicitation Statement, at the time the Consent Solicitation Statement is first made available, mailed or distributed, as the case may be, to the Company Shareholders, contain any untrue statement of a material fact or fail to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. All documents that the Company is responsible for filing with the SEC in connection with the Transactions will comply as to form and substance in all material respects with the applicable requirements of the Securities Act and the Exchange Act. Notwithstanding the foregoing, the Company and each of the Company Shareholders make no representation, warranty or covenant with respect to any information supplied by or on behalf of SPAC, its Affiliates or any holder of SPAC Capital Stock.

Section 3.31 Investment Representations.

Each of the Company Shareholders: (a) is an “accredited investor” as such term is defined in Rule 501(a) of Regulation D under the Securities Act; (b) is acquiring its portion of the Merger Consideration for itself for investment purposes only, and not with a view towards any resale or distribution of such Merger Consideration; (c) has been advised and understands that the Merger Consideration (i) are being issued in reliance upon one or more exemptions from the registration requirements of the Securities Act and any applicable U.S. state securities Laws, (ii) has not been and at Closing shall not be, registered under the Securities Act or any applicable U.S. state securities Laws and, therefore, must be held indefinitely and cannot be resold unless and until such Merger Consideration are registered under the Securities Act and all applicable U.S. state securities Laws, unless exemptions from registration are available; and (iii) may be subject to additional restrictions on transfer pursuant to the Lock-Up Agreement; (d) is aware that an investment in PubCo is a speculative investment and is subject to the risk of complete loss; and (e) acknowledges that except as set forth in the Registration Rights Agreement, PubCo is under no obligation hereunder to register the Merger Consideration under the Securities Act. Such Company Shareholder does not have any Contract with any Person to sell, transfer, or grant participations to such Person, or to any third Person, with respect to the Merger Consideration. By reason of each Company Shareholder’s business or financial experience, such Company Shareholder is capable of evaluating the risks and merits of an investment in PubCo and of protecting its interests in connection with this investment. Each Company Shareholder has carefully read and understands all materials provided by or on behalf of SPAC or its Affiliates to such Company Shareholder or its Affiliates pertaining to an investment in PubCo and has consulted, as such Company Shareholder has deemed advisable, with its own attorneys, accountants or investment advisors with respect to the investment contemplated hereby and its suitability for such Company Shareholder. Each Company Shareholder acknowledges that the Merger Consideration are subject to dilution for events not under the control of such Company Shareholder. Each Company Shareholder has completed its independent inquiry and has relied fully upon the advice of its own legal counsel, accountant, financial and other Representatives in determining the legal, tax, financial and other consequences of this Agreement and the Transactions contemplated hereby and the suitability of this Agreement and the Transactions contemplated hereby for such Company Shareholder and its particular circumstances, and, except as set forth herein, has not relied upon any representations or advice by PubCo or SPAC or their respective Representatives. Each Company Shareholder: (A) has been represented by independent counsel (or has had the opportunity to consult with independent counsel and has declined to do so); (B) has had the full right and opportunity to consult with such Company Shareholder’s attorneys and other advisors and has availed itself of this right and opportunity; (C) has carefully read and fully understands this Agreement in its entirety and has had it fully explained to it or him by such counsel; (D) is fully aware of the contents hereof and the meaning, intent and legal effect thereof; and (E) is competent to execute this Agreement and any Ancillary Agreements to which such Company Shareholder is or will be required to be a party and has executed this Agreement and such Ancillary Agreements free from coercion, duress or undue influence.

Section 3.32 Board Approval.

The Company Board has, by resolutions duly adopted by unanimous written consent or at a meeting duly called and held, (a) approved and declared advisable this Agreement and the Transactions, (b) determined that this Agreement and the Transactions are fair to and in the best interests of the Company and its shareholders, and (c) authorized the execution, delivery and performance of this Agreement and the consummation of the Transactions.

Section 3.33 No Additional Representations or Warranties.

Except as provided in Article IV or in the case of intentional fraud, neither SPAC nor any of its Affiliates, nor any of its equityholders, partners, members or Representatives has made, or is making, any representation or warranty whatsoever to the Company, its Subsidiaries or the Company Shareholders, and except as provided in Article IV or in the case of intentional fraud, SPAC hereby expressly disclaims and negates, to the fullest extent permitted by applicable Law, any other representation or warranty whatsoever (whether at Law or in equity), and any statement, information, opinion, projection or advice made, communicated or furnished (orally or in writing) to any of the Quantisimo Companies or its or their respective Representatives, with respect to SPAC or any of its Affiliates, their respective equityholders, partners, members or Representatives, and any matter relating to any of them, including their affairs, the condition, value or quality of the assets, liabilities, financial condition or results of operations, or with respect to the accuracy or completeness of any other information provided or made available to the Company, its affiliates or any of their respective Representatives by, or on behalf of, SPAC or any of its Affiliates, whether orally or in writing, in any confidential information memoranda, any actual or virtual “datarooms,” management presentations, due diligence discussions or in any other form in contemplation of the Transactions, and except as provided in Article IV or in the case of intentional fraud, no such party shall be liable in respect of the accuracy or completeness of any information provided to the Company, its Subsidiaries or Company Shareholders or their respective Affiliates. Without limiting the generality of the foregoing, except as provided in Article IV, or in the case of intentional fraud, neither SPAC nor any other Person on behalf of SPAC has made or makes, any representation or warranty, whether express or implied, with respect to any projections, forecasts, estimates or budgets made available to the Company, its affiliates or any of their respective Representatives of future revenues, future results of operations (or any component thereof), future cash flows or future financial condition (or any component thereof) of SPAC (including the reasonableness of the assumptions underlying any of the foregoing), or the probable success or profitability of PubCo or the Quantisimo Companies, whether or not included in any management presentation or in any other information made available to the Company, its Affiliates or any of their respective Representatives or any other person, and that, except as provided in Article IV or warranties are expressly disclaimed. The Company acknowledges that the Company and its Representatives have been provided with full and complete access to the Representatives, books and records of SPAC and other information that they have requested in connection with their investigation of SPAC and the Transactions. Except as provided in Article IV, or in the case of intentional fraud, the Company is not relying on any representation or warranty, oral or written, express or implied, whatsoever as to the condition, merchantability, suitability or fitness for a particular purpose or trade as to any of the assets of SPAC, the prospects (financial or otherwise) or the viability or likelihood of success of the business of SPAC as conducted after the Closing, as contained in any materials provided by SPAC or any of its Affiliates or any of their respective shareholders, partners, members or Representatives or otherwise. Notwithstanding anything to the contrary in this Agreement, including Section 4.4 and Section 4.13, no representation or warranty is made as to the accounting treatment of SPAC’s issued and outstanding warrants, or as to any deficiencies in related disclosure (including with respect to internal control over financial reporting or disclosure controls and procedures).

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF SPAC

SPAC hereby represents and warrants to the Company and the Company Shareholders the following, except as set forth in (i) the SPAC SEC Filings (excluding “risk factors” or predictive or forward-looking statements) or (ii) the SPAC Disclosure Letter delivered to the Company by SPAC on the date of this Agreement, which exceptions shall, in the case of clause (ii), be deemed to be part of the representations and warranties made hereunder subject to, and in accordance with Section 11.9, (and any reference in this Agreement or any Ancillary Agreement to this Article IV or any provision thereof shall be deemed to refer to such Article or provision as modified by the SPAC Disclosure Letter in accordance with Section  11.9).

Section 4.1 Organization, Good Standing, Corporate Power and Qualification.

SPAC is a corporation duly organized, validly existing and in good standing under the Laws of the Cayman Islands. SPAC has the requisite corporate power and authority to own and operate its properties and assets and to carry on its business as presently conducted and contemplated to be conducted, to execute and deliver this Agreement and the Ancillary Agreements to which it is or will be a party, and to perform its obligations pursuant hereto, thereto and to its Governing Documents. As of the date of this Agreement, SPAC has either delivered or made available to the Company, including via the SEC’s Electronic Data Gathering Analysis and Retrieval system database, accurate and complete copies of its Amended and Restated Memorandum and Articles of Association (the “SPAC Governing Documents”), including all amendments thereto as in effect as of the date of this Agreement.

Section 4.2 Capitalization.

(a) The authorized share capital of SPAC consists of 200,000,000 SPAC Class A Shares, par value $0.0001 per share, and 20,000,000 SPAC Class B Shares, par value $0.0001 per share. As of the date hereof, there are 25,657,625 SPAC Class A Shares issued and outstanding, 10,814,432 SPAC Class B Shares issued and outstanding, and 25,657,625 SPAC Public Rights outstanding (each entitling the holder to receive one-fifth (1/5) of one SPAC Class A Share upon consummation of a business combination).

(b) All shares of SPAC Capital Stock that are issued and outstanding have been duly authorized and validly issued in compliance with applicable Laws, are fully paid and nonassessable, and have not been issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or other similar right. The SPAC Capital Stock has the rights, preferences, privileges and restrictions set forth in the SPAC Governing Documents.

(c) Except for (i) the conversion privileges of the SPAC Class B Shares, (ii) the SPAC Public Rights Agreement; and (iii) up to $1,500,000 in Working Capital Loans that may be convertible into private placement units that are identical to the SPAC Units at $10.00 per unit at the option of the lender, there are no outstanding options, warrants or other equity appreciation, phantom equity, profit participation or similar rights for the purchase or acquisition from SPAC of any shares of SPAC Capital Stock. Except as set forth on Section 4.2(c) of the SPAC Disclosure Letter and the Ancillary Agreements, SPAC is not a party to or subject to any agreement or understanding and, to SPAC’s knowledge, there is no agreement or understanding between any Persons, that affects or relates to the voting or giving of written consents with respect to any security or by a director of SPAC. The shares of SPAC Class B Shares outstanding on the Closing Date shall automatically convert into shares of SPAC Class A Shares effective upon the SPAC Merger Effective Time in accordance with the provisions the SPAC Governing Documents.

(d) SPAC does not own or control, directly or indirectly, any interest in any corporation, partnership, limited liability company, association or other business entity.

(e) The only shares of capital stock of SPAC that will be outstanding immediately after the Closing will be such share(s) owned by PubCo following the consummation of the SPAC Merger.

(f) Other than the SPAC Units and the private placement units and the Working Capital Loan conversion rights described in Section 4.2(c) above, there are no options, warrants, preemptive rights, calls, convertible securities, conversion rights or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued capital stock of SPAC or obligating SPAC to issue or sell any shares of capital stock of, or other equity interests in, SPAC. SPAC is not a party to, or otherwise bound by, and has not granted, any equity appreciation rights, participations, phantom equity or similar rights. There are no voting trusts, voting agreements, proxies, shareholder agreements or other agreements with respect to the voting or transfer of SPAC Common Stock or any of the equity interests or other securities of SPAC. SPAC does not own any equity interests in any person.

(g) Other than rights to exercise the SPAC Share Redemption and other rights in respect of disbursements from and liquidation of the trust under the Trust Agreement, there are no outstanding contractual obligations of SPAC to repurchase, redeem or otherwise acquire any SPAC Common Stock or to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any person.

Section 4.3 Due Authorization.

All corporate action on the part of SPAC and its respective directors, officers and shareholders necessary for the (a) authorization, execution and delivery by SPAC of this Agreement and the Ancillary Agreements to which it is or will be a party, (b) consummation of the Transactions and (c) performance of each of their obligations hereunder or thereunder has been taken or will be taken prior to the Closing, subject to (i) obtaining the SPAC Shareholders’ Approval, (ii) the filing of the SPAC Merger Filing Documents and (iii) the receipt of the Regulatory Approvals. This Agreement and the Ancillary Agreements to which it is or will be a party assuming due authorization, execution and delivery by each other party constitute valid and binding obligations of SPAC, enforceable against such Person in accordance with their respective terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other Laws of general application affecting enforcement of creditors’ rights generally and (ii) as limited by Laws relating to the availability of specific performance, injunctive relief or other equitable remedies or by general principles of equity.

Section 4.4 Financial Statements.

(a) The financial statements of SPAC contained in the SPAC SEC Filings (the “SPAC Financial Statements”) are true and correct in all material respects and present fairly the financial condition, operating results, stockholders equity and cash flows of SPAC as of the dates and during the periods indicated. The SPAC Financial Statements have been prepared in accordance with GAAP and Regulation S-X, applied on a consistent basis throughout the periods indicated (except that they are subject to normal and recurring year-end adjustments and as may be indicated in the notes thereto or, in the case of unaudited financial statements, as permitted by Form 10-Q of the SEC). The books of account, ledgers, order books, records and other financial documents of SPAC accurately and completely reflect all material information relating to SPAC’s business, the nature, acquisition, maintenance, location and collection of its assets and the nature of all transactions giving rise to its obligations and accounts receivable. SPAC has timely filed with or furnished to the SEC all SPAC SEC Filings. As of their respective dates of filing (or, if amended, as of the date of such amendment), the SPAC SEC Filings complied in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act, and the rules and regulations promulgated thereunder, and none of the SPAC SEC Filings, at the time they were filed (or, if amended, as of the date of such amendment), contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

(b) SPAC has in place disclosure controls and procedures that are designed to reasonably ensure that material information relating to SPAC (including any fraud that involves management or other employees who have a significant role in the internal controls of the SPAC) is made known to the management of SPAC by others within SPAC and are effective in recording, processing, summarizing and reporting financial data. SPAC maintains a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability, (iii) access to assets is permitted only in accordance with management’s general or specific authorization and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

(c) Since the formation of SPAC, neither SPAC nor, to the knowledge of SPAC, any Representative of SPAC has received or otherwise had or obtained knowledge of any written complaint, allegation, assertion or claim, regarding the accounting or auditing practices, procedures, methodologies or methods of SPAC or SPAC Merger Sub with respect to the SPAC Financial Statements or the internal accounting controls of SPAC or SPAC Merger Sub, including any written complaint, allegation, assertion or claim that SPAC or SPAC Merger Sub has engaged in questionable accounting or auditing practices. Since the formation of SPAC, no attorney representing SPAC, whether or not employed by SPAC, has reported evidence of a violation of securities Laws, breach of fiduciary duty or similar violation by SPAC or any of its Representatives to the SPAC Board or any committee thereof or to any director or officer of SPAC.

(d) SPAC has no liability or obligation absolute or contingent, individually or in the aggregate, that would be required to be set forth on a consolidated balance sheet of SPAC prepared in accordance with GAAP applied and in accordance with past practice, other than (i) obligations and liabilities that have not had and would not reasonably be expected to have, individually or in the aggregate, a SPAC Material Adverse Effect, (ii) obligations and liabilities under Contracts incurred in the Ordinary Course (other than due to a breach under any such Contracts, or any act or omission that with the giving of notice, the lapse of time or otherwise, would constitute a breach thereunder), (iii) SPAC Transaction Expenses, (iv) obligations incurred by SPAC’s execution of this Agreement (other than due to a breach hereunder, or any act or omission that with the giving of notice, the lapse of time or otherwise, would constitute a breach hereunder), and (v) obligations and liabilities reflected, or reserved against, in the SPAC Financial Statements or as set forth in Section 4.4(d) of the SPAC Disclosure Letter.

Section 4.5 Compliance with Other Instruments.

SPAC is not in material violation of any term of its respective Governing Documents. SPAC is not in violation of any term or provision of any Governmental Order by which it is bound which has had or would reasonably be expected to have, individually or in the aggregate, a SPAC Material Adverse Effect. The execution, delivery and the performance by SPAC of its obligations pursuant to this Agreement and the Ancillary Agreements to which it is or will be a party will not result in, by the giving of notice, the lapse of time or otherwise, (a) any violation of, conflict with, or subject to obtaining the SPAC Shareholders’ Approval, the filing of the SPAC Merger Filing Documents and the receipt of the Regulatory Approvals, require any consent, filing, notice, waiver or approval or constitute a default under, (i) its Governing Documents, (ii) any Contract to which it is a party or by which its assets are bound or (iii) any applicable Law, Permit or Governmental Order, nor (b) the creation of any Lien upon any of its properties or assets (other than Permitted Liens) except, in the case of clauses (a)(ii), (a)(iii) and (b), to the extent that the occurrence of the foregoing has not had, and would not reasonably be expected to have, individually or in the aggregate, a SPAC Material Adverse Effect.

Section 4.6 Absence of Changes.

(a) Since the date of the most recent SPAC Financial Statements there has not been, individually or in the aggregate, any SPAC Material Adverse Effect.

(b) Since the date of the most recent SPAC Financial Statements to the date of this Agreement, SPAC has conducted its business in all material respects in the Ordinary Course (other than with respect to the evaluation of and negotiations in connection with this Agreement and the Transactions contemplated hereby).

Section 4.7 Litigation.

As of the date of this Agreement (a) there are no Actions pending or, to SPAC’s knowledge, currently threatened against SPAC or its assets or properties before any Governmental Authority that (i) question the validity of this Agreement or any Ancillary Agreement, or the right of SPAC to enter into this Agreement or any Ancillary Agreement, or the right of SPAC to perform its obligations contemplated by this Agreement or any Ancillary Agreement, or (ii) if determined adversely to SPAC, would reasonably be expected to have, individually or in the aggregate, a SPAC Material Adverse Effect; (b) SPAC is not a party or subject to the provisions of any Governmental Order; and (c) there is no Action initiated by SPAC currently pending or which SPAC currently intends to initiate, except, in the case of each of clauses (a)(i), (b) and (c), as has not had, and would not reasonably be expected to have, individually or in the aggregate, a SPAC Material Adverse Effect.

Section 4.8 Governmental Approvals.

Assuming the accuracy of the representations made by the Company in Article III and by the Acquisition Entities in Article V, no consent, approval or authorization of or registration, qualification, designation, declaration or filing with any Governmental Authority on the part of SPAC is required in connection with the valid execution and delivery of this Agreement or any Ancillary Agreement, or the consummation of any Transaction contemplated hereby or thereby, except for (i) such filings or notices as may be required under the Securities Act or under applicable state securities Laws, including the filing of the SPAC Merger Filing Documents and any other filings or notices required for the consummation of the SPAC Merger, (ii) the Regulatory Approvals and (iii) the failure to obtain such consents, approvals or authorizations of or registrations, qualifications, designations, declarations or filings, individually or in the aggregate, has not had, and would not reasonably be expected to have, a SPAC Material Adverse Effect.

Section 4.9 Brokers or Finders.

Except as set forth on the SPAC Disclosure Letter, SPAC has not incurred, or will incur, directly or indirectly, as a result of any action taken by SPAC, any liability for brokerage or finders’ fees or agents’ commissions or any similar charges in connection with this Agreement or any of the other Transactions.

Section 4.10 Tax.

SPAC has filed all material Tax Returns as required by Law. These Tax Returns are true, correct and complete in all material respects. SPAC has paid all material Taxes, other than Taxes being contested in good faith and for which adequate reserves have been established. SPAC is not currently engaged in any material audit, administrative or judicial proceeding with respect to Taxes. SPAC has not received any written notice from a Governmental Authority of a proposed deficiency of any material amount of Taxes. SPAC has withheld or collected from each payment made to its employees all material Taxes required to be withheld or collected therefrom and has paid the same to the proper tax authority. SPAC has not taken, and has not agreed to take, any action not contemplated by this Agreement and/or any Ancillary Agreements that could reasonably be expected to prevent the Transactions from qualifying for the Intended Tax Treatment. To the knowledge of SPAC, there are no facts or circumstances that could reasonably be expected to prevent the Transactions from qualifying for the Intended Tax Treatment.

Section 4.11 Takeover Statutes and Charter Provisions.

SPAC Board has taken all action necessary so that the restrictions on a “business combination” contained in any applicable anti-takeover Laws or any similar restrictions under any foreign Laws will be inapplicable to this Agreement and the SPAC Merger. As of the date of this Agreement, no “fair price,” “moratorium,” “control share acquisition” or other antitakeover Law or similar domestic or foreign Law applies with respect to SPAC in connection with this Agreement or the SPAC Merger. As of the date of this Agreement, there is no stockholder rights plan, “poison pill” or similar antitakeover agreement or plan in effect to which SPAC is subject, party or otherwise bound.

Section 4.12 Proxy/Registration Statement and Consent Solicitation Statement.

The information supplied by SPAC for inclusion or incorporation by reference in the Proxy/Registration Statement, the Consent Solicitation Statement or any current report of SPAC on Form 8-K or any current report of PubCo on Form 8-K shall not, (i) in the case of the Proxy/Registration Statement, on the effective date of the Proxy/Registration Statement, (ii) in the case of the Proxy/Registration Statement or any current report of SPAC on Form 8-K or any current report of PubCo on Form 8-K, when filed, made available, mailed or distributed, as the case may be, (iii) in the case of the Proxy/Registration Statement, at the time of the SPAC Shareholder Meeting and the SPAC Merger Effective Time, and (iv) in the case of the Consent Solicitation Statement, at the time the Consent Solicitation Statement is first made available, mailed or distributed, as the case may be, to the Company Shareholders, contain any untrue statement of a material fact or fail to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. All documents that SPAC is responsible for filing with the SEC in connection with the Transactions will comply as to form and substance in all material respects with the applicable requirements of the Securities Act and the Exchange Act. Notwithstanding the foregoing, SPAC makes no representation, warranty or covenant with respect to any information supplied by or on behalf of the Company, its Affiliates, the Acquisition Entities or any Company Shareholder.

Section 4.13 SEC Filings.

SPAC has timely filed or furnished all SPAC SEC Filings required to be filed by it with the SEC, pursuant to the Exchange Act or the Securities Act. Each of the SPAC SEC Filings, as of the respective date of its filing, and as of the date of any amendment, complied in all material respects with the requirements of the Securities Act, the Exchange Act or the Sarbanes-Oxley Act applicable to the SPAC SEC Filings. As of the respective date of its filing (or if amended or superseded by a filing prior to the date of this Agreement or the Closing Date, then on the date of such filing), the SPAC SEC Filings did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. As of the date of this Agreement, there are no outstanding or unresolved comments in comment letters received from the SEC with respect to the SPAC SEC Filings. To the knowledge of SPAC, none of the SPAC SEC Filings filed on or prior to the date of this Agreement is subject to ongoing SEC review or investigation as of the date of this Agreement.

Section 4.14 Trust Account.

As of the date of this Agreement, SPAC has at least $262,175,000 in the Trust Account, such monies invested in United States government securities or money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act pursuant to the Trust Agreement between SPAC and Continental Stock Transfer & Trust Company, as Trustee. There are no separate Contracts or side letters that would cause the description of the Trust Agreement in the SPAC SEC Filings to be inaccurate in any material respect or that would entitle any Person (other than (i) SPAC Shareholders holding SPAC Class A Shares sold in SPAC’s initial public offering who shall have elected to redeem their shares of SPAC Class A Shares pursuant to the SPAC Governing Documents, and (ii) as contemplated by the following sentence) to any portion of the proceeds in the Trust Account. Prior to the Closing, none of the funds held in the Trust Account may be released other than to pay Taxes and payments with respect to all SPAC Share Redemptions. There are no Actions pending or, to the knowledge of SPAC, threatened with respect to the Trust Account. SPAC has performed all material obligations required to be performed by it to date under, and is not in default, breach or delinquent in performance or any other respect (claimed or actual) in connection with, the Trust Agreement, and no event has occurred which, with due notice or lapse of time or both, would constitute such a default or breach thereunder. As of the Closing, the obligations of SPAC to dissolve or liquidate pursuant to the SPAC Governing Documents shall terminate, and as of the Closing, SPAC shall have no obligation whatsoever pursuant to the SPAC Governing Documents to dissolve and liquidate the assets of SPAC by reason of the consummation of the Transactions. To SPAC’s knowledge, as of the date of this Agreement, following the Closing, no SPAC Shareholder shall be entitled to receive any amount from the Trust Account except to the extent such SPAC Shareholder is exercising a SPAC Share Redemption (or a redemption right in connection with an amendment of SPAC’s Governing Documents to extend SPAC’s deadline to consummate a business combination), and excluding claims that a SPAC Shareholder may make against SPAC against assets, properties or funds that are not held in the Trust Account or have been distributed therefrom (other than to other public shareholders exercising redemption rights).

Section 4.15 Investment Company Act; JOBS Act.

SPAC is not an “investment company” or a Person directly or indirectly “controlled” by or acting on behalf of an “investment company”, in each case within the meaning of the Investment Company Act. SPAC constitutes an “emerging growth company” within the meaning of the JOBS Act.

Section 4.16 Business Activities.

(a) Since its incorporation, SPAC has not conducted any business activities other than activities related to the SPAC’s initial public offering (the “IPO”) or directed toward the accomplishment of a Business Combination. Except as set forth in the SPAC Governing Documents or as otherwise contemplated by this Agreement or the Ancillary Agreements and the Transactions, there is no Contract to which SPAC is a party which has or would reasonably be expected to have the effect of prohibiting or impairing in any material respect any business practice of SPAC or any acquisition of property by SPAC or the conduct of business by SPAC as currently conducted or as contemplated to be conducted as of the Closing.

(b) SPAC does not own or have a right to acquire, directly or indirectly, any interest or investment (whether equity or debt) in any corporation, partnership, joint venture, business, trust or other entity.

(c) Other than any former officers or as described in the SPAC SEC Filings, SPAC has never had any employees. Other than reimbursement of any out-of-pocket expenses incurred by SPAC’s officers and directors in connection with activities on SPAC’s behalf, SPAC has no unsatisfied liability with respect to any employee. SPAC does not currently maintain or have any liability under any employment or employee benefit plan, program or arrangement, and neither the execution and delivery of this Agreement or any of the Ancillary Agreements nor the consummation of the Transactions will (i) result in any payment (including severance, unemployment compensation, golden parachute, bonus or otherwise) becoming due to any director, officer or employee of SPAC, or (ii) result in the acceleration of the time of payment or vesting of any such benefits. The Transactions shall not be the direct or indirect cause of any amount paid or payable by SPAC being classified as an “excess parachute payment” under Section 280G of the Code.

Section 4.17 Nasdaq Quotation.

As of the date of this Agreement, SPAC Class A Shares, SPAC Public Rights and SPAC Units are each registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on The Nasdaq Stock Market LLC (“Nasdaq”) under the symbols “GIW,” “GIWWR” and “GIWWU,” respectively. SPAC is in compliance with the rules of the Nasdaq and there is no Action pending or, to the knowledge of SPAC, threatened against SPAC by Nasdaq or the SEC with respect to any intention by such entity to deregister the SPAC Class A Shares or the SPAC Public Rights or terminate the listing of SPAC Class A Shares, SPAC Public Rights and SPAC Units on Nasdaq. SPAC has not taken any action in an attempt to terminate the registration of SPAC Class A Shares, SPAC Public Rights or SPAC Units under the Exchange Act except as contemplated by this Agreement.

Section 4.18 Board Approval.

The SPAC Board (including any required committee or subgroup of such board) has, as of the date of this Agreement, unanimously (a) declared the advisability of the transactions contemplated by this Agreement, (b) determined that the transactions contemplated hereby are in the best interests of the SPAC Shareholders, (c) determined that the transactions contemplated hereby constitutes a Business Combination and (d) subject to the receipt of the Regulatory Approvals, recommended that the SPAC Shareholders approve the Transaction Proposal.

Section 4.19 PIPE Investment.

As of the date of this Agreement, other than the PIPE Subscription Agreements to be entered into, this Agreement and the Ancillary Agreements (with respect to Sponsor and SPAC), there are no other agreements, side letters, or arrangements between SPAC or Sponsor, on one side, or any PIPE Investor and/or any other Person, on the other side, relating to any PIPE Subscription Agreement, the transactions contemplated thereby, or any investment by any PIPE Investor in SPAC, PubCo or the Company, including any agreements, side letters, or other arrangements.

Section 4.20 No Additional Representations or Warranties.

Except as provided in Article III or in the case of intentional fraud, neither the Company, its Subsidiaries, nor any of their Affiliates, nor any of their respective equityholders, partners, members or Representatives has made, or is making, any representation or warranty whatsoever to SPAC or its Affiliates, and except as provided in Article III or in the case of intentional fraud, the Company hereby expressly disclaims and negates, to the fullest extent permitted by applicable Law, any other representation or warranty whatsoever (whether at Law or in equity), and any statement, information, opinion, projection or advice made, communicated or furnished (orally or in writing) to SPAC or any of its Affiliates or its or their respective Representatives, with respect to any of the Quantisimo Companies, their respective equityholders, partners, members or Representatives, and any matter relating to any of them, including their affairs, the condition, value or quality of the assets, liabilities, financial condition or results of operations, or with respect to the accuracy or completeness of any other information provided or made available to SPAC, its affiliates or any of their respective Representatives by, or on behalf of, any of the Quantisimo Companies, whether orally or in writing, in any confidential information memoranda, any actual or virtual “datarooms,” management presentations, due diligence discussions or in any other form in contemplation of the Transactions, and except as provided in Article III, or in the case of intentional fraud, no such party shall be liable in respect of the accuracy or completeness of any such information. Without limiting the generality of the foregoing, except as provided in Article III, or in the case of intentional fraud, neither the Company nor any other Person on behalf of the Company has made or makes, any representation or warranty, whether express or implied, with respect to any projections, forecasts, estimates or budgets made available to SPAC, its affiliates or any of their respective Representatives of future revenues, future results of operations (or any component thereof), future cash flows or future financial condition (or any component thereof) of the Company (including the reasonableness of the assumptions underlying any of the foregoing), or the probable success or profitability of any of the Quantisimo Companies, whether or not included in any management presentation or in any other information made available to SPAC, its Affiliates or any of their respective Representatives or any other person, and that, except as provided in Article III or in the case of intentional fraud, any such representations or warranties are expressly disclaimed. SPAC acknowledges that SPAC and its Representatives have been provided with full and complete access to the Representatives, books and records of the Company and the Company Subsidiaries and other information that they have requested in connection with their investigation of the Quantisimo Companies and the Transactions. Except as provided in Article III, or in the case of intentional fraud, SPAC is not relying on any representation or warranty, oral or written, express or implied, whatsoever as to the condition, merchantability, suitability or fitness for a particular purpose or trade as to any of the assets of any of the Company or its Subsidiaries, the prospects (financial or otherwise) or the viability or likelihood of success of the business of any of the Company and its Subsidiaries as conducted after the Closing, as contained in any materials provided by the Company or any of its Affiliates or any of their respective shareholders, partners, members or Representatives or otherwise.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF THE ACQUISITION ENTITIES

PubCo, Target Merger Sub and SPAC Merger Sub hereby jointly and severally represent and warrant to SPAC, the Company and the Company Shareholders the following:

Section 5.1 Organization, Good Standing, Corporate Power and Qualification.

Each Acquisition Entity is duly incorporated or organized, validly existing and in good standing (or the equivalent thereof) under the laws of its jurisdiction of incorporation or organization (being the British Virgin Islands with respect to PubCo and Target Merger Sub, and the Cayman Islands with respect to SPAC Merger Sub). Each Acquisition Entity has the requisite corporate power and authority to own and operate its properties and assets and to carry on its business as presently conducted and contemplated to be conducted, to execute and deliver this Agreement and the Ancillary Agreements to which it is or will be a party, and to perform its obligations pursuant hereto, thereto and to its Governing Documents. The PubCo Governing Documents are in full force and effect.

Section 5.2 Capitalization and Voting Rights.

(a) The authorized shares of PubCo consist of 50,000 PubCo Ordinary Shares of no par value, of which one (1) PubCo Ordinary Share is issued and outstanding as of the date of this Agreement. The authorized share capital of SPAC Merger Sub consists of 50,000 Ordinary Shares of $1.00 par value each, of which one (1) ordinary share is issued and outstanding as of the date of this Agreement. The authorized shares of Target Merger Sub consist of 50,000 shares of no par value, of which one (1) share is issued and outstanding as of the date of this Agreement. The PubCo Ordinary Share issued and outstanding as of the date of this Agreement, the SPAC Merger Sub Share and the Target Merger Sub Share, and any PubCo Ordinary Shares and shares of SPAC Merger Sub and Target Merger Sub that will be issued pursuant to the Transactions, (i) have been, or will be prior to such issuance, duly authorized and have been, or will be at the time of issuance, validly issued and are fully paid, (ii) were, or will be, issued, in compliance in all material respects with applicable Law, and (iii) were not, and will not be, issued in breach or violation of any preemptive rights or Contract.

(b) Except (i) as set forth in Section 5.2(a), including any PubCo Shares and shares of SPAC Merger Sub and Target Merger Sub that will be issued pursuant to the Transactions, (ii) the PIPE Subscription Agreements, and (iii) the SPAC Public Rights Agreement, there are no outstanding options, warrants or other equity appreciation, phantom equity, profit participation or similar rights for the purchase or acquisition from any Acquisition Entity of any shares of capital stock of any Acquisition Entity to which any Acquisition Entity is a party.

(c) PubCo does not own or control, directly or indirectly, any interest in any corporation, partnership, limited liability company, association or other business entity, other than, as of the date of this Agreement, SPAC Merger Sub and Target Merger Sub and, as of the Closing Date, SPAC and the Surviving Corporation. Neither SPAC Merger Sub nor Target Merger Sub owns or controls, directly or indirectly, any interest in any corporation, partnership, limited liability company, association or other business entity.

Section 5.3 Due Authorization.

All corporate actions on the part of each Acquisition Entity necessary for the authorization, execution and delivery of this Agreement and the Ancillary Agreements to which it is or will be a party and the performance of all its obligations thereunder (including any board or shareholder approval, as applicable) have been taken, subject to the filing of the SPAC Merger Filing Documents and the Company Merger Filing Documents. This Agreement and the Ancillary Agreements to which an Acquisition Entity is or will be a party is, or when executed by the other parties thereto, will be, valid and legally binding obligations of such Acquisition Entity enforceable against it in accordance with its terms, except (a) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, and other applicable laws now or hereafter in effect of general application affecting enforcement of creditors’ rights generally, and (b) as limited by applicable laws relating to the availability of specific performance, injunctive relief, or other equitable remedies.

Section 5.4 Compliance with Other Instruments.

No Acquisition Entity is in violation of any term of its respective Governing Documents. No Acquisition Entity is in violation of any term or provision of any Governmental Order by which it is bound which has had or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of any Acquisition Entity to enter into this Agreement and the Ancillary Agreements and to consummate the Transactions. The execution and delivery by each Acquisition Entity and the performance by each of Acquisition Entity of its obligations pursuant to this Agreement and the Ancillary Agreements to which it is or will be a party will not result in, by the giving of notice, the lapse of time or otherwise, (a) any violation of, conflict with, require any consent, filing, notice, waiver or approval or constitute a default under, (i) its Governing Documents, (ii) any Contract to which it is a party or by which its assets are bound or (iii) any applicable Law, Permit or Governmental Order, nor (b) the creation of any Lien upon any of its properties or assets except, in the case of clauses (a)(ii), (a)(iii) and (b), to the extent that the occurrence of the foregoing has not had, and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of any Acquisition Entity to enter into this Agreement and the Ancillary Agreements and to consummate the Transactions.

Section 5.5 Absence of Changes.

(a) Since the date of its incorporation there has not been, individually or in the aggregate, a material adverse effect on the ability of any Acquisition Entity to enter into this Agreement and the Ancillary Agreements and to consummate the Transactions,

(b) since the date of its incorporation to the date of this Agreement, each Acquisition Entity has not conducted any business (other than with respect to the evaluation of and negotiations in connection with this Agreement and the Transactions contemplated hereby).

Section 5.6 Actions.

(a) There are no Actions pending or, to the Company’s knowledge, threatened in writing against any Acquisition Entity; and (b) there is no judgment or award unsatisfied against any Acquisition Entity, nor is there any Governmental Order in effect and binding on any Acquisition Entity or its assets or properties that has, individually or in the aggregate, a material adverse effect on the ability of any Acquisition Entity to enter into this Agreement or the Ancillary Agreements or to consummate the Transactions.

Section 5.7 Brokers or Finders; Transaction Expenses.

No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission or expense reimbursement in connection with the Transactions contemplated based upon arrangements made by and on behalf of any Acquisition Entity.

Section 5.8 Proxy/Registration Statement.

The information supplied by each Acquisition Entity for inclusion or incorporation by reference in the Proxy/Registration Statement, the Consent Solicitation Statement or any current report of SPAC on Form 8-K or any current report of PubCo on Form 8-K shall not, (i) in the case of the Proxy/Registration Statement, on the effective date of the Proxy/Registration Statement, (ii) in the case of the Proxy/Registration Statement or any current report of SPAC on Form 8-K or any current report of PubCo on Form 8-K, when filed, made available, mailed or distributed, as the case may be, (iii) in the case of the Proxy/Registration Statement, at the time of the SPAC Shareholder Meeting and the SPAC Merger Effective Time, and (iv) in the case of the Consent Solicitation Statement, at the time the Consent Solicitation Statement is first made available, mailed or distributed, as the case may be, to the Company Shareholders, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. All documents that an Acquisition Entity is responsible for filing with the SEC in connection with the Transactions will comply as to form and substance in all material respects with the applicable requirements of the Securities Act and the Exchange Act.

Section 5.9 Investment Company Act; JOBS Act.

No Acquisition Entity is an “investment company” or a Person directly or indirectly “controlled” by or acting on behalf of an “investment company”, in each case within the meaning of the Investment Company Act. No Acquisition Entity constitutes an “emerging growth company” within the meaning of the JOBS Act.

Section 5.10 Business Activities.

Each Acquisition Entity was formed solely for the purpose of effecting the Transactions and has not engaged in any business activities or conducted any operations other than in connection with the Transactions and has no, and at all times prior to the Closing except as expressly contemplated by Agreement or the Ancillary Agreements and the Transactions, will have no, assets, liabilities or obligations of any kind or nature whatsoever other than those incident to its formation.

Section 5.11 PubCo Incentive Equity Plan.

Prior to the Closing Date, and subject to the approval of each of SPAC Shareholders and PubCo’s shareholders, the board of directors of PubCo shall approve and adopt an equity incentive plan in a form consistent with the form of equity plan customary for publicly traded companies, with an initial award pool of PubCo Class A Ordinary Shares equal to no more than ten percent (10%) of PubCo’s common stock outstanding as of immediately after the SPAC Merger Effective Time (rounded up to the nearest whole share), with an annual evergreen provision providing for automatic increases of five percent (5%) per annum, and with other terms to be mutually agreed between the Company and SPAC (the “PubCo Incentive Equity Plan”).

Section 5.12 PIPE Investment.

As of the date of this Agreement, other than the PIPE Subscription Agreement to be entered into, this Agreement and the Ancillary Agreements, there are no other agreements, side letters, or arrangements between PubCo or any Acquisition Entity and any PIPE Investor relating to any PIPE Subscription Agreement that could affect the obligation of such PIPE Investor to contribute to PubCo the applicable portion of the amount of the PIPE Investment set forth in the PIPE Subscription Agreement of such PIPE Investor.

Section 5.13 Intended Tax Treatment.

None of the Acquisition Entities has taken, or agreed to take, any action not contemplated by this Agreement and/or any Ancillary Agreements that could reasonably be expected to prevent the Transactions from qualifying for the Intended Tax Treatment. PubCo has no plan or intention to liquidate SPAC or the Surviving Corporation (or to cause SPAC or the Surviving Corporation to liquidate for federal income tax purposes) following the Transactions.

Section 5.14 Foreign Private Issuer.

PubCo is and shall be at all times commencing from the date 30 days prior to the first filing of the Proxy/Registration Statement with the SEC through the Closing, a foreign private issuer as defined in Rule 405 under the Securities Act.

ARTICLE VI

COVENANTS OF THE COMPANY, THE COMPANY SHAREHOLDERS AND THE ACQUISITION ENTITIES

Section 6.1 Available Cash.

(a) SealSQ shall use commercially reasonable efforts to fund to PubCo the Company Cash Contribution in cash at or immediately prior to the Closing. The Company Cash Contribution shall be credited toward the Merger Consideration, and SealSQ shall receive the Company Cash Contribution Credit Shares in addition to its pro rata share of the Merger Consideration. The failure of SealSQ to fund the Company Cash Contribution shall constitute a failure of the condition set forth in Section 9.2(f) and shall not independently constitute a Terminating Company Breach for purposes of Section 10.1(e).

(b) SPAC and Sponsor shall use commercially reasonable efforts to cause the SPAC Cash Contribution to be funded to PubCo at or immediately prior to the Closing in an amount not less than the SPAC Minimum Contribution. The failure of SPAC to fund the SPAC Cash Contribution in an amount not less than the SPAC Minimum Contribution shall constitute a failure of the condition set forth in Section 9.3(c) and shall not independently constitute a Terminating SPAC Breach for purposes of Section 10.1(f).

(c) To the extent the SPAC Cash Contribution actually funded to PubCo exceeds the SPAC Minimum Contribution, SealSQ shall match such excess by funding an additional cash contribution to PubCo equal to the difference between the SPAC Cash Contribution and the SPAC Minimum Contribution. Such additional contribution shall be funded at Closing and shall be treated as part of the Company Cash Contribution for all purposes of this Agreement. Notwithstanding the foregoing, SealSQ shall have no obligation to fund any additional cash contribution if the SPAC Cash Contribution exceeds $25,000,000.

(d) The funding of the Company Cash Contribution and the SPAC Cash Contribution shall be regarded as a single transaction so that none shall be deemed to have taken place and Closing shall be deemed not to have occurred if and unless the other has taken place on or effective as of the Closing Date.

Section 6.2 Transaction Expenses Cap.

(a) SPAC Transaction Expenses (excluding any taxes payable by SPAC in connection with the SPAC Share Redemption and other Transfer Taxes) and pre-Closing liabilities of SPAC prior to the Closing, whether incurred prior to, on or after the date hereof and whether paid or payable in cash or newly issued securities of PubCo, SPAC or the Company, shall not exceed the SPAC Expense Cap (or as provided in Section 6.2(b), the Extended SPAC Expense Cap) without Company’s prior written consent. As provided for in this Agreement, SPAC Transaction Expenses, to the extent not paid prior to Closing, shall be paid by PubCo up to the SPAC Expense Cap, other than any taxes payable by SPAC in connection with the SPAC Share Redemption and other Transfer Taxes, which shall be reimbursed from the Trust Account.

(b) Notwithstanding the foregoing, SPAC Transaction Expenses that exceed the SPAC Expense Cap but do not exceed $7,500,000 (the “Extended SPAC Expense Cap”) can be paid by PubCo (other than any taxes payable by SPAC in connection with the SPAC Share Redemption and other Transfer Taxes, which shall be reimbursed from the Trust Account) to the extent that (i) they are reasonable and documented; (ii) the Company has had the opportunity to review them and provide comments to SPAC, which SPAC should take into consideration in good faith; and (iii) such reimbursement does not cause the net cash available to PubCo from the Trust Account to drop below the SPAC Minimum Contribution after SPAC Share Redemptions.

(c) In the event the Closing has not occurred by the Outside Date but the Agreement has not been terminated, SPAC Transaction Expenses incurred after the Outside Date can be reimbursed from the Trust Account to the extent that (i) they are reasonable and documented; (ii) the Company has had the opportunity to review them and provide comments to SPAC, which SPAC should take into consideration in good faith; and (iii) such reimbursement does not cause the net cash available to PubCo from the Trust Account to drop below the SPAC Minimum Contribution after SPAC Share Redemptions and payment of SPAC Transaction Expenses (excluding any taxes payable by SPAC in connection with the SPAC Share Redemption and other Transfer Taxes) up to the SPAC Expense Cap or the Extended SPAC Expense Cap, as applicable (the “Outside Date SPAC Transaction Expenses”).

(d) In the event that SPAC Excess Transaction Expenses are not approved in writing by the Company in accordance with Section 6.2(a), the Sponsor shall at or prior to the Closing and at the Sponsor’s sole cost, satisfy such SPAC Excess Transaction Expenses, including by obtaining unconditional waivers, write-offs of forgiveness of such amounts.

(e) Unless otherwise approved in writing by the Company, SPAC Excess Transaction Expenses shall not be borne, directly or indirectly, by PubCo, the Company, the Surviving Corporation, SealSQ, WISeQey or any of their respective Subsidiaries or Affiliates, and shall not be paid from the Trust Account or from any proceeds thereof.

(f) As provided for in this Agreement, Company Advisors Expenses, to the extent not paid prior to Closing, shall be paid by PubCo up to the Company Expense Cap. Unless otherwise approved in writing by SPAC, Company Advisors Expenses, whether incurred prior to, on or after the date hereof, that exceed the Company Expense Cap shall be paid by SealSQ.

Section 6.3 PubCo Nasdaq Listing.

PubCo shall use reasonable best efforts to cause the PubCo Ordinary Shares issuable in connection with the Transactions to be approved for listing on the Nasdaq Capital Market, subject to official notice of issuance, prior to the Closing Date. The Company and each Acquisition Entity shall cooperate with PubCo and SPAC in connection with such listing application, including by furnishing all information and documentation reasonably required by Nasdaq.

Section 6.4 Company Conduct of Business.

Except (i) as expressly permitted by this Agreement or any Ancillary Agreement, (ii) as required by applicable Law, any Governmental Authority or any Contract to which the Company or any of its Subsidiaries or the Operating Subsidiaries is a party, (iii) as set forth in Section 6.4 of the Company Disclosure Letter, (iv) for the incurrence of Company Transaction Expenses or (v) as consented to in writing by SPAC, which consent shall not be unreasonably withheld, conditioned or delayed, during the Interim Period the Company shall, and shall cause each of its Subsidiaries to, and each Acquisition Entity shall, operate its business in the Ordinary Course of Business. Without limiting the generality of the foregoing, except as so permitted, required, disclosed or consented to, the Company shall not, and shall cause each of its Subsidiaries not to, and no Acquisition Entity shall:

(a) change, amend or restate the Governing Documents of any of the Quantisimo Companies or any Acquisition Entity;

(b) make or declare any dividend or distribution to any shareholder or member of any of the Quantisimo Companies or any Acquisition Entity, or make any other distribution in respect of their capital stock or equity interests;

(c) split, combine, reclassify, recapitalize or otherwise amend any terms of any shares or series of capital stock or other equity interests of any of the Quantisimo Companies or any Acquisition Entity;

(d) purchase, repurchase, redeem or otherwise acquire any issued and outstanding share capital, shares of capital stock, membership interests or other equity interests of any of the Quantisimo Companies or any Acquisition Entity;

(e) sell, assign, transfer, convey, lease or otherwise dispose of any material assets or properties of any of the Quantisimo Companies or any Acquisition Entity, except for sales of inventory or dispositions of equipment in the Ordinary Course of Business or transactions solely among the Company and its wholly owned Subsidiaries or the Operating Subsidiaries;

(f) acquire any ownership interest in any real property;

(g) acquire by merger or consolidation with, or merge or consolidate with, or purchase all or a material portion of the equity or assets of, any corporation, partnership, association, joint venture or other business organization or division thereof;

(h) make, change or revoke any material election in respect of Taxes, settle or compromise any material Tax liability, change any annual Tax accounting period or method, amend any Tax Return, file any claim for a material Tax refund, enter into any closing agreement, waive or extend any statute of limitations with respect to Taxes, or surrender any right to claim a material Tax refund;

(i) take, agree to take or fail to take any action that could reasonably be expected to prevent the Transactions from qualifying for the Intended Tax Treatment;

(j) (A) issue any additional equity securities of any of the Quantisimo Companies or any Acquisition Entity, or any securities exercisable for or convertible into such equity securities, except for (x) issuances required by the Company Governing Documents as in effect on the date hereof or (y) issuances expressly contemplated by the Transactions, (B) grant any options, warrants, convertible equity instruments or other equity-based awards relating to the equity of any of the Quantisimo Companies or any Acquisition Entity, except for awards approved by the Company Board before the date of this Agreement and disclosed to SPAC;

(k) adopt a plan of, or otherwise enter into or effect, any complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of any of the Quantisimo Companies or any Acquisition Entity, merge or consolidate with any Person, be acquired by any Person or file for bankruptcy;

(l) waive, release, settle, compromise or otherwise resolve any Action, except in the Ordinary Course of Business or where the settlement involves only monetary damages in an amount less than $250,000 individually and $500,000 in the aggregate and does not impose any material non-monetary obligation;

(m) incur, assume or guarantee any Indebtedness for borrowed money in excess of $500,000 in the aggregate, other than borrowings under existing credit facilities in the Ordinary Course of Business;

(n) enter into, renew or materially amend (i) any transaction or Contract with a Company Shareholder, any director, officer or other related Person that would require disclosure under Item 404 of Regulation S-K, (ii) any Contract with a broker, finder, investment banker or financial advisor relating to the Transactions, or (iii) any Contract that would constitute a Material Contract if entered into before the date of this Agreement, other than in the Ordinary Course of Business;

(o) limit the right of any of the Quantisimo Companies to engage in any line of business or geographic area, to develop, market or sell products or services, or to compete with any Person, or grant any exclusive rights to any Person other than non-exclusive licenses in the Ordinary Course of Business;

(p) fail to maintain in full force and effect insurance policies covering any of the Quantisimo Companies and its properties, assets and business in a form and amount consistent with past practice, or fail to comply in all material respects with applicable Laws and Material Contracts;

(q) except as required by a Company Benefit Plan, applicable Law or a Contract in effect on the date hereof, or in the ordinary course of business consistent with past practice (i) increase compensation or benefits of any employee, director, officer or other service provider, (ii) enter into, amend, modify, terminate or adopt any Company Benefit Plan, (iii) accelerate the vesting or payment of, or waive any performance or vesting condition with respect to, any equity award, (iv) grant any termination, severance, change-in-control, transaction bonus, tax gross-up or retention payment or benefit, (v) hire, promote, engage, furlough or terminate other than for cause any employee or service provider with annualized base compensation or service fees in excess of $250,000, (vi) undertake any layoff, mass dismissal, collective redundancy, closure, reduction-in-force, furlough or similar action that would trigger advance notice obligations under applicable Law, or (vii) enter into any written waiver of any restrictive covenants applying to any current or former employee or individual independent contractor;

(r) except as required by Law and on reasonable prior written notice to SPAC to the extent permitted by Law, enter into, negotiate or modify any collective bargaining agreement, works agreement or bargaining relationship with a labor union or employee representative body;

(s) enter into, terminate or amend any Contract with a professional employer organization or staffing agency;

(t) enter into any agreement or otherwise make any binding commitment to take any action prohibited by this Section 6.4;

(u) fail to comply in all material respects with, or fail to continue performing under, its Governing Documents, all Material Contracts and all applicable Laws, including applicable Trade Laws;

(v) If, during the Interim Period, any of the Quantisimo Companies or any Acquisition Entity receives written notice of, becomes a party to or the subject of any Action relating to, or otherwise becomes aware of, any actual, alleged or potential violation of applicable Trade Laws, Anticorruption Laws and Anti-Money Laundering Laws, it shall provide written notice to SPAC within one (1) Business Day after discovery; or

(w) In addition, during the Interim Period, the Company shall use commercially reasonable efforts to preserve intact its business organization and relationships with material customers, suppliers, licensors and business partners and to retain its key employees.

Section 6.5 Directors and Officers.

(a) The parties agree that the board of directors of PubCo immediately after the Closing shall consist of seven (7) directors, comprised of: (i) four (4) directors designated by the Company prior to the Closing, who shall be reasonably acceptable to SPAC, of which at least two (2) shall qualify as “independent” if and as required under Nasdaq listing rules; and (ii) three (3) directors designated by SPAC prior to the Closing, who shall be reasonably acceptable to the Company, of which at least two (2) shall qualify as “independent” if and as required under Nasdaq listing rules. The post-Closing board shall satisfy all applicable Nasdaq listing requirements regarding board composition, independence, and committee membership.

(b) Section 6.5(b) of the Company Disclosure Letter shall set forth the initial directors and officers of PubCo, the SPAC Surviving Corporation and the Surviving Corporation as of the Closing as contemplated as of the date of this Agreement, which list can be supplemented by the Company and SPAC prior to the effectiveness of the Proxy/Registration Statement. The post-Closing officers of PubCo, the SPAC Surviving Corporation and the Surviving Corporation shall be determined by the PubCo and shall be reasonably acceptable to SPAC.

Section 6.6 D&O Indemnification and Insurance.

(a) For a period of six (6) years after the Closing Date (or, if a claim is asserted or made within such six-year period, until the final disposition of such claim), PubCo shall not, and shall cause the Surviving Corporation not to, amend, repeal, or otherwise modify any provision of its certificate of incorporation, bylaws, or other organizational documents relating to the indemnification, exculpation, or advancement of expenses of any current or former director or officer of the Company, any Acquisition Entity, or SPAC (including any provisions relating to the elimination of liability or limitations on liability) in any manner that would adversely affect the rights of any such Person thereunder with respect to any act or omission occurring at or prior to the Closing.

(b) For a period of six (6) years after the Closing Date (or, if a claim is asserted or made within such six-year period, until the final disposition of such claim), PubCo shall, and shall cause the Surviving Corporation to, honor all indemnification, exculpation, and advancement of expenses obligations existing as of the date of this Agreement in favor of any current or former director or officer of the Company, any Acquisition Entity, or SPAC (each, a “D&O Indemnified Party”) with respect to any act or omission occurring at or prior to the Closing, including by maintaining provisions in PubCo’s and the Surviving Corporation’s organizational documents that are no less favorable than the indemnification, exculpation, and advancement of expenses provisions set forth in the organizational documents of the Company, the Acquisition Entities, and SPAC as of the date of this Agreement.

(c) For a period of six (6) years after the Closing Date, PubCo shall, and shall cause the Surviving Corporation to, maintain in effect directors’ and officers’ liability insurance policies (“tail” coverage) covering those Persons who are covered by the Company’s or SPAC’s directors’ and officers’ liability insurance policies as of the date of this Agreement with respect to acts or omissions occurring at or prior to the Closing, on terms and conditions no less favorable than those in effect on the date of this Agreement; provided, however, that neither PubCo nor the Surviving Corporation shall be required to pay annual premiums in excess of 300% of the last annual premium paid by the Company or SPAC (as applicable) prior to the date of this Agreement (the “Maximum Premium”); provided, further, that if the cost of such insurance exceeds the Maximum Premium, PubCo shall obtain as much comparable insurance as possible for an annual premium equal to the Maximum Premium.

(d) In the event that PubCo, the Surviving Corporation, or any of their respective successors or assigns (i) consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, PubCo or the Surviving Corporation (as applicable) shall ensure that proper provision is made so that the successors and assigns of PubCo or the Surviving Corporation assume all of the obligations set forth in this Section 6.6.

(e) The provisions of this Section 6.6: (i) are intended to be for the benefit of, and shall be enforceable by, each D&O Indemnified Party and his or her heirs, executors, and personal representatives; (ii) shall be binding on PubCo and the Surviving Corporation and their respective successors and assigns; (iii) are in addition to, and not in substitution for, any other rights to indemnification or contribution that any D&O Indemnified Party may have, whether pursuant to Law, Contract, organizational documents, or otherwise; and (iv) shall survive the Closing and shall not be terminated or modified in a manner that would adversely affect any D&O Indemnified Party without the prior written consent of such D&O Indemnified Party.

(f) Notwithstanding anything to the contrary in this Section 6.6, the obligations of PubCo and the Surviving Corporation under this Section 6.6 shall not be funded, directly or indirectly, from the proceeds of the Trust Account to the extent that such funding would have the effect of returning Trust Account proceeds to Company Shareholders or their Affiliates in respect of claims arising from conduct occurring prior to the Closing. The obligations under this Section 6.6 shall be satisfied from the general assets and insurance proceeds of PubCo and the Surviving Corporation.

Section 6.7 No Trading.

From the date of this Agreement until the earlier of the Closing or the termination of this Agreement in accordance with Article X, neither the Company nor any Acquisition Entity shall, directly or indirectly, purchase, sell, or otherwise acquire or transfer any securities of SPAC, or enter into any arrangement or understanding with respect thereto.

Section 6.8 Anti-Takeover.

The Company shall not take any action that would cause any “moratorium,” “control share acquisition,” “business combination,” “fair price,” or other anti-takeover statute or similar Law to become applicable to the Transactions contemplated by this Agreement. If any such anti-takeover statute or similar Law becomes applicable to the Transactions, the Company shall take all action necessary to ensure that the Transactions may be consummated as contemplated by this Agreement.

Section 6.9 Financials.

The Company shall deliver to SPAC, as promptly as reasonably practicable following the end of each fiscal quarter (other than the fourth fiscal quarter) and each fiscal year, any financial statements of the Quantisimo Companies that are required to be included in the Proxy/Registration Statement or any amendment or supplement thereto in accordance with applicable Law, SEC rules and regulations, and applicable accounting standards. Such financial statements shall be prepared in accordance with GAAP (or IFRS, as applicable) applied on a consistent basis throughout the periods involved and shall fairly present in all material respects the financial position and results of operations of the Company and the Subsidiaries as of the dates and for the periods indicated. The Company shall deliver to SPAC, no later than October 31, 2026, (i) audited consolidated financial statements for each of the entities comprising the Quantisimo Companies for the fiscal years ended December 31, 2024 and December 31, 2025, prepared in conformity with GAAP and PCAOB standards and audited by a reputable PCAOB-registered audit firm, and (ii) reviewed interim consolidated financial statements for the six-month period ended June 30, 2026, prepared in conformity with GAAP and PCAOB standards and reviewed by a reputable PCAOB-registered audit firm.

Section 6.10 PFIC Cooperation.

The parties shall cooperate in good faith to minimize the risk that PubCo will be classified as a “passive foreign investment company” within the meaning of Section 1297 of the Code (a “PFIC”) for any taxable year; provided, however, that PFIC status shall not constitute a condition to Closing and the failure to avoid PFIC status shall not give rise to any liability on the part of any party hereto.

Section 6.11 No Solicitation.

From the date of this Agreement until the earlier of the Closing or the termination of this Agreement in accordance with Article X, the Company and each of the Company Shareholders shall not, and shall cause their respective Subsidiaries, Affiliates and Representatives not to, directly or indirectly, (a) solicit, initiate, or knowingly encourage (including by way of furnishing non-public information), or take any other action designed to facilitate, any inquiry or the making of any proposal or offer that constitutes, or would reasonably be expected to lead to, a Company Acquisition Proposal, (b) enter into, continue, or otherwise participate in any discussions or negotiations with any Person regarding a Company Acquisition Proposal, (c) furnish to any Person any non-public information relating to the Company or any of its Subsidiaries or any of its or their respective properties or assets in connection with or in furtherance of a Company Acquisition Proposal, (d) enter into any agreement, arrangement, or understanding with respect to a Company Acquisition Proposal, or (e) grant any waiver, amendment or release under any confidentiality agreement or the anti-takeover laws of any jurisdiction relating to a Company Acquisition Proposal. The Company and each of the Company Shareholders shall, and shall cause their respective Affiliates and Representatives to, immediately cease any and all existing discussions or negotiations with any Person with respect to any Company Acquisition Proposal. Any violation of the restrictions set forth in this Section 6.11 by the Company, the Company Shareholders or their respective Affiliates or Representatives shall be deemed to be a breach of this Section 6.11 by the Company and the Company Shareholders.

For purposes of this Agreement, a “Company Acquisition Proposal” means any offer or proposal relating to: (a) any acquisition or purchase, direct or indirect, of fifteen percent (15%) or more of the consolidated assets of the Company and its Subsidiaries or fifteen percent (15%) or more of any class of equity or voting securities of the Company; (b) any tender offer or exchange offer that, if consummated, would result in any Person beneficially owning fifteen percent (15%) or more of any class of equity or voting securities of the Company; or (c) a merger, consolidation, share exchange, business combination, sale of substantially all assets, reorganization, recapitalization, liquidation, dissolution or similar transaction involving the Company, other than the Transactions.

Section 6.12 Shareholder Support Agreement.

If any Company Shareholder fails to comply in any material respect with its obligations under the Shareholder Support Agreement in a timely manner, the Company shall promptly take all actions available to enforce the Shareholder Support Agreement, including utilizing the proxy granted to it under the Shareholder Support Agreement to act for such Company Shareholder in accordance with the terms and conditions thereof, the BVI Act and other applicable Law; provided that no such action by the Company shall be necessary if the failed action is not necessary for any vote or written consent to be approved by a required percentage of Company Shareholders.

ARTICLE VII

COVENANTS OF SPAC

Section 7.1 Trust Account Payments.

Upon the satisfaction or waiver of the conditions set forth in Article IX and provision of notice to the Trustee in accordance with the Trust Agreement, at the Closing, and in connection with the SPAC Merger, SPAC shall:

(a) cause the Trustee to pay, by wire transfer of immediately available funds, to each holder of SPAC Common Stock who has validly elected to redeem such shares pursuant to the SPAC Share Redemption, an amount equal to the applicable per-share redemption price determined in accordance with the Governing Documents of SPAC;

(b) cause the Trustee to pay, by wire transfer of immediately available funds, the SPAC Transaction Expenses in accordance with written instructions delivered to the Trustee by SPAC, subject to the provisions of Section 6.2; and

(c) cause the remaining funds held in the Trust Account to be disbursed to PubCo (or as otherwise directed by PubCo) by wire transfer of immediately available funds (such remaining funds, the “Trust Cash”).

Section 7.2 SPAC Listing Maintenance.

From the date of this Agreement until the earlier of the Closing or the termination of this Agreement in accordance with Article X, SPAC shall use reasonable best efforts to maintain the listing and trading of the SPAC Common Stock on the Nasdaq Capital Market and shall not take any action that would reasonably be expected to result in the delisting or suspension of trading of the SPAC Common Stock on Nasdaq.

Section 7.3 SPAC Conduct of Business.

Except (i) as expressly permitted by this Agreement or any Ancillary Agreement, (ii) any applicable Law, any Governmental Authority or any Contract to which SPAC is a party, (iii) as set forth in Section 7.3 of the SPAC Disclosure Letter, (iv) for the incurrence of SPAC Transaction Expenses or (v) as consented to in writing by the Company, which consent shall not be unreasonably withheld, conditioned or delayed, during the Interim

Period SPAC shall operate its business in the Ordinary Course of Business. Without limiting the generality of the foregoing, except as so permitted, required, disclosed or consented to, SPAC shall not:

(a) (A) change, modify or amend the Trust Agreement or the SPAC Governing Documents, or seek any approval from the SPAC Shareholders to take any such action, except as contemplated by the Transaction Proposals, or (B) amend any other organizational document of SPAC;

(b) change, modify or amend the SPAC Public Rights Agreement;

(c) (A) make or declare any dividend or distribution to SPAC Shareholders or make any other distribution in respect of SPAC’s capital stock or equity interests, (B) split, combine, reclassify, recapitalize or otherwise amend any terms of any shares or series of SPAC’s capital stock or equity interests, or (C) purchase, repurchase, redeem or otherwise acquire any issued and outstanding shares, warrants or other equity interests of SPAC, other than a redemption of SPAC Common Stock made as part of the SPAC Share Redemption;

(d) merge, consolidate or amalgamate with or into, or acquire by purchasing a substantial portion of the assets or equity of, any other Person, or be acquired by any other Person;

(e) make, change or revoke any material election in respect of Taxes, settle or compromise any material Tax liability, change any annual Tax accounting period or method, amend any Tax Return, file any claim for a material Tax refund, enter into any closing agreement, waive or extend any statute of limitations with respect to Taxes, or surrender any right to claim a material Tax refund;

(f) take, agree to take or fail to take any action that could reasonably be expected to prevent the Transactions from qualifying for the Intended Tax Treatment;

(g) enter into, renew or materially amend any transaction or Contract (A) with an Affiliate of SPAC, other than a transaction or Contract pursuant to which the Sponsor or any of its Affiliates provides financing to SPAC, or (B) with any SPAC Shareholder, except as permitted or contemplated by this Agreement, including any PIPE Subscription Agreement in accordance with Section 7.7;

(h) incur, assume or guarantee any Indebtedness or issue or sell any debt securities, warrants or other rights to acquire debt securities, other than (A) Indebtedness or guarantees expressly contemplated by this Agreement or (B) debt financing provided by the Sponsor or any of its Affiliates, including Working Capital Loans;

(i) (A) make any material change in SPAC’s accounting principles, policies, procedures or methods unless required by an amendment in GAAP adopted after the date hereof and agreed to by SPAC’s independent accountants, or (B) engage in any new line of business or material commercial activity other than to consummate the Transactions;

(j) other than pursuant to the Sponsor Support Agreement, (A) issue, sell, pledge, dispose of, grant or encumber, or authorize the issuance, sale, pledge, disposition, grant or encumbrance of, any SPAC Capital Stock or securities exercisable for or convertible into SPAC Capital Stock, or (B) grant any options, warrants or other equity-based awards with respect to SPAC Capital Stock that are not outstanding on the date of this Agreement and disclosed in the SPAC SEC Filings;

(k) waive, release, compromise, settle or agree to waive, release, compromise or settle any Action, except where the payment of monetary damages is less than $100,000 individually and $250,000 in the aggregate and the settlement imposes no material non-monetary obligation;

(l) (A) hire or enter into any employment, consulting or similar agreement with any Person, (B) increase the compensation of any current or former officer or director, (C) adopt any benefit plan for any current or former officer or director, (D) materially amend any existing agreement with any current or former officer or director, or (E) grant or establish any form of compensation or benefits to any current or former employee, officer, director, individual independent contractor or other individual service provider of SPAC;

(m) make any loan, advance or capital contribution to, or investment in, any other Person, including any officer, director, agent or consultant, other than business expenses advanced in the Ordinary Course of Business, or enter into any keep-well or similar agreement;

(n) liquidate, dissolve, reorganize or otherwise wind up its business and operations;

(o) enter into any formal or informal agreement or otherwise make any binding commitment to take any action prohibited by this Section 7.3; or

(p) fail to maintain in full force and effect insurance policies covering SPAC and its properties, assets and business in a form and amount consistent with past practice.

Section 7.4 No Solicitation.

During the Interim Period, SPAC shall not, and shall cause its Affiliates or Representatives not to, directly or indirectly, (a) solicit, initiate or knowingly encourage, including by furnishing non-public information, or take any other action designed to facilitate, any inquiry or the making of any proposal or offer that constitutes, or would reasonably be expected to lead to, a SPAC Alternative Transaction, (b) enter into, continue or otherwise participate in any discussions or negotiations with any Person regarding a SPAC Alternative Transaction, (c) furnish to any Person any non-public information relating to SPAC or any of its properties or assets in connection with or in furtherance of a SPAC Alternative Transaction, (d) enter into any agreement, arrangement or understanding with respect to a SPAC Alternative Transaction, or (e) grant any waiver, amendment or release under any confidentiality agreement or anti-takeover Law relating to a SPAC Alternative Transaction. SPAC shall, and shall cause its Affiliates and Representatives to, immediately cease all existing discussions or negotiations with any Person with respect to any SPAC Alternative Transaction. Any violation of the restrictions set forth in this Section 7.4 by SPAC or its Affiliates or Representatives shall be deemed to be a breach of this Section 7.4 by SPAC.

Section 7.5 SPAC Public Rights Agreement Amendment.

Prior to or concurrently with the Closing, SPAC shall use reasonable best efforts to cause an amendment to the Rights Agreement between SPAC and Continental Stock Transfer & Trust Company, as rights agent, to provide that, upon consummation of the Transactions, each SPAC Public Right outstanding immediately prior to the SPAC Merger Effective Time shall entitle the holder thereof to receive one-fifth (1/5) of one PubCo Ordinary Share (in lieu of one-fifth (1/5) of one SPAC Class A Share), on terms substantially consistent with the terms of the SPAC Public Rights as in effect immediately prior to the SPAC Merger Effective Time, and otherwise to reflect the consummation of the Mergers and the succession of PubCo as the publicly traded entity.

Section 7.6 SPAC Public Filings.

Between the date of this Agreement and the SPAC Merger Effective Time or the earlier termination of this Agreement, SPAC will keep current and timely file all forms, reports, schedules, statements and other documents required to be filed or furnished by SPAC with the SEC, and otherwise comply in all material respects with applicable securities Laws. All such filings shall be prepared in all material respects in accordance with the requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act, as applicable, and shall not, at the time filed or furnished, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading. SPAC shall consult with the Company regarding any such filings which discuss or refer to this Agreement or the Transactions; provided, however, that SPAC shall have final approval over the contents and timing of any such filing.

Section 7.7 PIPE Investment Protection.

Unless otherwise approved in writing by Company, PubCo and SPAC, SPAC shall not permit any amendment or modification to be made to, or any waiver, consent or termination of, any provision or remedy under, or any replacement of, any PIPE Subscription Agreement once entered into. SPAC shall use its reasonable best efforts to take, or request that the counterparties take, all actions and do, or request that the counterparties do, all things necessary, proper or advisable to consummate the transactions contemplated by the PIPE Subscription Agreements on the terms and conditions described therein, including maintaining the PIPE Subscription Agreements in effect.

SPAC shall use reasonable efforts to take, or cause to be taken, and do, or cause to be done, all actions to assist PubCo in its efforts to consummate the transactions contemplated by the PIPE Subscription Agreements; provided, however, that SPAC shall not be required to incur expenses or make payments in connection therewith other than the incurrence of SPAC’s ordinary-course legal fees.

Notwithstanding anything in this Agreement to the contrary, (a) no financing arrangement (including any PIPE Investment, non-redemption agreement, backstop arrangement, convertible note, forward purchase agreement, or other equity or debt financing entered into in connection with the Transactions) may be entered into by SPAC, PubCo or any Acquisition Entity in connection with the Transactions without the prior written consent of the Company, other than a PIPE Investment at a price per PubCo Ordinary Share of not less than $10.00 on terms fully consistent with the form of PIPE Subscription Agreement attached hereto as Exhibit A; (b) with respect to any PIPE Investment meeting the criteria in clause (a), the Company shall retain a limited right to object to any proposed PIPE Investor who could reasonably be expected to create material regulatory, competitive, or reputational concerns for Quantisimo or PubCo; and (c) in the event that any equity financing in connection with the Transactions is proposed at a price below $10.00 per PubCo Ordinary Share, the Company Shareholders shall have a right of first offer to participate in such financing on the same terms and conditions, exercisable within ten (10) Business Days of written notice from SPAC.

ARTICLE VIII

JOINT COVENANTS

Section 8.1 Regulatory Approvals; Other Filings.

The parties shall cooperate with each other and use commercially reasonable efforts to obtain all Regulatory Approvals and to make all filings and submissions required in connection with the Transactions as promptly as practicable. Each party shall file its respective notification and report form under the HSR Act within ten (10) Business Days after the date of this Agreement (or such longer period as the parties may mutually agree in writing). The Company shall be solely responsible for the payment of all filing fees required under the HSR Act, the Securities Act (including SEC registration fees), and any other regulatory filing fees incurred in connection with the Transactions. Each party shall promptly notify the other parties of any communication received from, or given to, any Governmental Authority in connection with any Regulatory Approval, and, subject to customary practice and reasonable confidentiality considerations, shall permit the other parties to review and comment on any filing or submission made in connection therewith. No party shall consent to any voluntary extension of any statutory deadline or waiting period or to any voluntary delay of the consummation of the Transactions at the behest of any Governmental Authority without the prior written consent of the other parties.

Section 8.2 Preparation of Proxy/Registration Statement; SPAC Shareholder Meeting and Approvals; Company Written Consent and Approvals.

(a) Proxy/Registration Statement. As promptly as reasonably practicable after the execution of this Agreement, the Company and SPAC shall prepare and mutually agree upon, and SPAC and PubCo shall file with the SEC, a proxy/registration statement on Form F-4 (as amended or supplemented from time to time, the “Proxy/Registration Statement”) relating to the meeting of SPAC Shareholders, including any adjournment or postponement thereof (the “SPAC Shareholders’ Meeting”), (i) in connection with the registration under the Securities Act of the PubCo Shares to be issued to the SPAC Shareholders pursuant to this Agreement, (ii) to provide SPAC Shareholders with the opportunity in accordance with the SPAC

Governing Documents to effect the SPAC Share Redemption and (iii) to solicit proxies from SPAC Shareholders for the approval and adoption of (A) this Agreement, the Company Merger, the SPAC Merger and the other Transactions, (B) any other proposals that the SEC may indicate are necessary in its comments to the Proxy/Registration Statement or related correspondence, (C) any other proposals determined by SPAC and PubCo to be necessary or appropriate in connection with the Transactions, (D) the approval and adoption of the PubCo Incentive Equity Plan and (E) adjournment or postponement of the SPAC Shareholders’ Meeting, if necessary, to permit further solicitation of proxies because there are not sufficient votes to approve any of the foregoing (collectively, the “Transaction Proposals”). The Company, the Company Shareholders, each Acquisition Entity and SPAC shall furnish all information concerning itself, its Affiliates, its Subsidiaries (including the Operating Subsidiaries), its officers, directors and equityholders as may be reasonably requested in connection with the preparation of the Proxy/Registration Statement. Each party shall use its commercially reasonable efforts to cause the Proxy/Registration Statement, when filed, to comply in all material respects with applicable Law and SEC rules, respond promptly to and resolve SEC comments, cause the Proxy/Registration Statement to be declared effective as promptly as practicable and keep it effective for so long as necessary to consummate the Transactions. Prior to its effectiveness, the Company, SPAC and PubCo shall take all action required under applicable securities Laws in connection with the issuance of PubCo Shares and shall use commercially reasonable efforts to obtain all required blue-sky permits and approvals.

(b) Consent Solicitation Statement. As promptly as reasonably practicable after the execution of this Agreement, the Company shall prepare, in consultation with and subject to the reasonable approval of SPAC and PubCo, the Consent Solicitation Statement. Each of SPAC, PubCo, the Company and the Company Shareholders shall furnish to the other parties all information concerning itself, its Subsidiaries (including the Operating Subsidiaries), officers, directors, shareholders and other equityholders and information regarding such other matters as may be reasonably necessary or advisable or as may be reasonably requested in connection with the Consent Solicitation Statement. Any filing of, or amendment or supplement to, the Consent Solicitation Statement will be mutually prepared and agreed upon by SPAC, PubCo and the Company. If at any time prior to the Closing any information relating to SPAC, the Quantisimo Companies, the Company Shareholders, the Acquisition Entities or any of their respective Affiliates, officers or directors is discovered by SPAC, the Company or the Company Shareholders that should be set forth in an amendment or supplement to the Consent Solicitation Statement so that such document would not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party that discovers such information shall promptly notify the other parties hereto and, to the extent required by applicable Law, an appropriate amendment or supplement describing such information shall be promptly prepared and disseminated to the Company Shareholders.

(c) SPAC Shareholders’ Approval.

i. Prior to or as promptly as practicable after the Proxy/Registration Statement is declared effective under the Securities Act, SPAC shall establish a record date for, duly call, give notice of, convene and hold the SPAC Shareholders’ Meeting, and in any event the meeting shall be held not more than thirty (30) days after the date on which the Proxy/Registration Statement is mailed to the SPAC Shareholders, for the purpose of voting on the Transaction Proposals and obtaining the SPAC Shareholders’ Approval, including any adjournment or postponement for the purpose of soliciting additional proxies in favor of the Transactions, and providing SPAC Shareholders with the opportunity to elect the SPAC Share Redemption. SPAC shall use its reasonable best efforts to solicit proxies in favor of the Transactions and the Transaction Proposals and take all other actions necessary or advisable to obtain the SPAC Shareholders’ Approval in compliance with applicable Law, Nasdaq rules and the SPAC Governing Documents; provided that neither SPAC, the Sponsor nor any of their Affiliates shall be required to pay additional consideration to any SPAC Shareholder to obtain such approval.

ii. SPAC shall consult with the Company regarding the record date and date of the SPAC Shareholders’ Meeting and shall not adjourn or postpone the meeting without the Company’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed; provided that SPAC may adjourn or postpone without such consent (A) to provide any amendment or supplement to the Proxy/Registration Statement reasonably determined to be necessary to comply with applicable Law, (B) if there are insufficient shares represented to constitute a quorum, (C) if necessary to solicit additional proxies required to obtain the SPAC Shareholders’ Approval or (D) if, as a result of SPAC Share Redemptions, SPAC reasonably believes the condition in Section 9.2(f) would not be satisfied at Closing; provided, further, that SPAC may postpone or adjourn the meeting on one occasion without consent so long as the meeting is not postponed or adjourned more than fifteen (15) consecutive calendar days. To the extent practicable and subject to applicable Law, SPAC shall provide the Company with reasonable updates regarding tabulated vote counts and the right to review and discuss all material communications sent to SPAC Shareholders or holders of SPAC Public Rights concerning the meeting.

iii. The Proxy/Registration Statement shall include a statement to the effect that the SPAC Board has unanimously recommended that the SPAC Shareholders vote in favor of the Transaction Proposals at the SPAC Shareholders’ Meeting (the “SPAC Board Recommendation”). Neither the SPAC Board nor any committee thereof shall withhold, withdraw, qualify, amend or modify, or publicly propose or resolve to withhold, withdraw, qualify, amend or modify, the SPAC Board Recommendation (a “SPAC Modification in Recommendation”).

(d) PubCo Approval. Promptly following the execution of this Agreement, PubCo shall approve and adopt this Agreement and approve the Transactions as the sole shareholder of Target Merger Sub and SPAC Merger Sub.

(e) Company Written Consent; Company Shareholders’ Approval.

i. The Company shall send the Consent Solicitation Statement and a copy of the Plan of Company Merger to the Company Shareholders and shall seek the irrevocable written consent, in form and substance reasonably acceptable to SPAC, of the Company Shareholders holding the requisite number of Company Shares in favor of the approval and adoption of this Agreement, the Company Merger, the SPAC Merger and the other Transactions (the “Company Written Consent”) as promptly as reasonably practicable, but in no event later than five (5) Business Days after the Proxy/Registration Statement becomes effective. The Company shall use its reasonable best efforts to solicit the Company Written Consent and take all other action necessary or advisable to obtain the approval required under the Company Governing Documents and the BVI Act; provided that neither the Company nor any of its Affiliates shall be required to pay or provide additional consideration to any Company Shareholder to obtain the Company Written Consent.

To the extent practicable and subject to applicable Law, the Company shall provide SPAC with reasonable updates regarding the status of and issues arising in connection with obtaining the Company Written Consent and the right to review and discuss all material communications sent to Company Shareholders concerning the Company Written Consent. The Company shall comply in all material respects with the Company Governing Documents, the BVI Act and this Agreement in distributing the Consent Solicitation Statement and Plan of Company Merger and soliciting the Company Written Consent.

ii. The Consent Solicitation Statement shall include a statement to the effect that the Company Board has recommended that the Company Shareholders vote in favor of the approval and adoption of this Agreement, the Mergers and the other Transactions and execute and deliver the Company Written Consent (the “Company Board Recommendation”). Neither the Company Board nor any committee thereof shall withhold, withdraw, qualify, amend or modify, or publicly propose or resolve to withhold, withdraw, qualify, amend or modify, the Company Board Recommendation (a “Company Modification in Recommendation”).

iii. Further Assurances. From the date of this Agreement until the Closing, each party shall execute and deliver such additional documents, instruments, and agreements, and take such further actions, as may be reasonably necessary or appropriate to carry out the purposes and intent of this Agreement, to consummate the Transactions, and to vest in PubCo good and valid title to the assets contemplated to be transferred pursuant to this Agreement.

Section 8.3 Confidentiality.

The Confidentiality Agreement, dated as of the date set forth therein, between the Company and SPAC, shall continue in full force and effect in accordance with its terms, and the provisions thereof are incorporated herein by reference. All information disclosed by any party hereto or its Representatives to any other party or its Representatives in connection with this Agreement or the Transactions shall be kept confidential in accordance with the Confidentiality Agreement as if each party hereto is a party to the Confidentiality Agreement and otherwise bound by the provisions thereof, mutatis mutandis; provided that nothing herein shall restrict any disclosure required by applicable Law, any Governmental Authority, or any stock exchange rule.

Section 8.4 Public Announcements.

No party hereto shall issue any press release or make any public announcement or statement regarding this Agreement or the Transactions without the prior written consent of the other parties hereto, which consent shall not be unreasonably withheld, conditioned or delayed; provided that no party shall be required to obtain consent to the extent a proposed release or statement is substantially equivalent to information previously made public without breach of this Section 8.4. For the avoidance of doubt, nothing in this Section 8.4 shall prevent SPAC, the Company or their respective Affiliates from furnishing customary summarized information concerning the Transactions and publicly available information to current and prospective investors or PIPE Investors. The restriction in this Section 8.4 shall not apply to the extent a public announcement is required by applicable securities Law, any Governmental Authority or any stock exchange rule; provided that the party making the announcement shall use reasonable best efforts to consult with the other parties in advance as to its form, content and timing. Disclosures resulting from the parties’ efforts to obtain or satisfy Regulatory Approvals and to make related filings shall not violate this Section 8.4.

Section 8.5 Tax Matters.

(a) The parties intend that the Mergers will qualify for the Intended Tax Treatment as set forth in the Recitals to this Agreement and hereby adopt this Agreement as a “plan of reorganization” within the meaning of Section 1.368-2(g) of the United States Treasury Regulations.

(b) Each party shall file all Tax Returns and report the Mergers consistently with the Intended Tax Treatment unless otherwise required by a “determination” within the meaning of Section 1313(a) of the Code (or any analogous provision of state, local or foreign Law).

(c) No party shall take any action, or fail to take any action, that would reasonably be expected to cause the Mergers to fail to qualify for the Intended Tax Treatment.

(d) The Company shall file the Entity Classification Election as soon as reasonable practicable.

(e) Each party shall promptly notify all other parties hereto in writing if, at any time prior to or after the Closing, such party becomes aware of any challenge to the Intended Tax Treatment or the Entity Classification Election by any Governmental Authority. The parties shall cooperate in good faith to respond to any such challenge.

(f) In the event that any party hereto seeks a tax opinion from its respective tax advisor regarding the Intended Tax Treatment, or the SEC requests or requires tax opinions in connection with the Proxy/Registration Statement, each party shall use reasonable best efforts to execute and deliver customary tax representation letters (not to be inconsistent with this Agreement or the other Ancillary Agreements) as the applicable tax advisor may reasonably request in form and substance reasonably satisfactory to such advisor.

Section 8.6 Section 16 Matters.

Prior to the SPAC Merger Effective Time, PubCo and SPAC shall take all such steps as may be required (to the extent permitted under applicable Law) to cause any disposition of SPAC Common Stock or acquisition of PubCo Ordinary Shares resulting from the Transactions contemplated by this Agreement by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to SPAC, or who will become subject to such reporting requirements with respect to PubCo, to be exempt under Rule 16b-3 promulgated under the Exchange Act.

Section 8.7 Shareholder Litigation.

The Company and PubCo shall promptly advise SPAC, and SPAC shall promptly advise the Company, of any Action commenced or threatened after the date of this Agreement against such party or any of its directors by any Company Shareholder or SPAC Shareholder relating to this Agreement, the Mergers or any of the other Transactions (any such Action, “Shareholder Litigation”), and such party shall keep the other party reasonably informed regarding any such Shareholder Litigation. The Company and PubCo shall give SPAC the opportunity to participate in the defense or settlement of any such Shareholder Litigation brought against the Company or PubCo, and no such settlement shall be agreed to without SPAC’s prior consent (which consent shall not be unreasonably withheld, conditioned or delayed). SPAC shall give the Company the opportunity to participate in the defense or settlement of any such Shareholder Litigation brought against SPAC, and no such settlement shall be agreed to without the Company’s prior consent (which consent shall not be unreasonably withheld, conditioned or delayed).

Section 8.8 Access to Information.

During the Interim Period, to the extent permitted by applicable Law, each of the Quantisimo Companies, SPAC and the Acquisition Entities shall, and shall cause each of their respective Subsidiaries to, (i) afford the other parties and their Representatives reasonable access, during normal business hours and with reasonable advance notice, in a manner that does not materially interfere with the Ordinary Course of its operations, to all of its respective assets, properties, facilities, books, Contracts, Tax Returns, records and appropriate officers, employees and other personnel, and furnish such Representatives with all financial and operating data and other information concerning its affairs that are in its possession as such Representatives may reasonably request, and (ii) cooperate with the other parties and their Representatives regarding all due diligence matters, including document requests. All information obtained pursuant to the foregoing shall be subject to the Confidentiality Agreement. Notwithstanding the foregoing, no party shall be required to provide access to or disclose information where doing so would violate confidentiality or similar legal restrictions, jeopardize attorney-client or work-product privilege or contravene applicable Law, provided that the parties shall use reasonable best efforts to provide such information in a manner that would not result in such violation, jeopardy or contravention.

Section 8.9 Delisting and Deregistration.

The Company, PubCo and SPAC shall use their respective reasonable best efforts to cause the SPAC Units, SPAC Common Stock and SPAC Public Rights to be delisted from Nasdaq, or to be succeeded by the respective PubCo securities, and to terminate the registration of the SPAC Units, SPAC Common Stock and SPAC Public Rights with the SEC pursuant to Sections 12(b), 12(g) and 15(d) of the Exchange Act, or to be succeeded by PubCo, as of the SPAC Merger Effective Time or as soon as practicable thereafter.

ARTICLE IX

CONDITIONS TO OBLIGATIONS

Section 9.1 Conditions to Obligations of SPAC, the Acquisition Entities and the Company.

The obligations of each of SPAC, the Acquisition Entities and the Company to consummate, or cause to be consummated, the Transactions at the Closing is subject to the satisfaction of the following conditions, any one or more of which may be waived in writing by all of such parties:

(a) The SPAC Shareholders’ Approval and the Company Shareholders’ Approval shall have been obtained.

(b) All Regulatory Approvals shall have been obtained or have expired or been terminated, as applicable.

(c) The Proxy/Registration Statement shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Proxy/Registration Statement shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC and not withdrawn.

(d) PubCo’s initial listing application with Nasdaq in connection with the Transactions shall have been conditionally approved and, immediately following the Closing, PubCo shall satisfy any applicable initial and continuing listing requirements of Nasdaq and PubCo shall not have received any notice of non-compliance therewith, and the PubCo Ordinary Shares to be issued in connection with the Transactions shall have been approved for listing on Nasdaq, subject to official notice of issuance.

(e) No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law (whether temporary, preliminary or permanent) or Governmental Order that is then in effect and which has the effect of making the Transactions illegal or which otherwise prevents or prohibits consummation of the Transactions.

(f) Upon the Closing, after giving effect to any SPAC Share Redemption and any PIPE Investment, PubCo shall have net tangible assets of at least $5,000,001.

Section 9.2 Conditions to Obligations of SPAC.

The obligations of SPAC to consummate, or cause to be consummated, the Transactions at the Closing are subject to the satisfaction of the following additional conditions, any one or more of which may be waived in writing by SPAC:

(a) Each of the representations and warranties of the Company and of each Acquisition Entity contained in this Agreement shall be true and correct as of the date hereof and as of the Closing Date as though then made (except with respect to such representations and warranties which speak as to an earlier date, which representations and warranties shall be true and correct at and as of such date), except for, in each case, inaccuracies or omissions that (without giving effect to any limitation as to “materiality” or “Company Material Adverse Effect” or another similar materiality qualification set forth therein), individually or in the aggregate, have not had, and would not reasonably be expected to have, a Company Material Adverse Effect.

(b) Each of the covenants of the Company and of each Acquisition Entity to be performed as of or prior to the Closing shall have been performed in all material respects.

(c) There has not been any Event that has had, or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect that is continuing and has not been cured as of the Closing Date.

(d) All approvals, waivers or consents from any third parties set forth and described on Section 9.2 of the Company Disclosure Letter shall have been obtained.

(e) The Company shall have obtained executed counterparts to the Shareholder Support Agreement from both Company Shareholders, and the Shareholder Support Agreement shall be in full force and effect.

(f) As of the Closing, the Available Cash shall be no less than the Minimum Cash Amount; provided that such Available Cash shall include (i) the Company Cash Contribution, and (ii) the SPAC Cash Contribution, in an amount not less than the SPAC Minimum Contribution.

(g) Each Company Shareholder holding more than one percent (1%) of the Company Shares shall have executed and delivered the Lock-Up Agreements, and the Sponsor and the directors and officers of SPAC shall have executed and delivered the Lock-Up Agreements, and all such Lock-Up Agreements shall be in full force and effect.

Section 9.3 Conditions to the Obligations of the Company.

The obligations of the Company to consummate, or cause to be consummated, the Transactions at the Closing are subject to the satisfaction of the following additional conditions, any one or more of which may be waived in writing by the Company:

(a) Each of the representations and warranties of SPAC contained in this Agreement shall be true and correct as of the date hereof and as of the Closing Date (except with respect to such representations and warranties which speak as to an earlier date, which representations and warranties shall be true and correct at and as of such date), except for, in each case, inaccuracies or omissions that (without giving effect to any limitation as to “materiality” or “SPAC Material Adverse Effect” or another similar materiality qualification set forth therein) individually or in the aggregate, have not had, and would not reasonably be expected to have a SPAC Material Adverse Effect.

(b) Each of the covenants of SPAC to be performed as of or prior to the Closing shall have been performed in all material respects.

(c) As of the Closing, the Available Cash shall be no less than the Minimum Cash Amount, provided that such Available Cash shall include (i) the Company Cash Contribution, and (ii) the SPAC Cash Contribution, in an amount not less than the SPAC Minimum Contribution.

(d) There has not been any Event that has had, or would reasonably be expected to have, individually or in the aggregate, a SPAC Material Adverse Effect that is continuing and has not been cured as of the Closing Date.

(e) The Sponsor Support Agreement shall be in full force and effect as of the Closing, and the Sponsor shall not be in material breach thereof.

(f) The Sponsor and the directors and officers of SPAC shall have executed and delivered the Lock-Up Agreements, and all such Lock-Up Agreements shall be in full force and effect.

(g) The post-Closing Board of Directors of PubCo shall have been elected or appointed as of the Closing in accordance with Section 6.5.

(h) As of immediately after the Closing, on a fully diluted basis (including any shares reserved for issuance as of the Closing pursuant to the terms of the PubCo Incentive Equity Plan) and after giving effect to the Mergers, the SPAC Share Redemption, the PIPE Investment (if any), the issuance of the Company Cash Contribution Credit Shares, and any other financing that is consummated in connection with the Transactions, the Company Shareholders shall hold no less than a majority of the issued and outstanding PubCo Ordinary Shares and shall control PubCo within the meaning of Rule 12b-2 promulgated under the Exchange Act.

Section 9.4 Frustration of Conditions.

None of SPAC, the Acquisition Entities or the Company may rely on the failure of any condition set forth in this Article IX to be satisfied if such failure was caused by such party’s failure to act in good faith or to take such actions as may be necessary to cause the conditions of the other party hereto to be satisfied, as required under this Agreement.

ARTICLE X

TERMINATION/EFFECTIVENESS

Section 10.1 Termination.

This Agreement may be terminated and the Transactions abandoned:

(a) by mutual written consent of the Company and SPAC;

(b) by written notice from the Company or SPAC to the other(s) if any Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Governmental Order which has become final and nonappealable and has the effect of making consummation of the Transactions illegal or otherwise preventing or prohibiting consummation of the Transactions;

(c) by written notice from the Company or SPAC to the other(s) if the SPAC Shareholders’ Approval shall not have been obtained by reason of the failure to obtain the required vote at the SPAC Shareholder Meeting duly convened therefor or at any adjournment or postponement thereof;

(d) by written notice from SPAC to the Company if the Company Shareholders’ Approval shall not have been obtained within five (5) Business Days after the Proxy/Registration Statement became effective;

(e) prior to the Closing, by written notice to the Company from SPAC if (i) there is any breach of any representation, warranty, covenant or agreement on the part of the Company or any Acquisition Entity set forth in this Agreement, such that the conditions specified in Section 9.2(a) or Section 9.2(b) would not be satisfied at the Closing (a “Terminating Company Breach”), except that, if such Terminating Company Breach is curable by the Company through the exercise of its reasonable best efforts, then, for a period of up to thirty (30) days after receipt by the Company of notice from SPAC of such breach (the “Company Cure Period”), such termination shall not be effective, and such termination shall become effective only if the Terminating Company Breach is not cured within the Company Cure Period;

(f) prior to the Closing, by written notice to SPAC from the Company if (i) there is any breach of any representation, warranty, covenant or agreement on the part of SPAC set forth in this Agreement, such that the conditions specified in Section 9.3(a) or Section 9.3(b) would not be satisfied at the Closing (a “Terminating SPAC Breach”), except that, if any such Terminating SPAC Breach is curable by SPAC through the exercise of its reasonable best efforts, then, for a period of up to thirty (30) days after receipt by SPAC of notice from the Company of such breach (the “SPAC Cure Period”), such termination shall not be effective, and such termination shall become effective only if the Terminating SPAC Breach is not cured within the SPAC Cure Period;

(g) by written notice from the Company to SPAC within ten (10) Business Days after there has been a SPAC Modification in Recommendation;

(h) by written notice from SPAC to the Company within ten (10) Business Days after there has been a Company Modification in Recommendation; or

(i) by written notice from the Company or SPAC to the other(s) if the Closing has not occurred on or before March 31, 2027 (the “Outside Date”), unless the party seeking to terminate is in material breach of this Agreement.

For the avoidance of doubt, no termination fee, break-up fee or similar fee shall be payable by any party to any other party upon or in connection with the termination of this Agreement.

Section 10.2 Effect of Termination.

In the event of the termination of this Agreement pursuant to Section 10.1, this Agreement shall forthwith become void and have no effect, without any liability on the part of any party hereto or its respective Affiliates, officers, directors, shareholders, or other Representatives, other than liability of the Company, SPAC or any

Acquisition Entity, as the case may be, for any willful and material breach of this Agreement occurring prior to such termination, except that the provisions of this Section 10.2, Article XI and the Confidentiality Agreement shall survive any termination of this Agreement.

ARTICLE XI

MISCELLANEOUS

Section 11.1 Trust Account Waiver.

The Company and each Acquisition Entity acknowledges that, as described in the final prospectus of SPAC, dated October 6, 2025 and filed with the SEC (Registration No. 333-289479) available at www.sec.gov, substantially all of SPAC’s assets consist of the cash proceeds of the IPO and private placements of its securities occurring simultaneously with the IPO, and substantially all of those proceeds (including over-allotment securities acquired by SPAC’s underwriters) have been deposited in the Trust Account for the benefit of SPAC’s public shareholders (including over-allotment shares acquired by the underwriters of SPAC) (“Public Shareholders”). The Company and each Acquisition Entity understands and acknowledges that, except with respect to interest earned on the funds held in the Trust Account that may be released to SPAC to pay its Taxes (and up to $100,000 in dissolution expenses), cash in the Trust Account may be disbursed only (i) to the Public Shareholders that elect to redeem their SPAC Class A Shares if SPAC completes a transaction which constitutes a Business Combination or in connection with an extension of the deadline to consummate a Business Combination; (ii) to the Public Shareholders if SPAC fails to complete a Business Combination within twenty-four (24) months after the closing of the IPO (as such date may be extended by amendment to the SPAC Governing Documents with the consent of the SPAC Shareholders); and (iii) to SPAC after or concurrently with the consummation of a Business Combination. For and in consideration of SPAC entering into this Agreement and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company, on behalf of itself and its Affiliates, and each Acquisition Entity hereby agrees that, notwithstanding anything to the contrary contained in this Agreement, neither it nor any of its Affiliates do now or shall at any time hereafter have any right, title, interest or claim of any kind in or to any monies in the Trust Account or distributions therefrom, or make any claim against the Trust Account (including any distributions therefrom), regardless of whether such claim arises as a result of, in connection with or relating in any way to this Agreement, or any proposed or actual business relationship between SPAC or its Representatives, on the one hand, and the Company or its Representatives, on the other hand, or any other matter, and regardless of whether such claim arises based on contract, tort, equity or any other theory of legal liability (any and all such claims are collectively referred to hereafter as the “ Released Claims”). The Company on behalf of itself and its Affiliates hereby irrevocably waives any Released Claims that the Company or any of its Affiliates may have against the Trust Account (including any distributions therefrom) now or in the future as a result of, or arising out of, any negotiations, contracts or agreements with SPAC or its Representatives and will not seek recourse against the Trust Account (including any distributions therefrom) for any reason whatsoever. The Company acknowledges and agrees that such irrevocable waiver is material to this Agreement and specifically relied upon by SPAC and its Affiliates to induce SPAC to enter into this Agreement, and the Company further intends and understands such waiver to be valid, binding and enforceable against the Company and each of its Affiliates under applicable Law. To the extent that the Company or any of its Affiliates commences any Action based upon, in connection with, relating to or arising out of any matter relating to SPAC or its Representatives, which Action seeks, in whole or in part, monetary relief against SPAC or its Representatives, the Company hereby acknowledges and agrees that the Company’s and its Affiliates’ sole remedy shall be against funds held outside of the Trust Account and that such claim shall not permit the Company or any of its Affiliates (or any Person claiming on any of their behalves or in lieu of any of them) to have any claim against the Trust Account (including any distributions therefrom) or any amounts contained therein. This Section 11.1 will survive any termination of this Agreement for any reason and continue indefinitely. Notwithstanding the foregoing, (x) nothing herein shall prohibit the Quantisimo Companies’ right to pursue a claim against SPAC for legal relief against monies or other assets held outside the Trust Account (other than distributions therefrom directly or indirectly to the Public Shareholders), for specific performance or other equitable relief in connection with the consummation of the Transactions (including a claim for SPAC to specifically perform its obligations under this Agreement and cause the disbursement of the balance of the cash remaining in the Trust Account (after giving effect to the SPAC Share Redemptions) to SPAC in accordance with the terms of this Agreement and the Trust Agreement) so long as such claim would not affect SPAC’s ability to fulfill its obligations to effectuate the SPAC Share Redemptions and (y) nothing herein shall serve to limit or prohibit any claims that the Quantisimo Companies may have in the future against SPAC’s assets or funds that are not held in the Trust Account (including any funds that have been released from the Trust Account and any assets that have been purchased or acquired with any such funds, but excluding distributions from the Trust Account directly or indirectly to the Public Shareholders).

Section 11.2 Waiver.

Any party to this Agreement may, at any time prior to the Closing, by action taken by its board of directors or officers or Persons thereunto duly authorized, (a) extend the time for the performance of the obligations or acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties (of another party hereto) that are contained in this Agreement or (c) waive compliance by the other parties hereto with any of the agreements or conditions contained in this Agreement, but such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party granting such extension or waiver.

Section 11.3 Notices.

All notices and other communications among the parties shall be in writing and shall be deemed to have been duly given (i) when delivered in person, (ii) when delivered after posting in the United States mail having been sent registered or certified mail return receipt requested, postage prepaid, (iii) when delivered by FedEx or other nationally recognized overnight delivery service, or (iv) when delivered by email during normal business hours at the location of the recipient, and otherwise on the next following Business Day, addressed as follows:

If to the Company:

Quantisimo Corp,

Craigmuir Chambers, Road Town, Tortola VG1110,

British Virgin Islands.

Attention: Carlos Moreira

Email: * * *

with a copy to:

Rimon PC

Attention: Nicolas Lafont and Debbie Klis

Email: nicolas.lafont@rimonlaw.com; debbie.klis@rimonlaw.com

If to SPAC:

GigCapital8 Corp.

1731 Embarcadero Rd., Suite 200

Palo Alto, CA 94303

Attention: Dr. Avi S. Katz

Email: * * *

with a copy to:

DLA Piper LLP (US)

555 Mission Street, Suite 2400

San Francisco, CA 94105-2933

Attention: Jeffrey C. Selman and John F. Maselli

Email: Jeffrey.Selman@us.dlapiper.com; John.Maselli@us.dlapiper.com

If to any Acquisition Entity:

c/o Quantisimo Holdings Corp.

Craigmuir Chambers, Road Town, Tortola VG1110,

British Virgin Islands.

Attention: Carlos Moreira

Email: * * *

with a copy to:

Rimon P.C.

Attention: Nicolas Lafont and Debbie Klis

Email: nicolas.lafont@rimonlaw.com; debbie.klis@rimonlaw.com or to such other address or addresses as the parties may from time to time designate in writing. Copies delivered solely to outside counsel shall not constitute notice.

Section 11.4 Assignment.

No party hereto shall assign this Agreement or any part hereof without the prior written consent of the other parties and any such transfer without prior written consent shall be void. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective permitted successors and assigns.

Section 11.5 Rights of Third Parties.

Nothing expressed or implied in this Agreement is intended or shall be construed to (i) confer upon or give any Person (including any equityholder, any current or former director, manager, officer, employee or independent contractor of the Company, or any participant in any Company Benefit Plan or other employee benefit plan, agreement or other arrangement (or any dependent or beneficiary thereof)), other than the parties hereto, any right or remedies under or by reason of this Agreement, (ii) establish, amend or modify any employee benefit plan, program, policy, agreement or arrangement or (iii) limit the right of SPAC, the Company or their respective Affiliates to amend, terminate or otherwise modify any Company Benefit Plan or other employee benefit plan, policy, agreement or other arrangement following the Closing; provided, however, that (x) the D&O Indemnified Parties (and their successors, heirs and Representatives) are intended third-party beneficiaries of, and may enforce, Section 6.6(a)-(d), (y) the Company Non-Recourse Parties (as defined below) and the SPAC Non-Recourse Parties (as defined below) (and their successors, heirs and Representatives), are intended third-party beneficiaries of, and may enforce, Section 11.16 and (z) Sponsor is an intended third-party beneficiary of, and may enforce, any provision of this Agreement that confers any right or privilege to Sponsor.

Section 11.6 Expenses.

Except as otherwise set forth in this Agreement, each party hereto shall be responsible for and pay its own expenses incurred in connection with this Agreement and the Transactions, including all fees of its legal counsel, financial advisers and accountants. For the avoidance of doubt, if the Closing shall occur, PubCo shall pay or cause to be paid, in accordance with this Agreement, the Company Advisors Expenses to SealSQ and the SPAC Transaction Expenses to SPAC.

Section 11.7 Governing Law; Jurisdiction; JURY TRIAL WAIVER.

(a) This Agreement, and all claims or causes of action based upon, arising out of, or related to this Agreement or the Transactions, shall be governed by, and construed in accordance with, the Laws of the State of New York, without giving effect to principles or rules of conflict of Laws to the extent such principles or rules would require or permit the application of Laws of another jurisdiction (provided that the fiduciary duties of the Board of Directors of the SPAC, the SPAC Merger and any exercise of appraisal and dissention rights with respect to the SPAC Merger, shall in each case be governed by the laws of the Cayman Islands; and provided that the fiduciary duties of the Board of Directors of the Company and the Company Merger, shall in each case be governed by the laws of the British Virgin Islands).

(b) Subject to Section 11.14, each party irrevocably submits to the non-exclusive jurisdiction of the courts of (i) the Cayman Islands with respect to the SPAC Merger, the fiduciary duties of the Board of Directors of the SPAC, the SPAC Merger and any exercise of appraisal or dissention rights with respect to the SPAC Merger, and (ii) the British Virgin Islands with respect to the fiduciary duties of the Board of Directors of the Company and the Company Merger. Subject to Section 11.14 and the immediately preceding sentence, (A) all Actions arising out of or relating to this Agreement shall be heard and determined exclusively by the state and federal courts seated in New York County, New York (or in any appellate court thereof) (the “Specified Courts”), and (B) each party hereby (1) submits to the exclusive personal and subject matter jurisdiction of any Specified Court for the purpose of any Action arising out of or relating to this Agreement brought by any party and (2) irrevocably waives, and agrees not to assert by way of motion, defense or otherwise, in any such Action, any claim that it is not subject to the personal or subject matter jurisdiction of the Specified Courts, that its property is exempt or immune from attachment or execution, that the Action is brought in an inconvenient forum, that the venue of the Action is improper, or that this Agreement or the Transactions may not be enforced in or by any Specified Court. Each party agrees that a final judgment in any Action shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Each party irrevocably consents to the service of the summons and complaint and any other process in any other Action relating to the Transactions, on behalf of itself, or its property, by personal delivery of copies of such process to such party at the applicable address set forth in Section 11.3. Nothing in this Section 11.7 shall affect the right of any party to serve legal process in any other manner permitted by Law.

(c) EACH PARTY HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY ACTION, SUIT OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS.

Section 11.8 Headings; Counterparts.

The headings in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement. This Agreement may be executed in two or more counterparts, and by different parties in separate counterparts, with the same effect as if all parties hereto had signed the same document, but all of which together shall constitute one and the same instrument. Copies of executed counterparts of this Agreement transmitted by electronic transmission (including by email or in .pdf format) or facsimile as well as electronically or digitally executed counterparts (such as DocuSign) shall have the same legal effect as original signatures and shall be considered original executed counterparts of this Agreement.

Section 11.9 Company and SPAC Disclosure Letters.

The Company Disclosure Letter and the SPAC Disclosure Letter, including each section thereof, referenced herein are a part of this Agreement as if fully set forth herein. All references herein to the Company Disclosure Letter or the SPAC Disclosure Letter, including any section thereof, shall be deemed references to those parts of this Agreement unless the context otherwise requires. Any disclosure made by a party in the applicable

Disclosure Letter, or any section thereof, with reference to any Section of this Agreement or section of the applicable Disclosure Letter shall be deemed to be a disclosure with respect to any other section of this Agreement or section of the applicable Disclosure Letter if it is reasonably apparent on the face of such disclosure that it is responsive to such other section. Certain information set forth in the Disclosure Letters is included solely for informational purposes and may not be required to be disclosed pursuant to this Agreement. The disclosure of any information shall not be deemed to constitute an acknowledgment that such information is required to be disclosed or establish a standard of materiality.

Section 11.10 Entire Agreement.

This Agreement (together with the Company Disclosure Letter and the SPAC Disclosure Letter) and the Ancillary Agreements constitute the entire agreement among the parties to this Agreement relating to the Transactions and supersede any other agreements, whether written or oral, that may have been made or entered into by or among any of the parties hereto or any of their respective Subsidiaries relating to the Transactions (including the Non-Binding Letter of Intent between SPAC and the Company, dated June 25, 2026, as amended). No representations, warranties, covenants, understandings, agreements, oral or otherwise, relating to the Transactions exist between such parties except as expressly set forth in this Agreement and the Ancillary Agreements.

Section 11.11 Amendments.

This Agreement may be amended or modified in whole or in part, only by a duly authorized agreement in writing executed in the same manner as this Agreement and which makes reference to this Agreement.

Section 11.12 Publicity.

(a) All press releases or other public communications relating to the Transactions, and the method of the release for publication thereof, shall prior to the Closing be subject to the prior mutual approval of SPAC and the Company, which approval shall not be unreasonably withheld by any party; provided, that no party shall be required to obtain consent pursuant to this Section 11.12(a) to the extent any proposed release or statement is substantially equivalent to the information that has previously been made public without breach of the obligation under this Section 11.12(a). For the avoidance of doubt, nothing contained in this Section 11.12 shall prevent SPAC or the Company and/or their respective Affiliates from furnishing customary summarized information concerning the Transactions and publicly available information to their current and prospective investors or PIPE Investors.

(b) The restriction in Section 11.12(a) shall not apply to the extent the public announcement is required by applicable securities Law, any Governmental Authority or stock exchange rule; provided, however, that in such an event, the party making the announcement shall use its reasonable best efforts to consult with the other party in advance as to its form, content and timing. Disclosures resulting from the parties’ efforts to satisfy or obtain approval or early termination in connection with the Regulatory Approvals and to make any relating filing shall be deemed not to violate this Section 11.12.

Section 11.13 Severability.

If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect. The parties further agree that if any provision contained herein is, to any extent, held invalid or unenforceable in any respect under the Laws governing this Agreement, they shall take any actions necessary to render the remaining provisions of this Agreement valid and enforceable to the fullest extent permitted by Law and, to the extent necessary, shall amend or otherwise modify this Agreement to replace any provision contained herein that is held invalid or unenforceable with a valid and enforceable provision giving effect to the intent of the parties.

Section 11.14 Arbitration.

Any dispute, controversy or claim arising out of, relating to, or in connection with this Agreement or the Transactions, including any question regarding the existence, validity, interpretation, breach or termination of this Agreement (but excluding applications or claims for a temporary restraining order, preliminary injunction, permanent injunction or other equitable relief or application for enforcement of a final award, resolution, determination or decision of the arbitrator) (each, a “Dispute”), shall be finally resolved by binding arbitration administered by the American Arbitration Association (“AAA”) pursuant to the Expedited Procedures (as defined in the AAA Procedures) of its Commercial Arbitration Rules then in effect (the “AAA Procedures”). The arbitration shall be conducted by one (1) arbitrator or, if the amount in controversy is $5,000,000 or more, three (3) arbitrators, in each case, nominated by the AAA promptly (but in any event within five (5) business days) after submission of the Dispute to the AAA and reasonably acceptable to each party subject to the Dispute, which arbitrator or arbitrators shall be a commercial lawyer or commercial lawyers, as applicable, with substantial experience arbitrating disputes under acquisition agreements. The seat of the arbitration shall be New York, New York. The language of the arbitration shall be English. The arbitration proceedings shall be streamlined and efficient. The arbitrator shall decide the Dispute in accordance with the substantive laws of the State of New York (or, with respect to (a) the fiduciary duties of the Board of Directors of the SPAC, the SPAC Merger and any exercise of appraisal and dissention rights with respect to the SPAC Merger, the laws of the Cayman Islands, or (b) with respect to the fiduciary duties of the Board of Directors of the Company and the Company Merger, shall in each case be governed by the laws of the British Virgin Islands). Time is of the essence. The arbitration award shall be in writing and include a reasonable explanation of the arbitrator’s or arbitrators’ (as applicable) reason(s) for the terms of the arbitral award. The arbitral award shall be final and binding on the parties and may be entered and enforced in any court of competent jurisdiction under Section 11.7. Each party shall bear its own costs and expenses in connection with the arbitration, and the fees and expenses of the arbitrators shall be shared equally by the parties, unless the arbitrator or arbitral tribunal, as applicable, determines otherwise in its award.

Section 11.15 Enforcement.

The parties hereto agree that irreparable damage could occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to specific enforcement of the terms and provisions of this Agreement, in addition to any other remedy to which any party is entitled at Law or in equity. In the event that any Action shall be brought in equity to enforce the provisions of this Agreement, no party shall allege, and each party hereby waives the defense, that there is an adequate remedy at law, and each party agrees to waive any requirement for the securing or posting of any bond in connection therewith.

Section 11.16 Non-Recourse.

(a) Solely with respect to the Company, SPAC and the Acquisition Entities, this Agreement may only be enforced against, and any claim or cause of action based upon, arising out of, or related to this Agreement or the Transactions may only be brought against, the Company, SPAC or the Acquisition Entities as named parties hereto; and

(b) Except to the extent a party hereto (and then only to the extent of the specific obligations undertaken by such party hereto), (i) no past, present or future director, officer, employee, incorporator, member, partner, shareholder, Affiliate, agent, attorney, advisor or other Representative of the Company or any Acquisition Entity (each, a “Company Non-Recourse Party”) or of SPAC (each, an “SPAC Non-Recourse Party”) and (ii) no past, present or future director, officer, employee, incorporator, member, partner, shareholder, Affiliate (including Sponsor), agent, attorney, advisor or other Representative of any of the foregoing shall have any liability (whether in Contract, tort, equity or otherwise) for any one or more of the representations, warranties, covenants, agreements or other obligations or liabilities of any one or more of the Company, SPAC or the Acquisition Entities under this Agreement for any claim based on, arising out of, or related to this Agreement or the Transactions.

Section 11.17 Non-Survival of Representations, Warranties and Covenants.

Except as otherwise contemplated by Section 10.2, none of the representations, warranties, covenants, obligations or other agreements in this Agreement or in any certificate (including confirmations therein), statement or instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants, obligations, agreements and other provisions, shall survive the Closing and shall terminate and expire upon the occurrence of the Closing (and there shall be no liability after the Closing in respect thereof), except for (a) those covenants and agreements contained herein that by their terms expressly apply in whole or in part after the Closing and then only with respect to any breaches occurring after the Closing and, (b) this Article XI.

Section 11.18 Conflicts and Privilege.

(a) SPAC and the Company hereby agree that, in the event a dispute with respect to this Agreement or the Transactions arises after the Closing between or among SPAC and/or Sponsor, on the one hand, and the Company, PubCo, SPAC Merger Sub, Target Merger Sub, on the other hand, any legal counsel (including DLA Piper LLP) that represented SPAC and/or Sponsor prior to the Closing (“Prior SPAC Counsel”) may represent Sponsor in such dispute even though the interests of Sponsor may be directly adverse to SPAC, and even though such counsel may have represented SPAC in a matter substantially related to such dispute, or may be handling ongoing matters for SPAC and/or Sponsor. All communication between or among Prior SPAC Counsel, on the one hand, and SPAC or Sponsor, on the other hand, shall remain privileged after the Closing and the privilege and the expectation of client confidence relating thereto shall belong solely to the Sponsor, shall be controlled by the Sponsor and shall not pass to or be claimed by Company, SPAC, PubCo or the Surviving Corporation following the Closing. Notwithstanding the foregoing, any privileged communications or information shared by the Company prior to the Closing with SPAC or Sponsor (in any capacity) under a common interest agreement shall remain the privileged communications or information of the Company following the Closing.

(b) The Company further agrees, on behalf of itself and, after the Closing, on behalf of SPAC, PubCo and the Quantisimo Companies, that all communications in any form or format whatsoever between or among any of Prior SPAC Counsel, SPAC or the Sponsor, or any of their respective Representatives that relate in any way to the negotiation, documentation and consummation of the Transactions or, beginning on the date of this Agreement, any dispute arising under this Agreement (collectively, the “SPAC Deal Communications”) shall be deemed to be retained and owned collectively by Sponsor, shall be controlled by Sponsor and shall not pass to or be claimed by SPAC, PubCo or the Quantisimo Companies after the Closing. All SPAC Deal Communications that are attorney-client privileged (the “Privileged SPAC Deal Communications”) shall remain privileged after the Closing and the privilege and the expectation of client confidence relating thereto shall belong solely to Sponsor, shall be controlled by Sponsor and shall not pass to or be claimed by SPAC, PubCo or the Quantisimo Companies after the Closing; provided, further, that nothing contained herein shall be deemed to be a waiver by the Sponsor or any of its Affiliates of any applicable privileges or protections that can or may be asserted to prevent disclosure of any such communications to any third party.

(c) Notwithstanding the foregoing, in the event that a dispute arises between SPAC, PubCo or the Quantisimo Companies, on the one hand, and a third party other than Sponsor, on the other hand, the Sponsor may assert the attorney-client privilege to prevent the disclosure of the Privileged SPAC Deal Communications to such third party; provided, however, that neither SPAC, PubCo, nor the Quantisimo Companies may waive such privilege with respect to Privileged SPAC Deal Communications without the prior written consent of the Sponsor. In the event that SPAC, PubCo or the Quantisimo Companies is legally required by Governmental Order or otherwise to access or obtain a copy of all or a portion of the Privileged

SPAC Deal Communications, PubCo shall as promptly as practicable (and, in any event, within two (2) Business Days) after becoming aware thereof notify Sponsor in writing (including by making specific reference to this Section 11.18) so that Sponsor can seek a protective order and SPAC, PubCo and the Quantisimo Companies agree to use all commercially reasonable efforts to assist therewith.

(d) To the extent that files or other materials maintained by Prior SPAC Counsel constitute property of its clients, only Sponsor shall hold such property rights and Prior SPAC Counsel shall have no duty to reveal or disclose any such files or other materials or any Privileged SPAC Deal Communications by reason of any attorney-client relationship between Prior SPAC Counsel, on the one hand, and SPAC, PubCo or any Quantisimo Companies after the Closing, on the other hand so long as such files or other materials would be subject to a privilege or protection if they were being requested in a proceeding by an unrelated third party.

(e) The Company agrees on behalf of itself and SPAC, PubCo and the Quantisimo Companies after the Closing, (i) to the extent that SPAC or, after the Closing, PubCo or the Quantisimo Companies receives or takes physical possession of any SPAC Deal Communications, (a) such physical possession or receipt shall not, in any way, be deemed a waiver by Sponsor or any other Person, of the privileges or protections described in this Section 11.18, and (b) neither SPAC, PubCo nor the Quantisimo Companies after the Closing shall assert any claim that Sponsor or any other Person waived the attorney-client privilege, attorney work-product protection or any other right or expectation of client confidence applicable to any such materials or communications, (ii) not to access or use the SPAC Deal Communications, including by way of review of any electronic data, communications or other information, or by seeking to have SPAC, PubCo or any Quantisimo Company waive the attorney-client or other privilege, or by otherwise asserting that SPAC, PubCo or the Quantisimo Companies after the Closing has the right to waive the attorney-client or other privilege and (iii) not to seek to obtain the SPAC Deal Communications from Prior SPAC Counsel so long as such SPAC Deal Communications would be subject to a privilege or protection if they were being requested in a proceeding by an unrelated third party.

(f) Each of the parties hereto acknowledges and agrees that Rimon P.C. (“Prior Company Counsel”) has acted as counsel to the Company in various matters involving a range of issues and as counsel to the Company in connection with the negotiation of this Agreement, the Ancillary Agreements and the Transactions. In connection with any matter or dispute under this Agreement, SPAC hereby irrevocably waives and agrees not to assert any conflict of interest arising from or in connection with (i) Prior Company Counsel’s prior representation of the Company and (ii) Prior Company Counsel’s representation of any member of the Quantisimo Companies (collectively, the “Company Advised Parties”) prior to and after the Closing.

(g) SPAC further agrees that all communications in any form or format whatsoever between or among any of Prior Company Counsel, the Company, any of the Quantisimo Companies, or PubCo or the Acquisition Entities or any of their respective Representatives that relate in any way to the negotiation, documentation and consummation of the Transactions or, beginning on the date of this Agreement, any dispute arising under this Agreement (collectively, the “Company Deal Communications”) shall be deemed to be retained and owned collectively by the Company Advised Parties, shall be controlled by Surviving Corporation on behalf of the Quantisimo Companies and shall not pass to or be claimed by SPAC. All Company Deal Communications that are attorney-client privileged (the “Privileged Company Deal Communications”) shall remain privileged after the Closing and the privilege and the expectation of client confidence relating thereto shall belong solely to Surviving Corporation and the Company, shall be controlled by Surviving Corporation on behalf of the Company and shall not pass to or be claimed by SPAC; provided, further, that nothing contained herein shall be deemed to be a waiver by SPAC or any of its Affiliates of any applicable privileges or protections that can or may be asserted to prevent disclosure of any such communications to any third party.

(h) Notwithstanding the foregoing, in the event that a dispute arises between SPAC or the Quantisimo Companies, PubCo or the Acquisition Entities, on the one hand, and a third party other than Sponsor, on the other hand, SPAC or the Quantisimo Companies may assert the attorney-client privilege to prevent the disclosure of the Privileged Company Deal Communications to such third party; provided, however, that neither SPAC nor the Quantisimo Companies may waive such privilege with respect to Privileged Company Deal Communications without the prior written consent of Surviving Corporation. In the event that SPAC or the Quantisimo Companies is legally required by Governmental Order or otherwise to access or obtain a copy of all or a portion of the Privileged Company Deal Communications, SPAC shall as promptly as practicable (and, in any event, within two (2) Business Days) after becoming aware thereof notify Surviving Corporation in writing (including by making specific reference to this Section 11.18) so that Surviving Corporation can seek a protective order and SPAC agrees to use all commercially reasonable efforts to assist therewith.

(i) To the extent that files or other materials maintained by Prior Company Counsel constitute property of its clients, only Surviving Corporation and the Company Advised Parties shall hold such property rights and Prior Company Counsel shall have no duty to reveal or disclose any such files or other materials or any Privileged Company Deal Communications by reason of any attorney-client relationship between Prior Company Counsel, on the one hand, and the Quantisimo Companies after the Closing, on the other hand so long as such files or other materials would be subject to a privilege or protection if they were being requested in a proceeding by an unrelated third party.

(j) SPAC agrees (i) to the extent that SPAC receives or takes physical possession of any Company Deal Communications, (a) such physical possession or receipt shall not, in any way, be deemed a waiver by any of the Company Advised Parties or any other Person, of the privileges or protections described in this Section 11.18, and (b) SPAC shall not assert any claim that any of the Company Advised Parties or any other Person waived the attorney-client privilege, attorney work-product protection or any other right or expectation of client confidence applicable to any such materials or communications, (ii) not to access or use the Company Deal Communications, including by way of review of any electronic data, communications or other information, or by seeking to have Surviving Corporation waive the attorney-client or other privilege, or by otherwise asserting that SPAC has the right to waive the attorney-client or other privilege and (iii) not to seek to obtain the Company Deal Communications from Prior Company Counsel so long as such Company Deal Communications would be subject to a privilege or protection if they were being requested in a proceeding by an unrelated third party.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement and Plan of Merger to be executed as of the date first written above.

QUANTISIMO HOLDINGS CORP.

By:	/s/ David Ben Bashat
Name:	David Ben Bashat
Title:	CEO

GIGCAPITAL8 CORP.

By:	/s/ Dr. Avi Katz
Name:	Dr. Avi Katz
Title:	Executive Chairman and CEO

QUANTISIMO MERGER SUB INC.

By:	/s/ David Ben Bashat
Name:	David Ben Bashat
Title:	CEO

GIGCAPITAL8 MERGER SUB INC.

By:	/s/ David Ben Bashat
Name:	David Ben Bashat
Title:	CEO

QUANTISIMO CORP

By:	/s/ Carlos Moreira /s/ John O’Hara
Name:	Carlos Moreira John O’Hara
Title:	CEO CFO

WISEQEY CORP

By:	/s/ Carlos Moreira /s/ John O’Hara
Name:	Carlos Moreira John O’Hara
Title:	CEO CFO

SEALSQ CORP

By:	/s/ Carlos Moreira /s/ John O’Hara
Name:	Carlos Moreira John O’Hara
Title:	CEO CFO

Exhibit A

Form of PIPE Subscription Agreement

SUBSCRIPTION AGREEMENT

This Subscription Agreement (this “Subscription Agreement”) is being entered into as of the date set forth on the signature page to this Subscription Agreement, by and among Quantisimo Holdings Corp, a BVI business company limited by shares (the “Issuer”), GigCapital8 Corp., a Cayman Islands exempted company limited by shares (the “Company”) and the undersigned (the “Investor”). The Subscription Agreement is entered into in connection with the Agreement and Plan of Merger, dated October 8, 2026 (as may be amended, supplemented or otherwise modified from time to time, the “Merger Agreement”), by and among the Issuer, the Company and the other parties thereto. The transactions contemplated by the Merger Agreement are referred to in this Subscription Agreement as the “Transaction” and the purchase and sale of the Securities (as defined below) pursuant to this Subscription Agreement are referred to in this Subscription Agreement as the “Subscription Transaction.” The Issuer and the Company may enter into one or more subscription agreements (the “Other Subscription Agreements” and together with this Subscription Agreement, the “Subscription Agreements”) with certain other investors (the “Other Investors,” and together with the Investor, the “Investors”). All capitalized terms used but not defined herein shall have the respective meanings specified in the Merger Agreement.

As set forth on the signature page to this Subscription Agreement, the aggregate purchase price to be paid by the Investor for the subscribed PubCo Ordinary Shares (the “Common Stock”) is referred to in this Subscription Agreement as the “Subscription Amount.”

In consideration of the foregoing and the mutual representations, warranties and covenants, and subject to the conditions, set forth in this Subscription Agreement, and intending to be legally bound under this Subscription Agreement, each of the Investor, the Issuer and the Company acknowledges and agrees as follows:

1. Subscription. Subject to Section 12, the Investor irrevocably subscribes for and agrees to purchase from the Issuer the number of shares of Common Stock set forth on the signature page to this Subscription Agreement, and the Issuer irrevocably agrees to issue and sell to the Investor such shares of Common Stock on the terms and subject to the conditions provided for in this Subscription Agreement.

2. Closing.

(a) The closing of the Subscription Transaction (the “Closing”) is contingent upon the substantially concurrent consummation of the Transaction. The Closing shall occur immediately prior to the SPAC Merger Effective Time and shall be conditioned upon the substantially contemporaneous consummation of the Transaction, and upon (i) satisfaction or waiver of the conditions set forth in this Section 2 and in Section 3 below and (ii) delivery of written notice from (or on behalf of) the Issuer to the Investor (the “Closing Notice”) that the Issuer reasonably expects all conditions to the closing of the Transaction to be satisfied or waived on a date that is not less than five Business Days from the date on which the Closing Notice is delivered to the Investor.

(b) At least three Business Days prior to the closing date specified in the Closing Notice (the “Closing Date”), the Investor shall deliver to the Issuer: (i) the Subscription Amount by wire transfer of United States dollars in immediately available funds to the account(s) specified by the Issuer in the Closing Notice, thereby subscribing for the shares of Common Stock, to be held in escrow, if applicable, by an independent escrow agent reasonably acceptable to the Company and the Investor until the Closing; and (ii) any other information that is reasonably requested in the Closing Notice in order for the Issuer to issue to the Investor the shares of Common Stock. Without limiting the generality of the foregoing, such information shall include the legal name of the person in whose name such shares of Common Stock are to be issued and a duly executed Internal Revenue Service Form W-9 or W-8, as applicable.

(c) On the Closing Date, the Issuer shall cause its transfer agent to register the shares of Common Stock set forth on the signature page to this Subscription Agreement in book-entry form, free and clear of any liens, encumbrances or other restrictions (other than those arising under this Subscription Agreement or applicable securities laws) in the name of the Investor.

The Issuer shall use commercially reasonable efforts to provide a copy of its transfer agent’s records showing the Investor as the owner of such shares of Common Stock as soon as practically possible following the Closing Date.

(d) Notwithstanding the foregoing, the Issuer’s obligation to issue the shares of Common Stock to the Investor is contingent upon the Issuer having received the Subscription Amount in full in accordance with this Section 2. If the Closing does not occur within three Business Days following the Closing Date specified in the Closing Notice, the Issuer shall promptly (but not later than one Business Day thereafter) return the Subscription Amount in full to the Investor by wire transfer of U.S. dollars in immediately available funds to the account specified by the Investor, until such time as the Closing is rescheduled, in which case the process set forth in Section 2(a) will recommence.

3. Closing Conditions.

(a) The parties’ obligation to consummate the Subscription Transaction pursuant to this Subscription Agreement is subject to the following conditions:

(i) no suspension of the offering or sale of the Common Stock shall have been initiated or, to the Issuer’s knowledge, threatened by the U.S. Securities and Exchange Commission (the “SEC”);

(ii) no applicable governmental authority shall have enacted, issued, promulgated, enforced or entered any judgment, order, law, rule or regulation (whether temporary, preliminary or permanent) which is then in effect making the consummation of the transactions contemplated under this Subscription Agreement illegal or otherwise restraining or prohibiting consummation of the transactions contemplated under this Subscription Agreement and no governmental authority shall have instituted or threatened in writing a proceeding seeking to impose any such restraint or prohibition; and

(iii) as determined by the parties to the Merger Agreement and other than those conditions under the Merger Agreement which, by their nature, are to be fulfilled at the closing of the Transaction, including to the extent that any such condition is dependent upon the consummation of the Subscription Transaction pursuant to this Subscription Agreement, all conditions precedent to the closing of the Transaction contained in the Merger Agreement shall have been satisfied or waived and the closing of the Transaction shall be scheduled to occur concurrently with or on the same date as the Closing Date.

(b) The Issuer’s obligation to consummate the Subscription Transaction pursuant to this Subscription Agreement shall be subject to the conditions that:

(i) all representations and warranties of the Investor contained in this Subscription Agreement are true and correct in all material respects at and as of the Closing Date;

(ii) consummation of the Closing shall constitute a reaffirmation by the Investor of each of the representations and warranties of the Investor contained in this Subscription Agreement as of the Closing Date or such earlier date, as applicable; and

(iii) all obligations, covenants and agreements of the Investor required to be performed by it at or prior to the Closing Date shall have been performed in all material respects.

(c) The Investor’s obligation to consummate the Subscription Transaction pursuant to this Subscription Agreement shall be subject to the conditions that:

(i) all representations and warranties made by the Issuer and the Company in Section 5 hereof shall be true and correct in all material respects (other than representations and warranties that are qualified as to materiality or Issuer Subscription Adverse Effect (as defined below), which representations and warranties shall be true and correct in all respects) at and as of the Closing Date, except, in each case, to the extent that the failure of such representations and warranties to be so true and correct would not reasonably be expected to prevent or materially delay the consummation by the Issuer or the Company of the Subscription Transaction;

(ii) consummation of the Closing shall constitute a reaffirmation by the Issuer and the Company of each of the representations and warranties of the Issuer and the Company contained in this Subscription Agreement as of the Closing Date (or, to the extent any such representation and warranty expressly relates to an earlier date, as of such earlier date), subject to the standards set forth in clause (i) above;

(iii) all obligations, covenants and agreements required by this Subscription Agreement to be performed by the Issuer and the Company at or prior to the Closing Date shall have been performed or complied with in all material respects, except to the extent that any failure to so perform or comply would not reasonably be expected to prevent or materially delay the consummation by the Issuer or the Company of the Subscription Transaction;

(iv) no suspension of the qualification of the Common Stock for offering or trading in any jurisdiction, or initiation or written threat of any proceeding for any such purpose, shall have occurred and be continuing, except, in each case, where any such suspension or proceeding would not prevent the Company or the Issuer from consummating the Subscription Transaction;

(v) no amendment, modification or waiver of the Merger Agreement from and after the date of this Subscription Agreement shall have occurred that directly results in a change to the number or class of shares of Common Stock to be issued to the Investor hereunder, the Subscription Amount payable by the Investor or the rights of such Common Stock, in each case in a manner materially adverse to the Investor relative to the Other Investors, without the Investor’s prior written consent;

(vi) the Issuer shall have filed with an applicable national stock exchange (as defined in Section 6 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) (the “Stock Exchange”) an application or supplemental listing application for the listing of the Common Stock, and the Common Stock to be issued pursuant to this Subscription Agreement shall have been approved for listing on the Stock Exchange, subject only to official notice of issuance; and

(vii) there shall have been no amendment, waiver or modification of any Other Subscription Agreement that provides any Other Investor with materially more favorable economic terms with respect to its subscription for Common Stock than those provided to the Investor under this Subscription Agreement, unless the Investor has been offered substantially the same economic terms; provided that this clause (vii) shall not apply to any terms or benefits provided to an Other Investor (A) as a result of such Other Investor’s legal, regulatory, tax or organizational status or circumstances, (B) in consideration of such Other Investor undertaking obligations in addition to its obligation to purchase Common Stock, including any backstop, additional funding or similar commitment, or (C) in connection with any commercial or other relationship with the Issuer, the Company or any of their respective affiliates that is separate and distinct from such Other Investor’s subscription for Common Stock.

4. Further Assurances. At or prior to the Closing Date, the parties shall execute and deliver, or cause to be executed and delivered, such additional documents and take such additional actions as the parties reasonably may deem to be practical and necessary in order to consummate the subscription as contemplated by this Subscription Agreement.

5. The Company’s and the Issuer’s Representations and Warranties.

5.1 The Company represents and warrants to the Investor that as of the date of this Subscription Agreement and as of the Closing Date:

(a) The Company (i) is an exempted company with limited liability duly incorporated, validly existing and in good standing under the laws of the Cayman Islands, (ii) has the requisite corporate power and authority to own, lease and operate its properties and to conduct its business as it is now being conducted and to enter into, deliver and perform its obligations under this Subscription Agreement, and (iii) is duly licensed or qualified and in good standing (to the extent applicable) in all jurisdictions in which its ownership of property or character of its activities is such as to require it to be so licensed or qualified, except, with respect to the foregoing clause (iii), where the failure to be so licensed or qualified has not and would not, individually or in the aggregate, reasonably be expected to have a Company Subscription Adverse Effect. For purposes of this Subscription Agreement, a “Company Subscription Adverse Effect” means an event, change, development, occurrence, condition or effect with respect to the Company that, individually or in the aggregate, would reasonably be expected to materially and adversely affect the validity of the Securities or the legal authority or ability of the Company to perform its obligations under or consummate the transactions contemplated by this Subscription Agreement. For the avoidance of doubt, the term Company Subscription Adverse Effect is Subscription-specific and is distinct from, and shall not modify, the SPAC Material Adverse Effect definition in the Merger Agreement.

(b) As of the Closing Date, the Securities have been duly authorized and the shares of Common Stock, when issued and delivered to the Investor against full payment for the shares of Common Stock in accordance with the terms of this Subscription Agreement, and registered with the Company’s transfer agent, will be validly issued, fully paid, non-assessable and free and clear of any liens or other restrictions whatsoever (other than those arising under applicable laws, those created by the Investor, or as otherwise set forth in the agreements to which the Investor is a party), and will not be issued in violation of or subject to any preemptive or similar rights created under the Company’s organizational documents or any agreement or other instrument to which the Company is a party or by which it is otherwise bound.

(c) This Subscription Agreement has been duly authorized, executed and delivered by the Company and is a valid and binding obligation of the Company, enforceable against it in accordance with its terms, except as may be limited or otherwise affected by (i) bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other laws relating to or affecting the rights of creditors generally, and (ii) principles of equity, whether considered at law or equity.

(d) The execution, delivery and performance of this Subscription Agreement (including compliance by the Company with all of the provisions hereof), the issuance and sale of the Securities and the consummation of certain other transactions contemplated herein will not (i) conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, or result in the creation or imposition of any lien, charge or encumbrance upon any of the property or assets of the Company pursuant to the terms of any indenture, mortgage, deed of trust, loan agreement, lease, license or other agreement or instrument to which the Company is a party or by which the Company is bound or to which any of the property or assets of the Company is subject, which would, individually or in the aggregate, reasonably be expected to have a Company Subscription Adverse Effect; (ii) result in any violation of the provisions of the organizational documents of the Company in any material respect; or (iii) result in any violation of any statute or any judgment, order, rule or regulation of any governmental authority having jurisdiction over the Company or any of its properties that would reasonably be expected to have a Company Subscription Adverse Effect.

(e) The Company has not taken any steps to seek protection pursuant to any law or statute relating to bankruptcy, insolvency, reorganization, receivership, liquidation, administration or winding up or failed to pay its debts when due, nor does the Company have any knowledge or reason to believe that any of their respective creditors intend to initiate involuntary bankruptcy proceedings or seek to commence an administration.

(f) As of the date hereof, except as contemplated by the Transaction or as otherwise set forth in the SEC Documents (as defined below), the Other Subscription Agreements, the Merger Agreement and any promissory notes issued by the Company’s sponsor or its affiliate to the Company for working capital purposes as described in the SEC Documents (“Sponsor Loans”), there are no outstanding options or other rights to subscribe for, purchase or acquire from the Company any Common Stock or other equity interests in the Company, or securities convertible into or exchangeable or exercisable for such equity interests. As of the date hereof, other than any subsidiary created for purposes of the Transaction, the Company has no subsidiaries and does not own, directly or indirectly, interests or investments (whether equity or debt) in any person, whether incorporated or unincorporated. There are no stockholder agreements, voting trusts or other agreements or understandings to which the Company is a party or by which it is bound relating to the voting of any securities of the Company, other than (A) as set forth in the Company’s filings with the SEC, together with any amendments, restatements or supplements thereto (the “SEC Documents”) and (B) as contemplated by the Transaction. Except as disclosed in the SEC Documents, the Company has no outstanding indebtedness and will not have any outstanding long-term indebtedness as of immediately prior to the Closing (excluding any Sponsor Loans).

(g) Assuming the accuracy of Investor’s representations and warranties set forth in this Subscription Agreement, no registration under the Securities Act is required for the offer and sale of the Securities by the Issuer to the Investor and the Securities are not being offered in a manner involving a public offering under, or in a distribution in violation of, the Securities Act or any state securities laws.

(h) Except as disclosed in the SEC Documents, the Company has made all filings required to be filed by it with the SEC and, as of their respective dates, each of the SEC Documents complied in all material respects with the requirements of the Securities Act and the Exchange Act, and the rules and regulations of the SEC promulgated thereunder, and none of the SEC Documents, when filed, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided, that the Company makes no such representation or warranty with respect to any information relating to the Company or any of its affiliates included in any SEC Document or filed as an exhibit thereto. Each of the financial statements of the Company included in the SEC Documents comply in all material respects with applicable accounting requirements and the rules and regulations of the SEC with respect thereto as in effect at the time of filing and fairly present in all material respects the financial position of the Company as of and for the dates thereof and the results of operations and cash flows for the periods then ended, subject, in the case of unaudited statements, to normal, year-end audit adjustments. As of the date hereof, there are no outstanding or unresolved comments in comment letters from the SEC staff with respect to any of the SEC Documents.

(i) No Other Subscription Agreement includes a price per Security different from the price per Security provided for in this Subscription Agreement or provides any Other Investor with materially more favorable economic terms with respect to its subscription for Common Stock than those provided to the Investor under this Subscription Agreement, except for any terms or benefits described in clauses (A) through (C) of Section 3(c)(vii), and no Other Subscription Agreement has been amended, waived or modified in a manner that would result in a failure of the condition set forth in Section 3(c)(vii).

(j) The Company is not, and immediately after receipt of payment for the Securities will not be, an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

(k) As of the date of this Subscription Agreement, the Company has not received any written communication from a governmental entity that alleges that the Company is not in compliance with or is in default or violation of any applicable law, except where such non-compliance, default or violation would not, individually or in the aggregate, be reasonably expected to have a Company Subscription Adverse Effect.

(l) Except for such matters as have not had and would not be reasonably expected to have, individually or in the aggregate, a Company Subscription Adverse Effect, as of the date of this Subscription Agreement, there is no (i) action, claim, inquiry, arbitration, investigation, litigation or other proceeding pending, or, to the knowledge of the Company, threatened against the Company or (ii) judgment, decree, injunction, ruling or order of any governmental entity or arbitrator outstanding against the Company.

5.2 The Issuer represents and warrants to the Investor that as of the date of this Subscription Agreement and as of the Closing Date:

(a) The Issuer is a BVI business company limited by shares, duly incorporated, validly existing and in good standing under the Laws of the British Virgin Islands, with the requisite corporate power and authority to own, lease and operate its properties and conduct its business as presently conducted and to enter into, deliver and perform its obligations under this Subscription Agreement, except where the failure to have such power or authority would not, individually or in the aggregate, reasonably be expected to have an Issuer Subscription Adverse Effect (as defined below).

(b) This Subscription Agreement has been duly authorized, executed and delivered by the Issuer and is a valid and binding obligation of the Issuer, enforceable against it in accordance with its terms, except as may be limited or otherwise affected by (i) bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other laws relating to or affecting the rights of creditors generally, and (ii) principles of equity, whether considered at law or equity.

(c) The execution, delivery and performance of this Subscription Agreement (including compliance by the Issuer with all of the provisions hereof) will not (i) conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, or result in the creation or imposition of any lien, charge or encumbrance upon any of the property or assets of the Issuer pursuant to the terms of any indenture, mortgage, deed of trust, loan agreement, lease, license or other agreement or instrument to which the Issuer is a party or by which the Issuer is bound or to which any of the property or assets of the Issuer is subject, which would, individually or in the aggregate, reasonably be expected to materially and adversely affect the legal authority or ability of the Issuer to perform its obligations under or consummate the transactions contemplated by this Subscription Agreement (an “Issuer Subscription Adverse Effect”); (ii) result in any violation of the provisions of the organizational documents of the Issuer which would, individually or in the aggregate, reasonably be expected to have the Issuer Subscription Adverse Effect; or (iii) result in any violation of any statute or any judgment, order, rule or regulation of any governmental agency or body having jurisdiction over the Issuer or any of its properties that would reasonably be expected to have, individually or in the aggregate, an Issuer Subscription Adverse Effect.

(d) The Issuer has not taken any steps to seek protection pursuant to any law or statute relating to bankruptcy, insolvency, reorganization, receivership, liquidation, administration or winding up or failed to pay its debts when due, nor does the Issuer have any knowledge or reason to believe that any of its respective creditors intend to initiate involuntary bankruptcy proceedings or seek to commence an administration.

(e) As of the date of this Subscription Agreement, the Issuer has not received any written communication from a governmental entity that alleges that the Issuer is not in compliance with or is in default or violation of any applicable law, except where such non-compliance, default or violation would not, individually or in the aggregate, be reasonably expected to have an Issuer Subscription Adverse Effect.

(f) Except for such matters as have not had and would not be reasonably expected to have, individually or in the aggregate, an Issuer Subscription Adverse Effect, as of the date of this Subscription Agreement, there is no (i) action, claim, inquiry, arbitration, investigation, litigation or other proceeding pending, or, to the knowledge of the Issuer, threatened against the Issuer or (ii) judgment, decree, injunction, ruling or order of any governmental entity or arbitrator outstanding against the Issuer.

6. Investor Representations and Warranties. The Investor represents and warrants to the Issuer, the Company and the Placement Agents that as of the date of this Subscription Agreement and as of the Closing Date:

(a) The Investor: (i) has been duly formed or incorporated and is validly existing and in good standing under the laws of its jurisdiction of formation or incorporation; and (ii) has the requisite power and authority to enter into and perform its obligations under this Subscription Agreement.

(b) This Subscription Agreement has been duly authorized, executed and delivered by the Investor. Assuming the due authorization, execution and delivery of the same by the Issuer, this Subscription Agreement shall constitute the valid and legally binding obligation of the Investor, enforceable against the Investor in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors generally and by the availability of equitable remedies.

(c) The execution, delivery and performance of this Subscription Agreement, the purchase of the Securities, the compliance by the Investor with all of the provisions of this Subscription Agreement and the consummation of the transactions contemplated in this Subscription Agreement will not conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, or result in the creation or imposition of any lien, charge or encumbrance upon any of the property or assets of the Investor pursuant to the terms of: (i) any indenture, mortgage, deed of trust, loan agreement, lease, license or other agreement or instrument to which the Investor is a party or by which the Investor is bound or to which any of the property or assets of the Investor is subject; (ii) the organizational documents of the Investor; or (iii) any statute or any judgment, order, rule or regulation of any court or governmental agency or body, domestic or foreign, having jurisdiction over the Investor or any of its properties that in the case of clauses (i) and (iii), would reasonably be expected to have a material adverse effect on the Investor’s ability to consummate the transactions contemplated in this Subscription Agreement, including the purchase of the Securities.

(d) The Investor, or each of the funds managed by or affiliated with the Investor for which the Investor is acting as nominee is: (i) a “qualified institutional buyer” (as defined in Rule 144A under the Securities Act), or an institutional “accredited investor” (within the meaning of Rule 501(a) (1), (2), (3) or (7) under the Securities Act), in each case, satisfying the applicable requirements set forth on Schedule A; (ii) acquiring the Securities only for his, her or its own account and not for the account of others, or if the Investor is subscribing for the Securities as a fiduciary or agent for one or more investor accounts, the Investor has full investment discretion with respect to each such account, and the full power and authority to make the acknowledgements, representations, warranties and agreements in this Subscription Agreement on behalf of each owner of each such account; and (iii) not acquiring the Securities with a view to, or for offer or sale in connection with, any distribution thereof in violation of the Securities Act (and shall provide the requested information set forth on Schedule A). The Investor is not an entity formed for the specific purpose of acquiring the Securities. The Investor understands that the offering meets the exemptions from filing under FINRA Rule 5123(b)(1)(C) or (J). The Investor has completed Schedule A following the signature page to this Subscription Agreement and the information contained on Schedule A is accurate and complete.

(e) The Investor, or each of the funds managed by or affiliated with the Investor for which the Investor is acting as nominee on the date hereof: (i) is and will be an institutional account as defined in FINRA Rule 4512(c); (ii) is and will be a sophisticated investor, experienced in investing in private equity transactions and capable of evaluating investment risks independently, both in general and with regard to all transactions and investment strategies involving a security or securities; and (iii) has and will have exercised independent judgment in evaluating our participation in the purchase of the Securities. Accordingly, it is understood that the offering meets (i) the exemptions from filing under FINRA Rule 5123(b)(1)(A) and (ii) the institutional customer exemption under FINRA Rule 2111(b).

(f) The Investor acknowledges and agrees: (i) that the Securities are being offered in a transaction not involving any public offering within the meaning of the Securities Act; (ii) the Securities have not been registered under the Securities Act; and (iii) that the Issuer is not required to register the Securities except as set forth in Section 7 of this Subscription Agreement. The Investor acknowledges and agrees that the Securities may not be offered, resold, transferred, pledged or otherwise disposed of by the Investor absent an effective registration statement under the Securities Act except: (i) to the Issuer or one of its subsidiaries; (ii) to non-U.S. persons pursuant to offers and sales that occur outside the United States within the meaning of Regulation S; or (iii) pursuant to another applicable exemption from the registration requirements of the Securities Act. With respect to any transactions falling within clauses (i) and (iii) of the preceding sentence, any such transaction must also be in accordance with any applicable securities laws of the states and other jurisdictions of the United States, and any book entry records or certificates representing the Securities shall contain a restrictive legend to such effect. The Investor acknowledges and agrees that: (i) the Securities will be subject to transfer restrictions; (ii) as a result of these transfer restrictions, the Investor may not be able to readily offer, resell, transfer, pledge or otherwise dispose of the Securities; and (iii) as a consequence, Investor may be required to bear the financial risk of an investment in the Securities for an indefinite period of time. The Investor acknowledges and agrees that the Securities will not be eligible for offer, resale, transfer, pledge or disposition pursuant to Rule 144 promulgated under the Securities Act until at least one year from the date that the Issuer furnishes a Current Report on Form 8-K following the Closing Date that includes the “Form 10” information required under applicable SEC rules and regulations. The Investor acknowledges and agrees that it has been advised to consult legal counsel and tax and accounting advisors prior to making any offer, resale, transfer, pledge or disposition of any of the Securities.

(g) The Investor acknowledges and agrees that the Investor is purchasing the Securities directly from the Issuer. The Investor further acknowledges that, except as set forth herein, there have been no representations, warranties, covenants and agreements made to the Investor by or on behalf of the Issuer, the Company, any of their respective affiliates or any control persons, officers, directors, employees, partners, agents or representatives of any of the foregoing or any other person or entity, expressly or by implication. Investor explicitly disclaims reliance on any of the foregoing other than those representations, warranties, covenants and agreements of the Issuer and the Company expressly set forth in this Subscription Agreement.

(h) The Investor’s acquisition and holding of the Securities will not constitute or result in a non-exempt prohibited transaction under Section 406 of the Employee Retirement Income Security Act of 1974, as amended, Section 4975 of the Internal Revenue Code of 1986, as amended, or any applicable similar law.

(i) The Investor acknowledges and agrees that the Investor has received, and has had the opportunity to review and understand such financials and other information as the Investor deems necessary in order to make an investment decision with respect to the Securities, including, with respect to the business of the Issuer and its subsidiaries, the Company and the Transaction. Without limiting the generality of the foregoing, the Investor acknowledges that he, she or it has had the opportunity to review Company’s reports previously filed with the SEC under the Exchange Act. The Investor acknowledges and agrees that the Investor and the Investor’s professional advisor(s), if any, have had the opportunity to ask such questions, receive such answers and obtain such information as the Investor and such Investor’s professional advisor(s) have deemed necessary to make an investment decision with respect to the Securities. The Investor has received, and has had the opportunity to review and understand the materials made available to it in connection with the Transaction, has made its own assessment and has satisfied itself concerning the relevant tax and other economic considerations relevant to its investment in the Securities. The Investor acknowledges that as part of the Transaction, the Issuer will file a registration statement under the Securities Act, including a proxy statement and prospectus of the Issuer, which will contain additional information about the Transaction, the Issuer and the Company and prepare and deliver to its shareholders an information statement setting forth information concerning the issuance of the shares of Common Stock, subject to the terms and conditions set forth herein, to be approved at the general meeting. The Investor acknowledges and agrees that any changes to such information, including, without limitation, any changes based on updated information or changes in terms of the Transaction, shall in no way affect the Investor’s obligation to purchase the Securities under this Subscription Agreement. The Investor acknowledges that the Investor will not rely on any such registration statement, proxy statement/prospectus or information statement in making any investment decision. The Investor acknowledges that the Issuer and the Company offered to make certain non-public information available to the Investor subject to customary trading restrictions and non-disclosure requirements.

(j) The Investor acknowledges that certain information provided to it was based on forecasts. The Investor understands and agrees that such forecasts were prepared based on assumptions and estimates that are inherently uncertain and are subject to a wide variety of significant business, economic and competitive risks and uncertainties many of which are outside of the Issuer’s control. Consequently, Investor acknowledges and agrees that actual results may differ materially from those contained in the forecasts and that the Issuer does not guarantee the accuracy of any such forecasts. The Investor acknowledges that all forward-looking information and forecasts were prepared without the participation of the Placement Agents and that the Placement Agents do not assume responsibility for independent verification of, or the accuracy or completeness of, such information or forecasts.

(k) The Investor became aware of this offering of the Securities solely by means of direct contact between the Investor and the Issuer, the Company or a representative of the Issuer or the Company. Investor acknowledges that the Securities were offered to the Investor solely by direct contact between the Investor and the Issuer, the Company or a representative of the Issuer or the Company. The Investor did not become aware of this offering of the Securities, nor were the Securities offered to the Investor, by any other means. The Investor acknowledges that the Securities: (i) were not offered to it by any advertising or, to its knowledge, general solicitation; and (ii) are not being offered in a manner involving a public offering under, or in a distribution in violation of, the Securities Act, or any state securities laws. In making its investment or decision to invest in the Issuer, the Investor acknowledges that it is not relying upon, and has not relied and disclaims reliance upon, any statement, representation or warranty made by any person, firm or corporation (including, without limitation, the Issuer, the Company, the Placement Agents, any of their respective affiliates or any control persons, officers, directors, employees, partners, agents or representatives of any of the foregoing), other than the representations and warranties of the Issuer and the Company contained in this Subscription Agreement. Neither the Investor, nor to its knowledge any of its directors, officers, employees, agents, stockholders or partners has either directly or indirectly, including through a broker or finder, (i) to its knowledge, engaged in any general solicitation, or (ii) published any advertisement in connection with the offering of the Securities.

(l) The Investor acknowledges that it is aware that there are substantial risks incident to the purchase and ownership of the Securities. The Investor is: (i) able to fend for itself in the Transaction contemplated in this Subscription Agreement; (ii) has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of an investment in the Securities; and (iii) has the ability to bear the economic risks of its prospective investment and can afford the complete loss of such investment. The Investor has sought such accounting, legal and tax advice as the Investor has considered necessary to make an informed investment decision. Investor acknowledges and agrees that it has made its own assessment and has satisfied itself concerning relevant tax and other economic considerations relative to its purchase of the Securities. The Investor agrees that [   ], or any of their affiliates, in their capacity as placement agents (the “Placement Agents”), shall not be liable to any Investor for any action heretofore or hereafter taken or omitted to be taken by any of them or have any liability or obligation (including, without limitation, for or with respect to any losses, claims, damages, obligations, penalties, judgments, awards, liabilities, costs, expenses or disbursements incurred by the Investor, the Issuer or any other person or entity), whether in contract, tort or otherwise, to any Investor, or to any person claiming through such Investor, in respect of the Transaction. Investor represents that: (i) it is able to sustain a complete loss on its investment in the Securities; (ii) has no need for liquidity with respect to its investment in the Securities; and (iii) has no reason to anticipate any change in circumstances, financial or otherwise, which may cause or require any sale or distribution of all or any part of the Securities.

(m) Alone, or together with any professional advisor(s), the Investor acknowledges that it has adequately analyzed and fully considered the risks of an investment in the Securities and determined that the Securities are a suitable investment for the Investor. Investor represents that it is able at this time and in the foreseeable future to bear the economic risk of a total loss of the Investor’s investment in the Issuer. The Investor acknowledges specifically that a possibility of total loss exists.

(n) In making its decision to purchase the Securities, the Investor has relied solely upon its own independent investigation and that of its advisors, if any. Without limiting the generality of the foregoing, the Investor has not relied (and disclaims reliance) on any statements or other information provided by or on behalf of the Placement Agents or any of their respective affiliates or any control persons, officers, directors, employees, partners, agents or representatives of any of the foregoing concerning the Issuer, the Company, the Transaction, the Merger Agreement, this Subscription Agreement or the transactions contemplated under this Subscription Agreement or the Merger Agreement, the Securities or the offer and sale of the Securities.

(o) The Investor acknowledges and agrees that the Placement Agents and their respective directors, officers, employees, representatives and controlling persons: (i) have not provided the Investor with any information or advice with respect to the Securities; (ii) have not made and do not make any representation, express or implied as to the Issuer, the Company, the Issuer’s credit quality, the Securities or the Investor’s purchase of the Securities; (iii) have not acted as the Investor’s financial advisor or fiduciary in connection with the issue and purchase of Securities; (iv) may have acquired, or during the term of the Securities may acquire, non-public information with respect to the Issuer, which, subject to the requirements of applicable law, the Investor agrees need not be provided to it; (v) may have existing or future business relationships with the Issuer and the Company (including, but not limited to, lending, depository, risk management, advisory and banking relationships); (vi) will pursue actions and take steps that it deems or they deem necessary or appropriate to protect its or their interests arising therefrom without regard to the consequences for a holder of Securities, and that certain of these actions may have material and adverse consequences for a holder of Securities.

(p) The Investor acknowledges and agrees that it has not relied on the Placement Agents in connection with its determination as to the legality of its acquisition of the Securities or as to the other matters referred to in this Subscription Agreement. Investor also acknowledges that it has not relied on any investigation that the Placement Agents, any of their affiliates or any person acting on their behalf have conducted with respect to the Securities, the Issuer or the Company. The Investor further acknowledges and agrees that it has not relied on any information contained in any research reports prepared by the Placement Agents or any of their affiliates.

(q) The Investor acknowledges and agrees that no federal or state agency has passed upon or endorsed the merits of the offering of the Securities or made any findings or determination as to the fairness of this investment.

(r) The execution, delivery and performance by the Investor of this Subscription Agreement are within the Investor’s powers, have been duly authorized and will not constitute or result in a breach or default under or conflict with any order, ruling or regulation of any court or other tribunal or of any governmental commission or agency, or any agreement or other undertaking, to which the Investor is a party or by which the Investor is bound that would reasonably be expected to have a material adverse effect on the legal authority of the Investor to enter into and perform its obligation under this Subscription Agreement. If the Investor is not an individual, the execution, delivery and performance by the Investor of this Subscription Agreement will not violate any provisions of the Investor’s organizational documents, including, without limitation, its incorporation or formation papers, bylaws, indenture of trust or partnership or operating agreement, as may be applicable. The signature on this Subscription Agreement is genuine. If the Investor is an individual, the signatory has legal competence and Investor has the capacity to execute this Subscription Agreement. If the Investor is not an individual, the signatory has been duly authorized to execute this Subscription Agreement. Assuming that this Subscription Agreement constitutes the valid and binding obligation of the Issuer, this Subscription Agreement constitutes a legal, valid and binding obligation of the Investor, enforceable against the Investor in accordance with its terms except as may be limited or otherwise affected by (i) bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other laws relating to or affecting the rights of creditors generally, or (ii) principles of equity, whether considered at law or equity.

(s) The Investor is not: (i) a person or entity named on the List of Specially Designated Nationals and Blocked Persons administered by the U.S. Treasury Department’s Office of Foreign Assets Control (“OFAC”) or in any Executive Order issued by the President of the United States and administered by OFAC (“OFAC List”), or a person or entity prohibited by any OFAC sanctions program; (ii) owned, directly or indirectly, or controlled by, or acting on behalf of, one or more persons that are named on the OFAC List; (iii) organized, incorporated, established, located, resident or born in, or a citizen, national or the government, including any political subdivision, agency or instrumentality thereof, of, Cuba, Iran, North Korea, Syria, the Crimea region of Ukraine, the so-called Donetsk People’s Republic, the so-called Luhansk People Republic or any other country or territory embargoed or subject to substantial trade restrictions by the United States; (iv) a Designated National as defined in the Cuban Assets Control Regulations, 31 C.F.R. Part 515; or (v) a non-U.S. shell bank or providing banking services indirectly to a non-U.S. shell bank (each of the foregoing, a “Prohibited Investor”). If requested, the Investor agrees and is permitted to provide law enforcement agencies such records as required by applicable law. If the Investor is a financial institution subject to the Bank Secrecy Act (31 U.S.C. Section 5311 et seq.) (the “BSA”), as amended by the USA PATRIOT Act of 2001 (the “PATRIOT Act”), and its implementing regulations (collectively, the “BSA/PATRIOT Act”), to the extent required, the Investor maintains policies and procedures reasonably designed to comply with applicable obligations under the BSA/PATRIOT Act. To the extent required, the Investor maintains policies and procedures reasonably designed to ensure compliance with OFAC-administered sanctions programs, including for the screening of its investors against the OFAC sanctions programs, including the OFAC List. To the extent required by applicable law, the Investor maintains policies and procedures reasonably designed to ensure that the funds held by the Investor and used to purchase the Securities were legally derived and were not obtained, directly or indirectly, from a Prohibited Investor.

(t) No disclosure or offering document has been prepared by the Placement Agents in connection with the offer and sale of the Securities.

(u) None of the Placement Agents, nor any of their respective affiliates or any control persons, officers, directors, employees, partners, agents or representatives of any of the foregoing, have made any independent investigation with respect to the Issuer or its subsidiaries or any of their respective businesses, the Company or the Securities or the accuracy, completeness or adequacy of any information supplied to the Investor by the Issuer or the Company.

(v) In connection with the issue and purchase of the Securities, the Placement Agents have not acted as the Investor’s financial advisor or fiduciary.

(w) The Investor, when required to deliver payment to the Issuer pursuant to Section 2 above, will have sufficient immediately available funds to pay the Subscription Amount and consummate the purchase and sale of the Securities pursuant to this Subscription Agreement. The Investor acknowledges and agrees that its obligations under this Subscription Agreement are not subject to any condition regarding the Investor’s obtaining financing or the availability of financing to the Investor.

(x) As of the date of this Subscription Agreement, the Investor does not have, and during the 30 day period immediately prior to the date of this Subscription Agreement, the Investor has not entered into, any “put equivalent position” as such term is defined in Rule 16a-1 under the Exchange Act or short sale positions with respect to the securities of the Issuer or the Company. Notwithstanding the foregoing, the Investor makes no such representation with respect to any assets of the Investor managed by an external investment manager pursuant to a separately managed account arrangement.

(y) The Investor is not currently (and at all times through Closing will refrain from being or becoming) a member of a “group” (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act or any successor provision) acting for the purpose of acquiring, holding, voting or disposing of equity securities of the Issuer or the Company (within the meaning of Rule 13d-5(b)(1) under the Exchange Act), other than a group consisting solely of the Investor and its affiliates.

(z) If the Investor is or is acting on behalf of: (i) an employee benefit plan that is subject to Title I of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”); (ii) a plan, an individual retirement account or other arrangement that is subject to Section 4975 of the Internal Revenue Code of 1986, as amended (the “Code”); (iii) an entity whose underlying assets are considered to include “plan assets” of any such plan, account or arrangement described in clauses (i) and (ii) (each, an “ERISA Plan”); or (iv) an employee benefit plan that is a governmental plan (as defined in Section 3(32) of ERISA), a church plan (as defined in Section 3(33) of ERISA), a non-U.S. plan (as described in Section 4(b)(4) of ERISA) or other plan that is not subject to the foregoing clauses (i), (ii) or (iii) but may be subject to provisions under any other federal, state, local, non-U.S. or other laws or regulations that are similar to such provisions of ERISA or the Code (collectively, “Similar Laws,” and together with ERISA Plans, “Plans”), the Investor represents and warrants that (A) none of the Issuer, the Company or any of their respective affiliates has provided investment advice or has otherwise acted as the Plan’s fiduciary, with respect to its decision to acquire and hold the Securities; (B) none of the parties to the Transaction is or shall at any time be the Plan’s fiduciary with respect to any decision in connection with the Investor’s investment in the Securities; and (C) its purchase of the Securities will not result in a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code, or any applicable Similar Law.

(aa) Except as indicated on the signature page hereto, the Investor is not a “foreign person” or a “foreign entity” and is not controlled by a “foreign person,” as those terms are defined in Section 721 of the Defense Production Act, as amended, including its implementing regulations (the “DPA”). The Investor does not permit any foreign person affiliated with the Investor, whether affiliated as a limited partner or equivalent, to obtain through the Investor as a result of that foreign person’s investment any DPA Triggering Rights (as defined below) with respect to the Issuer. If the Investor is a foreign person or foreign entity or is controlled by a foreign person for purposes of the DPA, then notwithstanding anything in this agreement, or any other agreement(s) that relate to the current or any other ‘investment’ within the meaning of the DPA, as defined below (such investment, an “Investment,” and such agreements, the “Transaction Agreements”), in the Issuer (which term “Issuer” shall include, for purposes of this paragraph, any direct or indirect, wholly or partially owned subsidiary of the Issuer, if applicable) between the Issuer and the Investor or any affiliate to the contrary, the Investor and the Issuer agree that neither the Investor nor any affiliate will obtain or request with respect to the Issuer, any of the following rights, as a result of such Investment: (a) “control” of the Issuer, including the power to determine, direct or decide any important matters affecting the Issuer; (b) membership or observer rights on the Board of Directors or equivalent body of the Issuer, or the right to nominate an individual to a position on the Board of Directors or equivalent body of the Issuer; (c) access to any “material nonpublic technical information” in the possession of the Issuer (provided, however, that such prohibited information shall not include financial information regarding the performance of the Issuer); and (d) any “involvement” (other than through voting of shares) in “substantive decision making” of the Issuer regarding (i) the use, development, acquisition, safekeeping, or release of “sensitive personal data” of U.S. citizens maintained or collected by the Company, (ii) the use, development, acquisition, or release of “critical technologies,” or (iii) the management, operation, manufacture, or supply of “covered investment critical infrastructure” ((a)-(d) being the “DPA Triggering Rights”). To the extent any term in the Transaction Agreements between the Issuer and the Investor or any affiliate related to an Investment purports to grant any DPA Triggering Rights in the Issuer to the Investor or any affiliate, such term shall have no effect.

7. Registration Rights.

(a) No later than 30 Business Days after the Closing Date (such deadline, the “Filing Deadline”), the Issuer will endeavor to file with the SEC (at its sole cost and expense) a registration statement on Form F-1 registering the resale of the Registrable Securities (the “Registration Statement”).If the Registration Statement covering the Registrable Securities is not filed with the SEC on or prior to the Filing Deadline, the Issuer will make pro rata payments to the Investor, as liquidated damages and not as a penalty, in an amount equal to 1% of the aggregate amount paid pursuant to this Subscription Agreement by the Investor for such Registrable Securities then held by the Investor for each five (5) Business Day period following the Filing Deadline for which no Registration Statement is filed with respect to the Registrable Securities; provided that the aggregate amount of such liquidated damages shall not exceed 5% of the Subscription Amount paid by the Investor for such Registrable Securities. Such payments shall constitute the Investor’s exclusive monetary remedy for such events, but shall not affect the right of the Investor to seek injunctive relief. Such payments shall be made to the Investor in cash no later than ten (10) Business Days after the end of each such five (5) Business Day period (the “Payment Date”). No interest shall accrue on any such liquidated damages payments. The Issuer shall use its commercially reasonable efforts to have the Registration Statement declared effective as soon as practicable after the filing thereof, but no later than the 135th calendar day (or 195th calendar day if the SEC notifies the Issuer that it will “review” the Registration Statement) (such date, the “Effectiveness Date”). The Issuer may amend the Registration Statement so as to convert the Registration Statement to a Registration Statement on Form F-3 at such time after the Issuer becomes eligible to use such Form F-3. The Issuer will use its commercially reasonable efforts to provide a draft of the Registration Statement to the Investor for review at least two (2) Business Days in advance of filing the Registration Statement. In no event shall the Investor be identified as a statutory underwriter in the Registration Statement. Notwithstanding the foregoing, if the SEC requires that the Investor be identified as a statutory underwriter in the Registration Statement, the Investor will have the option, in its sole and absolute discretion, to either (i) have the opportunity to cause the Issuer to withdraw such Investor’s Registrable Securities from the Registration Statement upon its prompt written request to the Issuer, in which case the Issuer’s obligation to register the Registrable Securities will be deemed satisfied or (ii) be included as such in the Registration Statement. The Issuer’s obligations to include the Registrable Securities issued pursuant to this Subscription Agreement (or shares issued in exchange therefor) for resale in the Registration Statement are contingent upon the Investor furnishing in writing to the Issuer such information regarding the Investor, the securities of the Issuer held by the Investor and the intended method of disposition of such Registrable Securities, which shall be limited to non-underwritten public offerings, as shall be reasonably requested by the Issuer to effect the registration of such Registrable Securities. Investor shall also execute documents in connection with such registration as the Issuer may reasonably request that are customary of a selling shareholder in similar situations. Notwithstanding anything to the contrary in this Subscription Agreement, in connection with the obligations of the Issuer under this Section 7, the Investor shall not be required to execute any lock-up or similar agreement or otherwise be subject to any contractual restriction on the ability to transfer the Registrable Securities. Upon notification by the SEC that any Registration Statement has been declared effective by the SEC, within one (1) Business Day thereafter, the Issuer shall file the final prospectus under Rule 424 of the Securities Act. The Issuer agrees to cause such Registration Statement, or another shelf registration statement that includes the Registrable Securities to be sold pursuant to this Subscription Agreement, to remain effective until the earliest of: (i) the second anniversary of the Effectiveness Date of the Registration Statement registering all Registrable Securities for resale by the Investor; (ii) the date on which the Investor ceases to hold any Registrable Securities issued pursuant to this Subscription Agreement; or (iii) the first date on which the Investor is able to sell all of its Registrable Securities issued pursuant to this Subscription Agreement (or shares received in exchange therefor) under Rule 144 of the Securities Act without volume or manner of sale limitations. For purposes of clarification, any failure by the Issuer to file the Registration Statement by the Filing Deadline or to effect such Registration Statement by the Effectiveness Date shall not otherwise relieve the Issuer of its obligations to file or effect the Registration Statement set forth in this Section 7. Notwithstanding the foregoing, if the SEC prevents the Issuer from including any or all of the shares proposed to be registered under a Registration Statement due to limitations on the use of Rule 415 under the Securities Act for the resale of the Registrable Securities pursuant to this Section 7 by the applicable shareholders or otherwise, such Registration Statement shall register for resale the number of Registrable Securities which is equal to the maximum number of Registrable Securities as is permitted to be registered by the SEC. In such event, the number of Registrable Securities to be registered for each selling shareholder named in such Registration Statement shall be reduced pro rata among all such selling shareholders. In the event the Issuer amends the Registration Statement in accordance with the foregoing, the Issuer will use its commercially reasonable efforts to file with the SEC, as promptly as allowed by the SEC, one or more registration statements to register the resale of those Registrable Securities that were not registered on the initial Registration Statement, as so amended.

(b) The Issuer may suspend the use of any such Registration Statement if the board of directors of the Issuer determines in good faith that either in order for such Registration Statement not to contain a material misstatement or omission, an amendment thereto would be needed to include information that would at that time not otherwise be required in a current, quarterly or annual report under the Exchange Act (a “Suspension Event”). Notwithstanding the foregoing, (I) the Issuer shall not so delay filing or so suspend the use of the Registration Statement for a period of more than ninety (90) consecutive days, not more than twice in any 12-month period and (II) the Issuer shall use commercially reasonable efforts to make such Registration Statement available for the sale by the Investor of such securities as soon as practicable thereafter.

(c) The Issuer shall use commercially reasonable efforts to cause its transfer agent to remove any restrictive legend included on the certificates (or, in the case of book-entry shares, any other instrument or record) representing the Investor’s ownership of Registrable Securities, and to issue a certificate (or evidence of the issuance of such securities in book-entry form) without such restrictive legend or any other restrictive legend to the Investor, if: (i) such Registrable Securities are sold or transferred pursuant to the effective Registration Statement or pursuant to Rule 144 where, following such, subsequent public distribution of such shares shall not require registration under the Securities Act; or (ii) such Registrable Securities are eligible for sale pursuant to Section 4(a)(1) of the Securities Act or Rule 144 without volume or manner-of-sale restrictions and without the requirement for the Issuer to be in compliance with the current public information required under Rule 144(c)(2) (or Rule 144(i)(2), if applicable). Following Rule 144 becoming available for the resale of such Registrable Securities without volume or manner-of-sale restrictions and without the requirement for the Issuer to be in compliance with the current public information required under Rule 144(c)(2) (or Rule 144(i)(2), if applicable), the Issuer, upon the written request of Investor and after providing the Issuer and its transfer agent with all customary documentation, shall instruct the Issuer’s transfer agent to remove the legend from such Registrable Securities (in whatever form) and shall use commercially reasonable efforts to cause the Issuer’s counsel to issue any legend removal opinion required by the transfer agent. Notwithstanding the foregoing, once the Registration Statement registering the Registrable Securities for resale becomes effective under the Securities Act, and subject to receipt from the Investor by the Issuer and its transfer agent, as applicable, of customary documentation in connection therewith, the Issuer shall use commercially reasonable efforts to cause the Issuer’s counsel to issue to the transfer agent a “blanket” legal opinion to allow sales without restriction pursuant to the effective Registration Statement and in connection with the removal of legends in connection with such sales pursuant to the effective Registration Statement, in each case to the extent required by the transfer agent.

(d) At its expense, the Issuer shall use commercially reasonable efforts to advise the Investor within five (5) Business Days: (i) when a Registration Statement or any post-effective amendment thereto has been filed with the SEC and when such Registration Statement or post-effective amendment thereto has become effective; (ii) after it shall receive notice or obtain knowledge thereof, of any request by the SEC for amendments or supplements to any Registration Statement or the prospectus included in such Registration Statement or for additional information; (iii) after it shall have received notice or obtained knowledge thereof, of the issuance by the SEC of any stop order suspending the effectiveness of any Registration Statement or the initiation of any proceedings for such purpose; (iv) of the receipt by the Issuer of any notification with respect to the suspension of the qualification of the Registrable Securities included in such Registration Statement for sale in any jurisdiction or the initiation or threatening of any proceeding for such purpose; and (v) subject to the provisions in this Subscription Agreement, of the occurrence of any event that requires the making of any changes in any Registration Statement or prospectus so that, as of such date, the statements therein do not include any untrue statements of a material fact and do not omit to state a material fact required to be stated therein or necessary to make the statements therein (in the case of a prospectus, in the light of the circumstances under which they were made) not misleading. The Issuer shall use commercially reasonable efforts to promptly provide written notice of the happening of any of the foregoing or of a Suspension Event during the period that the Registration Statement is effective or if as a result of a Suspension Event the Registration Statement or related prospectus contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made (in the case of the prospectus) not misleading. The notice sent by the Issuer pursuant to the preceding sentence shall not contain any material non-public information other than the description of such event, which the parties agree may constitute material non-public information. Upon the occurrence of any event contemplated in clauses (i) through (v) above, except for such times as the Issuer is permitted under this Subscription Agreement to suspend, and has suspended, the use of a prospectus forming part of a Registration Statement, the Issuer shall use its commercially reasonable efforts to as soon as reasonably practicable prepare a post-effective amendment to such Registration Statement or a supplement to the related prospectus, or file any other required document so that, as thereafter delivered to purchasers of the Registrable Securities included in such Registration Statement, such prospectus will not include any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading.

(e) For purposes of this Section 7:

(i) “Shares” shall mean, as of any date of determination, the shares of Common Stock issued to the Investor pursuant to this Subscription Agreement.

(ii) “Investor” shall include any person or entity to which the rights under this Section 7 shall have been duly assigned.

(iii) “Registrable Securities” means (i) the Shares and (ii) any other shares of Common Stock issued as a dividend or other distribution with respect to, in exchange for or in replacement of the Shares, whether by way of share split, dividend, distribution, recapitalization, merger, exchange, replacement, amendment of the articles of association or otherwise; provided, however, that any such Registrable Securities shall cease to be Registrable Securities (and the Issuer shall not be required to maintain the effectiveness of any, or file another, Registration Statement hereunder with respect thereto) upon the first to occur of (A) a Registration Statement with respect to the sale of such Registrable Securities being declared effective by the SEC under the Securities Act and such Registrable Securities having been disposed of by the holder thereof in accordance with such effective Registration Statement, (B) such Registrable Securities having been sold in accordance with Rule 144 (or another exemption from the registration requirements of the Securities Act) resulting in the transferee of the Shares holding unrestricted securities and (C) such Registrable Securities becoming eligible for resale without volume or manner-of-sale restrictions and without current public information requirements pursuant to Rule 144.

(f) Notwithstanding any termination of this Subscription Agreement, the Issuer shall, to the extent permitted by applicable law, indemnify, defend and hold harmless the Investor, the officers, directors, partners, members, managers, stockholders, and employees of the Investor, each person who controls the Investor (within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act) and the officers, directors, partners, members, managers, stockholders, and employees of each such controlling person, to the fullest extent permitted by applicable law, from and against any and all losses, claims, damages, liabilities, reasonable and documented costs (including, without limitation, reasonable and documented out-of-pocket attorneys’ fees) and reasonable and documented expenses (collectively, “Losses”), as incurred, that arise out of or are based upon any untrue or alleged untrue statement of a material fact contained (or incorporated by reference) in the Registration Statement, any prospectus included in the Registration Statement or any form of prospectus or in any amendment or supplement thereto or in any preliminary prospectus, or arising out of or relating to any omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements therein (in the case of any prospectus or form of prospectus or supplement thereto, in light of the circumstances under which they were made) not misleading. The indemnity obligation set forth in this Section 7(f) shall not apply, however, to the extent that any untrue statements, alleged untrue statements, omissions or alleged omissions are based upon information regarding the Investor furnished in writing to the Issuer by the Investor expressly for use in any of the SEC filings referenced in this Section 7(f). The Issuer shall notify the Investor promptly of the institution, threat or assertion of any proceeding arising from or in connection with the transactions contemplated by this Section 7 of which the Issuer is aware. Notwithstanding the foregoing, the Issuer’s indemnification obligations shall not apply to amounts paid in settlement of any Losses or action if such settlement is effected without the prior written consent of the Issuer.

(g) The Investor shall, severally and not jointly with any Other Investor, indemnify and hold harmless the Issuer, its directors, officers, partners, members, managers, shareholders, agents and employees, each person who controls the Issuer (within the meaning of Section 15 of the Securities Act and Section 20 of the Exchange Act), and the directors, officers, partners, members, managers, shareholders, or employees of such controlling persons, to the fullest extent permitted by applicable law, from and against all Losses, as incurred, arising out of or are based upon any untrue or alleged untrue statement of a material fact contained in any Registration Statement, any prospectus included in the Registration Statement, or any form of prospectus, or in any amendment or supplement thereto or in any preliminary prospectus, or arising out of or relating to any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein (in the case of any prospectus, or any form of prospectus or supplement thereto, in light of the circumstances under which they were made) not misleading to the extent, but only to the extent, that such untrue statements, alleged untrue statements, omissions or alleged omissions are based upon information regarding the Investor furnished in writing to the Issuer by the Investor expressly for use therein. Notwithstanding the foregoing, the Investor’s indemnification obligations shall not apply to amounts paid in settlement of any Losses or action if such settlement is effected without the prior written consent of the Investor.

(h) Any person or entity entitled to indemnification pursuant to this Subscription Agreement shall (A) give prompt written notice to the indemnifying party of any claim with respect to which it seeks indemnification and (B) unless in such indemnified party’s reasonable judgment a conflict of interest between such indemnified and indemnifying parties may exist with respect to such claim, permit such indemnifying party to assume the defense of such claim with counsel reasonably satisfactory to the indemnified party. If such defense is assumed, the indemnifying party shall not be subject to any liability for any settlement made by the indemnified party without its consent (but such consent shall not be unreasonably withheld, conditioned or delayed). Notwithstanding the foregoing, the failure to give prompt notice shall not impair any person’s or entity’s right to indemnification under this Subscription Agreement to the extent such failure has not prejudiced the indemnifying party. An indemnifying party who is not entitled to, or elects not to, assume the defense of a claim shall not be obligated to pay the fees and expenses of more than one counsel for all parties indemnified by such indemnifying party with respect to such claim, unless in the reasonable judgment of any indemnified party a conflict of interest may exist between such indemnified party and any other of such indemnified parties with respect to such claim. Without the consent of the indemnified party, no indemnifying party shall consent to the entry of any judgment or enter into any settlement which cannot be settled in all respects by the payment of money (and such money is so paid by the indemnifying party pursuant to the terms of such settlement) or which settlement includes a statement or admission of fault and culpability on the part of such indemnified party or which does not include an unconditional release of the indemnified party from all liability in respect to such claim or litigation.

(i) The indemnification provided for under this Subscription Agreement shall remain in full force and effect regardless of any investigation made by or on behalf of the indemnified party or any officer, director or controlling person or entity of such indemnified party and shall survive the transfer of securities.

(j) If the indemnification provided under this Section 7 from the indemnifying party is unavailable or insufficient to hold harmless an indemnified party in respect of any Losses referred to in this Section 7, then the indemnifying party, in lieu of indemnifying the indemnified party, shall contribute to the amount paid or payable by the indemnified party as a result of such Losses in such proportion as is appropriate to reflect the relative fault of the indemnifying party and the indemnified party, as well as any other relevant equitable considerations.

Notwithstanding the foregoing, the liability of the Investor shall be limited to the net proceeds received by such Investor from the sale of Shares giving rise to such indemnification obligation. The relative fault of the indemnifying party and indemnified party shall be determined by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact, was made by (or not made by, in the case of an omission), or relates to information supplied by (or not supplied by, in the case of an omission), such indemnifying party or indemnified party, and the indemnifying party’s and indemnified party’s relative intent, knowledge, access to information and opportunity to correct or prevent such action. Subject to the limitations set forth in this Section 7, the amount paid or payable by a party as a result of the Losses shall be deemed to include any reasonable and documented out-of-pocket legal or other fees, charges or expenses reasonably incurred by such party in connection with any investigation or proceeding. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution pursuant to this Section 7(j) from any person or entity who was not guilty of such fraudulent misrepresentation.

8. Termination. This Subscription Agreement shall terminate and be void and of no further force and effect, and all rights and obligations of the parties to this Subscription Agreement shall terminate without any further liability on the part of any party in respect thereof, upon the earliest to occur of: (a) such date and time as the Merger Agreement is terminated in accordance with its terms; (b) upon the mutual written agreement of each of the parties to terminate this Subscription Agreement; (c) the Outside Date (as defined in the Merger Agreement), if the Closing has not occurred by such date other than as a result of a breach of Investor’s obligations under this Subscription Agreement; or (d) if any of the conditions to Closing set forth in Section 3 of this Subscription Agreement have not been satisfied or waived at the Closing and, as a result thereof, the transactions contemplated by this Subscription Agreement are not consummated at the Closing; provided, however, that the right to terminate this Subscription Agreement pursuant to this clause (d) shall not be available to any party if the failure of any such condition to be satisfied is primarily due to the breach by such party of any of its representations, warranties, covenants or agreements contained in this Subscription Agreement (the termination events described in clauses (a)-(d) above, collectively, the “Termination Events”). Nothing in this Subscription Agreement will relieve, however, any party from liability for any willful breach of this Subscription Agreement prior to the time of termination. Each party will be entitled to any remedies at law or in equity to recover losses, liabilities or damages arising from any such willful breach. The Issuer shall notify the Investor in writing of the termination of the Merger Agreement promptly after the termination of the Merger Agreement. Upon the occurrence of any Termination Event, this Subscription Agreement shall be void and of no further effect (except that the provisions of Section 7(f) through (j), this Section 8, Sections 9 through 11 and Section 12 of this Subscription Agreement will survive any termination of the Subscription Agreement and remain in full force and effect following any termination). Following the Termination Event, any monies paid by the Investor to the Issuer in connection with this Subscription Agreement shall promptly (and in any event within one Business Day) be returned to the Investor without any deduction for or on account of any tax, withholding, charges, or set-off.

9. Miscellaneous.

(a) Neither this Subscription Agreement nor any rights that may accrue to the parties hereunder (other than the Securities acquired under this Subscription Agreement, if any, to the extent permitted by their terms) may be transferred or assigned without the prior written consent of each of the other parties. Notwithstanding the foregoing, this Subscription Agreement and the Investor’s rights and obligations hereunder may be assigned to one or more funds or accounts managed by the same investment manager as the Investor or by or to an affiliate (as defined in Rule 12b-2 of the Exchange Act) of such investment manager without the prior consent of the Issuer; provided that, prior to any such assignment becoming effective, such assignee shall execute and deliver to the Issuer a written joinder pursuant to which such assignee agrees to be bound by the terms of this Subscription Agreement and makes the representations and warranties set forth in Section 6 as of the date of such assignment. No assignment pursuant to the preceding sentence shall relieve the Investor of any of its obligations under this Subscription Agreement.

(b) The Issuer may request from the Investor such additional information as the Issuer deems reasonably necessary to register the resale of the Securities and evaluate the eligibility of the Investor to acquire the Securities. Investor agrees to promptly provide such information as may reasonably be requested to the extent readily available. The Issuer agrees to keep any such information provided by Investor confidential except: (i) as necessary to include in any registration statement the Issuer is required to file under this Subscription Agreement; (ii) as required by the federal securities law or pursuant to other routine proceedings of regulatory authorities; or (iii) to the extent such disclosure is required by law, at the request of the staff of the SEC or regulatory agency or under the regulations of any national securities exchange on which the Issuer’s securities are listed for trading. The Investor acknowledges and agrees that if it does not provide the Issuer with such requested information, the Issuer may not be able to register the Investor’s Shares for resale pursuant to Section 7. In such event, Investor also agrees that, without any liability under this Subscription Agreement, the Issuer may reject the Investor’s Subscription Amount prior to the Closing Date in the event the Investor fails to provide such additional information requested by the Issuer to evaluate the Investor’s eligibility or the Issuer’s determines that the Investor is not eligible. The Investor acknowledges that the Issuer may file a form of this Subscription Agreement with the SEC as an exhibit to a Current Report on Form 8-K or a registration statement of Issuer.

(c) The Investor acknowledges that the Issuer, the Company and the Placement Agents will rely on the acknowledgments, understandings, agreements, representations and warranties of the Investor contained in this Subscription Agreement, including Schedule A. Prior to the Closing, the Investor agrees to promptly notify the Issuer and the Company if any of the acknowledgments, understandings, agreements, representations and warranties set forth in Section 6 above are no longer accurate in any material respect (other than those acknowledgments, understandings, agreements, representations and warranties qualified by materiality, in which case the Investor shall notify the Issuer and the Company if they are no longer accurate in any respect). If the Issuer receives such notice from Investor, the Issuer will use commercially reasonable efforts to promptly notify the Placement Agents. The Investor acknowledges and agrees that each purchase by the Investor of Securities from the Issuer will constitute a reaffirmation of the acknowledgments, understandings, agreements, representations and warranties in this Subscription Agreement (as modified by any such notice) by the Investor as of the time of such purchase contained in this Subscription Agreement. Prior to the Closing, the Issuer agrees to promptly notify the Investor if any of the acknowledgments, understandings, agreements, representations and warranties set forth in Section 5 above are no longer accurate in any material respect (other than those acknowledgments, understandings, agreements, representations and warranties qualified by materiality or Company Subscription Adverse Effect or Issuer Subscription Adverse Effect, in which case the Issuer shall notify the Investor if they are no longer accurate in any respect). The Issuer acknowledges and agrees that each sale by the Issuer of the Securities to the Investor will constitute a reaffirmation of their respective acknowledgments, understandings, agreements, representations and warranties in this Subscription Agreement (as modified by any such notice) as of the time of such purchase. Any representation or warranty of the Issuer or the Company so modified by such notice shall be deemed modified for purposes of Section 3(c)(i) and Section 3(c)(ii).

(d) The Issuer, the Investor, the Company and the Placement Agents are each entitled to rely upon this Subscription Agreement and each is irrevocably authorized to produce this Subscription Agreement or a copy of this Subscription Agreement to any interested party in any administrative or legal proceeding or official inquiry with respect to the matters covered under this Subscription Agreement. The foregoing clause of this Section 9(d) shall not, however, give the Placement Agents any rights other than those expressly set forth in this Subscription Agreement.

(e) All of the agreements, representations and warranties made by each party in this Subscription Agreement shall survive the Closing.

(f) This Subscription Agreement may not be modified, waived or terminated (other than pursuant to the terms of Section 8 above) except by an instrument in writing, signed by each of the parties. No failure or delay of either party in exercising any right or remedy under this Subscription Agreement shall operate as a waiver of such right or remedy. Nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such right or power, or any course of conduct, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the parties under this Subscription Agreement are cumulative and are not exclusive of any rights or remedies that the parties would otherwise have.

(g) This Subscription Agreement (including Schedule A) constitutes the entire agreement, and supersedes all other prior agreements, understandings, representations and warranties, both written and oral, among the parties, with respect to the subject matter of the Subscription Agreement. Except as set forth in Section 7 with respect to any indemnified person, Section 8, Section 9(c), Section 9(d), Section 9(f), this Section 9(g), the last sentence of Section 9(k) and Section 10 with respect to the persons specifically referenced in that Section, and Section 6 and Section 9(c) with respect to the Placement Agents, this Subscription Agreement shall not confer any rights or remedies upon any person other than the parties, and their respective successors and assigns. The parties acknowledge and agree that only those persons specifically referenced in the preceding sentence are third party beneficiaries of this Subscription Agreement with right of enforcement for the purposes of, and to the extent of, the rights granted to them, if any, pursuant to the applicable provisions.

(h) Except as otherwise provided in this Subscription Agreement, this Subscription Agreement shall be binding upon, and inure to the benefit of the parties and their heirs, executors, administrators, successors, legal representatives, and permitted assigns. The agreements, representations, warranties, covenants and acknowledgments contained in this Subscription Agreement shall be deemed to be made by, and be binding upon, such heirs, executors, administrators, successors, legal representatives and permitted assigns.

(i) If any provision of this Subscription Agreement shall be adjudicated by a court of competent jurisdiction to be invalid, illegal or unenforceable, the validity, legality or enforceability of the remaining provisions of this Subscription Agreement shall not in any way be affected or impaired by such court and shall continue in full force and effect so long as this Subscription Agreement as so modified continues to express, without material change, the original intentions of the parties as to the subject matter of this Subscription Agreement and the prohibited nature, invalidity or unenforceability of the provision(s) in question does not substantially impair the respective expectations or reciprocal obligations of the parties or the practical realization of the benefits that would otherwise be conferred upon the parties. The parties will endeavor in good faith negotiations to replace the prohibited, invalid or unenforceable provision(s) with a valid provision(s), the effect of which comes as close as possible to that of the prohibited, invalid or unenforceable provision(s).

(j) This Subscription Agreement may be executed and delivered in one or more counterparts (including by facsimile or any other form of electronic delivery (including .pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com or other transmission method)) and by different parties in separate counterparts, with the same effect as if all parties hereto had signed the same document. All counterparts so executed and delivered shall be construed together and shall constitute one and the same agreement.

(k) The parties acknowledge and agree that irreparable damage would occur in the event that any of the provisions of this Subscription Agreement were not performed in accordance with their specific terms or were otherwise breached. Consequently, the parties acknowledge and agree that a party shall be entitled to an injunction or injunctions to prevent breaches of this Subscription Agreement, without posting a bond or undertaking and without proof of damages, to enforce specifically the terms and provisions of this Subscription Agreement.The parties also acknowledge and agree that the foregoing equitable remedies shall be in addition to any other remedy to which such party is entitled at law, in equity, in contract, in tort or otherwise.

(l) If any change in the number, type or classes of authorized shares of the Issuer (including the Shares), other than as contemplated by the Merger Agreement, or any agreement contemplated by the Transaction, shall occur between the date of this Subscription Agreement and immediately prior to the Closing by reason of reclassification, recapitalization, share division or consolidation, exchange or readjustment of shares, or any share dividend, the number of Shares issued to the Investor and per share purchase price shall be appropriately adjusted to reflect such change.

(m) This Subscription Agreement shall be governed by and construed in accordance with the laws of the State of New York as to all matters (including any action, suit, litigation, arbitration, mediation, claim, charge, complaint, inquiry, proceeding, hearing, audit, investigation or reviews by or before any governmental entity related), including matters of validity, construction, effect, performance and remedies.

(n) Each party under this Subscription Agreement, and any person asserting rights as a third party beneficiary in accordance with Section 9(g) may do so only if he, she or it, irrevocably agrees that any action, suit or proceeding between or among the parties, whether arising in contract, tort or otherwise, arising in connection with any disagreement, dispute, controversy or claim arising out of or relating to this Subscription Agreement or any related document or any of the transactions contemplated under this Subscription Agreement or any related document (“Legal Dispute”) shall be brought exclusively in the federal and state courts sitting in the Borough of Manhattan in the City of New York within the State of New York (collectively the “Chosen Courts”). Each party under this Subscription Agreement consents to the jurisdiction of the Chosen Courts in any such suit, action or proceeding. To the fullest extent permitted by law, each party irrevocably waives any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in the Chosen Courts or that any such suit, action or proceeding that is brought in the Chosen Courts has been brought in an inconvenient forum. During the period a Legal Dispute that is filed in accordance with this Section 9(n) is pending before the Chosen Courts, all actions, suits or proceedings with respect to such Legal Dispute or any other Legal Dispute, including any counterclaim, cross-claim or interpleader, shall be subject to the exclusive jurisdiction of the Chosen Courts. Each party and any person asserting rights as a third party beneficiary may do so only if he, she or it waives, and shall not assert as a defense in any Legal Dispute, that: (a) such party is not personally subject to the jurisdiction of the Chosen Courts for any reason; (b) such action, suit or proceeding may not be brought or is not maintainable in the Chosen Courts; (c) such party’s property is exempt or immune from execution; (d) such action, suit or proceeding is brought in an inconvenient forum; or (e) the venue of such action, suit or proceeding is improper. A final judgment in any action, suit or proceeding described in this Section 9(n) following the expiration of any period permitted for appeal and subject to any stay during appeal shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable laws. EACH OF THE PARTIES AND ANY PERSON ASSERTING RIGHTS AS A THIRD PARTY BENEFICIARY MAY DO SO ONLY IF HE, SHE OR IT IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT TO TRIAL BY JURY ON ANY CLAIMS OR COUNTERCLAIMS ASSERTED IN ANY LEGAL DISPUTE RELATING TO THIS SUBSCRIPTION AGREEMENT OR THE TRANSACTIONS CONTEMPLATED UNDER THIS SUBSCRIPTION AGREEMENT AND FOR ANY COUNTERCLAIM RELATING THERETO. IF THE SUBJECT MATTER OF ANY SUCH LEGAL DISPUTE IS ONE IN WHICH THE WAIVER OF JURY TRIAL IS PROHIBITED, NO PARTY NOR ANY PERSON ASSERTING RIGHTS AS A THIRD PARTY BENEFICIARY SHALL ASSERT IN SUCH LEGAL DISPUTE A NONCOMPULSORY COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS SUBSCRIPTION AGREEMENT OR THE TRANSACTIONS CONTEMPLATED UNDER THIS SUBSCRIPTION AGREEMENT. FURTHERMORE, NO PARTY NOR ANY PERSON ASSERTING RIGHTS AS A THIRD PARTY BENEFICIARY SHALL SEEK TO CONSOLIDATE ANY SUCH LEGAL DISPUTE WITH A SEPARATE ACTION OR OTHER LEGAL PROCEEDING IN WHICH A JURY TRIAL CANNOT BE WAIVED.

(o) The Issuer acknowledges and agrees that, notwithstanding anything herein to the contrary, the Securities may be pledged by Investor in connection with a bona fide margin agreement, which shall not be deemed to be a transfer, sale or assignment of the Securities hereunder, and Investor effecting a pledge of Securities shall not be required to provide the Issuer with any notice thereof or otherwise make any delivery to the Issuer pursuant to this Subscription Agreement. The Issuer hereby agrees to execute and deliver such documentation as a pledgee of the Securities may reasonably request in connection with a pledge of the Securities to such pledgee by Investor.

(p) Any notice or communication required or permitted under this Subscription Agreement to any Investor shall be in writing and either delivered personally, emailed or sent by overnight mail via a reputable overnight carrier, or sent by certified or registered mail, postage prepaid, to such address(es) or email address(es) set forth on the signature page. Any such communication or notice shall be deemed to be given and received: (i) when so delivered personally; (ii) when sent, with no mail undeliverable or other rejection notice, if sent by email; or (iii) three Business Days after the date of mailing to the address below or to such other address or addresses as the Investor may hereafter designate by notice to the Issuer.

If to the Issuer, to:

Quantisimo Holdings Corp.

Craigmuir Chambers, Road Town, Tortola VG1110,

British Virgin Islands

Attn: Carlos Moreira

Email: * * *

with a copy (which will not constitute notice) to:

Rimon P.C.

Attn: Nicolas Lafont and Debbie Klis

Email: Nicolas.lafont@rimonlaw.com; deborrah.klis@rimonlaw.com

If to the Company, to:

GigCapital8 Corp.

1731 Embarcadero Rd., Suite 200

Palo Alto, CA 94303

Attn: Dr. Avi S. Katz

Email: * * *

with a copy (which will not constitute notice) to:

DLA Piper LLP (US)

555 Mission Street, Suite 2400

San Francisco, CA 94105

Attn: Jeffrey C. Selman; John F. Maselli

Email: Jeffrey.Selman@us.dlapiper.com; John.Maselli@us.dlapiper.com

10. Non-Reliance and Exculpation. The Investor acknowledges that it is not relying upon, and has not relied upon, and is expressly disclaiming reliance on any statement, representation or warranty made by any person, firm or corporation (including, without limitation, the Placement Agents, and their respective affiliates or any control persons, officers, directors, employees, partners, agents or representatives of any of the foregoing), other than the statements, representations and warranties of the Issuer and the Company expressly contained in this Subscription Agreement, in making its investment or decision to invest in the Issuer. The Investor acknowledges and agrees that none of (i) any Other Investor pursuant to any Other Subscription Agreements related to the private placement of the Securities (including such Other Investor’s respective affiliates or any control persons, officers, directors, employees, partners, agents or representatives of any of the foregoing), (ii) the Placement Agents, their respective affiliates or any control persons, officers, directors, employees, partners, agents or representatives of any of the foregoing, or (iii) any party to the Merger Agreement or any Non-Party Affiliate (as defined below) other than the Issuer and the Company as expressly provided for in this Subscription Agreement, shall have any liability to the Investor, or to any Other Investor, pursuant to, arising out of or relating to: (x) this Subscription Agreement or any Other Subscription Agreements related to the private placement of the Securities or other equity securities; (y) the negotiation of this Subscription Agreement, its subject matter or the private placement of the Securities; or (z) the transactions contemplated under this Subscription Agreement or under any Other Subscription Agreements related to the private placement of the Securities or other equity securities. Without limiting the generality of the foregoing, the prohibition on liability set forth in the preceding sentence shall apply only to any action heretofore or hereafter taken or omitted to be taken by any of them in connection with: (i) the purchase of the Securities or with respect to any claim (whether in tort, contract or otherwise) for breach of this Subscription Agreement; (ii) any written or oral representations made or alleged to be made in connection with this Subscription Agreement, as expressly provided in this Subscription Agreement; or (iii) any actual or alleged inaccuracies, misstatements or omissions with respect to any information or materials of any kind furnished by the Issuer, the Company, the Placement Agents or any Non-Party Affiliate concerning the Issuer, the Company, the Placement Agents, any of their respective controlled affiliates, this Subscription Agreement or the transactions contemplated under this Subscription Agreement. “Non-Party Affiliates” means each former, current or future officer, director, employee, partner, member, manager, direct or indirect equity holder or affiliate of the Issuer, the Company, the Placement Agents or any of the Issuer’s, the Company’s or the Placement Agents’ controlled affiliates or any family member of the foregoing.

11. Disclosure. The Investor agrees to treat all information received in connection with the Transaction as confidential until a Current Report on Form 8-K announcing, among other things, the execution of the Merger Agreement (the “Disclosure Document”) is publicly filed by the Company with the SEC (the “Disclosure Time”), which, to the extent not previously disclosed, shall disclose all material terms of the transactions contemplated under this Subscription Agreement and by the Other Subscription Agreements, the Non-Redemption Agreements and the Merger Agreement, the Transaction and any other material, nonpublic information that the Issuer, the Company or any of their respective officers, directors, affiliates, employees or agents, including, without limitation, the Placement Agents have provided to the Investor at any time prior to the filing of the Disclosure Document. Upon the issuance of the Disclosure Document, to the knowledge of the Company, the Investor shall not be in possession of any material, non-public information received from the Issuer, the Company or any of their respective officers, directors, affiliates, employees or agents, including, without limitation, the Placement Agents. Upon the Disclosure Time, the Investor shall no longer be subject to any confidentiality or similar obligations under any current agreement, whether written or oral, with the Issuer or any of its affiliates, officers, directors, employees or agents, including, without limitation, the Placement Agents, relating to the transactions contemplated by this Subscription Agreement. Notwithstanding anything in this Subscription Agreement to the contrary, neither the Issuer nor the Company shall publicly disclose the name of the Investor or any of its affiliates or advisers, or include the name of the Investor or any of its affiliates or advisers in any press release or in any filing with the SEC or any regulatory agency or trading market, without the prior written consent of the Investor, except: (i) as required by the federal securities law or pursuant to other routine proceedings of regulatory authorities; (ii) to the extent such disclosure is required by law, at the request of the staff of the SEC or regulatory agency or under the regulations of any national securities exchange on which the Issuer’s securities are listed for trading; or (iii) to the extent such announcements or other communications contain only information previously disclosed in a public statement, press release or other communication previously approved in accordance with this Section 11. Prior to any disclosure permitted under the preceding sentence, to the extent permitted under law, each of the Issuer and the Company shall use commercially reasonable efforts to provide the Investor with prior written notice of such disclosure and shall reasonably consult with the Investor regarding such disclosure.

12. Open-Market Purchases. Subject to the terms of this Section 12, at the Investor’s election, all or a portion of the shares of Common Stock subscribed hereby may be reduced on a one-for-one share basis (the “Reduction Right”) by up to an aggregate of Open-Market Purchase Shares and Currently Owned Shares, as applicable, held by the Investor through the Closing Date; provided that the aggregate reduction shall not exceed [●]% of the number of shares of Common Stock set forth on the signature page to this Subscription Agreement. For the avoidance of doubt, any such exercise of the Reduction Right shall not reduce any other rights of the Investor. In order to exercise the Reduction Right, the Investor shall deliver to the Company and the Issuer, no later than two Business Days following the Record Date, a written certification (the “Reduction Certificate”) setting forth (A) the number of Open-Market Purchase Shares and Currently Owned Shares with respect to which the Investor elects to exercise the Reduction Right, (B) with respect to each Open-Market Purchase Share, the date of purchase and purchase price thereof, and (C) a certification that all such Open-Market Purchase Shares and Currently Owned Shares are, and through the Closing Date will be, held in accordance with the applicable Non-Redemption Agreement. The Investor shall reaffirm the accuracy of the Reduction Certificate in writing no later than three Business Days prior to the Closing Date and shall promptly notify the Company and, the Issuer of any change in the information contained therein. Failure to timely deliver the Reduction Certificate or such reaffirmation shall constitute an irrevocable waiver of the Reduction Right with respect to the shares not so timely certified or reaffirmed. The Company and, the Issuer may reasonably request customary supporting documentation sufficient to verify the information contained in the Reduction Certificate, and the Investor shall promptly provide the same. If any Open-Market Purchase Shares or Currently Owned Shares for which the Reduction Right has been exercised is redeemed, tendered for redemption (and such tender is not withdrawn prior to the redemption deadline), sold, transferred or otherwise not held by the Investor through the Closing Date in accordance with the Non-Redemption Agreement, or if any information in the Reduction Certificate is inaccurate, then the exercise of the Reduction Right shall be void with respect to such share and the Investor shall pay to the Issuer, together with and in the same manner as the Subscription Amount, an amount in cash equal to the per share purchase price set forth on the signature page hereto for each such share, and shall receive a corresponding number of additional shares of Common Stock at the Closing, which obligation shall be specifically enforceable in accordance with Section 9(k). For purposes of this Section 12: (i) “Open-Market Purchase Shares” means any SPAC Class A Ordinary Shares purchased by the Investor for its own account after the date of this Subscription Agreement pursuant to bona fide open-market transactions with unaffiliated third parties prior to the Record Date at a purchase price per share below the redemption price per SPAC Class A Ordinary Share payable in connection with the extraordinary general meeting of the Company held to approve the Transaction, that have not been tendered for redemption and are held through the Closing Date in accordance with the terms of a Non-Redemption Agreement entered into by the Investor and the Company dated the date hereof, pursuant to which the Investor agrees not to redeem, transfer or otherwise dispose of such shares, and to vote them in favor of the Transaction, through the Closing Date (the “Non-Redemption Agreement” and the plural hereof includes any Non-Redemption Agreements entered into by Other Investors); (ii) “Currently Owned Shares” means any SPAC Class A Ordinary Shares the Investor beneficially owns as of the date of this Subscription Agreement that are held through the Closing Date in accordance with the terms of a Non-Redemption Agreement; and (iii) “Record Date” means the record date established for voting at the extraordinary general meeting of the Company held to approve the Transaction.

13. Additional Agreements.

(a) Subject to Section 11, none of the Issuer, the Company nor any of their respective controlled affiliates and subsidiaries (if any) (collectively, the “Company Group”) shall identify, nor permit any of its employees, agents or representatives to identify, the Investor (whether in connection with the Issuer or the Company or in the Investor’s capacity as an investor in Issuer and/or the Company) in any written or oral public communications or issue any press release or other disclosure of the Investor’s name or the name of any of its affiliates, or any derivative of any of the foregoing names (collectively, the “Investor Names”), in each case except: (i) as authorized in writing by the Investor in each such instance (electronic mail to suffice); or (ii) as required by applicable law, legal process or regulatory request (“Applicable Law”). Subject to Section 11, if disclosure is required pursuant the preceding sentence, the disclosing member of the Company Group will, as soon as practicable, notify the Investor of such requirement (except where prohibited by Applicable Law) so that the Investor (or its applicable affiliate) may seek a protective order or other appropriate remedy prior to such disclosure. Notwithstanding the foregoing, the Issuer and the Company may make disclosures to an auditor or governmental or regulatory authority pursuant to any routine investigation, inspection, examination or inquiry without providing the Investor with any notification thereof, unless the Investor is the subject of any such investigation, inspection, examination or inquiry (in which case the preceding sentence shall govern).

(b) The Issuer, on behalf of itself and the other Company Parties (as defined below), acknowledges and agrees that the acquisition of the Securities and the execution and adoption of this Subscription Agreement are not intended to establish, and shall not establish, an investment advisory relationship by and among, (i) on the one hand, the Investor or any affiliate, or any of its or their members, owners, partners, officers, directors, employees, agents or representatives (each, an “Investor Party”), and (ii) on the other hand, any member of the Company Group or any of their respective officers, directors, shareholders, partners, members, employees, agents or representatives (each, a “Company Party”), whereby any Investor Party serves as an investment adviser to any Company Party or that would otherwise result in any Investor Party meeting the definition of an investment adviser in Section 202(a)(11) of the Investment Advisers Act of 1940, as amended, with respect to any Company Party. Further, the Issuer, on behalf of itself and the other Company Parties, acknowledges and agrees that the Company Parties are not relying upon any Investor Party for investment advice, analysis or recommendations regarding any investment or potential investment.

(c) The Investor hereby acknowledges and agrees that it will not, and will cause each affiliate and each person acting at the Investor’s or its affiliates’ direction or pursuant to any understanding with the Investor or its affiliates to not, directly or indirectly offer, sell, pledge, contract to sell or sell any option to purchase, or engage in hedging activities or execute any “short sales” as defined in Rule 200 of Regulation SHO under the Exchange Act, in each case that result in the Investor having a net short cash position in respect of the Securities or any securities of the Issuer from the date hereof until the date that is six months following effectiveness of the Registration Statement (or such earlier termination of this Subscription Agreement in accordance with its terms). For the avoidance of doubt, nothing contained herein shall prohibit the Investor from (i) any purchase of securities by the Investor, its affiliates or any person or entity acting on behalf of the Investor or any of its affiliates in an open market transaction after the execution of this Subscription Agreement, or (ii) any sale (including the exercise of any redemption right) of securities of the Issuer (A) held by the Investor, its affiliates or any person or entity acting on behalf of the Investor or any of its affiliates prior to the execution of this Subscription Agreement or (B) purchased by the Investor, its affiliates or any person or entity acting on behalf of the Investor or any of its affiliates in an open market transaction after the execution of this Subscription Agreement. Notwithstanding the foregoing, (i) nothing herein shall prohibit other entities under common management with the Investor that have no knowledge of this Subscription Agreement or of the Investor’s participation in the Transaction (including the Investor’s affiliates, as applicable) from entering into any “short sales” as defined in Rule 200 of Regulation SHO under the Exchange Act and (ii) in the case of an Investor that is a multi-managed investment vehicle whereby separate portfolio managers manage separate portions of such Investor’s assets and the portfolio managers have no knowledge of the investment decisions made by the portfolio managers managing other portions of such Investor’s assets, the representation set forth above shall only apply with respect to the portion of assets managed by the portfolio manager that made the investment decision to purchase the Securities covered by this Subscription Agreement and/or makes investments decisions with respect to the Securities held by the Investor.

14. Definitions. In addition to the terms defined elsewhere in this Subscription Agreement, the following terms have the meanings set forth in this Section 13:

“Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by law to close.

“Person” means an individual or corporation, partnership, trust, incorporated or unincorporated association, joint venture, limited liability company, joint stock company, government (or an agency or subdivision thereof) or other entity of any kind.

“Securities” means shares of Common Stock.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the Investor has executed or caused this Subscription Agreement to be executed by its duly authorized representative as of the date set forth below.

Name of Investor:	State/Country of Formation or Domicile

By:
Name:
Title:

Name in which Securities are to be registered (if different):	Date:

Investor’s EIN:

Business Address-Street:	Mailing Address-Street (if different):

City, State, Zip:	City, State, Zip:

Attn:	Attn:

Telephone No.:	Telephone No.:

Facsimile No.:	Facsimile No.:

Email:

Number of shares of Common Stock Subscribed:

Aggregate Subscription Amount: $

☐	Investor IS a Foreign Person
☐	Investor IS NOT a Foreign Person

You must pay the Subscription Amount by wire transfer of United States dollars in immediately available funds to the account specified by the Issuer in the Closing Notice.

IN WITNESS WHEREOF, each of the Issuer and the Company has accepted this Subscription Agreement as of     , 2026.

QUANTISIMO HOLDINGS CORP.

By:
Name:
Title:

GIGCAPITAL8 CORP.

By:
Name:
Title:

[Signature Page to Subscription Agreement]

SCHEDULE A

ELIGIBILITY REPRESENTATIONS OF SUBSCRIBER

This Schedule must be completed by the Investor and forms a part of the Subscription Agreement to which it is attached. Capitalized terms used and not otherwise defined in this Schedule have the meanings given to them in the Subscription Agreement. The Investor must check the applicable box in either Section A, Section B or Section C below.

A. QUALIFIED INSTITUTIONAL BUYER STATUS

(Please check the applicable subparagraphs)

☐	We are a “qualified institutional buyer” (as defined in Rule 144A under the Securities Act) (a “QIB”)

☐	We are subscribing for the Securities as a fiduciary or agent for one or more investor accounts, and each owner of such account is a QIB.

B. INSTITUTIONAL ACCREDITED INVESTOR STATUS

(Please check the applicable subparagraphs)

☐

We are an “accredited investor” (within the meaning of Rule 501(a) under the Securities Act or an entity in which all of the equity holders are accredited investors within the meaning of Rule 501(a) (1), (2), (3) or (7) under the Securities Act), and have marked and initialed the appropriate box on the following page indicating the provision under which we qualify as an “accredited investor.”

☐	We are not a natural person.

Rule 501(a) under the Securities Act, in relevant part, states that an “accredited investor” shall mean any person who comes within any of the below listed categories, or who the issuer reasonably believes comes within any of the below listed categories, at the time of the sale of the securities to that person. The Investor has indicated, by marking and initialing the appropriate box below, the provision(s) below which apply to the Investor and under which the Investor accordingly qualifies as an “accredited investor.”

☐	Any bank, registered broker or dealer, insurance company, registered investment company, business development company, or small business investment company;

☐

Any plan established and maintained by a state, its political subdivisions, or any agency or instrumentality of a state or its political subdivisions for the benefit of its employees, if such plan has total assets in excess of USD 5,000,000;

☐

Any employee benefit plan, within the meaning of the Employee Retirement Income Security Act of 1974, if a bank, insurance company, or registered investment adviser makes the investment decisions, or if the plan has total assets in excess of USD 5,000,000;

☐

Any organization described in Section 501(c)(3) of the Internal Revenue Code, corporation, similar business trust, or partnership, not formed for the specific purpose of acquiring the securities offered, with total assets in excess of USD 5,000,000; or

☐	Any trust with assets in excess of USD 5,000,000, not formed to acquire the securities offered, whose purchase is directed by a sophisticated person.

C. QUALIFIED PURCHASER STATUS

(Please check the applicable box)

☐

A corporation, partnership, limited liability company, trust or other organization that: (i) was not organized or reorganized and is not operated for the specific purpose of acquiring the interest or any other interest in the Issuer, and less than 40% of the assets of which will consist of interests in the Issuer (calculated as of the time of the Investor’s execution of this Subscription Agreement); (ii) owns not less than USD 5,000,000 in investments; and (iii) is owned directly or indirectly solely by or for two or more natural persons who are related as siblings or spouses (including former spouses), or direct lineal descendants by birth or adoption, spouses of such persons, the estates of such persons, or foundations, charitable organizations, or trusts established by or for the benefit of such persons.

☐

A trust: (i) that is not described in paragraph (3) of this Section C; (ii) that was not organized or reorganized and is not operated for the specific purpose of acquiring the interest or any other interest in the Issuer, and less than 40% of the assets of which will consist of interests in the Issuer (calculated as of the time of the Investor’s execution of this Subscription Agreement); and (iii) with respect to which each of the settlors and other contributors of assets, trustees, and other authorized decision makers is a person described in paragraph (1), (2) or (3) of this Section C.

☐

An entity that: (i) was not organized or reorganized and is not operated for the specific purpose of acquiring the interest or any other interest in the Issuer, and less than 40% of the assets of which will consist of interests in the Issuer (calculated as of the time of the Investor’s execution of this Subscription Agreement); and (ii) has discretionary investment authority with regard to at least USD 25,000,000 of investments, whether for its own account or for the account of other persons that are themselves accurately described by one or more other paragraphs of this Section C.

This page should be completed by the Investor

and constitutes a part of the Subscription Agreement

Exhibit B

Form of Shareholder Support Agreement

SHAREHOLDER SUPPORT AGREEMENT

This Shareholder Support Agreement (this “Agreement”) is entered into on October 8, 2026, by and among GigCapital8 Corp., a Cayman Islands exempted company (“SPAC”), Quantisimo Holdings Corp., a newly formed business company with limited liability incorporated under the laws of the British Virgin Islands (“PubCo”), Quantisimo Corp., a business company with limited liability incorporated under the laws of the British Virgin Islands (the “Company”), and WISeQey Corp and SealSQ Corp, each a business company limited by shares incorporated under the laws of the British Virgin Islands (each a “Holder” and a “Company Shareholder” and together, the “Holders” and the “Company Shareholders”). SPAC, PubCo, the Company, and the Company Shareholders are sometimes collectively referred to herein as the “Parties,” and each of them is sometimes individually referred to herein as a “Party.” Capitalized terms used but not defined herein shall have the respective meanings ascribed to such terms in the Merger Agreement (as defined below).

RECITALS

WHEREAS, contemporaneously with the execution and delivery of this Agreement, SPAC, PubCo, the Company, WISeQey Corp, SealSQ Corp, GigCapital8 Merger Sub Inc., an exempted company with limited liability incorporated under the laws of the Cayman Islands and a direct wholly owned subsidiary of PubCo (“SPAC Merger Sub”), and Quantisimo Merger Sub Inc., a business company with limited liability incorporated under the laws of the British Virgin Islands and a direct wholly owned subsidiary of PubCo (“Target Merger Sub”), entered into an Agreement and Plan of Merger (as it may be amended or modified from time to time, the “Merger Agreement”), dated as of the date hereof, pursuant to which, among other things, (a) SPAC Merger Sub will merge with and into SPAC, with SPAC continuing as the surviving corporation and a direct wholly owned subsidiary of PubCo (the “SPAC Merger”), and each share of SPAC Common Stock issued and outstanding immediately prior to the SPAC Merger Effective Time will be cancelled and cease to exist in exchange for the right to receive one (1) PubCo Ordinary Share, and (b) immediately following confirmation of the effective filing of the SPAC Merger, Target Merger Sub will merge with and into the Company, with the Company continuing as the surviving corporation and a direct wholly owned subsidiary of PubCo (the “Company Merger” and together with the SPAC Merger, the “Mergers”), and each Company Share issued and outstanding immediately prior to the Company Merger Effective Time will be cancelled and cease to exist in exchange for the right to receive its allocated portion of the aggregate Merger Consideration of 66,610,000 PubCo Shares, allocated between PubCo Ordinary Shares and PubCo Class F Shares in proportion to the Company Ordinary Shares and Company Class F Shares owned by each Company Shareholder;

WHEREAS, the Company Shareholders collectively own 100% of the Company Shares, comprising 100 Company Ordinary Shares (together, the “Subject Securities”); and

WHEREAS, as an inducement to the willingness of SPAC, PubCo, WISeQey Corp, SealSQ Corp and the Company to enter into the Merger Agreement and to consummate the Transactions, each Holder has agreed to (i) vote its Covered Securities in favor of the Merger Agreement and the Transactions and (ii) consummate the Contribution, in each case subject to the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements set forth herein, the Parties, intending to be legally bound, hereby agree as follows:

ARTICLE I

COVENANTS AND AGREEMENTS

Section 1.1 Restrictions on Transfer.

(a) From the date hereof until the earlier of (i) the Closing and (ii) the valid termination of this Agreement pursuant to Section 3.3, each Holder (and any other Person to which any Covered Securities are Transferred)

shall not, directly or indirectly, Transfer any of the Covered Securities legally or beneficially owned by it, other than (A) in accordance with Section 1.2 or (B) as required or permitted by the Merger Agreement or any other Ancillary Agreement (as defined herein) (including this Agreement).

(b) Each Holder acknowledges and agrees that (i) notwithstanding anything to the contrary herein, all Covered Securities beneficially owned by such Holder (or any Person to which any Covered Securities are Transferred) will remain subject to any applicable restrictions on Transfer under applicable securities laws and the rules and regulations promulgated thereunder, and (ii) any purported Transfer of any Company Share in violation of this Agreement will be null and void ab initio.

Section 1.2 Exceptions to Restrictions on Transfer. Notwithstanding anything to the contrary in Section 1.1(a), each Holder will be permitted to Transfer all or any part of such Holder’s Covered Securities:

(a) to the Company, any of the Company’s officers or directors, PubCo, any of PubCo’s officers or directors, or to any Affiliate of such Holder;

(b) as a bona fide gift or gifts, including to any Affiliate, or charitable organization;

(c) by operation of applicable law of the British Virgin Islands or the Cayman Islands or the Governing Documents of such Holder upon the dissolution or liquidation of such Holder;

(d) as required or permitted by the Merger Agreement or any other Ancillary Agreement;

(e) by private sales or transfers made in connection with the consummation of the Transactions; or

(f) in the event of the Company’s liquidation prior to the completion of the Transactions;

provided, however, that in the case of any of the foregoing clauses (a) through (e), these permitted Transferees must sign a counterpart to this Agreement becoming bound by all the terms set forth herein.

Section 1.3 Shareholder Support Agreement. Subject to the earlier termination of this Agreement in accordance with Section 3.3, each Holder, solely in its capacity as a Company Shareholder, hereby irrevocably and unconditionally agrees in respect of all of its Covered Securities, that, at any meeting of the shareholders of the Company (whether annual or extraordinary meeting, however called and including any adjournment or postponement thereof), and in connection with any written consent of or resolution of the Company Shareholders, such Holder will:

(a) when such meeting is held, appear at such meeting or otherwise cause the Holder’s Covered Securities to be counted as present thereat for purposes of establishing a quorum; and

(b) vote (or validly execute and return an action by written consent), or cause to be voted at such meeting (or validly execute and return and cause such consent to be granted with respect to), all of such Holder’s Covered Securities owned as of the record date for such meeting (or, as applicable, the date that any written consent or resolution is executed by such Holder) in favor of (i) the approval and adoption of the Merger Agreement, the Company Merger, the SPAC Merger and any other Transactions contemplated thereunder; (ii) any proposal to adjourn or postpone such meeting to a later date if there are not sufficient votes to approve the Merger Agreement, the Company Merger, the SPAC Merger and any other Transactions contemplated thereunder; (iii) each of the other transactions contemplated by the Merger Agreement; and (iv) any other transaction pursuant to which the Company and SPAC become wholly-owned subsidiaries of PubCo that the shareholders of the Company are required to approve (each of the foregoing (i) - (iv), the “Company Shareholder Approval Matters”).

(c) vote (or validly execute and return an action by written consent), or cause to be voted at such meeting (or validly execute and return and cause such consent to be granted with respect to), all of such Holder’s voting

Covered Securities owned as of the record date for such meeting (or, as applicable, the date that any written consent is executed by such Holder) against (A) any alternative transaction with respect to the Company and (B) any other action that would reasonably be expected to (1) materially impede, interfere with, delay, postpone or adversely affect any of the Company Shareholder Approval Matters or any of the transactions contemplated by the Merger Agreement, (2) to the knowledge of such Holder, result in a material breach of any covenant, representation or warranty or other obligation or agreement of the Company under the Merger Agreement or any related agreement (the “Ancillary Agreements”) to which the Company is a party, or (3) result in a material breach of any covenant, representation or warranty or other obligation or agreement of such Holder contained in any Ancillary Agreement to which such Holder is a party (including this Agreement).

The obligations of each Holder specified in this Section 1.3 shall apply whether or not any of the Company Shareholder Approval Matters are recommended by the board of directors of the Company (the “Company Board”) and whether or not the Company Board has previously recommended any of the Company Shareholder Approval Matters but changed such recommendation.

Section 1.4 No Inconsistent Agreement. Each Holder hereby represents and covenants that it has not entered into, and, subject to the earlier termination of this Agreement in accordance with Section 3.3, will not enter into, any agreement that would restrict, limit or interfere with the performance of such Holder’s obligations hereunder.

Section 1.5 Support of the Business Combination.

(a) From the date hereof until the earlier of (A) the Closing and (B) the valid termination of this Agreement pursuant to Section 3.3, each Holder shall not, and shall cause its Affiliates and their Representatives not to, directly or indirectly, (i) enter into, solicit, initiate or continue any discussions or negotiations with, knowingly encourage or facilitate or respond to any inquiries, indications of interest, offers or proposals by, or participate in any discussions or negotiations with, or provide any information to, or otherwise cooperate in any way with, any Person or other entity or “group” within the meaning of Section 13(d) of the Exchange Act, concerning an alternative transaction with respect to the Company, (ii) enter into any agreement regarding, continue or otherwise participate in any discussions regarding, or furnish to any Person any information with respect to, or afford to any Person access to the businesses, properties, assets, information or personnel in connection with, or cooperate in any way that would otherwise reasonably be expected to lead to, any alternative transaction with respect to the Company, (iii) commence, continue or renew any due diligence investigation regarding any alternative transaction with respect to the Company, (iv) grant any waiver, amendment or release under any confidentiality agreement or the anti-takeover laws of any state or province for purposes of facilitating an alternative transaction with respect to the Company, or (v) resolve or agree to do any of the foregoing (except for the execution, delivery and performance of the Merger Agreement and the consummation of the Transactions).

(b) Notwithstanding anything in this Agreement to the contrary, (y) each Holder shall not be responsible for the actions of the Company or the Company Board (or any committee thereof), any Subsidiary of the Company, or any officers, directors (in their capacity as such), employees and professional advisors of any of the foregoing (collectively, the “Company Related Parties”), and (z) each Holder makes no representations or warranties with respect to the actions of any of the Company Related Parties.

Section 1.6 Irrevocable Proxy. From the date hereof until the earlier of (i) the Closing and (ii) the valid termination of this Agreement pursuant to Section 3.3, each Holder hereby irrevocably appoints Carlos Moreira and John O’Hara with full power of substitution, or any designee of Carlos Moreira and John O’Hara, each as the lawful agent, attorney and proxy of such Holder, solely to vote all of such Holder’s Covered Securities with respect to (i) the Company Shareholder Approval Matters and (ii) the matters set forth in Section 1.3(c), in each case only if such Holder fails to vote or consent as required by Section 1.3 within two (2) Business Days after the Company requests such Holder to do so. Each Holder intends this proxy to be irrevocable and coupled with an interest and agrees that it will take such further action or execute such other instruments as may be necessary to effectuate the intent of this proxy and hereby revokes any proxy previously granted by it with respect to the Covered Securities. Each Holder shall not hereafter, unless and until this Agreement is validly terminated pursuant to Section 3.3 or with the written consent of Carlos Moreira and John O’Hara, (i) purport to vote (or execute a consent with respect to) such Covered Securities

(other than through this irrevocable proxy), (ii) grant any other proxy or power of attorney with respect to any Covered Securities, (iii) deposit any such shares into a voting trust or (iv) enter into any agreement (other than this Agreement), arrangement or understanding with any person, directly or indirectly, to vote, grant any proxy or give instructions with respect to the voting of such shares.

Section 1.7 Additional Agreements.

(a) Each Holder shall take, or cause to be taken, all actions and do, or cause to be done, all things reasonably necessary under applicable Laws, including executing and delivering such additional documents, instruments, conveyances and assurances and take such further actions as may be required, to carry out the provisions hereof and give effect to the transactions contemplated herein.

(b) Each Holder shall be bound by and comply with Section 6.7 (No Trading), Section 8.3 (Confidentiality), Section 8.4 (Public Announcements) and Section 11.12 (Publicity) of the Merger Agreement applicable to the Company as if such Holder were an original signatory to the Merger Agreement with respect to those provisions.

ARTICLE II

REPRESENTATIONS AND WARRANTIES

Section 2.1 Representations and Warranties of the Holders. Each Holder represents and warrants, severally and not jointly, to SPAC, PubCo and the Company as follows:

(a) Organization; Due Authorization. Such Holder is duly organized, validly existing and in good standing under the Laws of the British Virgin Islands, and the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby are within such Holder’s corporate or other organizational powers and have been duly authorized by all necessary corporate or other organizational actions on the part of such Holder. This Agreement has been duly executed and delivered by such Holder and, assuming due authorization, execution and delivery by the other Parties, constitutes a legally valid and binding obligation of such Holder, enforceable against such Holder in accordance with the terms hereof (except as enforceability may be limited by bankruptcy Laws, other similar Laws affecting creditors’ rights and general principles of equity affecting the availability of specific performance and other equitable remedies).

(b) Ownership. Except as provided in this Agreement, such Holder is the sole holder of record and beneficial owner (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of the Subject Securities set forth opposite its name on Schedule A and has good title to such Subject Securities. Except as provided in this Agreement, such Holder does not own of record or beneficially (or have any right, option or warrant to acquire) any equity interests of the Company (or any indebtedness convertible into or exercisable or exchangeable for any equity interests of the Company), other than the Subject Securities set forth opposite its name on Schedule A. Except as provided in this Agreement, the Company Governing Documents, the Merger Agreement or applicable securities Laws, such Holder has full voting power, full power of disposition and full power to issue instructions with respect to the matters set forth herein with respect to its Covered Securities. No Holder has entered into any voting agreement, voting trust, proxy, power of attorney or other agreement or undertaking with respect to its Covered Securities that is inconsistent with its obligations pursuant to this Agreement.

(c) Governmental Authorizations. Other than (i) filings, notices and reports pursuant to, in compliance with or required to be made under the Exchange Act, (ii) the Regulatory Approvals, and (iii) filings with the BVI Registrar, no filings, notices, reports, consents, registrations, approvals, permits, waivers, expirations of waiting periods or authorizations are required to be obtained by any Holder from, or to be given by such Holder to, or be made by such Holder with, any Governmental Authority in connection with the execution, delivery and performance by such Holder of this Agreement, the consummation of the transactions contemplated hereby or the other transactions contemplated by the Merger Agreement.

(d) No Conflicts. The execution and delivery of this Agreement by such Holder does not, and the performance by such Holder of its obligations hereunder will not, (i) conflict with or result in a violation of the organizational documents of such Holder, (ii) require any consent, waiver or approval of any Person, in each case the absence of which would reasonably be expected to prevent or materially delay or materially impair the performance by such Holder of its obligations under this Agreement, or (iii) constitute or result in the creation of any Lien on such Holder’s Covered Securities, except for any Lien under applicable securities Laws, this Agreement, the Merger Agreement, or the Company Governing Documents.

(e) Litigation. There is no Action pending against such Holder or, to the knowledge of such Holder, threatened against such Holder, and such Holder is not a party to or subject to the provisions of any government order, in each case, that challenges all or any part of this Agreement or any of the transactions contemplated hereby, or that seeks to, or would reasonably be expected to, prevent, enjoin or materially delay the performance by such Holder of its obligations under this Agreement.

(f) Brokerage Fees. No financial advisor, investment banker, broker, finder or other similar intermediary is entitled to any fee or commission in connection with the Merger Agreement, this Agreement or any other Ancillary Agreement, or any of the transactions contemplated hereby or thereby, in each case, based upon any agreement or arrangement made by, or, to the knowledge of such Holder, on behalf of, such Holder for which SPAC, PubCo, the Company or any of their respective Subsidiaries would have any obligation.

(g) Affiliate Arrangements. Except for (A) the Contribution, (B) any rights expressly contemplated by the Merger Agreement or any Ancillary Agreement, and (C) intercompany arrangements among the Holders, its Affiliates and the Operating Subsidiaries set forth on Schedule B, neither any Holder nor, to such Holder’s knowledge, any of its Affiliates (i) is party to, or has any rights with respect to or arising from, any material contract with the Company or any of its Subsidiaries, (ii) is (or will be) entitled to receive from SPAC, the Company or any of their respective Subsidiaries, any finder’s fee, reimbursement, consulting fee, monies or equity consideration in respect of any repayment of a loan or other compensation prior to, or in connection with, the Transactions, (iii) owns any interest in any material asset or property used in the business of the Company or (iv) possesses, directly or indirectly, any material financial interest in, or is a director or executive officer of, any Person that is a material client, supplier, vendor, partner, customer or lessor, or other material business relation, of the Company.

(h) Acknowledgment. Such Holder has read this Agreement and has had the opportunity to consult with its tax, legal and other advisors regarding this Agreement and the transactions contemplated hereby. Such Holder understands and acknowledges that each of SPAC, the Company and PubCo is entering into the Merger Agreement in reliance upon each Holder’s execution and delivery of this Agreement and the representations, warranties, covenants and other agreements of such Holder contained herein.

ARTICLE III

MISCELLANEOUS

Section 3.1 Definitions.

(a) Capitalized terms used and not otherwise defined herein shall have the respective meanings ascribed to such terms in the Merger Agreement.

(b) As used in this Agreement, the following terms shall have the following meanings:

“Agreement” has the meaning set forth in the preamble hereto.

“Ancillary Agreements” has the meaning set forth in Section 1.3(c).

“Company” has the meaning set forth in the preamble hereto.

“Company Board” has the meaning set forth in Section 1.3.

“Company Class F Shares” means the Class F ordinary shares of the Company, with no par value, which Company Class F Shares in the aggregate are entitled to 49.999999% of the total vote on any matter voted on by the holders of Company Shares.

“Company Merger” has the meaning set forth in the recitals hereto.

“Company Ordinary Shares” means the ordinary shares of the Company with no par value, as defined in the Company Governing Documents.

“Company Related Parties” has the meaning set forth in Section 1.5(b).

“Company Shareholder” has the meaning set forth in the preamble hereto.

“Company Shares” means, collectively, the Company Ordinary Shares and the Company Class F Shares.

“Company Shareholder Approval Matters” has the meaning set forth in Section 1.3.

“Covered Securities” means, with respect to each Holder (a) all of the Subject Securities beneficially owned by such Holder on the date hereof, and (b) all other equity interests of the Company of which such Holder acquires beneficial ownership (whether pursuant to any dividend, distribution, combination, split, subdivision, conversion, exchange, transfer, sale, cancelation, repurchase, redemption, reclassification or other change to, or transaction in, any equity interests or otherwise), after the date hereof but before the Closing.

“Holder” has the meaning set forth in the preamble hereto.

“Mergers” has the meaning set forth in the recitals hereto.

“Merger Agreement” has the meaning set forth in the recitals hereto.

“Parties” and “Party” have the meaning set forth in the preamble hereto.

“PubCo” has the meaning set forth in the preamble hereto.

“PubCo Class F Shares” means class F ordinary shares of PubCo, no par value, which in the aggregate are entitled to 49.999999% of the total vote on any matter voted on by holders of PubCo Shares.

“PubCo Ordinary Shares” means ordinary shares of PubCo, no par value, each of which is entitled to one (1) vote per share.

“PubCo Shares” means, collectively, the PubCo Ordinary Shares and the PubCo Class F Shares.

“SPAC” has the meaning set forth in the preamble hereto.

“SPAC Merger” has the meaning set forth in the recitals hereto.

“SPAC Merger Sub” has the meaning set forth in the recitals hereto.

“Subject Securities” has the meaning set forth in the recitals hereto.

“Target Merger Sub” has the meaning set forth in the recitals hereto.

“Transfer” means the (i) sale of, offer to sell, contract or agreement to sell, hypothecate, pledge, grant of any option to purchase or otherwise dispose of or agreement to dispose of, directly or indirectly, or establishment or increase of a put equivalent position or liquidation with respect to or decrease of a call equivalent position within the meaning of Section 16 of the Exchange Act, and the rules and regulations of the Commission promulgated thereunder with respect to, any Covered Securities, (ii) entry into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any Covered Securities, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise, or (iii) public announcement of any intention to effect any transaction specified in clause (i) or (ii).

Section 3.2 Construction. This Agreement and all of its provisions shall be interpreted in accordance with Section 1.2 of the Merger Agreement, the provisions of which are incorporated herein by reference as if set forth herein, mutatis mutandis.

Section 3.3 Termination. This Agreement and all of its provisions shall automatically terminate, without any notice or other action by any Party, and be of no further force or effect upon the earlier of (a) the Closing, (b) the termination of the Merger Agreement in accordance with its terms and (c) the mutual written agreement by the Parties. Upon any valid termination of this Agreement, all rights and obligations of the Parties hereunder shall terminate, without any liability or other obligation on the part of any Party to any Person in respect of this Agreement or the transactions contemplated hereby, and no Person shall have any claim or right against any Party, whether in contract, tort or otherwise, with respect to the subject matter hereof; provided, however, that the termination of this Agreement in accordance with clauses (a) to (c) of this Section 3.3 shall not relieve any Party from any liability arising in respect of any willful breach of this Agreement prior to such termination or fraud. This Article III shall survive the termination of this Agreement.

Section 3.4 Assignment. No Party may assign or delegate all or any part of this Agreement or any of the rights, benefits, obligations or liabilities hereunder (including by operation of Law) without the prior written consent of the other Parties. Any such assignment without such consent shall be null and void. This Agreement shall be binding upon, inure to the benefit of and be enforceable by the Parties and their respective heirs, successors and permitted assigns.

Section 3.5 Amendment. Subject to Section 3.3, this Agreement may not be amended, restated, supplemented or otherwise modified, except upon the execution and delivery of a written agreement by the Parties.

Section 3.6 Waiver. No failure or delay by any Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies of the Parties hereunder are cumulative and are not exclusive of any rights or remedies otherwise available to the Parties. No waiver of any right, power or privilege hereunder shall be valid unless it is set forth in a written instrument executed and delivered by the Party to be charged with such waiver.

Section 3.7 No Third-Party Beneficiaries. Nothing expressed or implied in this Agreement is intended or shall be construed to confer upon or give any Person, other than the Parties and their respective heirs, successors and permitted assigns, any right or remedy under or by reason of this Agreement.

Section 3.8 Notices. All notices and other communications under this Agreement between the Parties shall be in writing and shall be deemed to have been duly given, delivered and received (a) when delivered in person, (b) when delivered after posting in the U.S. mail, having been sent registered or certified mail, return receipt requested, postage prepaid, (c) when delivered by FedEx or another nationally recognized overnight delivery service or (d) when delivered by email during normal business hours (and otherwise as of the next Business Day) (provided that, if receipt has not been confirmed (excluding any automated reply, such as an out-of-office notification) then a copy shall be dispatched in the manner described in the preceding clause (c) no later than 24 hours after such delivery by email) (provided that any such notice or other communication delivered in the manner described in any of the preceding clauses (a), (b) and (c) shall also be delivered by email no later than 24 hours after being dispatched in the manner described in the preceding clause (a), (b) or (c), as applicable), addressed as follows:

If to SPAC, to:

GigCapital8 Corp.

1731 Embarcadero Rd., Suite 200

Palo Alto, CA 94303

Attention: Dr. Avi S. Katz

Email: * * *

with a copy to:

DLA Piper LLP (US)

555 Mission Street, Suite 2400

San Francisco, CA 94105-2933

Attention: Jeffrey C. Selman and John F. Maselli

Email: Jeffrey.Selman@us.dlapiper.com; John.Maselli@us.dlapiper.com

If to the Company, to:

Quantisimo Corp.

Craigmuir Chambers, Road Town, Tortola VG1110,

British Virgin Islands

Attention: Carlos Moreira

Email: * * *

with a copy to:

Rimon PC

Attention: Nicolas Lafont and Debbie Klis

Email: nicolas.lafont@rimonlaw.com; debbie.klis@rimonlaw.com and to each Holder, at such Holder’s address referenced on the signature page hereto.

Section 3.9 Other Provisions. The provisions set forth in Section 11.1 (Trust Account Waiver), Section 11.7 (Governing Law; Jurisdiction; Jury Trial Waiver), including its New York governing law, Section 11.13 (Severability), Section 11.14 (Arbitration) and Section 11.15 (Enforcement) of the Merger Agreement are incorporated herein by reference as if set forth herein, mutatis mutandis.

Section 3.10 Entire Agreement. This Agreement, the Merger Agreement and the Ancillary Agreements constitute the entire agreement and understanding of the Parties with respect to the subject matter hereof and supersede all prior understandings, agreements and representations by or among the Parties hereto to the extent they relate in any way to the subject matter hereof.

Section 3.11 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Delivery of an executed counterpart of a signature page to this Agreement by facsimile, e-mail, or scanned pages shall be effective as delivery of a manually executed counterpart to this Agreement.

Section 3.12 Capacity as a Company Shareholder. Notwithstanding anything in this Agreement to the contrary, (a) each Holder makes no agreement or understanding herein in any capacity other than solely in its capacity as a record holder and beneficial owner of the Subject Securities or Covered Securities (without duplication) and (b) nothing herein will be construed to limit or affect any action or inaction by any representative of any Holder in his, her or its capacity as a member of the board of directors (or other similar governing body) of the Company or any of its Affiliates or any other Person or as an officer, employee, agent, designee, representative or fiduciary of the Company or any of its Affiliates or any other Person, in each case, acting in such person’s capacity as a director (or member of such other similar governing body), officer, employee, agent, designee, representative or fiduciary of the Company or such Affiliate or such other Person.

[Remainder of page intentionally left blank.]

SPAC:

GIGCAPITAL8 CORP.

By:	/s/ Dr. Avi S. Katz
Name:	Dr. Avi S. Katz
Title:	Chief Executive Officer

PUBCO:

QUANTISIMO HOLDINGS CORP.

By:	/s/ David Ben Bashat
Name:	David Ben Bashat
Title:	CEO

COMPANY:

QUANTISIMO CORP.

By:	/s/ Carlos Moreira	/s/ John O’Hara
Name:	Carlos Moreira	John O’Hara
Title:	CEO	CFO

IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be duly executed as of the date first written above.

HOLDER:

WISEQEY CORP

By:	/s/ Carlos Moreira	/s/ John O’Hara
Name:	Carlos Moreira	John O’Hara
Title:	CEO	CFO

Address for Notices:

Address:

Facsimile No.:
Telephone No.:
Email:

IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be duly executed as of the date first written above.

HOLDER:

SEALSQ CORP

By:	/s/ Carlos Moreira	/s/ John O’Hara
Name:	Carlos Moreira	John O’Hara
Title:	CEO	CFO

Address for Notices:

Address:

Facsimile No.:
Telephone No.:
Email:

Exhibit C

Form of Sponsor Support Agreement

SPONSOR SUPPORT AGREEMENT

This SPONSOR SUPPORT AGREEMENT (this “Agreement”) is made and entered into as of October 8, 2026, by and among GigAcquisitions8 Corp., a Cayman Islands exempted company (“Sponsor”), GigCapital8 Corp., a Cayman Islands exempted company (“SPAC”), Quantisimo Holdings Corp., a BVI business company limited by shares (“PubCo”) and Quantisimo Corp, a BVI business company (the “Company”). Capitalized terms used but not defined herein have the meanings assigned to them in the Agreement and Plan of Merger by and among SPAC, PubCo, the Company and the other parties thereto, dated as of October 8, 2026 (as may be amended from time to time, the “Merger Agreement”).

WHEREAS, as of the date hereof, Sponsor owns 6,058,167 SPAC Class B Shares (the “Founder Shares”) and 10,000 private placement units (the “Private Placement Units” and, together with the Founder Shares, the SPAC Class A Shares and SPAC Public Rights comprising or issuable in respect of the Private Placement Units, and any New Securities (as defined below) of which ownership of record or the power to vote is hereafter acquired by Sponsor prior to the termination of this Agreement, the “Sponsor Shares”);

WHEREAS, in connection with SPAC’s initial public offering (the “IPO”), SPAC, Sponsor and the then current officers and directors of SPAC entered into a letter agreement, dated as of October 3, 2025 (the “Insider Letter”), pursuant to which Sponsor agreed to certain voting requirements, transfer restrictions and waiver of redemption rights with respect to the SPAC Common Stock owned by it;

WHEREAS, Section 5 of SPAC’s Amended and Restated Memorandum and Articles of Association (the “SPAC Charter”) provides, among other matters, that the SPAC Class B Shares will automatically convert into SPAC Class A Shares upon the consummation of an initial business combination, subject to adjustment if additional SPAC Class A Shares or Equity-Linked Securities (as defined in the SPAC Charter) are issued or deemed issued in excess of the amounts sold in the IPO (the “Anti-Dilution Right”), excluding certain exempted issuances;

WHEREAS, concurrently with the execution and delivery of this Agreement, SPAC, PubCo, the Company and the other parties thereto are entering into the Merger Agreement, pursuant to which, upon the consummation of the transactions contemplated thereby (the “Closing”), among other matters, (a) SPAC Merger Sub will merge with and into SPAC, with SPAC surviving such merger as a direct wholly owned subsidiary of PubCo in accordance with the Cayman Companies Act (the “SPAC Merger”), and (b) immediately following confirmation of the effective filing of the SPAC Merger, Target Merger Sub will merge with and into the Company, with the Company surviving such merger as a direct wholly owned subsidiary of PubCo in accordance with the BVI Act (the “Company Merger” and, together with the SPAC Merger and the other transactions contemplated by the Merger Agreement and the Ancillary Agreements, including the Contribution, the “Transactions”); and

WHEREAS, as a condition and inducement to PubCo’s and the Company’s willingness to enter into the Merger Agreement, PubCo and the Company require that Sponsor enter into this Agreement.

NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained herein and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, and subject to the conditions set forth herein, the parties hereto agree as follows:

1. Sponsor Voting Requirements. At any meeting of the SPAC Shareholders, however called, or at any adjournment or postponement thereof, or in any other circumstance in which the vote, consent or other approval of the SPAC Shareholders is sought, Sponsor shall (i) if a meeting is held, appear at each such meeting (in person or by proxy) or otherwise cause all of the Sponsor Shares to be counted as present thereat for purposes of calculating a quorum and (ii) vote (or cause to be voted), or execute and deliver a written consent (or cause a written consent to be executed and delivered) covering, all of the Sponsor Shares:

(a) in favor of the approval and adoption of the Merger Agreement, the Mergers and the other Transactions (together, the “SPAC Shareholder Approval Matters”);

(b) against any SPAC Alternative Transaction;

(c) against any merger, consolidation, combination, sale of substantial assets, reorganization, recapitalization, dissolution, liquidation or winding up of or by SPAC (other than the Transactions);

(d) against any change in the business of SPAC; and

(e) against any proposal, action or agreement involving SPAC that would or would reasonably be expected to (i) impede, frustrate, prevent or nullify any provision of this Agreement, the Merger Agreement or any Ancillary Agreement, (ii) result in a breach in any material respect of any covenant, representation, warranty or any other obligation or agreement of SPAC under the Merger Agreement or any Ancillary Agreement, (iii) result in any of the conditions in respect of obligations of SPAC or the Parties set forth in Article IX of the Merger Agreement not being fulfilled, or (iv) change in any manner the capitalization of, including the voting rights of any class of share capital of, SPAC (other than in connection with the SPAC Shareholder Approval Matters).

2. Enforcement of Insider Letter; No Redemption; Transfers. During the Interim Period, for the benefit of PubCo and the Company, (a) Sponsor agrees that it shall fully comply with, and perform all of its obligations, covenants and agreements set forth in, the Insider Letter, including not redeeming its Sponsor Shares in connection with the Transactions and complying with the transfer restrictions with respect to the Sponsor Shares, (b) without limiting clause (a), Sponsor shall not redeem, tender or submit for redemption, or otherwise exercise any right to redeem, any Sponsor Shares (including any SPAC Class A Shares underlying the Private Placement Units, any securities issued upon conversion of any Working Capital Loan and any New Securities), whether in connection with the SPAC Share Redemption, any extension of SPAC’s deadline to consummate a business combination, any tender offer or otherwise, (c) Sponsor shall not Transfer (as defined in the Insider Letter) any Sponsor Shares, including any Transfer otherwise permitted under paragraph 10 of the Insider Letter, unless, prior to such Transfer, the transferee executes and delivers to SPAC, PubCo and the Company a joinder agreeing to be bound by this Agreement in accordance with Section 10(h), and SPAC shall not register any Transfer not in compliance with this clause (c), which shall be null and void ab initio, (d) SPAC agrees to enforce the Insider Letter in accordance with its terms, including, at the Company’s request, against each holder of Founder Shares that is a party thereto, and (e) each of Sponsor and SPAC agrees not to amend, modify, terminate or waive any provision of the Insider Letter without the prior written consent of the Company (which may be withheld in its sole discretion); and Sponsor and SPAC shall give the Company a reasonable opportunity to review and comment on any proposed amendment to the Insider Letter.

3. New Shares. In the event that, during the Interim Period, (a) any SPAC Common Stock or other equity securities of SPAC are issued to Sponsor in respect of the Founder Shares or the Private Placement Units pursuant to the Anti-Dilution Right or any share dividend, share split, recapitalization, reclassification, combination or exchange of SPAC Common Stock owned by Sponsor or otherwise, then such SPAC Common Stock or other equity securities acquired or purchased by Sponsor shall be subject to the terms of this Agreement to the same extent as if they constituted Founder Shares or Private Placement Units, as applicable, or (b) Sponsor (i) purchases or otherwise acquires beneficial ownership of any SPAC Common Stock or other equity securities of SPAC, or (ii) acquires the right to vote any SPAC Common Stock or other equity securities of SPAC (such SPAC Common Stock or other equity securities of SPAC referred to in clauses (b)(i) and (ii), collectively the “New Securities”), then such New Securities acquired or purchased by Sponsor shall be subject to the terms set forth in Sections 1 and 2 to the same extent as if they constituted the Sponsor Shares.

4. Waiver of Anti-Dilution Protection. Subject to the consummation of the SPAC Merger, Sponsor, in accordance with the SPAC Charter, irrevocably consents to and agrees to waive to the fullest extent permitted by Law and the SPAC Charter, and agrees not to assert, perfect or otherwise exercise, all anti-dilution and similar adjustment rights that would otherwise result in SPAC Class B Shares converting into SPAC Class A Shares (or into PubCo Shares) on a greater than one-for-one basis in connection with the Transactions (including, for the avoidance of doubt, pursuant to Article 5.3 of the SPAC Charter and in respect of any issuance in connection with the PIPE Investment, any other financing, the Company Cash Contribution Credit Shares or the conversion of any Working Capital Loan). The waiver specified in this Section 4 shall be applicable only in connection with the Transactions. If the Merger Agreement is terminated for any reason, the foregoing waiver shall be void and of no further force and effect.

5. Waiver and Release of Claims. Sponsor covenants and agrees as follows:

(a) Subject to and conditioned upon the Closing, effective as of the Closing (and subject to the limitations set forth in paragraph (c) below), Sponsor, on behalf of itself and its Affiliates and its and their respective successors, assigns, representatives, administrators, executors and agents, and any other person or entity claiming by, through or under any of the foregoing (each a “Releasing Party” and, collectively, the “Releasing Parties”; provided, for the avoidance of doubt, that SPAC shall not be deemed a Releasing Party hereunder), does hereby unconditionally and irrevocably release, waive and forever discharge SPAC, PubCo, the Company and each of its and their past and present directors, officers, employees, agents, predecessors, successors, assigns, and Subsidiaries, from any and all past or present claims, demands, damages, judgments, causes of action and liabilities of any nature whatsoever, whether or not known, suspected or claimed, arising directly or indirectly from any act, omission, event or transaction occurring (or any circumstances existing) at or prior to the Closing (each a “Claim” and, collectively, the “Claims”); provided, however, that the release, waiver and discharge by Sponsor’s Affiliates is limited to Claims that arise from the Transactions.

(b) Sponsor acknowledges that it may hereafter discover facts in addition to or different from those which it now knows or believes to be true with respect to the subject matter of this Agreement, and that it may hereafter come to have a different understanding of the Law that may apply to potential Claims which it is releasing hereunder, but it affirms that, except as is otherwise specifically provided herein, it is its intention to fully, finally and forever settle and release any and all Claims. In furtherance of this intention, Sponsor acknowledges that the releases contained herein shall be and remain in effect as full and complete general releases notwithstanding the discovery or existence of any such additional facts or different understandings of Law.

(c) Notwithstanding the foregoing provisions of this Section 5 or anything to the contrary set forth herein, the Releasing Parties do not release or discharge, and each Releasing Party expressly does not release or discharge, any Claims that arise under or are based upon the terms of (i) this Agreement, (ii) any Ancillary Agreement to which Sponsor is a party, (iii) any letter of transmittal to which Sponsor is a party, (iv) any other document, certificate or Contract executed or delivered in connection with the Merger Agreement to which Sponsor is a party, (v) the Amended and Restated Registration Rights Agreement, (vi) any rights a Releasing Party has to indemnification from SPAC or PubCo arising out of the Transactions, (vii) the Underwriting Agreement, dated October 3, 2025, by and between SPAC and D. Boral Capital LLC, as representative of the underwriters, or (viii) the SPAC Charter or any indemnity agreement of any director or officer of SPAC with SPAC with or for the benefit of a Releasing Party with respect to any Claims for indemnification, contribution, set-off, reimbursement or similar rights.

(d) Notwithstanding the foregoing provisions of this Section 5, nothing contained in this Agreement shall be construed as an admission by any party hereto of any liability of any kind to any other party hereto. Notwithstanding anything to the contrary contained herein, Sponsor (and each of its Affiliates other than SPAC) and SPAC shall be deemed not to be Affiliates of each other for purposes of this Section 5.

6. Representations and Warranties of Sponsor. Except as set forth in the SPAC SEC Filings or in any other reports filed by Sponsor with the SEC that are available on the SEC’s website through EDGAR, Sponsor represents and warrants to PubCo and the Company, as follows:

(a) Authorization. Sponsor is an exempted company duly incorporated, validly existing and in good standing under the laws of the Cayman Islands, has all requisite power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby, and the execution, delivery and performance of this Agreement by Sponsor and the consummation by Sponsor of the transactions contemplated hereby have been duly and validly authorized by all necessary action on the part of Sponsor and no other proceedings on the part of Sponsor or Sponsor’s equityholders are necessary to authorize the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby except as have been obtained prior to the date of this Agreement. This Agreement has been duly and validly executed and delivered by Sponsor, and assuming the due execution and delivery by PubCo, the Company and SPAC, constitutes the legal, valid and binding obligation of Sponsor, enforceable against Sponsor in accordance with its terms, subject to the Enforceability Exceptions.

(b) Consents and Approvals; No Violations.

(i) The execution, delivery and performance of this Agreement by Sponsor and the consummation by Sponsor of the transactions contemplated hereby do not and will not require any filing or registration with, notification to, or authorization, permit, license, declaration, Governmental Order, consent or approval of, or other action by or in respect of, any Governmental Authority or Nasdaq on the part of Sponsor.

(ii) The execution, delivery and performance by Sponsor of this Agreement and the consummation by Sponsor of the transactions contemplated by this Agreement do not and will not (A) conflict with or violate any provision of the governing documents of Sponsor in any material respect, (B) conflict with or violate any Law applicable to Sponsor or by which any property or asset of Sponsor is bound, (C) require any material consent or notice, or result in any material violation or breach of, or materially conflict with, or constitute (with or without notice or lapse of time or both) a material default (or give rise to any right of purchase, termination, amendment, acceleration or cancellation) under, result in the loss of any material benefit under, or result in the triggering of any material payments pursuant to, any of the terms, conditions or provisions of any Contract to which Sponsor is a party or by which any of Sponsor’s properties or assets are bound or any Law applicable to Sponsor or Sponsor’s properties or assets, or (D) result in the creation of any Lien on any property or asset of Sponsor, except in the case of clauses (B) and (D) above as would not reasonably be expected, either individually or in the aggregate, to impair in any material respect the ability of Sponsor to timely perform its obligations hereunder or consummate the transactions contemplated hereby.

(c) Ownership. Sponsor is the sole record and beneficial owner of, and has good and valid title to, 6,058,167 Founder Shares and 10,000 Private Placement Units, free and clear of any Liens (other than restrictions under the Insider Letter, the SPAC Charter and applicable securities Laws), and has the sole power to vote and dispose of such securities. The Founder Shares and Private Placement Units constitute all of the equity securities of SPAC owned of record or beneficially by Sponsor as of the date hereof. Sponsor is not party to any voting agreement, voting trust, proxy or other arrangement with respect to any Sponsor Shares that is inconsistent with this Agreement.

(d) Contracts with SPAC. Except for (i) the Contracts described in Section 5(c) or otherwise disclosed in the SPAC Disclosure Letter and (ii) any Contract filed as an exhibit to a form, report, schedule, statement or other document that is publicly filed with the SEC, none of Sponsor, any of the Affiliates of Sponsor nor, to the Knowledge of Sponsor, any Person in which Sponsor has a direct or indirect legal, contractual or beneficial ownership of five percent (5%) or greater, is a party to, or has any rights with respect to or arising from, any Contract with SPAC.

(e) Litigation. There is no Action pending, or, to the Knowledge of Sponsor, threatened Action against Sponsor, or, to the Knowledge of Sponsor, any of its directors, managers, officers or employees (in their capacity as such) or otherwise affecting Sponsor or its assets, including any condemnation or similar proceeding, nor is any Governmental Order outstanding against or involving Sponsor, whether at law or in equity, before or by any Governmental Authority, which would reasonably be expected to have a Material Adverse Effect on Sponsor. There is no unsatisfied judgment or open injunction binding upon Sponsor that would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Sponsor. There is no Action that Sponsor has pending against any other Person. Sponsor is not subject to any Governmental Orders, nor are any such Governmental Orders pending.

(f) Finders and Brokers. Except as set forth on Section 4.9 of the SPAC Disclosure Letter, no broker, finder, investment banker or other Person is entitled to any brokerage, finder’s or other fee or commission from

Sponsor, SPAC, the Company or PubCo, or any of their respective Affiliates, in connection with the Transactions based upon arrangements made by or on behalf of Sponsor or any of its Affiliates.

(g) Acknowledgment. Sponsor understands and acknowledges that each of SPAC, the Company and PubCo is entering into the Merger Agreement in reliance upon Sponsor’s execution and delivery of this Agreement.

7. Further Assurances. Sponsor hereby agrees that it shall (a) execute and deliver, or cause to be executed and delivered, such Ancillary Agreements as may be necessary to satisfy any condition to the Closing under the Merger Agreement, in substantially the form previously provided to Sponsor as of the date of this Agreement, (b) undertake commercially reasonable efforts to (i) execute and deliver, or cause to be executed and delivered, such additional or further consents, documents and other instruments and (ii) take, or cause to be taken, such actions, and do, or cause to be done, and assist and cooperate with the other parties in doing such things, in each case, as are reasonably necessary for the purpose of effectively carrying out the Transactions.

8. Other Covenants.

(a) Binding Effect of the Merger Agreement. Sponsor hereby agrees to be bound by and comply with Sections 6.1(b) (Available Cash) (except that so long as commercially reasonable efforts to cause the SPAC Cash Contribution to be funded to PubCo are undertaken, the failure for such SPAC Cash Contribution to be funded shall not constitute a breach of any obligation of Sponsor), 6.2(d) (Transaction Expenses Cap), 7.4 (No Solicitation, SPAC), 8.3 (Confidentiality), 8.4 (Public Announcements), 11.12 (Publicity), 11.16 (Non-Recourse) and 11.18 (Conflicts and Privilege) of the Merger Agreement (and any relevant definitions contained in any such Sections of the Merger Agreement), as if Sponsor was an original signatory to the Merger Agreement with respect to such provisions to the same extent as such provisions apply to SPAC or Sponsor, as applicable.

(b) Disclosure. Sponsor hereby authorizes PubCo and SPAC to publish and disclose in any announcement or disclosure, in each case, required by the SEC or Nasdaq (including all documents and schedules filed with the SEC in connection with the foregoing, including the Proxy/Registration Statement), Sponsor’s identity and ownership of the SPAC Common Stock and the nature of Sponsor’s commitments and agreements under this Agreement, the Merger Agreement, the Ancillary Agreements and any other agreements to the extent such disclosure is required by applicable securities Laws, the SEC or Nasdaq; provided that Sponsor shall be given a reasonable opportunity to review and comment on any such disclosure, and PubCo and SPAC shall consider any such comments in good faith.

9. Waiver of Dissenters’ Rights. Sponsor hereby irrevocably waives, and agrees not to exercise or assert, any dissenters’ rights under Section 238 of the Cayman Companies Act and any other similar statute in connection with the SPAC Merger and the Merger Agreement.

10. General.

(a) Termination. This Agreement shall terminate on the earlier to occur of (i) the Closing or (ii) at such time, if any, as the Merger Agreement is terminated in accordance with its terms prior to the Closing (the earliest of (i) and (ii), the “Expiration Time”), and upon such termination this Agreement shall be null and void and of no effect whatsoever, and the parties hereto shall have no obligations under this Agreement; provided, however, that no termination of this Agreement shall relieve or release a party from any obligations or liabilities for any willful breach of any representation, warranty, covenant or obligation under this Agreement or any fraud by such party, in either case, prior to termination of this Agreement. Notwithstanding the foregoing, Sections 4, 5, 7, 9 and 10 shall survive any termination of this Agreement pursuant to clause (i) of the immediately preceding sentence in accordance with their terms.

(b) Notices. All notices, consents, waivers and other communications hereunder shall be in writing and shall be deemed to have been duly given when delivered (i) in person, (ii) by email during normal business hours, (iii) by overnight courier service, or (iv) after posting in the United States mail having been sent registered or certified mail return receipt requested, postage prepaid, and otherwise on the next Business Day, addressed as follows (or at such other address for a party as shall be specified by like notice):

if to SPAC (prior to Closing), to it at:

GigCapital8 Corp.

1731 Embarcadero Rd., Suite 200

Palo Alto, CA 94303

Attn: Dr. Avi S. Katz

Email: * * *

with a copy (which will not constitute notice) to:

DLA Piper LLP (US)

555 Mission Street, Suite 2400

San Francisco, CA 94105-2933

Attn: Jeffrey C. Selman and John F. Maselli

Email: Jeffrey.Selman@us.dlapiper.com; John.Maselli@us.dlapiper.com if to Sponsor, to it at:

GigAcquisitions8 Corp.

1731 Embarcadero Rd., Suite 200

Palo Alto, CA 94303

Attn: Dr. Avi S. Katz

Email: * * *

with a copy (which will not constitute notice) to:

DLA Piper LLP (US)

555 Mission Street, Suite 2400

San Francisco, CA 94105-2933

Attn: Jeffrey C. Selman and John F. Maselli

Email: Jeffrey.Selman@us.dlapiper.com; John.Maselli@us.dlapiper.com if to PubCo, to it at:

c/o Quantisimo Holdings Corp.

Craigmuir Chambers, Road Town, Tortola VG1110, British Virgin Islands

Attn: Carlos Moreira

Email: * * *

with a copy (which will not constitute notice) to:

Rimon PC

Attn: Nicolas Lafont and Debbie Klis

Email: nicolas.lafont@rimonlaw.com; debbie.klis@rimonlaw.com if to the Company, to it at:

Quantisimo Corp.

Craigmuir Chambers, Road Town, Tortola VG1110, British Virgin Islands

Attn: * * *

Email: * * *

with a copy (which will not constitute notice) to:

Rimon PC

Attn: Nicolas Lafont and Debbie Klis

Email: nicolas.lafont@rimonlaw.com; debbie.klis@rimonlaw.com

(c) Entire Agreement. This Agreement (together with the other Ancillary Agreements, the Merger Agreement and each of the other documents and the instruments referred to herein, to the extent incorporated herein) constitutes the entire agreement and understanding of the parties hereto in respect of the subject matter hereof and thereof and supersedes all prior understandings, agreements, or representations by or among the parties hereto, written or oral, to the extent they relate in any way to the subject matter hereof or thereof.

(d) Governing Law; Jurisdiction; Specific Performance.

Sections 11.7 (Governing Law; Jurisdiction; Jury Trial Waiver), 11.14 (Arbitration) and 11.15 (Enforcement) of the Merger Agreement shall apply to this Agreement mutatis mutandis.

(e) Remedies. All rights and remedies existing under this Agreement are cumulative to, and not exclusive of any rights or remedies otherwise available.

(f) Amendments and Waivers. This Agreement may be amended or modified only with the written consent of SPAC, PubCo, the Company and Sponsor. The observance of any term of this Agreement may be waived (either generally or in a particular instance, and either retroactively or prospectively) only with the written consent of the party against whom enforcement of such waiver is sought; provided that any waiver of any obligation of Sponsor or SPAC hereunder shall require the prior written consent of the Company. No failure or delay by a party in exercising any right hereunder shall operate as a waiver thereof. No waivers of or exceptions to any term, condition, or provision of this Agreement, in any one or more instances, shall be deemed to be or construed as a further or continuing waiver of any such term, condition, or provision.

(g) Severability. If any provision of this Agreement is held invalid, illegal or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect. The parties further agree that if any provision contained herein is, to any extent, held invalid, illegal or unenforceable in any respect under the Laws governing this Agreement, they shall take any actions necessary to render the remaining provisions of this Agreement valid and enforceable to the fullest extent permitted by Law and, to the extent necessary, shall amend or otherwise modify this Agreement to replace any provision contained herein that is held invalid or unenforceable with a valid and enforceable provision giving effect to the intent of the parties.

(h) Assignment. No party hereto may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written consent of the other parties; provided, that Sponsor may transfer any of the Sponsor Shares to any permitted transferee in accordance with paragraph 10 of the Insider Letter (a “Permitted Transferee”) only if, as a condition precedent to such transfer, (i) Sponsor provides notice to SPAC, PubCo and the Company prior to such transfer and (ii) such Permitted Transferee executes and delivers to SPAC, PubCo and the Company a joinder agreeing to be bound by the terms and conditions of this Agreement with respect to such Sponsor Shares; and no such transfer shall relieve Sponsor of its obligations hereunder. Any purported transfer or assignment in violation of this Section 10(h) shall be void and ineffectual and shall not operate to transfer or assign any interest or title to the purported assignee. This Agreement shall be binding on the undersigned and their respective successors and permitted assigns.

(i) Costs and Expenses. Subject to Section 11.6 of the Merger Agreement, each party hereto will pay its own costs and expenses (including legal, accounting and other fees) relating to the negotiation, execution, delivery and performance of this Agreement.

(j) No Joint Venture. Nothing contained in this Agreement shall be deemed or construed as creating a joint venture or partnership between any of the parties hereto. No party is by virtue of this Agreement authorized as an agent, employee or legal representative of any other party. Without in any way limiting the rights or obligations of any party hereto under this Agreement, prior to the Closing, (i) no party shall have the power by virtue of this Agreement to control the activities and operations of any other and (ii) no party shall have any power or authority by virtue of this Agreement to bind or commit any other party. No party shall hold itself out as having any authority or relationship in contravention of this Section 10(j).

(k) Capacity as Shareholder. Sponsor signs this Agreement solely in its capacity as a shareholder of SPAC, and not in its capacity as a director (including “director by deputization”), officer or employee of SPAC, if applicable. Nothing herein shall be construed to (i) restrict, limit, prohibit or affect any actions or inactions by

Sponsor or any representative of Sponsor, as applicable, serving in the capacity of a director or officer of SPAC or any Subsidiary of SPAC, acting in such person’s capacity as a director or officer of SPAC or any Subsidiary of SPAC (it being understood and agreed that the Merger Agreement contains provisions that govern the actions or inactions by the directors and officers of SPAC with respect to the Transactions) or (ii) prohibit, limit or restrict the exercise of any fiduciary duties as director or officer of SPAC that is otherwise permitted by, and done in compliance with, the terms of the Merger Agreement (and in each case of clauses (i) and (ii), without limiting Sponsor’s obligations hereunder in its capacity as a shareholder of SPAC).

(l) Affiliates. In this Agreement, the term “Affiliates”, when used with respect to a particular Person, means any other Person directly or indirectly controlling, controlled by or under common control with such Person as of the date on which, or at any time during the period for which, the determination of affiliation is being made, whether through one or more intermediaries or otherwise, and the term “control” (including the terms “controlling”, “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by Contract or otherwise. Notwithstanding the foregoing, (i) Sponsor and SPAC (and each of their respective Affiliates) shall be deemed not to be Affiliates of each other for purposes of this Agreement and (ii) no private investment fund (or similar vehicle) or business development company, or any other investment account, fund, vehicle or other client advised or sub-advised by Sponsor or by Sponsor’s Affiliates or any portfolio companies thereof shall be deemed to be an Affiliate of Sponsor, except to the extent any such Person is expressly requested or directed by Sponsor to take any action which would constitute a breach of this Agreement if taken by Sponsor, and such Person actually takes such prohibited action (it being understood and agreed that this Agreement shall not otherwise apply to, or be binding on, any Persons described in this clause (ii)).

(m) No Recourse. Neither SPAC nor any of its Subsidiaries, nor any of the past, present or future SPAC Shareholders (other than Sponsor or any Permitted Transferee thereof), nor any director, officer, employee, member, partner, shareholder or other owner (whether direct or indirect), Affiliate, agent, attorney or representative of Sponsor, shall have any obligation or liability for the obligations or liabilities of Sponsor under this Agreement. Without limiting the foregoing, this Agreement may only be enforced against the persons or entities that have executed and delivered a counterpart to this Agreement.

(n) Headings; Interpretation. The headings and subheadings in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement. In this Agreement, unless the context otherwise requires: (i) any pronoun used shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns, pronouns and verbs shall include the plural and vice versa; (ii) the term “including” (and with correlative meaning “include”) shall be deemed in each case to be followed by the words “without limitation”; (iii) the words “hereof,” “herein,” “hereto,” and “hereby” and other words of similar import shall be deemed in each case to refer to this Agreement as a whole and not to any particular section or other subdivision of this Agreement; (iv) the term “or” means “and/or”; (v) the word “extent” in the phrase “to the extent” means the degree to which a subject or thing extends, and such phrase shall not simply mean “if”; and (vi) references to “written” or “in writing” include in electronic form. The parties have participated jointly in the negotiation and drafting of this Agreement. Consequently, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

(o) Counterparts. This Agreement may be executed in two or more counterparts, and by different parties in separate counterparts, with the same effect as if all parties hereto had signed the same document, but all of which together shall constitute one and the same instrument. Copies of executed counterparts of this Agreement transmitted by electronic transmission (including by email or in .pdf format) or facsimile as well as electronically or digitally executed counterparts (such as DocuSign) shall have the same legal effect as original signatures and shall be considered original executed counterparts of this Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed this Sponsor Support Agreement as of the date first written above.

PUBCO:

QUANTISIMO HOLDINGS CORP.

By:	/s/ David Ben Bashat
Name: David Ben Bashat
Title: CEO

[Signature Page to the Sponsor Support Agreement]

SPAC:

GIGCAPITAL8 CORP.

By:	/s/ Dr. Avi Katz
Name:	Dr. Avi Katz
Title:	CEO

SPONSOR:

GIGACQUISITIONS8 CORP.

By:	/s/ Dr. Avi Katz
Name:	Dr. Avi Katz
Title:	Managing Member

COMPANY: QUANTISIMO CORP.

By:	/s/ Carlos Moreira /s/ John O’Hara
Name:	Carlos Moreira John O’Hara
Title:	CEO CFO

[Signature Page to the Sponsor Support Agreement]

Exhibit D

Form of Lock-Up Agreement

FORM OF LOCK-UP AGREEMENT

This Lock-Up Agreement (this “Agreement”) is made and entered into as of     , 202[ ], by and among Quantisimo Holdings Corp., a BVI business company with limited liability incorporated under the laws of the British Virgin Islands (“PubCo”), GigCapital8 Corp., a Cayman Islands exempted company (“SPAC”), Quantisimo Corp, a BVI business company with limited liability incorporated under the laws of the British Virgin Islands (the “Company”), and each of the Persons listed on the signature pages hereto as a “Lock-Up Party,” being GigAcquisitions8 Corp., a Cayman Islands exempted company (the “Sponsor”), each director and officer of SPAC, and each Company Shareholder (each, a “Lock-Up Party” and, collectively, the “Lock-Up Parties”). Capitalized terms used but not otherwise defined herein shall have the respective meanings ascribed to such terms in the Merger Agreement (as defined below).

RECITALS

WHEREAS, on October 8, 2026, PubCo, SPAC, Quantisimo Merger Sub Inc., a BVI business company with limited liability and a direct wholly owned subsidiary of PubCo (“Target Merger Sub”), GigCapital8 Merger Sub Inc., a Cayman Islands exempted company and a direct wholly owned subsidiary of PubCo (“SPAC Merger Sub”), the Company, WISeQey Corp (“WISeQey”) and SealSQ Corp (“SealSQ”) entered into an Agreement and Plan of Merger (as amended, supplemented or otherwise modified from time to time, the “Merger Agreement”), pursuant to which, among other things, (a) SPAC Merger Sub will merge with and into SPAC (the “SPAC Merger”), with SPAC surviving the SPAC Merger as a wholly owned subsidiary of PubCo, and (b) Target Merger Sub will merge with and into the Company (the “Company Merger” and, together with the SPAC Merger, the “Mergers”), with the Company surviving the Company Merger as a wholly owned subsidiary of PubCo, in each case upon the terms and subject to the conditions set forth in the Merger Agreement;

WHEREAS, pursuant to the Merger Agreement, at the SPAC Merger Effective Time, (a) each share of SPAC Common Stock issued and outstanding immediately prior to the SPAC Merger Effective Time (other than Dissenting SPAC Shares and treasury shares) will be cancelled in exchange for the right to receive one (1) PubCo Ordinary Share, except that the Sponsor will be entitled to receive 3,035,083 PubCo Ordinary Shares and 3,035,084 PubCo Class F Shares, and (b) each SPAC Public Right will be converted into PubCo Ordinary Shares in accordance with the SPAC Public Rights Agreement, and, at the Company Merger Effective Time, the Company Shares will be cancelled in exchange for the Merger Consideration, consisting of PubCo Ordinary Shares and PubCo Class F Shares and the Company Shareholders funding the Company Cash Contribution will receive the Company Cash Contribution Credit Shares;

WHEREAS, (a) the Sponsor, Lynrock Lake (as defined below) and the directors and officers of SPAC are party to the Letter Agreement (as defined below), Section 10 of which restricts the Transfer of the Founder Shares and other Ordinary Shares (as defined therein) of SPAC, and (b) SPAC is party to the Subscription Agreements (as defined below), Section 6 of which restricts the Transfer of the Private Placement Shares and Private Placement Units (each as defined therein) of SPAC, and the parties hereto desire to provide that such restrictions shall apply, from and after the SPAC Merger Effective Time, to the PubCo Securities issued in exchange for such SPAC securities in the SPAC Merger;

WHEREAS, each Lock-Up Party agrees to enter into this Agreement with respect to all Lock-Up Securities (as defined below) that such Lock-Up Party now or hereafter Beneficially Owns or owns of record;

WHEREAS, each of PubCo, SPAC, the Company and each Lock-Up Party has determined that it is in its best interests to enter into this Agreement; and

WHEREAS, each Lock-Up Party understands and acknowledges that PubCo, SPAC and the Company are entering into the Merger Agreement in reliance upon such Lock-Up Party’s execution and delivery of this Agreement, and that the execution and delivery of this Agreement by the Lock-Up Parties specified in Section 9.2(g) and Section 9.3(f) of the Merger Agreement is a condition to the obligations of SPAC and the Company, respectively.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth below and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, do hereby agree as follows:

1. Definitions. When used in this Agreement, the following terms in all of their tenses, cases and correlative forms shall have the meanings assigned to them in this Section 1 or elsewhere in this Agreement.

“Affiliate” of a specified Person means a Person who, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified Person (provided that if a Lock-Up Party is a venture capital, private equity or angel fund, no portfolio company of such Lock-Up Party will be deemed an Affiliate of such Lock-Up Party).

“Beneficially Own” means, with regard to any securities, having “beneficial ownership” of such securities for purposes of Rule 13d-3 or 13d-5 under the Exchange Act. Similar terms such as “Beneficial Ownership” and “Beneficial Owner” have the corresponding meanings.

“Excluded Securities” means (a) any security received pursuant to the PubCo Incentive Equity Plan or any other incentive plan adopted by PubCo on or after the Closing Date, (b) any PubCo Securities acquired in open market transactions after the Closing, (c) any PubCo Securities issued in exchange for or upon conversion of any SPAC Class A Shares, SPAC Units or SPAC Public Rights purchased by a Lock-Up Party in SPAC’s initial public offering or in open market transactions, (d) any PubCo Securities acquired by a Lock-Up Party in the PIPE Investment pursuant to a PIPE Subscription Agreement, and (e) any Company Cash Contribution Credit Shares.

“Existing Lock-Up Provisions” means (a) Section 10 of the Letter Agreement and (b) Section 6 of each Subscription Agreement, together with, in each case, the related definitions and provisions of such agreements to the extent relating thereto (including Sections 4, 8.1 and 8.2 of each Subscription Agreement).

“Expiration Time” shall mean the earliest to occur of (a) the Closing Date, (b) such date as the Merger Agreement shall be validly terminated in accordance with Article X thereof, and (c) the effective date of a written agreement of the parties hereto terminating this Agreement.

“Family Member” means with respect to any individual, a spouse, lineal descendant (whether natural or adopted) or spouse of a lineal descendant of such individual or any trust created for the benefit of such individual or of which any of the foregoing is a beneficiary.

“Founder Shares” has the meaning given to such term in the Letter Agreement and includes any SPAC Class A Shares issued upon conversion of SPAC Class B Shares.

“Governmental Authority” means any United States federal, state, county, municipal or other local or non-United States government, governmental, regulatory or administrative authority, agency, instrumentality or commission or any court, tribunal, or judicial or arbitral body.

“Law” means any applicable federal, national, state, county, municipal, provincial, local, foreign or multinational statute, constitution, common law, ordinance, code, decree, order, judgment, rule, binding regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Authority.

“Letter Agreement” means that certain letter agreement, dated October 3, 2025, by and among SPAC, D. Boral Capital LLC, as representative of the underwriters, the Sponsor, Lynrock Lake and the executive officers, directors and director nominees of SPAC party thereto.

“Lock-Up Securities” means, with respect to any Lock-Up Party, (a) any PubCo Securities issued to such Lock-Up Party at or in connection with the Closing in exchange for, or upon the conversion of, any SPAC Securities, including any Founder Shares, Private Placement Units (and the SPAC Class A Shares and SPAC Public Rights comprising such Private Placement Units), and any other SPAC Class A Shares or SPAC Class B Shares, (b) any PubCo Securities issued to such Lock-Up Party as Merger Consideration, and (c) any other PubCo Securities Beneficially Owned by such Lock-Up Party as of immediately following the

Closing, in each case solely to the extent consisting of PubCo Ordinary Shares (or securities convertible into or exercisable or exchangeable for PubCo Ordinary Shares), but excluding any Excluded Securities. For the avoidance of doubt, PubCo Class F Shares shall not constitute Lock-Up Securities.

“Lynrock Lake” means Lynrock Lake Master Fund LP.

“Permitted Transferee” means any Person to whom Lock-Up Securities are Transferred in a Transfer permitted pursuant to Section 2.2.

“Person” means an individual, corporation, partnership, limited partnership, limited liability company, syndicate, person (including a “person” as defined in Section 13(d)(3) of the Exchange Act), trust, association or entity or government, political subdivision, agency or instrumentality of a government.

“Private Placement Units” means the private placement units of SPAC purchased by the Sponsor or any other Lock-Up Party (including the Sponsor Units (as defined in the Subscription Agreements)), each consisting of one SPAC Class A Share and one right to receive a fraction of one SPAC Class A Share upon the consummation of a Business Combination.

“PubCo Securities” means (a) any PubCo Ordinary Shares, (b) any PubCo Class F Shares, (c) any PubCo Ordinary Shares or PubCo Class F Shares issued or issuable upon the exercise or conversion of any right, warrant or other security convertible into or exercisable or exchangeable for PubCo Shares, and (d) any equity securities of PubCo that may be issued or distributed or be issuable with respect to any of the securities referred to in clauses (a) through (c) by way of conversion, dividend, share split or other distribution, merger, consolidation, exchange, recapitalization or reclassification or similar transaction.

“SPAC Securities” means any SPAC Class A Shares, SPAC Class B Shares (including the Founder Shares), SPAC Units, Private Placement Units, SPAC Public Rights and any other equity securities of SPAC.

“Subscription Agreements” means those certain subscription agreements entered into by and between SPAC and each of the investors party thereto (the “Subscription Investors”) in substantially the form filed as Exhibit 10.3 to SPAC’s Registration Statement on Form S-1 (as amended), pursuant to which the Subscription Investors purchased Private Placement Shares and Private Placement Units (each as defined therein) in connection with SPAC’s initial public offering.

“Transfer” means, excluding entry into this Agreement and the Merger Agreement and the consummation of the Transactions (including the exchange of SPAC Securities and Company Shares for PubCo Securities pursuant to the Mergers), any (a) sale of, offer to sell, contract or agreement to sell, hypothecate, pledge, grant of any option to purchase or otherwise dispose of or agreement to dispose of, directly or indirectly, or establishment or increase of a put equivalent position or liquidation with respect to or decrease of a call equivalent position within the meaning of Section 16 of the Exchange Act and the rules and regulations promulgated thereunder with respect to, any security, (b) entry into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any security, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise, or (c) the public announcement of any intention to effect any transaction specified in clause (a) or (b).

2. Lock-Up.

2.1 Lock-Up. Each Lock-Up Party severally, and not jointly, agrees with PubCo not to effect any Transfer, or make a public announcement of any intention to effect such Transfer, of any Lock-Up Securities Beneficially Owned or otherwise held by such Lock-Up Party or by its Affiliates during the Lock-Up Period (as defined below); provided, that such prohibition shall not apply to Transfers permitted pursuant to Section 2.2. The “Lock-Up Period” shall be the period commencing on the Closing Date and ending on the date that is the earliest to occur of: (a) six (6) months following the Closing Date; (b) subsequent to the Closing, the date on which the last reported sale price of one PubCo Ordinary Share on The Nasdaq Stock Market LLC (or the national securities exchange on which the PubCo Ordinary Shares are then listed) equals or exceeds eleven dollars and fifty cents ($11.50) per share (as adjusted for share splits, share dividends, reorganizations, recapitalizations and the like occurring after the Closing Date) for any twenty (20) Trading Days within any thirty (30) consecutive Trading Day period commencing at least ninety (90) days after the Closing Date; and (c) subsequent to the Closing, the date on which PubCo completes a liquidation, merger, share exchange or other similar transaction that results in all of PubCo’s shareholders having the right to exchange their PubCo Securities for cash, securities or other property. For the avoidance of doubt, this Agreement shall not restrict the Transfer of any PubCo Class F Shares, which shall be subject only to such restrictions as are set forth in the PubCo Governing Documents and the Class F Shareholders’ Agreement. “Trading Day” means a day on which PubCo Ordinary Shares are actually traded on the principal securities exchange or securities market on which PubCo Ordinary Shares are then traded; provided, however, that if the PubCo Ordinary Shares are not so listed or admitted for trading, Trading Day means a Business Day. For the avoidance of any doubt, each Lock-Up Party shall retain all of his, her or its rights as a shareholder of PubCo during the Lock-Up Period, including the right to vote, and to receive any dividends and distributions in respect of, any Lock-Up Securities, subject to the Class F Shareholders’ Agreement and the PubCo Governing Documents, as applicable.

2.2 Permitted Transfers. Notwithstanding anything to the contrary contained in this Agreement, during the Lock-Up Period, each Lock-Up Party may Transfer, without the consent of PubCo, any of such Lock-Up Party’s Lock-Up Securities: (a) amongst the Lock-Up Parties and their respective Affiliates, to PubCo’s executive officers or directors, or to any Affiliate or Family Member of any of PubCo’s executive officers or directors; (b) in the case of an entity, as a distribution to its partners, shareholders or members upon its liquidation; (c) in the case of an individual, (1) by bona fide gift to such individual’s Family Members or to a trust, the beneficiary of which is a Family Member of such individual, an Affiliate of such individual or to a charitable organization, (2) by virtue of the laws of descent and distribution upon death of such individual, or (3) pursuant to a qualified domestic relations order; (d) in the case of a trust, by distribution to one or more permissible beneficiaries of such trust; (e) by pledges to secure obligations incurred in connection with purchases of PubCo’s securities; (f) through private sales or transfers made in connection with the consummation of the Transactions at prices no greater than the price at which such securities were originally purchased; (g) to PubCo for no value for cancellation in connection with the consummation of the Transactions; (h) in the event of the liquidation, dissolution or winding up of PubCo; (i) by virtue of the laws of the Cayman Islands or the British Virgin Islands, by virtue of the Sponsor’s memorandum and articles of association or other constitutional, organizational or formational documents, as amended, upon dissolution of the Sponsor, or by virtue of the constitutional, organizational or formational documents of a subsidiary of the Sponsor that holds any Lock-Up Securities upon liquidation or dissolution of such subsidiary; or (j) in the event of PubCo’s completion of a liquidation, merger, share exchange, reorganization or other similar transaction which results in all of PubCo’s shareholders having the right to exchange their PubCo Securities for cash, securities or other property subsequent to the Closing; (k) with the prior written consent of PubCo, acting by a majority of its independent directors; provided, that in the case of clauses (a) through (f), the restrictions and obligations contained in Section 2.1 and this Section 2.2 will continue to apply to such Lock-Up Securities after such Transfer and such Permitted Transferee shall, as a condition to such Transfer, execute a written agreement, in form and substance reasonably satisfactory to PubCo, agreeing to be bound by the terms of this Agreement for the balance of the Lock-Up Period, and written notice of such Transfer shall be delivered to PubCo. Notwithstanding the foregoing provisions of this Section 2.2, a Lock-Up Party (i) may not make a Transfer to a Permitted Transferee if such Transfer has as a purpose the avoidance of or is otherwise undertaken in contemplation of avoiding the restrictions on Transfers in this Agreement (it being understood that the purpose of this provision includes prohibiting the Transfer to a Permitted Transferee (A) that has been formed to facilitate a material change with respect to who or which entities Beneficially Own the Lock-Up Securities, or (B) followed by a change in the relationship between the Lock-Up Party and the Permitted Transferee (or a change of control of such Lock-Up Party or Permitted Transferee) after the Transfer with the result and effect that the Lock-Up Party has indirectly made a Transfer of Lock-Up Securities by using a Permitted Transferee, which Transfer would not have been directly permitted under this Section 2 had such change in such relationship occurred prior to such Transfer), and (ii) may enter into a written plan meeting the requirements of Rule 10b5-1 under the Exchange Act after the date of this Agreement relating to the sale of such Lock-Up Party’s Lock-Up Securities, provided that (A) the securities subject to such plan may not be sold until after the expiration of the Lock-Up Period and (B) PubCo shall not be required to effect, and such Lock-Up Party shall not effect or cause to be effected, any public filing, report or other public announcement regarding the establishment of the trading plan during the Lock-Up Period.

2.3 Exchange of SPAC Securities and Company Shares. Each Lock-Up Party acknowledges and agrees that (a) at the SPAC Merger Effective Time, the SPAC Securities held by such Lock-Up Party will be cancelled and exchanged for PubCo Securities in accordance with Sections 2.2(g) and 2.2(h) of the Merger Agreement, and (b) at the Company Merger Effective Time, the Company Shares held by such Lock-Up Party will be cancelled and exchanged for the Merger Consideration in accordance with Section 2.3 of the Merger Agreement and any Company Cash Contribution Credit Shares will be issued to such Lock-Up Party in accordance with Section 6.1(a) of the Merger Agreement. All PubCo Ordinary Shares so issued to such Lock-Up Party (but not any PubCo Class F Shares) shall automatically, and without any further action by any Person, constitute Lock-Up Securities subject to this Agreement as of the Closing, and the Lock-Up Period applicable thereto shall be measured from the Closing Date, without regard to the date on which the corresponding SPAC Securities or Company Shares were acquired.

2.4 Existing Lock-Up Provisions; Assumption by PubCo. (a) Effective as of the SPAC Merger Effective Time, SPAC hereby assigns to PubCo, and PubCo hereby accepts and assumes, all of SPAC’s rights and obligations under the Existing Lock-Up Provisions, and from and after the SPAC Merger Effective Time, for purposes of the Existing Lock-Up Provisions: (i) each reference to “the Company” in the Letter Agreement and to “the SPAC” in the Subscription Agreements (in each case, other than with respect to periods prior to the SPAC Merger Effective Time) shall be deemed to refer to PubCo; (ii) each reference to “Ordinary Shares,” “Class A Ordinary Shares,” “Class B Ordinary Shares,” “Founder Shares,” “Private Placement Shares,” “Private Placement Units,” “Private Placement Rights,” or any securities underlying or issuable in respect of any of the foregoing shall be deemed to refer to the PubCo Securities issued in exchange for, or upon the conversion of, such securities in the SPAC Merger; (iii) each reference to the “last sale price of the Class A Ordinary Shares” shall be deemed to refer to the last reported sale price of the PubCo Ordinary Shares; and (iv) each reference to “a business combination” or “a Business Combination” shall be deemed to refer to the Closing. (b) As applied to holders of PubCo Securities who are not Lock-Up Parties hereunder (including Lynrock Lake and the Subscription Investors), the Existing Lock-Up Provisions shall continue to govern in accordance with their terms, as assumed by PubCo pursuant to this Section 2.4, such that (i) the PubCo Securities issued in exchange for the Private Placement Units held by Lynrock Lake and by the Subscription Investors (including the PubCo Ordinary Shares issued in exchange for the SPAC Class A Shares, and upon conversion of the rights, comprising such Private Placement Units) shall be subject to a lock-up period ending thirty (30) days after the Closing Date, and (ii) the PubCo Securities issued in exchange for the Founder Shares held by Lynrock Lake and for the Private Placement Shares (as defined in the Subscription Agreements) held by the Subscription Investors shall be subject to the lock-up period set forth in clause (i) of Section 10 of the Letter Agreement or clause (i) of Section 6 of the applicable Subscription Agreement, as applicable, in each case measured from the Closing Date and subject to the early release events set forth therein. (c) Notwithstanding Section 18 of the Letter Agreement, the Sponsor, SPAC and each Lock-Up Party that is party to the Letter Agreement agree that Section 10 of the Letter Agreement shall survive the consummation of the Transactions in accordance with this Section 2.4. (d) As between PubCo, SPAC and each Lock-Up Party, this Agreement shall supersede the Existing Lock-Up Provisions with respect to the Lock-Up Securities of such Lock-Up Party from and after the Closing, and in the event of any conflict between this Agreement and the Existing Lock-Up Provisions with respect to such Lock-Up Securities, this Agreement shall control.

2.5 Subscription Investor Release Rights. Each of the parties hereto acknowledges that, pursuant to Section 6 and Section 8.2 of each Subscription Agreement, (a) the lock-up period applicable to the Subscription Investors is intended to be identical to the lock-up period applicable to the Sponsor’s securities and shall be shortened if the Sponsor’s lock-up period is shortened, and (b) if any holder of more than three percent (3.0%) of the share capital of PubCo following the Closing is not subject to a lock-up agreement, is subject to a lock-up agreement for a shorter period than the Subscription Investors, or is released from a lock-up following the Closing, the lock-up period applicable to the Subscription Investors may be reduced or terminated, subject to the exceptions set forth therein. PubCo shall provide notice to the Subscription Investors of any such release of any Lock-Up Party hereunder no later than one (1) Trading Day prior to such release, as required by Section 8.2 of each Subscription Agreement. Nothing in this Agreement shall be construed to limit or impair any right of a Subscription Investor under Section 8 of its Subscription Agreement.

2.6 Stop Transfer; Legends. Each Lock-Up Party acknowledges and agrees that PubCo may instruct its transfer agent to place stop transfer instructions on, and may cause appropriate restrictive legends referencing this Agreement to be placed on any certificates or book-entry positions representing, the Lock-Up Securities during the Lock-Up Period. Following the expiration of the Lock-Up Period, PubCo shall, upon the request of a Lock-Up Party, use commercially reasonable efforts to cause such stop transfer instructions and legends to be removed, subject to applicable securities Laws.

3. Confidentiality. Until the Expiration Time, each Lock-Up Party will and will direct his, her or its Affiliates to keep confidential and not disclose any non-public information relating to PubCo, SPAC or the Company and their respective subsidiaries, including the existence or terms of, or transactions contemplated by, this Agreement, the Merger Agreement or the other Ancillary Agreements, except to the extent that such information (i) was, is or becomes generally available to the public after the date hereof other than as a result of a disclosure by such Lock-Up Party in breach of this Section 3, (ii) is, was or becomes available to such Lock-Up Party on a non-confidential basis from a source other than PubCo, SPAC or the Company, or (iii) is or was independently developed by such Lock-Up Party after the date hereof. Notwithstanding the foregoing, such information may be disclosed to the extent required to be disclosed in a judicial or administrative proceeding, or otherwise required to be disclosed by applicable Law (including complying with any oral or written questions, interrogatories, requests for information or documents, subpoena, civil investigative demand or similar process to which such disclosing party is subject), provided that such Lock-Up Party gives PubCo, SPAC or the Company, as applicable, prompt notice of such request(s) or requirement(s), to the extent practicable (and not prohibited by Law), so that PubCo, SPAC or the Company may seek, at its expense, an appropriate protective order or similar relief (and such Lock-Up Party shall reasonably cooperate with such efforts it being understood that such obligation to reasonably cooperate does not require a Lock-Up Party to himself, herself or itself commence litigation regarding such protective order or similar relief).

4. Representations and Warranties of the Lock-Up Parties. Each Lock-Up Party hereby represents and warrants, severally and not jointly, to PubCo, SPAC and the Company as follows:

4.1 Due Authority. Such Lock-Up Party has the full power and authority to execute and deliver this Agreement and perform his, her or its obligations hereunder. If such Lock-Up Party is an individual, the signature to this Agreement is genuine and such Lock-Up Party has legal competence and capacity to execute the same. This Agreement has been duly and validly executed and delivered by such Lock-Up Party and, assuming due execution and delivery by the other parties hereto, constitutes a legal, valid and binding obligation of such Lock-Up Party, enforceable against such Lock-Up Party in accordance with its terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other Laws of general application affecting enforcement of creditors’ rights generally, and by general equitable principles.

4.2 No Conflict; Consents.

(a) The execution and delivery of this Agreement by such Lock-Up Party does not, and the performance by such Lock-Up Party of the obligations under this Agreement and the compliance by such Lock-Up Party with any provisions hereof do not and will not: (i) conflict with or violate any Law applicable to such Lock-Up Party, (ii) if such Lock-Up Party is an entity, conflict with or violate the memorandum and articles of association, certificate of incorporation or bylaws or any equivalent Governing Documents of such Lock-Up Party, or (iii) result in any breach of, or constitute a default (or an event, which with notice or lapse of time or both, would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a lien on any of the SPAC Securities, Company Shares or PubCo Securities owned by such Lock-Up Party pursuant to any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which such Lock-Up Party is a party or by which such Lock-Up Party is otherwise bound, except, in the case of clauses (i) and (iii), as would not reasonably be expected, individually or in the aggregate, to materially impair the ability of such Lock-Up Party to perform his, her or its obligations hereunder or to consummate the transactions contemplated hereby.

(b) The execution and delivery of this Agreement by such Lock-Up Party does not, and the performance of this Agreement by such Lock-Up Party will not, require any consent, approval, authorization or permit of, or filing or notification to, or expiration of any waiting period by any Governmental Authority, other than those set forth as conditions to closing in the Merger Agreement.

4.3 Absence of Litigation. As of the date hereof, there is no litigation, suit, claim, charge, grievance, action, proceeding, audit or investigation by or before any Governmental Authority (an “Action”) pending against, or, to the knowledge of such Lock-Up Party, threatened against such Lock-Up Party that would reasonably be expected to materially impair the ability of such Lock-Up Party to perform his, her or its obligations hereunder or to consummate the transactions contemplated hereby.

4.4 Absence of Conflicting Agreements. Such Lock-Up Party has not entered into any agreement, arrangement or understanding that is otherwise materially inconsistent with, or would materially interfere with, or prohibit or prevent him, her or it from satisfying, his, her or its obligations pursuant to this Agreement.

5. Fiduciary Duties. The covenants and agreements set forth herein shall not prevent any designee of any Lock-Up Party from serving on the board of directors or as an officer of PubCo, SPAC or the Company or from taking any action, subject to the provisions of the Merger Agreement, while acting in such designee’s capacity as a director or officer of PubCo, SPAC or the Company. Each Lock-Up Party is entering into this Agreement solely in his, her or its capacity as the anticipated owner of PubCo Securities following the consummation of the Mergers.

6. Termination. This Agreement shall terminate upon the earlier of: (i) termination of the Merger Agreement in accordance with its terms; or (ii) the expiration of the Lock-Up Period as specified in Section 2.1 of this Agreement; provided, that Section 2.4 shall survive any termination pursuant to clause (ii) until the expiration of the lock-up periods under the Existing Lock-Up Provisions. Upon termination of this Agreement, none of the parties hereto shall have any further obligations or liabilities under this Agreement; provided, that nothing in this Section 6 shall relieve any party hereto of liability for any willful material breach of this Agreement prior to its termination.

7. Miscellaneous.

7.1 Severability. In the event that any term, provision, covenant or restriction of this Agreement, or the application thereof, is held to be illegal, invalid or unenforceable under any present or future Law: (a) such provision will be fully severable; (b) this Agreement will be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof; (c) the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision or by its severance therefrom; and (d) in lieu of such illegal, invalid or unenforceable provision, there will be added automatically as a part of this Agreement a legal, valid and enforceable provision as similar in terms of such illegal, invalid or unenforceable provision as may be possible.

7.2 Non-survival of Representations and Warranties. None of the representations or warranties in this Agreement or in any schedule, instrument or other document delivered pursuant to this Agreement shall survive the Expiration Time.

7.3 Assignment. Neither party hereto may assign, directly or indirectly, including, through any merger, acquisition, sale of all or substantially all shares/assets or by operation of Law, either this Agreement or any of his, her or its rights, interests or obligations hereunder without the prior written approval of the other parties hereto, except with respect to a Transfer completed in accordance with Section 2.2. Subject to the first sentence of this Section 7.3, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Any assignment in violation of this Section 7.3 shall be void ab initio.

7.4 Amendments and Modifications. This Agreement may be amended by the parties hereto at any time by execution of an instrument in writing signed by (a) PubCo, (b) SPAC (prior to the Closing), (c) the Company and (d) Lock-Up Parties holding at least fifty percent (50%) of the Lock-Up Securities (assuming the hypothetical exercise or conversion of all then-outstanding rights, warrants and options that are Lock-Up Securities) that are then subject to this Agreement, and any such amendment shall be binding on all the Lock-Up Parties; provided, however, that in no event shall the obligation of any Lock-Up Party hereunder be materially increased without the prior written consent of such Lock-Up Party, unless such amendment applies to all Lock-Up Parties in the same fashion; provided, further, that no amendment, modification or waiver of Section 2.1, Section 2.2, the definition of “Lock-Up Period” or “Lock-Up Securities”, this Section 7.4 or any other provision of this Agreement that would adversely affect the rights or obligations of the Sponsor hereunder (including with respect to the duration of the Lock-Up Period, the early release events set forth in Section 2.1, or the Sponsor’s ability to Transfer its Lock-Up Securities) shall be effective against the Sponsor without the Sponsor’s prior written consent, regardless of whether such amendment, modification or waiver applies to all Lock-Up Parties in the same fashion; provided, further, however, that (A) if this Agreement, or any other lock-up agreement signed by a shareholder of PubCo in connection with the Transactions, is amended, modified or waived in a manner favorable to any Lock-Up Party or such shareholder, and such amendment, modification or waiver would be favorable to any other Lock-Up Party, this Agreement shall be automatically amended in the same manner with respect to such other Lock-Up Party (and PubCo shall provide prompt notice thereof to all Lock-Up Parties), and (B) if any Lock-Up Party or such shareholder is released from any or all of the lock-up restrictions under this Agreement or such other lock-up agreement, each other Lock-Up Party shall automatically be contemporaneously and proportionately released from the lock-up restrictions hereunder (which, for the avoidance of doubt, will include a release of the same percentage of such Lock-Up Party’s Lock-Up Securities) and PubCo shall provide prompt notice thereof to each Lock-Up Party and, to the extent required by Section 8.2 of the Subscription Agreements, to the Subscription Investors. . For purposes of clause (B) of the immediately preceding sentence, (x) the percentage of any release shall be equal to the number of securities released divided by the total number of securities of the released holder then subject to lock-up restrictions, and such percentage shall be applied to the total number of Lock-Up Securities of each other Lock-Up Party then subject to this Agreement, such that in no event shall any Lock-Up Party or other shareholder receive a release of a greater percentage of its securities than the percentage of Lock-Up Securities automatically released for each other Lock-Up Party, including the Sponsor, (y) any shortening of the lock-up period applicable to any holder shall be deemed a release of all of such holder’s securities effective as of the date of such shortened expiration, and (z) any waiver or release by PubCo of any holder under the Existing Lock-Up Provisions shall be deemed a release under such other lock-up agreement. For the avoidance of doubt, the thirty (30) day lock-up period applicable to the PubCo Securities described in clause (i) of Section 2.4(b) shall not constitute a release from, or a more favorable lock-up for purposes of, this Section 7.4.

7.5 Governing Law; WAIVER OF JURY TRIAL; Specific Performance.

(a) This Agreement and all Actions based upon, arising out of or relating to this Agreement or the transactions contemplated hereby shall be governed by, and construed in accordance with, the Laws of the State of New York, without giving effect to conflicts of law principles that would result in the application of the substantive Laws of another jurisdiction.

(b) Any dispute arising out of or relating to this Agreement shall be resolved by arbitration in accordance with Section 11.14 of the Merger Agreement, which is incorporated herein mutatis mutandis; provided that any party may seek injunctive relief or specific performance under Section 7.5(d) from any court of competent jurisdiction.

(c) EACH OF THE PARTIES HERETO HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT HE, SHE OR IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH OF THE PARTIES HERETO (I) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THAT FOREGOING WAIVER AND (II) ACKNOWLEDGES THAT HE, SHE, IT AND THE OTHERS HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 7.5(C).

(d) The parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof, and, accordingly, that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof from any court of competent jurisdiction without proof of actual damages or otherwise, in addition to any other remedy to which they are entitled at Law or in equity as expressly permitted in this Agreement. Each of the parties hereby further waives (i) any defense in any action for specific performance that a remedy at Law would be adequate and (ii) any requirement under any Law to post security or a bond as a prerequisite to obtaining equitable relief.

7.6 Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by email or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 7.6:

(i) if to PubCo or SPAC prior to the Closing, to:

GigCapital8 Corp.

1731 Embarcadero Road, Suite 200

Palo Alto, CA 94303

Attention: Dr. Avi S. Katz, Executive Chairman and Chief Executive Officer

    Dr. Raluca Dinu, Director

Email: * * *

with a copy to:

DLA Piper LLP (US)

555 Mission Street, Suite 2400

San Francisco, CA 94105

Attention: Jeffrey Selman; John Maselli

Email: jeffrey.selman@us.dlapiper.com; john.maselli@us.dlapiper.com

(ii) if to the Company prior to the Closing, to:

Quantisimo Corp

Craigmuir Chambers

Road Town, Tortola VG1110, British Virgin Islands

Attn: Carlos Moreira, Director

Email: * * *

with a copy to:

Rimon P.C.

Attn: Nicolas Lafont and Debbie Klis

Email: nicolas.lafont@rimonlaw.com; debbie.klis@rimonlaw.com

(iii) if to PubCo, SPAC or the Company following the Closing, to:

Quantisimo Holdings Corp.

Craigmuir Chambers, Road Town, Tortola VG1110,

British Virgin Islands.

Attention: Carlos Moreira

Email: ***

with a copy to:

Rimon P.C.

1 Embarcadero Ctr Ste 400, San Francisco, CA 94111

Attn: Nicolas Lafont; Debbie Klis

Email: nicolas.lafont@rimonlaw.com; debbie.klis@rimonlaw.com

(iv) if to a Lock-Up Party, to the address for notice set forth on such Lock-Up Party’s signature page to this Agreement.

7.7 Entire Agreement; Third-Party Beneficiaries. This Agreement, together with the Merger Agreement and the other Ancillary Agreements, constitutes the entire agreement among the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and undertakings, both written and oral, among the parties hereto, or any of them, with respect to the subject matter hereof, including, as provided in Section 2.4(d), the Existing Lock-Up Provisions as applied to the Lock-Up Securities of the Lock-Up Parties. This Agreement shall be binding upon and inure solely to the benefit of each party, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any benefit or remedy of any nature whatsoever under or by reason of this Agreement; provided, that (a) the Subscription Investors shall be express third-party beneficiaries of Section 2.4 and Section 2.5 and (b) Lynrock Lake shall be an express third-party beneficiary of Section 2.4.

7.8 Counterparts. This Agreement may be executed and delivered (including by facsimile or portable document format (pdf) transmission) in one or more counterparts, and by the different parties in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

7.9 Effect of Headings. The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

7.10 Legal Representation. Each of the parties hereto agrees that he, she or it has been represented by independent counsel of his, her or its choice during the negotiation and execution of this Agreement and each party hereto and his, her or its counsel cooperated in the drafting and preparation of this Agreement and the documents referred to herein and, therefore, waive the application of any Law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party hereto drafting such agreement or document. Each Lock-Up Party acknowledges that DLA Piper LLP (US) is acting as counsel to SPAC and Rimon P.C. is acting as counsel to the Company in connection with the Merger Agreement and the transactions contemplated thereby, and that neither of such firms is acting as counsel to any Lock-Up Party, except that Rimon P.C. may also represent WISeQey and SealSQ.

7.11 Expenses. Except as provided in the Merger Agreement, all expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses, whether or not the Mergers or any other Transaction is consummated.

7.12 Further Assurances. At the request of PubCo, SPAC or the Company, in the case of any Lock-Up Party, or at the request of the Lock-Up Parties, in the case of PubCo, and without further consideration, each party shall execute and deliver or cause to be executed and delivered such additional documents and instruments and take such further action as may be reasonably necessary to consummate the transactions contemplated by this Agreement.

7.13 Waiver. No failure or delay on the part of any party to exercise any power, right, privilege or remedy under this Agreement shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy. No party shall be deemed to have waived any claim available to such party arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such waiving party; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

7.14 Several Liability. The liability of the Lock-Up Parties hereunder is several (and not joint). Notwithstanding any other provision of this Agreement, in no event will any Lock-Up Party be liable for any other Lock-Up Party’s breach of such other Lock-Up Party’s representations, warranties, covenants, or agreements contained in this Agreement.

7.15 No Recourse. Notwithstanding anything to the contrary contained herein or otherwise, but without limiting any provision in the Merger Agreement, or the obligations of any Permitted Transferee under this Agreement, this Agreement may only be enforced against, and any claims or causes of action that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement or the transactions contemplated hereby, may only be made against the entities and Persons that are expressly identified as parties to this Agreement in their capacities as such and no former, current or future stockholders, equity holders, controlling persons, directors, officers, employees, general or limited partners, members, managers, agents or Affiliates of any party hereto, or any former, current or future direct or indirect stockholder, equity holder, controlling person, director, officer, employee, general or limited partner, member, manager, agent or Affiliate of any of the foregoing (each, a “Non-Recourse Party”) shall have any liability for any obligations or liabilities of the parties to this Agreement or for any claim (whether in tort, contract or otherwise) based on, in respect of, or by reason of, the transactions contemplated hereby or in respect of any oral representations made or alleged to be made in connection herewith. Without limiting the rights of any party against the other parties hereto, or the obligations of any Permitted Transferee under this Agreement, in no event shall any party or any of his, her or its Affiliates seek to enforce this Agreement against, make any claims for breach of this Agreement against, or seek to recover monetary damages from, any Non-Recourse Party.

[Signature pages follow.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above.

QUANTISIMO HOLDINGS CORP.

By:
Name:
Title:

GIGCAPITAL8 CORP.

By:
Name:
Title:

Signature Page to Lock-Up Agreement

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above.

QUANTISIMO CORP

By:
Name:
Title:

Signature Page to Lock-Up Agreement

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above.

LOCK-UP PARTY:

By:
Name:

Address for Notice:

Email:

Signature Page to Lock-Up Agreement

Exhibit E

Reserved.

Exhibit F

Plan of SPAC Merger

GIGCAPITAL8 CORP.

(the Surviving Company)

and

GIGCAPITAL8 MERGER SUB INC.

(the Merging Company)

PLAN OF MERGER

THIS PLAN OF MERGER is dated [  ], 202[ ].

BETWEEN

GigCapital8 Corp., an exempted company incorporated under the laws of the Cayman Islands having its registered office at the offices of PO Box 10240, 4th Floor, Harbour Place, 103 South Church Street, Grand Cayman KY1-1002, Cayman Islands (the Surviving Company); and

GigCapital8 Merger Sub Inc., an exempted company incorporated under the laws of the Cayman Islands having its registered office at the offices of PO Box 10240, 4th Floor, Harbour Place, 103 South Church Street, Grand Cayman KY1-1002, Cayman Islands (the Merging Company, and together with the Surviving Company, the Companies).

WHEREAS

The Surviving Company, the Merging Company, Quantisimo Holdings Corp., a BVI business company (PubCo), and certain other parties have entered into an agreement dated October 8, 2026 (the Merger Agreement), pursuant to which, among other things, the Merging Company, a wholly owned subsidiary of PubCo, will merge with and into the Surviving Company, with the Surviving Company continuing as the surviving company and becoming a wholly owned subsidiary of PubCo.

The respective directors of the Surviving Company and the Merging Company have approved the merger of the Companies, with the Surviving Company continuing as the surviving company (the Merger), upon the terms and subject to the conditions of this plan of merger (Plan of Merger) and pursuant to the provisions of Part XVI of the Cayman Islands Companies Act (Revised) (the Companies Act).

The shareholders of each of the Surviving Company and the Merging Company have adopted this Plan of Merger on the terms and subject to the conditions set forth herein and otherwise in accordance with the Companies Act.

Each of the Surviving Company and the Merging Company wishes to enter into this Plan of Merger pursuant to the provisions of Part XVI of the Companies Act.

IT IS AGREED

DEFINITIONS AND INTERPRETATION

a.	Terms not otherwise defined in this Plan of Merger shall have the meanings given to them in the Companies Act.

COMPANY DETAILS

b.	The constituent companies (as defined in the Companies Act) to this Plan of Merger are the Surviving Company and the Merging Company (Constituent Companies).

c.	The surviving company (as defined in the Companies Act) is the Surviving Company.

d.

The registered office of the Surviving Company is PO Box 10240, 4th Floor, Harbour Place, 103 South Church Street, Grand Cayman KY1-1002, Cayman Islands. The registered office of the Merging Company is PO Box 10240, 4th Floor, Harbour Place, 103 South Church Street, Grand Cayman KY1-1002, Cayman Islands.

e.	Immediately prior to the Effective Date (as defined below), the authorised share capital of the Surviving Company is US$22,100 divided into:

i.	200,000,000 Class A Ordinary Shares of a par value of US$0.0001 each;

ii.	20,000,000 Class B Ordinary Shares of a par value of US$0.0001 each; and

iii.	1,000,000 preferred shares of a par value of US$0.0001 each.

f.	Immediately prior to the Effective Date, the authorised share capital of the Merging Company is US$50,000 divided into 50,000 shares of a nominal or par value of US$ 1.00 each.

EFFECTIVE DATE

g.	In accordance with section 233(13) of the Companies Act, the Merger shall be effective on the date that this Plan of Merger is registered by the Registrar (the Effective Date).

TERMS AND CONDITIONS; SHARE RIGHTS

h.	The terms and conditions of the Merger are as follows:

iv.

on the Effective Date, each share of a nominal or par value of US$1.00 in the issued share capital of the Merging Company immediately prior to the Effective Date, shall be converted into one fully-paid ordinary share of a nominal or par value of US$0.0001 in the issued share capital of the Surviving Company (the Conversion) and the register of members of the Surviving Company shall be updated to reflect the Conversion;

v.

on the Effective Date, each Class A Ordinary Share and each Class B Ordinary Share of the Surviving Company issued and outstanding immediately prior to the Effective Date (other than any shares held by the Surviving Company as treasury shares and any Dissenting Shares (as defined below)) shall automatically be cancelled and cease to exist in exchange for the right to receive such number of ordinary shares of PubCo as is set out in, and in accordance with, the Merger Agreement, and each share held by the Surviving Company as a treasury share shall be cancelled for no consideration;

vi.

any shares of the Surviving Company held by a shareholder who has validly exercised and not effectively withdrawn or lost its right to dissent from the Merger under section 238 of the Companies Act (Dissenting Shares) shall be cancelled on the Effective Date and shall not be converted into the right to receive ordinary shares of PubCo, and the holder thereof shall be entitled only to payment of the fair value of such shares in accordance with section 238 of the Companies Act; and

vii.

on the Effective Date, the rights, the property of every description including choses in action, and the business, undertaking, goodwill, benefits, immunities and privileges of each of the Constituent Companies shall immediately vest in the Surviving Company and the Surviving Company shall be liable for and subject to, in the same manner as the Constituent Companies, all mortgages, charges or security interests, and all contracts, obligations, claims, debts and liabilities of each of the Constituent Companies.

i.

The rights and restrictions attaching to the shares in the Surviving Company are set out in the amended and restated memorandum and articles of association of the Surviving Company in the form annexed to this Plan of Merger as Annex A (the Amended M&A).

j.

With effect from the Effective Date, the memorandum and articles of association of the Surviving Company shall be amended and restated in their entirety by the deletion of the existing memorandum and articles of association and the substitution in their place of the Amended M&A, and the authorised share capital of the Surviving Company shall be as set out in the Amended M&A.

DIRECTORS’ INTERESTS IN THE MERGER

k.

With effect from the Effective Date, each director of the Surviving Company in office immediately prior to the Effective Date shall cease to be a director of the Surviving Company, and the following persons shall be the directors of the Surviving Company: (a) Joao Carlos Creus Moreira of * * *; and (b) John Charles O’Hara of * * *, being the persons set out in Section 6.5(b) of the Company Disclosure Letter (as defined in the Merger Agreement).

l.	Save as disclosed in the Merger Agreement, no director of either of the Companies will be paid any amounts or receive any benefits consequent upon the Merger.

SECURED CREDITORS

m.	The Surviving Company has granted no fixed or floating security interests that are outstanding as at the date of this Plan of Merger.

n.	The Merging Company has granted no fixed or floating security interests that are outstanding as at the date of this Plan of Merger.

VARIATION

o.	At any time prior to the Effective Date, this Plan of Merger may be amended by the board of directors of both the Surviving Company and the Merging Company to:

viii.	change the Effective Date provided that such changed date shall not be a date later than the ninetieth day after the date of registration of this Plan of Merger with the Registrar; and

ix.	effect any other changes to this Plan of Merger as this Plan of Merger may expressly authorise the directors of both the Surviving Company and the Merging Company to effect in their discretion.

TERMINATION

p.	At any time prior to the Effective Date, this Plan of Merger may be terminated by the directors of either of the Constituent Companies.

COUNTERPARTS

q.

This Plan of Merger may be executed in any number of counterparts, each of which when executed and delivered shall constitute an original, and all the counterparts shall together constitute one and the same instrument.

r.	Sections 8 and 19(3) of the Electronic Transactions Act (As Revised) shall not apply to this Plan of Merger.

GOVERNING LAW

s.

This Plan of Merger and any dispute or claim (including non-contractual disputes or claims) arising out of or in connection with it or its subject matter or formation shall be governed by and construed in accordance with the laws of the Cayman Islands.

t.

Each party irrevocably agrees that the courts of the Cayman Islands shall have exclusive jurisdiction to settle any dispute or claim (including non-contractual disputes or claims) that arises out of or in connection with this Plan of Merger or its subject matter or formation.

IN WITNESS whereof the parties hereto have caused this Plan of Merger to be executed and delivered as a deed on the day and year first above written.

EXECUTION PAGE

Surviving Company

Executed and delivered as a deed by	)
GigCapital8 Corp.	)
acting by a duly authorised director	)	(Director)

Merging Company

Executed and delivered as a deed by	)
GigCapital8 Merger Sub Inc.	)
acting by a duly authorised director	)	(Director)

Exhibit G

Form of SPAC Surviving Corporation Articles

THE COMPANIES ACT (2026 REVISION)

OF THE CAYMAN ISLANDS

GIGCAPITAL8 CORP.

Exempted Company Limited By Shares

SECOND AMENDED AND RESTATED

MEMORANDUM AND ARTICLES OF ASSOCIATION

(Adopted by special resolution on [DATE])

THE COMPANIES ACT (2026 REVISION)

OF THE CAYMAN ISLANDS

Exempted Company Limited By Shares

ARTICLES OF ASSOCIATION

OF

GIGCAPITAL8 CORP.

1	DEFINITIONS AND INTERPRETATION

1.1

The Regulations contained in Table A in the First Schedule to the Companies Act do not apply to the Company. In these Articles of Association, if not inconsistent with the context, the following words and expressions shall have the following meanings:

Articles means these Articles of Association;

Companies Act means the Companies Act (2026 Revision), as amended or re-enacted from time to time;

Company means the above named company;

Director means a director of the Company appointed in accordance with these Articles;

Distribution means a distribution, dividend (including an interim dividend) or other payment or transfer of property of the Company on or in respect of a Share (save in respect of its redemption or repurchase);

Electronic Transactions Act means the Electronic Transactions Act (2003 Revision) of the Cayman Islands;

Member has the same meaning as in the Companies Act;

Memorandum means the Memorandum of Association of the Company;

Officer means any person appointed by the Directors to hold an office in the Company;

Ordinary Resolution means a resolution:

(a)	passed by a majority of such Members as, being entitled to do so, vote in person or by proxy at a general meeting of the Company; or

(b)	approved in writing by all of the Members entitled to vote at a general meeting of the Company in one or more instruments each signed by one or more of the Members.

Register of Directors and Officers means the register of Directors and Officers maintained by the Company in accordance with these Articles;

Register of Members means the register of Members referred to in these Articles;

Registrar means the Registrar of Companies and includes the Deputy Registrar of Companies;

Registered Office means the registered office for the time being of the Company;

Seal means any seal which has been duly adopted as the common seal of the Company and includes every duplicate seal;

Secretary means the person appointed to perform any or all of the duties of secretary of the Company, including any assistant secretary;

Share means a share in the capital of the Company, including a fraction of a share issued or authorised to be issued by the Company;

Special Resolution means a special resolution passed in accordance with Section 60 of the Companies Act, being a resolution:

(a)

passed by a majority of not less than two-thirds of such Members as, being entitled to do so, vote in person or by proxy at a general meeting of the Company of which notice specifying the intention to propose the resolution as a Special Resolution has been duly given; or

(b)	approved in writing by all of the Members entitled to vote at a general meeting of the Company in one or more instruments each signed by one or more of the Members;

Treasury Share means a Share that has been repurchased, redeemed, surrendered to or otherwise acquired by the Company and not cancelled; and

Written includes information generated, sent, received or stored by electronic, electrical, digital, magnetic, optical, electromagnetic, biometric or photonic means, including electronic data interchange and electronic mail in accordance with the Electronic Transactions Act and in writing shall be construed accordingly.

1.2	In the Memorandum and these Articles, unless the context otherwise requires a reference to:

(a)	words importing the masculine gender include the feminine gender;

(b)	any Cayman Islands law or regulation, is a reference to such law or regulation as amended or re-enacted from time to time;

(c)	the singular includes the plural and vice versa;

(d)	a person includes all legal persons and natural persons; and

(e)	legal persons include all forms of corporate entity and any other person having capacity to act in its own name created by or in accordance with the laws or regulations of any jurisdiction.

1.3	Headings are for ease of reference only and shall be disregarded in interpreting the Memorandum and the Articles.

2	COMMENCEMENT OF BUSINESS

2.1	Commencement. The business of the Company may be commenced at such time as determined by the Directors.

2.2	Commencement Costs and Expenses. The Directors may pay, out of capital or other money of the Company, all costs and expenses incurred in the establishment and registration of the Company.

3	REGISTERED SHARES

3.1	Registered Shares. The Company shall issue registered Shares only.

3.2	No Bearer Shares. The Company is not authorised to issue bearer Shares, convert registered Shares to bearer Shares or exchange registered Shares for bearer Shares.

4	SHARE CERTIFICATES

4.1

Share Certificates. Unless and until the Directors resolve to issue share certificates, no share certificate shall be issued, and the records of the shareholdings of each Member shall be in uncertified book entry form. If the Directors do resolve to issue share certificates in respect of any one or more classes of Shares, then every Member holding such Shares shall be entitled, upon written request only, to a certificate signed by a Director or Secretary, or any other person authorised by a resolution of the Directors, or under the Seal specifying the number of Shares held by him and the signature of the Director, Secretary or authorised person and the Seal may be facsimiles or affixed by electronic means pursuant to the Electronic Transactions Act.

4.2

Indemnity and Replacement. Any Member receiving a certificate shall indemnify and hold the Company and its Directors and Officers harmless from any loss or liability which it or they may incur by reason of any wrongful or fraudulent use or representation made by any person by virtue of the possession thereof. If a certificate for Shares is worn out or lost it may be renewed or, in connection with any proposed share transfer, a new certificate may be issued, on production of the worn out certificate or on satisfactory proof of its loss together with such indemnity as may be required by the Directors.

4.3	Joint Holders. If several Members are registered as joint holders of any Shares, any one of such Members may give an effectual receipt for any share certificate.

5	ISSUE OF SHARES

5.1

Issue. Subject to the provisions, if any, of the Memorandum and directions given by any Ordinary Resolution and the rights attaching to any class of existing Shares, the Directors may issue, allot, grant options over or otherwise dispose of Shares (including any fractions of Shares) and other securities of the Company at such times, to such persons, for such consideration and on such terms as the Directors may determine.

5.2

Preferred Shares. Shares and other securities of the Company may be issued by the Directors with such preferred, deferred or other special rights, restrictions or privileges whether in regard to voting, Distributions, a return of capital, or otherwise and in such classes and series, if any, as the Directors may determine.

5.3

Ordinary Shares. Where the Directors issue a Share having no preferred, deferred, redemption or other special rights, it shall be issued as an ordinary Share and entitle the holder, subject to any other Share having any preferred, deferred, redemption or other special rights, to:

(a)	receive notice of, attend and vote at any general meeting of the Company and on any Ordinary Resolution or Special Resolution;

(b)	an equal share in any dividend or other Distribution paid by the Company; and

(c)	an equal share in the distribution of the surplus assets of the Company.

5.4

Consideration for Share Issue. A Share may be issued for consideration in any form, including money, a promissory note or other written obligation to contribute money or property, real property, personal property (including goodwill and know-how), services rendered or a contract for future services.

5.5	Register of Members. The Register of Members kept by the Company shall contain:

(a)	the names and addresses of each Member;

(b)	a statement of the Shares held by each Member;

(c)	the distinguishing numbers of the Shares of each Member (if any);

(d)	the amount paid, or agreed to be considered as paid, on the Shares of each Member;

(e)	the date on which the name of each person was entered on the register as a Member; and

(f)	the date on which any person ceased to be a Member.

5.6

Commission. The Company is authorised to pay a commission to any person in consideration of his subscribing or agreeing to subscribe (whether absolutely or conditionally) for any Shares or procuring or agreeing to procure subscriptions (whether absolute or conditional) for any Shares.

6	VARIATION OF RIGHTS

6.1

Class Variation. If, at any time, the share capital of the Company is divided into different classes of Shares, the rights attached to any class (unless otherwise provided by the terms of issue of the Shares of that class) may be varied with the consent in writing of the holders of two-thirds of the issued Shares of that class or with the sanction of a Special Resolution passed at a separate general meeting of the holders of the Shares of the class. To every such separate general meeting the provisions of these Articles relating to general meetings shall, mutatis mutandis, apply, but so that the necessary quorum shall be one or more persons holding or representing by proxy one-third of the issued Shares of the class and that any holder of Shares of the class present in person or by proxy may demand a poll.

6.2

No Variation on Further Issue. The rights conferred upon the holders of the Shares of any class shall not, unless otherwise expressly provided by the terms of issue of the Shares of that class, be deemed to be varied by the creation or issue of further Shares ranking pari passu therewith.

7	REDEMPTION, PURCHASE AND SURRENDER OF SHARES AND TREASURY SHARES

7.1	Redemption, Purchase and Surrender. Subject to the provisions of the Companies Act and to the rights attaching to any class of Share, the Company may:

(a)

issue Shares on terms that they are to be redeemed or are liable to be redeemed at the option of the Company or the Member on such terms and in such manner as the Directors may, before the issue of such Shares, determine;

(b)	purchase its own Shares (including any redeemable Shares) on such terms and in such manner as the Directors determine;

(c)	make a payment in respect of the redemption or purchase of its own Shares in any manner permitted by the Companies Act including out of capital; and

(d)	permit the surrender of fully paid Shares for no consideration.

7.2	Effect of Redemption, Purchase and Surrender. Shares that the Company redeems, purchases, accepts by way of surrender or otherwise acquires pursuant to Article 7.1 may:

(a)	be cancelled; or

(b)	be held as Treasury Shares on such terms and in such manner as the Directors determine prior to such acquisition.

7.3

Treasury Shares. All rights and obligations attaching to a Treasury Share are suspended and shall not be exercised by the Company while it holds the Share as a Treasury Share, other than as set out in this Article. The Company may:

(a)	cancel the Treasury Shares on such terms and in such a manner as the Directors may determine; and

(b)	transfer the Treasury Shares in accordance with Article 12.

7.4

No Participation. Any Share in respect of which notice of redemption has been given shall not be entitled to participate in the profits of the Company in respect of the period after the date specified as the date of redemption in the notice of redemption.

7.5	No other Redemption. The redemption, purchase or surrender of any Share shall not be deemed to give rise to the redemption, purchase or surrender of any other Share.

7.6

Redemption in Kind. The Directors may, when making payments in respect of redemption or purchase of Shares, if authorised by the terms of issue of the Shares being redeemed or purchased or with the agreement of the holder of such Shares, make such payments either in cash or in kind.

8	LIEN

8.1

All Monies Payable. The Company shall have a first and paramount lien on every Share, whether or not it is a fully paid Share, for all moneys, whether presently payable or not, called or payable at a fixed time in respect of that Share and for all debts, liabilities or other obligations owed, whether presently or not, by the Member or by one or more joint Members or by any of their estates to the Company (together, the Lien Amounts) but the Directors may, at any time, declare any Share to be wholly or in part exempt from this Article. The Company’s lien, if any, on a Share shall extend to all Distributions payable thereon. Any registration of the transfer of a Share shall operate to extinguish the Company’s lien on that Share.

8.2

Sale. The Company may sell, in such manner as the Directors think fit, any Shares in which the Company has a lien, but no sale shall be made unless some amount in respect of which the lien exists is presently payable and the period of fourteen days has elapsed after the Company has given a notice in writing, stating and demanding payment of such part of the presently payable amount, to the relevant Member.

8.3

Registration of Purchase. The Directors may authorise any person to transfer the Shares sold in accordance with this Article to the purchaser of such Shares. The purchaser shall be registered as the holder of the Shares so transferred and he shall not be bound to see to the application of the purchase money, nor shall his title to the Shares be affected by any irregularity or invalidity in the sale of the Shares in accordance with this Article.

8.4

Application of Proceeds. The proceeds of the sale, net of any costs incurred by the Company in relation to the sale, shall be applied by the Company in payment of such part of the amount in respect of which the lien exists as is presently payable. The Company shall retain and have a lien over such part of the remainder of the proceeds as is equal to the Lien Amounts which exist but are not presently payable by the Member and may apply such proceeds against the Lien Amounts as and when they become payable and the residue shall be paid to the person entitled to the Shares at the date of the sale.

9	CALLS ON SHARES

9.1

Calls. The Directors may, from time to time, make calls upon the Members in respect of some or all of any moneys unpaid on their Shares, whether in respect of their par value or the premium payable on those Shares; each Member shall (subject to receiving at least 14 days’ notice specifying the time or times of payment) pay to the Company at the time or times so specified the amount called on his Shares. A call may be required to be paid in instalments. The Directors may revoke or postpone a call at any time.

9.2

Joint Holders. The joint holders of a Share shall be jointly and severally liable to pay calls in respect thereof and the holder or joint holders of a Share at the time of a call shall remain liable to pay the call on that Share, notwithstanding any subsequent transfer of the Share being registered by the Company.

9.3

Interest on Calls. If a sum called in respect of a Share is not paid before or on the day appointed for payment of that call, the Member from whom such amount is due shall pay interest upon the sum at such rate as the Directors may determine from the day appointed for payment of the call to the time of the actual payment. The Directors shall have the discretion to waive payment of any such interest in full or in part.

9.4

Fixed Payment Dates. The provisions contained in these Articles in respect of calls shall apply to payments, whether on account of the amount of the Share, or by way of premium, to be made on the allotment of a Share or any date fixed on the issue of the Share as if the same had become payable by virtue of a call duly made and notified.

10	FORFEITURE

10.1

Failure to pay Call. If a Member fails to pay any call or instalment of a call in respect of Shares on the day appointed for payment, the Directors may serve a notice on such Member naming a further date not earlier than the expiration of 14 days from the date of service on or before which the payment required by the notice is to be made and containing a statement that in the event of non-payment the Shares, or any of them, will be liable to be forfeited.

10.2

Forfeiture. If the requirements of the notice referenced in this Article are not complied with the Company may forfeit the Shares together with any Distributions declared payable in respect of the forfeited Shares and not paid at any time before tender of payment.

10.3	No Refund. The Company is under no obligation to refund any moneys to the Member whose Shares have been forfeited.

10.4

Sale of Forfeited Share. A forfeited Share may be sold or otherwise disposed of on such terms and in such manner as the Directors think fit, and at any time before a sale or disposition the forfeiture may be cancelled on such terms as the Directors think fit. The proceeds of any sale or disposition of the forfeited Share may be received and used by the Company as the Directors determine.

10.5

Outstanding Liability. A person whose Shares have been forfeited shall cease to be a Member in respect of the forfeited Shares, but shall, notwithstanding, remain liable to pay to the Company all moneys which at the date of forfeiture were payable by him to the Company in respect of the Shares together with interest.

10.6

Certificate of Forfeiture. A certificate in writing under the hand of a Director or Officer stating that a Share has been duly forfeited on the date stated in the certificate shall be conclusive evidence of the facts stated in the certificate as against all persons claiming to be entitled to the Share. The Directors may authorize any person to transfer the Shares sold in accordance with this Article to the purchaser of such

Shares. The purchaser shall be registered as the holder of the Shares so transferred and he shall not be bound to see to the application of the purchase money, nor shall his title to the Shares be affected by any irregularity or invalidity in the sale of the Shares in accordance with this Article.

10.7

Fixed Payment Dates. The provisions of this Article applying to forfeiture for failure to pay any call or instalment of a call shall apply to the failure to make payments, whether on account of the amount of the Share, or by way of premium, to be made on the allotment of a Share or any date fixed on the issue of the Share as if the same had become payable by virtue of a call duly made and notified.

11	TRANSMISSION OF SHARES

11.1

Legal Personal Representative. The legal personal representative of a deceased sole holder of a Share shall be the only person recognised by the Company as having any title to the Share. In the case of a Share registered in the names of two or more holders, the survivors, survivor or the legal personal representatives of the deceased survivor, shall be the only person(s) recognised by the Company as having any title to the Share.

11.2

Transmission. Any person becoming entitled to a Share in consequence of the death or bankruptcy of or any analogous event affecting a Member (each such event a Transmission Event and each such person a Representative) shall, upon such evidence being produced as may from time to time be required by the Directors, have the right either to be registered as a Member in respect of the Share or, instead of being registered himself, to make such transfer of the Share as the Member could have made; but the Directors shall, in either case, have the same right to decline or suspend registration as they would have had in the case of a transfer of the Share by such Member before the occurrence of a Transmission Event.

11.3

Pre-Registration Status. Representatives shall be entitled to the same notices, dividends and other advantages to which he would be entitled if he were the registered holder of the Share, except that he shall not, before being registered as a Member in respect of the Share, be entitled in respect of it to exercise any right conferred by membership in relation to meetings of the Company.

11.4

Requirement for Registration. The Directors may at any time give notice requiring a Representative to elect either to be registered himself or to have some person nominated by him become the holder of the Share (but the Directors shall, in either case, have the same right to decline or suspend registration as they would have had in the case of a transfer of the Share by the relevant Member before the Transmission Event). If the notice is not complied with within ninety days the Directors may thereafter withhold payment of all Dividends, bonuses or other monies payable in respect of the Share until the requirements of the notice have been complied with.

12	TRANSFER OF SHARES

12.1

Directors’ Consent. Shares and Treasury Shares are transferable, subject to the consent of the Directors who may, in their absolute discretion, refuse to consent to any transfer and decline to register the transfer without giving any reason.

12.2

Instrument of Transfer. The instrument of transfer shall be in writing in such form as may be acceptable to the Directors and shall be executed by or on behalf of the transferor and, if required by the Directors, signed by the transferee.

12.3

Certificates. Subject to Article 4.2, where the Company has issued a certificate in respect of a Share proposed to be transferred, the transferor shall lodge, with the instrument of transfer, the original certificate relating to the Share being transferred.

12.4	Effective Date. The transfer of a Share is effective when the name of the transferee is entered on the Register of Members. Until such time, the transferor shall be deemed to remain a Member.

12.5

Lost Certificate. If the Directors are satisfied that an instrument of transfer relating to Shares has been signed but that the instrument has been lost or destroyed, they may, on receipt of such indemnities as they may require:

(a)	accept such evidence of the transfer of Shares as they consider appropriate; and

(b)	proceed to register the transferee’s name in the Register of Members.

12.6

Notification of Refusal. Where the Directors refuse to register a transfer of a Share, they shall, within two months after the date on which the transfer was lodged with the Company, notify the transferee of the refusal.

12.7	Transfer of Treasury Shares. The transfer of Treasury Shares may be for valuable consideration or otherwise, and at a discount to the par value of the Shares.

13	REGISTERED HOLDER DEEMED ABSOLUTE OWNER

13.1

The registered holder of a Share shall be treated as the absolute owner of such Share. No person shall be recognised by the Company as holding any Share upon trust and the Company shall not register nor be bound by or required to recognise any equitable or other interest of whatever nature in a Share other than an absolute right to the Share, irrespective of whether the Company has notice of such interest.

14	ALTERATION OF SHARE CAPITAL

14.1	Increase or Amendment. The Company may by Ordinary Resolution:

(a)	increase the share capital by such sum, to be divided into Shares of such amount, and with such rights, privileges, priorities and restrictions attached to them as the resolution shall prescribe;

(b)	consolidate and divide all or any of its share capital into Shares of larger amount than its existing Shares;

(c)	subject to section 13 of the Companies Act, sub-divide its existing Shares, or any of them, into Shares of smaller amounts than is fixed by the Memorandum; and

(d)	cancel any Shares which, at the date of the passing of the resolution, have not been taken or agreed to be taken by any person.

14.2	Reduction. Subject to the provisions of the Companies Act and these Articles, the Company may, by Special Resolution, reduce its share capital and any capital redemption reserve in any manner.

15	MEETINGS AND CONSENTS OF MEMBERS

15.1

Meetings. All meetings of Members shall be referred to as extraordinary general meetings unless the general meeting is an annual general meeting. The Company may but shall not be obliged to hold an annual general meeting.

15.2

Directors Convene and Cancel. The Directors may convene a general meeting at such time and in such manner and place within or outside the Cayman Islands as the Directors consider necessary or desirable and the Directors may cancel a general meeting with such notice, in such manner and for such reason as the Directors consider necessary.

15.3

Members Convene. Upon the written request of Members entitled to exercise 10% or more of the voting rights in respect of the matter for which the meeting is requisitioned, any one or more of the Directors shall forthwith proceed to convene a meeting of Members. The written request of Members to requisition a meeting must state the objects of the meeting and must be signed by the Members requisitioning the meeting. The written request must be lodged at the Registered Office and may be delivered in counterpart.

15.4

Failure to Convene. If the Directors do not proceed to convene a meeting of Members within 21 days of the written request to requisition a meeting being lodged the requisitionists, or any of them together holding at least half of the voting rights of all of them, may convene the meeting of Members in the same manner as nearly as possible as that in which a meeting of Members may be convened by a Director. Where the requisitionists fail to convene the meeting of Members within three months of their right to convene the meeting arising, the right to convene the meeting of Members shall lapse.

15.5	Notice of Meeting. The Director convening a meeting shall give not less than seven days’ notice of a meeting of Members to:

(a)	those Members whose names on the date the notice is given appear as Members in the Register of Members and are entitled to vote at the meeting; and

(b)	each of the Directors.

15.6

Failure to Give General Notice. A meeting of Members held in contravention of the requirement to give notice is valid if Members holding at least 90% of the total voting rights on all the matters to be considered at the meeting have waived notice of the meeting and, for this purpose, the presence of a Member at the meeting shall constitute waiver in relation to all the Shares which that Member holds.

15.7

Failure to give Individual Notice. The inadvertent failure of a Director who convenes a meeting to give notice of a meeting to a Member or another Director, or the fact that a Member or another Director has not received notice, does not invalidate the meeting.

15.8

Voting. No person shall be entitled to vote at any meeting of Members unless he is registered as a Member on the record date for such meeting and all calls or other moneys payable by him in respect of Shares have been paid at or before the record date. Subject to the rights and restrictions attached to any Shares and the provisions of this Article, each Member who is present in person, by its duly authorised representative or by proxy, shall have one vote and on a poll each Member shall have one vote for every Share of which he is the holder.

16	PROXIES

16.1	Proxies. A Member may be represented at a meeting of Members by a proxy who may speak and vote on behalf of the Member.

16.2

Production of Proxies. The instrument appointing a proxy shall be produced at the place designated for the meeting before the time for holding the meeting at which the person named in such instrument proposes to vote. The notice of the meeting may specify an alternative or additional place or time at which the proxy shall be presented.

16.3

Form of Proxy. An instrument appointing a proxy may be in any usual or common form (or such other form as the Directors may approve) and may be expressed to be for a particular meeting or any adjournment thereof or may appoint a standing proxy until notice of revocation is received at the Registered Office or at such place or places as the Directors may otherwise specify for the purpose.

16.4	Joint Ownership and Proxies. Where Shares are jointly owned:

(a)	if two or more persons hold Shares jointly, each of them may be present in person or by proxy at a meeting of Members and may speak as a Member;

(b)	if only one of the joint owners is present in person or by proxy he may vote on behalf of all joint owners; and

(c)	if two or more of the joint owners are present in person or by proxy they must vote as one.

17	PROCEEDINGS OF SHAREHOLDER MEETINGS

17.1

Chairman of Member Meeting. At every meeting of Members, the chairman of the board of Directors shall preside as chairman of the meeting. If there is no chairman of the board of Directors or if he is not present at the meeting within fifteen minutes of the time appointed after the meeting or if he is unwilling to act the Directors present shall elect the chairman of the meeting.

17.2

Adjournment. The chairman may, with the consent of the meeting, adjourn any meeting from time to time, and from place to place, but no business shall be transacted at any adjourned meeting other than the business left unfinished at the meeting from which the adjournment took place.

17.3

Conference Call. A Member, or his duly authorised representative or proxy, shall be deemed to be present at a meeting of Members if he participates by telephone or other electronic means by means of which all the persons participating in the meeting are able to hear each other.

17.4

Objections. No objection shall be raised to the qualification of any voter except at the meeting of members or adjourned meeting of Members at which the vote objected to is given or tendered and every vote not disallowed at the meeting shall be valid. Any objection made in due time shall be referred to the chairman whose decision shall be final and binding on all parties.

17.5

Casting of Votes. A Member holding more than one Share need not cast the votes in respect of the Shares held by him in the same way on any resolution for which a poll is taken. A person appointed as the authorised representative or proxy of a Member may cast the votes in respect of the Shares for which he is appointed in a like manner.

17.6

Quorum. A meeting of Members is duly constituted if, at the commencement of the meeting, there are present in person, through their authorised representative or by proxy two or more Members entitled to vote on resolutions of Members to be considered at the meeting except where there is only one Member entitled to vote on resolutions of Members to be considered at the meeting in which case the quorum shall be one Member. Where a quorum comprises a single Member or proxy, such person may pass a resolution of Members and a certificate signed by such person accompanied where such person be a proxy by a copy of the proxy instrument shall constitute a valid resolution of Members.

17.7

No Quorum. If within two hours from the time appointed for the meeting a quorum is not present, the meeting, if convened upon the requisition of Members, shall be dissolved; in any other case it shall stand adjourned to the next business day in the jurisdiction in which the meeting was to have been held at the same time and place or to such other time and place as the Directors may determine, and if at the adjourned meeting a quorum is not present within half an hour from the time appointed for the meeting the Members present shall be a quorum.

17.8

Polls. At any meeting of the Members the chairman is responsible for deciding in such manner as he considers appropriate whether any resolution proposed has been carried or not and the result of his decision shall be announced to the meeting and recorded in the minutes of the meeting. If the chairman has any doubt as to the outcome of the vote on a proposed resolution, he shall cause a poll to be taken of all votes cast upon such resolution. If the chairman fails to take a poll then any Member present in person or by proxy who disputes the announcement by the chairman of the result of any vote may immediately following such announcement demand that a poll be taken and the chairman shall cause a poll to be taken. If a poll is taken at any meeting, the result shall be announced to the meeting and recorded in the minutes of the meeting. The minutes of the meeting shall be conclusive evidence of the fact that a resolution was carried or not without proof of the number or proportion of the votes recorded in favour of or against such resolution.

17.9	Director Participation. Directors may attend and speak at any meeting of Members and at any separate meeting of the holders of any class or series of Shares.

17.10

Unanimous Written Resolutions. Any Ordinary or Special Resolution of Members and any other action that may be taken by the Members at a meeting may also be taken by a resolution consented to in writing, without the need for any notice, by all Members who would have been entitled to attend and vote at a meeting called for the purpose of passing such a resolution or taking any other action. The consent may be in the form of counterparts, each counterpart being signed by one or more Members. If the consent is in one or more counterparts, and the counterparts bear different dates, then the resolution shall take effect on the latest date borne by the counterparts.

18	APPOINTMENT AND REMOVAL OF DIRECTORS

18.1

Number of Directors. The Company shall have a board of Directors consisting of not less than one Director. The Company may by Ordinary Resolution impose a maximum or minimum number of Directors required to hold office at any time and vary such limits from time to time.

18.2	Appointment of Directors. Directors shall be appointed by Ordinary Resolution or by a resolution of the Directors and may be removed by Ordinary Resolution.

18.3

Term. Each Director holds office for the term, if any, fixed by the terms of his appointment or until his earlier death, bankruptcy, insanity, resignation or removal. If no term is fixed on the appointment of a Director, the Director serves indefinitely until his earlier death, bankruptcy, insanity, resignation or removal.

18.4	Vacation. The office of a Director shall be vacated if:

(a)	he gives notice in writing to the Company that he resigns the office of Director; or

(b)

he absents himself (without being represented by an alternate Director appointed by him) from three consecutive meetings of the board of Directors without special leave of absence from the Directors, and they pass a resolution that he has by reason of such absence vacated office; or

(c)	he dies, becomes bankrupt or makes any arrangement or composition with his creditors generally; or

(d)	he is found to be or becomes of unsound mind; or

(e)	all the other Directors (being not less than two in number) resolve that he should be removed as a Director.

19	REGISTER OF DIRECTORS AND OFFICERS

19.1	Details. The Register of Directors and Officers shall contain:

(a)	the names and addresses of the persons who are Directors and Officers;

(b)	the date on which each person whose name is entered in the register was appointed as a Director or Officer; and

(c)	the date on which each person named as a Director or Officer ceased to be a Director or Officer.

20	POWERS OF DIRECTORS

20.1

Management by Directors. Subject to the provisions of the Companies Act, the Memorandum, these Articles and any directions given by Ordinary Resolution, the business and affairs of the Company shall be managed by, or under the direction or supervision of, the Directors. The Directors shall have all the powers necessary for managing, and for directing and supervising, the business and affairs of the Company as are not by the Companies Act, the Memorandum, these Articles or the terms of any Special Resolution required to be exercised by the Members. No alteration of the Memorandum or these Articles or any direction given by Ordinary or Special Resolution shall invalidate any prior act of the Directors that was valid at the time undertaken. A duly convened meeting of Directors at which a quorum is present may exercise all powers exercisable by the Directors.

20.2

Good Faith. Each Director shall exercise his powers for a proper purpose. Each Director, in exercising his powers or performing his duties, shall act honestly and in good faith in what the Director believes to be the best interests of the Company.

20.3

Acting in Vacancy. The continuing Directors may act notwithstanding any vacancy in their body, but if and for so long as their number is below any minimum number of Directors fixed by or pursuant to these Articles, the continuing Directors may act for the purpose of passing a resolution to appoint further Directors to the board of Directors and of convening a meeting of Members to appoint further Directors but for no other purpose.

20.4

Indebtedness and Security. The Directors may exercise all the powers of the Company to incur indebtedness, liabilities or obligations and to issue debentures, debenture stock, mortgages, bonds and other such securities and to secure indebtedness, liabilities or obligations whether of the Company or of any third party.

21	PROCEEDINGS OF DIRECTORS

21.1

Quorum. The quorum for the transaction of the business of the Directors may be fixed by the Directors, and unless so fixed shall be two if there are two or more Directors, and shall be one if there is only one Director. A person who holds office as an alternate Director shall be counted in the quorum. A Director who also acts as an alternate Director shall count twice towards the quorum.

21.2

Voting. Subject to the provisions of these Articles, the Directors may regulate their proceedings as they think fit. Questions arising at any meeting shall be decided by a majority of votes. In the case of an equality of votes, the chairman shall not have a second or casting vote. A Director who is also an alternate Director shall be entitled to a separate vote on behalf of his appointor in addition to his own vote.

21.3

Conference Call. A person may participate and vote in a meeting of the Directors or committee of Directors by telephone or other electronic means by means of which all the persons participating in the meeting are able to hear each other. Unless otherwise determined by the Directors the meeting shall be deemed to be held at the place where the chairman is at the start of the meeting.

21.4

Unanimous Written Resolution. A resolution in writing (in one or more counterparts) signed by all the Directors or all the members of a committee of Directors (an alternate Director being entitled to sign any such resolution on behalf of his appointor) shall be as valid and effectual as if it had been passed at a meeting of the Directors, or committee of Directors as the case may be, duly convened and held.

21.5

Notice of Meetings. A Director may, or other Officer on the requisition of a Director shall, call a meeting of the Directors by at least two days’ notice in writing to every Director which notice shall set forth the general nature of the business to be considered unless notice is waived by all the Directors either at, before or after the meeting is held.

21.6

Chairman of the Board. The Directors may elect a chairman of their board and determine the period for which he is to hold office; but if no such chairman is elected, or if at any meeting the chairman is not present within five minutes after the time appointed for holding the same, the Directors present may choose one of their number to be chairman of the meeting.

21.7

Defects. Absent fraud, all acts done by any meeting of the Directors or a committee of Directors shall, notwithstanding that it be afterwards discovered that there was some defect in the appointment of any Director or alternate Director, or that they or any of them were disqualified, be as valid as if every such person had been duly appointed and qualified to be a Director or alternate Director as the case may be.

22	PRESUMPTION OF ASSENT

22.1

A Director who is present at a meeting of the board of Directors at which action on any Company matter is taken shall be presumed to have assented to the action taken unless his dissent shall be entered in the minutes of the meeting or unless he shall file his written dissent from such action with the person acting as the chairman or secretary of the meeting before the adjournment thereof. Such right to dissent shall not apply to a Director who voted in favour of such action.

23	DIRECTORS’ INTERESTS

23.1

Other Office. A Director may hold any other office or place of profit under the Company (other than the office of auditor) in conjunction with his office of Director for such period and on such terms as to remuneration and otherwise as the Directors may determine. A Director may act by himself or his firm in a professional capacity for the Company and he or his firm shall be entitled to remuneration for professional services as if he were not a Director or alternate Director.

23.2

No Exclusivity. A Director or alternate Director may be or become a director or other officer of or otherwise interested in any company promoted by the Company or in which the Company may be interested as shareholder or otherwise, and no such Director or alternate Director shall be accountable to the Company for any remuneration or other benefits received by him as a director or officer of, or from his interest in, such other company.

23.3

Disclosure of Interests. No person shall be disqualified from the office of Director or alternate Director or prevented by such office from contracting with the Company, either as vendor, purchaser or otherwise, nor shall any such contract or any other contract or transaction entered into by or on behalf of the Company in which any Director or alternate Director shall be in any way interested be or be liable to be avoided, nor shall any Director or alternate Director so contracting or being so interested be liable to account to the Company for any profit realised by any such contract or transaction by reason of such Director holding office or of the fiduciary relation thereby established. A Director (or his alternate Director in his absence) shall be at liberty to vote in respect of any contract or transaction in which he is interested provided that the nature of the interest of any Director or alternate Director in any such contract or transaction shall be disclosed by him at or prior to its consideration and any vote thereon.

23.4

General Notice of Interests. A general notice that a Director or alternate Director is a shareholder, director, officer or employee of any specified firm or company and is to be regarded as interested in any transaction with such firm or company shall be sufficient disclosure for the purposes of voting on a resolution in respect of a contract or transaction in which he has an interest, and after such general notice it shall not be necessary to give special notice relating to any particular transaction.

24	MINUTES

24.1

The Directors shall cause minutes to be made in books kept for the purpose of all appointments of officers made by the Directors, all proceedings at meetings of the Company or the holders of any class of Shares and of the Directors, and of committees of Directors including the names of the Directors or alternate Directors present at each meeting.

25	DELEGATION OF DIRECTORS’ POWERS

25.1

Delegation. The Directors may delegate any of their powers to any committee consisting of one or more Directors. They may also delegate to any managing director or any Director holding any other executive office such of their powers as they consider desirable to be exercised by him provided that an alternate Director may not act as managing director and the appointment of a managing director shall automatically terminate if he ceases to be a Director. Any such delegation may be made subject to any conditions the Directors may impose and may be revoked or altered. Subject to any such conditions, the proceedings of a committee of Directors shall be governed by the Articles regulating the proceedings of Directors, so far as they are capable of applying.

25.2

Committees. The Directors may establish any committees, local boards or agencies or appoint any person to be a manager or agent for managing the affairs of the Company and may appoint any person to be a member of such committees or local boards. Any such appointment may be made subject to any conditions the Directors may impose, and may be revoked or altered. Subject to any such conditions, the proceedings of any such committee, local board or agency shall be governed by the Articles regulating the proceedings of Directors, so far as they are capable of applying.

25.3

Third Party Delegation. The Directors may by power of attorney or otherwise appoint any company, firm, person or body of persons, whether nominated directly or indirectly by the Directors, to be the attorney or authorised signatory of the Company for such purpose and with such powers, authorities and discretions (not exceeding those vested in or exercisable by the Directors under these Articles) and for such period and subject to such conditions as they may think fit, and any such powers of attorney or other appointment may contain such provisions for the protection and convenience of persons dealing with any such attorneys or authorised signatories as the Directors may think fit and may also authorise any such attorney or authorised signatory to delegate all or any of the powers, authorities and discretions vested in him.

25.4

Officers. The Directors may appoint such Officers as they consider necessary on such terms, at such remuneration and to perform such duties, and subject to such provisions as to disqualification and removal as the Directors may think fit. Unless otherwise specified in the terms of his appointment an officer may be removed by the Directors.

26	ALTERNATE DIRECTORS

26.1

Alternate Appointment. Any Director (other than an alternate Director) may by writing in notice to the Company appoint any other Director, or any other person willing to act, to be an alternate Director.

26.2

Conduct of Alternates. An alternate Director shall be entitled to receive notice of all meetings of Directors and of all meetings of committees of Directors of which his appointor is a member, to attend and vote at every such meeting at which the Director appointing him is not personally present, and, save as expressly provided herein, to perform all the functions and exercise all of the powers of his appointor as a Director in his absence.

26.3	Automatic termination. An alternate Director shall cease to be an alternate Director if his appointor ceases to be a Director.

26.4

No Agency. An alternate Director shall be deemed for all purposes to be a Director and shall alone be responsible for his own acts and defaults and shall not be deemed to be the agent of the Director appointing him.

27	NO MINIMUM SHAREHOLDING

27.1

The Company in general meeting may fix a minimum shareholding required to be held by a Director, but unless and until such a shareholding qualification is fixed a Director is not required to hold Shares.

28	REMUNERATION OF DIRECTORS

28.1

Office Remuneration. The remuneration to be paid to the Directors, if any, shall be such remuneration as the Directors shall determine. The Directors shall also be entitled to be paid all travelling, hotel and other expenses properly incurred by them in connection with their attendance at meetings of Directors or committees of Directors, or general meetings of the Company, or separate meetings of the holders of any class of Shares or debentures of the Company, or otherwise in connection with the business of the Company, or to receive a fixed allowance in respect thereof as may be determined by the Directors, or a combination of such methods.

28.2

Additional Remuneration. The Directors may by resolution approve additional remuneration to any Director for any services other than his ordinary routine work as a Director. Any fees paid to a Director who is also counsel or solicitor to the Company, or otherwise serves it in a professional capacity shall be in addition to his remuneration as a Director.

28.3

Pensions. The Directors, on behalf of the Company, may pay a gratuity or pension or allowance on retirement to any Director who has held any other salaried office or place of profit with the Company or to his widow or dependants and may make contributions to any fund and pay premiums for the purchase or provision of any such gratuity, pension or allowance.

29	INDEMNIFICATION

29.1

Indemnity and Exclusion of Liability. Every Director, alternate Director or Officer shall be indemnified out of the assets of the Company against any liability incurred by him as a result of any act or failure to act in carrying out his functions other than such liability (if any) that he may incur by his own actual fraud or wilful default. No such Director, alternate Director or Officer shall be liable to the Company for any loss or damage in carrying out his functions unless that liability arises through the actual fraud or wilful default of such Director or officer. References in this Article to actual fraud or wilful default mean a finding to such effect by a competent court in relation to the conduct of the relevant party.

29.2

Advancement of Expenses. Expenses, including legal fees, incurred by a Director, alternate Director or Officer, or former Director, alternate Director or Officer in defending any legal, administrative or investigative proceedings may be paid by the Company in advance of the final disposition of such proceedings upon receipt of an undertaking by such party to repay the amount if it shall ultimately be determined that such Director, alternate Director or Officer is not entitled to be indemnified by the Company and upon such terms and conditions, if any, as the Company deems appropriate.

29.3

Insurance. The Company may purchase and maintain insurance in relation to any person who is or was a Director, alternate Director, Officer or liquidator of the Company, or who at the request of the Company is or was serving as a Director, alternate director, Officer or liquidator of, or in any other capacity is or was acting for, another body corporate or a partnership, joint venture, trust or other enterprise, against any liability asserted against the person and incurred by the person in that capacity.

30	RECORDS

30.1	Registered Office Records. The Company shall keep the following documents at the Registered Office:

(a)	the Certificate of Incorporation and any Certificate on Change of Name;

(b)	a copy of the Memorandum and Articles;

(c)	the Register of Directors and Officers; and

(d)	to the extent the Company has created a security interest over any of its assets the Register of Mortgages and Charges required to be maintained by the Company under Section 54 of the Companies Act.

30.2	Other Corporate Records. The Company shall keep the following records at the Registered Office or at such other place or places, within or outside the Cayman Islands, as the Directors may determine:

(a)	minutes of meetings, Ordinary Resolutions and Special Resolutions of Members and classes of Members;

(b)	the Register of Members; and

(c)	minutes of meetings and Resolutions of Directors and committees of Directors.

30.3

Electronic Form. All of the registers and records kept by the Company under these Articles shall be in written form or either wholly or partly as electronic records complying with the requirements of the Electronic Transactions Act.

31	SEAL

31.1

Use of Seal. The Company may, if the Directors so determine, have a Seal. The Seal shall only be used by the authority of the Directors or of a committee of the Directors authorised by the Directors. Every instrument to which the Seal has been affixed shall be signed by at least one person who shall be either a Director or an Officer or other person appointed by the Directors for the purpose.

31.2

Duplicate Seal. The Company may have for use in any place or places outside the Cayman Islands a duplicate Seal or Seals each of which shall be a facsimile of the common Seal of the Company and, if the Directors so determine, with the addition on its face of the name of every place where it is to be used.

31.3

Authentication and Filing. A Director or Officer, representative or attorney of the Company may without further authority of the Directors affix the Seal over his signature alone to any document required to be authenticated by him under seal or to be filed with the Registrar of Companies in the Cayman Islands or elsewhere wheresoever.

32	DISTRIBUTIONS

32.1

Payment of Distributions. Subject to the Companies Act and this Article, the Directors may declare and pay out of the funds of the Company lawfully available for such purpose a Distribution at a time and of an amount they think fit. No Distribution shall be paid except out of the realised and unrealised profits of the Company, and/or out of the share premium account and/ or as otherwise permitted by the Companies Act.

32.2

Ranking. Except as otherwise provided by the rights attached to Shares, all Distributions shall be declared and paid according to the par value of the Shares that a Member holds. The Company may pay Distributions in proportion to the amount paid upon each Share where a larger amount is paid up on some Shares than on others. If any Share is issued on terms providing that it shall rank for Distributions as from a particular date, that Share shall rank for Distributions accordingly.

32.3	Deductions. The Directors may deduct from any Distribution payable to any Member all sums of money, if any, then payable by him to the Company on account of calls or otherwise.

32.4

Distribution in Kind. The Directors may declare that any Distribution be paid wholly or partly by the distribution of specific assets and in particular of shares, debentures, or securities of any other company or in any one or more of such ways and the Directors may settle the same as they think expedient and in particular may issue fractional Shares and fix the value for distribution of such specific assets or any part thereof and may determine that cash payments shall be made to any Members upon the basis of the value so fixed in order to adjust the rights of all Members and may vest any such specific assets in trustees as may seem expedient to the Directors.

32.5

Payment. Any Distribution payable in cash in respect of Shares may be paid by electronic funds transfer to the holder or by cheque or warrant sent through the post directed to the registered address of the holder or, in the case of joint holders, to the registered address of the holder who is first named on the Register of Members or to such person and to such address as such holder or joint holders may in writing direct. Every such cheque or warrant shall be made payable to the order of the person to whom it is sent. Any one of two or more joint holders may give effectual receipts for any Distributions payable in respect of the Shares held by them as joint holders.

32.6	No Interest. No Distribution shall bear interest as against the Company and no distribution shall be paid on Treasury Shares.

32.7

Unclaimed Payments. Any Distribution which cannot be paid to a Member and/or which remains unclaimed after six months from the date of declaration of such Distribution may, in the discretion of the Directors, be paid into a separate account in the Company’s name, provided that the Company shall not be constituted as a trustee in respect of that account and the Distribution shall remain as a debt due to the Member. Any Distribution which remains unclaimed after a period of six years from the date of declaration of such Distribution shall be forfeited and shall revert to the Company.

33	CAPITALISATIONS

33.1

Capitalisations. The Directors may capitalise any sum standing to the credit of any of the Company’s reserve accounts (including share premium account and capital redemption reserve) or to the credit of profit and loss account or otherwise available for distribution and appropriate such sum to Members in the proportions in which such sum would have been divisible amongst them had the same been a Distribution of profits by way of dividend and apply such sum on their behalf in paying up in full unissued Shares for issue, allotment and distribution credited as fully paid-up to and amongst them in the proportions aforesaid. In such event the Directors may make such provisions as they think fit in the case of Shares becoming distributable in fractions.

34	RECORD DATE

34.1

Record Date Determination. For the purpose of determining Members entitled to attend meetings, receive payment of any Distribution or capitalisation or for any other purpose, the Directors may provide that the Register of Members shall be closed for transfers for a stated period which shall not in any case exceed forty days. In lieu of, or apart from, closing the Register of Members, the Directors may fix in advance or arrears a date as the record date for any such determination of Members provided that the record date for a meeting may not be earlier than the date of notice of such meeting.

34.2

No Record Date Chosen. If the Register of Members is not so closed and no record date is fixed for the determination of Members entitled to attend meetings, receive payment of a Distribution or capitalisation, the date on which the notice of the meeting is given or resolution of the Directors declaring such Distribution or capitalisation is adopted, as the case may be, shall be the record date for such determination of Members.

35	REPRESENTATION

35.1	Representation of Legal Persons. The right of any individual to speak for or represent a Member or a Director being a legal person shall be determined by the law of the jurisdiction where, and by the documents by which, such legal person is constituted or derives its existence but save where an objection has been raised by a Member or a Director, the Directors shall not be obliged to verify the rights of individuals purporting to speak for or represent legal persons. In case of doubt, the Directors may in good faith seek legal advice from any qualified person and unless and until a court of competent jurisdiction shall otherwise rule, the Directors may rely and act upon such advice without incurring any liability to any Member or the Company.

36	ACCOUNTS

36.1

Accounts. The Company shall keep proper books of account with respect to (a) all sums of money received and expended by the Company and the matters in respect of which the receipt and expenditure takes place; (b) all sales and purchases of goods by the Company; and (c) the assets and liabilities of the Company, that in each case, are sufficient to give a true and fair view of the Company’s affairs and to explain its transactions.

36.2

Inspection. The Directors shall from time to time determine whether and to what extent and at what times and places and under what conditions or regulations the accounts and books of the Company or any of them shall be open to the inspection of Members not being Directors and no Member (not being a Director) shall have any right of inspecting any account or book or document of the Company except as conferred by the Companies Act or authorised by the Directors or by the Company in general meeting.

36.3

Financial Information. The Directors may from time to time cause to be prepared and to be laid before the Company in general meeting profit and loss accounts, balance sheets, group accounts (if any) and such other reports and accounts as may be required by law.

37	AUDIT

37.1	Auditor. The Directors may appoint an auditor of the Company who shall hold office until removed from office by resolution of the Directors, and may fix his or their remuneration.

37.2

Access Right. Every auditor of the Company shall have a right of access at all times to the books and accounts and vouchers of the Company and shall be entitled to require from the Directors and Officers such information and explanation as may be necessary for any audit.

37.3

Auditor Reports. Auditors shall, if so required by the Directors, make a report on the accounts of the Company during their tenure of office at such times as shall be required by the Directors or any meeting of the Members.

38	NOTICES

38.1

Calculation of Elapsed Time. Subject to the laws of the Cayman Islands, where any period of time is expressed as required for the giving of any notice or in any other case where some other action is required to be undertaken within or omitted from being taken during a specified period of time, the calculation of the requisite period of time will not include the day on which the notice is given (or deemed to be given) or the day on which the event giving rise to the need to take or omit action occurred, but shall include the day on which the period of time expires.

38.2

Delivery of Notices. Notices shall be in writing and may be given by the Company to any Member either personally or by sending it by courier, post, fax or e-mail to him or to his address as shown in the Register of Members (or where the notice is given by e-mail by sending it to the e-mail address provided by such Member). Any notice, if posted from one country to another, is to be sent airmail. E-mail notices may be sent by e-mail text and/or by way of a document attached to an email in portable document format (PDF) or in Microsoft Word format and/or by any other method separately agreed between the Company and its Members.

38.3

Deemed Receipt. Where a notice is sent by courier, service of the notice shall be deemed to be effected by delivery of the notice to a courier company, and shall be deemed to have been received on the third day

(not including Saturdays or Sundays or public holidays) following the day on which the notice was delivered to the courier. Where a notice is sent by post, service of the notice shall be deemed to be effected by properly addressing, pre-paying and posting a letter containing a notice, and shall be deemed to have been received on the fifth day (not including Saturdays or Sundays or public holidays) following the day on which the notice was posted. Where a notice is sent by fax, service of the notice shall be deemed to have been received on the same day that it was transmitted. Where a notice is given by e-mail service it shall be deemed to be effected by transmitting the e-mail to the e-mail address provided by the intended recipient and shall be deemed to have been received on the same day that it was sent, and it shall not be necessary for the receipt of the e-mail to be acknowledged by the recipient.

38.4

Notices of General Meeting. Notice of every general meeting shall be given in any manner hereinbefore authorized to every person shown as a Member in the Register of Members on the record date for such meeting except that in the case of joint holders the notice shall be sufficient if given to the joint holder first named in the Register of Members.

39	VOLUNTARY LIQUIDATION

39.1	Subject to the Companies Act, the Company may by Special Resolution be wound up voluntarily.

40	WINDING UP

40.1

Distribution of Assets. If the Company shall be wound up, and the assets available for distribution amongst the Members shall be insufficient to repay the whole of the share capital, such assets shall be distributed so that, as nearly as may be, the losses shall be borne by the Members in proportion to the par value of the Shares held by them. If in a winding up the assets available for distribution amongst the Members shall be more than sufficient to repay the whole of the share capital at the commencement of the winding up, the surplus shall be distributed amongst the Members in proportion to the par value of the Shares held by them at the commencement of the winding up subject to a deduction from those Shares in respect of which there are monies due, of all monies payable to the Company for unpaid calls or otherwise. This Article is without prejudice to the rights of the holders of Shares issued upon special terms and conditions.

40.2

Valuation of Assets. If the Company shall be wound up the liquidator may, with the sanction of a Special Resolution and any other sanction required by the Companies Act, divide amongst the Members in kind the whole or any part of the assets of the Company (whether they shall consist of property of the same kind or not) and may for that purpose value any assets and determine how the division shall be carried out as between the Members or different classes of Members. The liquidator may, with the like sanction, vest the whole or any part of such assets in trustees upon such trusts for the benefit of the Members as the liquidator, with the like sanction, shall think fit, but so that no Member shall be compelled to accept any asset upon which there is a liability.

41	CONTINUATION

41.1

The Company may, subject to the provisions of the Companies Act and with the approval of a Special Resolution, transfer and be registered by way of continuation as a body corporate limited by shares under the laws of any jurisdiction outside the Cayman Islands and be de-registered in the Cayman Islands.

42	AMENDMENT OF THE MEMORANDUM AND ARTICLES

42.1

Subject to the Companies Act and the rights attaching to any class or series of Shares, the Company may by Special Resolution change its name or alter or amend these Articles and/ or the Memorandum in whole or in part.

Exhibit H

Form of SPAC Surviving Corporation Memorandum

THE COMPANIES ACT (2026 REVISION)

OF THE CAYMAN ISLANDS

GIGCAPITAL8 CORP.

Exempted Company Limited By Shares

SECOND AMENDED AND RESTATED

MEMORANDUM AND ARTICLES OF ASSOCIATION

(Adopted by special resolution on [DATE])

THE COMPANIES ACT (2026 REVISION)

OF THE CAYMAN ISLANDS

Exempted Company Limited By Shares

MEMORANDUM OF ASSOCIATION

OF

GIGCAPITAL8 CORP.

1	NAME

The name of the Company is GIGCAPITAL8 CORP.

2	STATUS

The Company is an exempted company limited by shares.

3	REGISTERED OFFICE

The registered office of the Company is at Ascentium (Cayman) Ltd, 4th Floor, Harbour Place, PO Box 10240, Grand Cayman KY1-1002, Cayman Islands or at such other place as the Directors may from time to time decide.

4	OBJECTS AND CAPACITY

Subject to paragraph 9 of this Memorandum of Association, the objects for which the Company is established are unrestricted and the Company shall have full power and authority to carry out any object not prohibited by the Companies Act or any other law of the Cayman Islands. The Company is a body corporate capable of exercising all the functions of a natural person of full capacity, irrespective of any question of corporate benefit.

5	SHARE CAPITAL

The share capital of the Company is US$5 divided into 50,000 participating shares of a par value of US$0.0001 each.

6	LIABILITY OF MEMBERS

The liability of each Member is limited to the amount from time to time unpaid on such Member’s Shares.

7	CONTINUATION

The Company may exercise the powers contained in the Companies Act to transfer and be registered by way of continuation as a body corporate limited by shares under the laws of any jurisdiction outside the Cayman Islands and to be de-registered in the Cayman Islands.

8	DEFINITIONS

Capitalised terms used and not defined in this Memorandum of Association shall bear the same meaning as those given in the Articles of Association of the Company.

9	EXEMPTED COMPANY

The Company will not trade in the Cayman Islands with any person, firm or corporation except in furtherance of the business of the Company carried on outside the Cayman Islands; provided that nothing in this section shall be construed as to prevent the Company effecting and concluding contracts in the Cayman Islands, and exercising in the Cayman Islands all of its powers necessary for the carrying on of its business outside the Cayman Islands.

10	FINANCIAL YEAR

The financial year end of the Company is 31 December or such other date as the Directors may from time to time decide and annex to this Memorandum of Association.

Exhibit I

Form of Articles of Company Merger

QUANTISIMO MERGER SUB INC.

and

QUANTISIMO CORP.

(the Surviving Company)

ARTICLES OF MERGER

ARTICLES OF MERGER

These Articles of Merger are executed on	in connection with

QUANTISIMO MERGER SUB INC. , a company incorporated in the British Virgin Islands with registration number 2219462; and

QUANTISIMO CORP., a company incorporated in the British Virgin Islands with registration number 2191102 (the Surviving Company),

(collectively, the Companies).

WITNESSETH:

Each Company hereby adopts the Plan of Merger, a copy of which is annexed to these Articles of Merger, and intends that the merger shall be effective on the date that these Articles of Merger are registered by the Registrar of Corporate Affairs (the Effective Date).

The memorandum and articles of Quantisimo Merger Sub Inc. were filed with the Registrar of Corporate Affairs of the British Virgin Islands on 5 October 2026.

The memorandum and articles of the Surviving Company were filed with the Registrar of Corporate Affairs of the British Virgin Islands on [DATE].

The merger was approved by Quantisimo Merger Sub Inc.:

by a resolution of directors dated [DATE]; and

by a resolution of members dated [DATE].

The merger was approved by the Surviving Company:

by a resolution of directors dated [DATE]; and

by a resolution of members dated [DATE].

The Companies have complied with all the provisions of the laws of the British Virgin Islands to enable them to merge on the Effective Date.

These Articles of Merger may be executed in counterparts, and this has the same effect as if the signatures on the counterparts were on a single copy of this Articles of Merger.

These Articles of Merger are governed by British Virgin Islands law. The courts of the British Virgin Islands shall have exclusive jurisdiction to hear and determine any disputes relating to these Articles of Merger.

Executed by the Companies on the date first above written.

EXECUTION PAGE

Surviving Company

Executed for and on behalf of	)
Quantisimo Corp.	)
by its duly authorised director	)	(Director)

Non-Surviving Company

Executed for and on behalf of	)
Quantisimo Merger Sub Inc.	)
by its duly authorised director	)	(Director)

Exhibit J

Plan of Company Merger

QUANTISIMO MERGER SUB INC.

and

QUANTISIMO CORP.

(the Surviving Company)

PLAN OF MERGER

PLAN OF MERGER

This Plan of Merger is made on	in relation to

QUANTISIMO MERGER SUB INC. , a company incorporated in the British Virgin Islands with registration number 2219462 (the Merging Company); and

QUANTISIMO CORP., a company incorporated in the British Virgin Islands with registration number 2191102 (the Surviving Company),

(collectively, the Companies).

WHEREAS:

It is proposed that the Companies shall merge under Part IX of the BVI Business Companies Act, Revised Edition 2020 (the Act) pursuant to this Plan of Merger.

The Companies, Quantisimo Holdings Corp., a BVI business company (PubCo), and certain other parties have entered into a merger agreement (the Merger Agreement), pursuant to which, among other things, the Merging Company, a wholly owned subsidiary of PubCo, will merge with and into the Surviving Company, with the Surviving Company continuing as the surviving company and becoming a wholly owned subsidiary of PubCo, immediately following the effective filing of the merger of GigCapital8 Merger Sub Inc. with and into GigCapital8 Corp. under the Cayman Islands Companies Act (Revised).

The board of directors of each Company consider it desirable and in the best interests of the Companies and their respective members that the Companies be merged into the Surviving Company, and have approved this Plan of Merger by resolution of the board of directors of each Company.

IT IS PROPOSED THAT:

Subject to approval of the members of each Company:

The constituent companies to this Plan of Merger are Quantisimo Merger Sub Inc. and Quantisimo Corp.

The surviving company is Quantisimo Corp. The merging company is Quantisimo Merger Sub Inc.

The current shareholdings of the Companies are as follows:

Quantisimo Merger Sub Inc. has 1 share in issue, which is held by Quantisimo Holdings Corp.; and

Quantisimo Corp. has 100 ordinary shares in issue. 99 shares are held by WISeQey Corp. and 1 share is held by SealSQ Corp.

With respect to voting on this Plan of Merger:

Quantisimo Merger Sub Inc. has one class of shares which shall vote as a single class; and

Quantisimo Corp. has two classes of shares, but only one class of shares in issue.

Upon the merger, the separate corporate existence of Quantisimo Merger Sub Inc. shall cease and it shall be succeeded by the Surviving Company which shall be the owner, without other transfer, of all the rights and property of the constituent companies and which shall be subject to all liabilities, obligations and penalties of the constituent companies.

The manner and basis of converting the shares of the constituent companies into interests in the Surviving Company shall be as follows:

Quantisimo Merger Sub Inc.

With respect to shares in Quantisimo Merger Sub Inc., each share issued and outstanding immediately prior to the effective date of the merger shall be converted into one fully paid ordinary share in the Surviving Company.

Surviving Company

With respect to the Surviving Company, each ordinary share issued and outstanding immediately prior to the effective date of the merger shall be cancelled and cease to exist and, in exchange therefor, each former holder of such shares shall be entitled to receive such number of newly issued shares in PubCo, allocated between ordinary shares and Class F ordinary shares of PubCo in proportion to such holder’s holding of ordinary shares and Class F ordinary shares in the Surviving Company, as is set out opposite such holder’s name in the payment spreadsheet delivered pursuant to the Merger Agreement, being in aggregate 66,610,000 shares in PubCo. No fractional shares in PubCo shall be issued and any fractional entitlement shall be settled in cash in accordance with the Merger Agreement.

No amendment to the memorandum or articles of association of the Surviving Company will be brought about by the merger, and the memorandum and articles of association of the Surviving Company in effect immediately prior to the effective date of the merger shall continue to be its memorandum and articles of association.

This Plan of Merger shall be submitted to the members of each of the Companies for their approval by a resolution of members.

The merger shall become effective when the Articles of Merger relevant hereto and this Plan of Merger are registered by the Registrar of Corporate Affairs of the British Virgin Islands.

This Plan of Merger may be executed in counterparts, and this has the same effect as if the signatures on the counterparts were on a single copy of this Plan of Merger.

This Plan of Merger is governed by British Virgin Islands law. The courts of the British Virgin Islands shall have exclusive jurisdiction to hear and determine any disputes relating to this Plan of Merger.

Executed by the Companies on the date first above written.

EXECUTION PAGE

Surviving Company

Executed for and on behalf of	)
Quantisimo Corp.	)
by its duly authorised director	)	(Director)

Non-Surviving Company

Executed for and on behalf of	)
Quantisimo Merger Sub Inc.	)
by its duly authorised director	)	(Director)

Exhibit K

Form of Surviving Corporation Articles

BRITISH VIRGIN ISLANDS

BVI Business Companies Act, Revised Edition 2020

Memorandum of Association

and Articles of Association of

Quantisimo Corp.

A COMPANY LIMITED BY SHARES

Incorporated on 24th day of October 2025

Amended and restated on [DATE]

ASCENTIUM (BVI) LTD

Craigmuir Chambers, Road Town, Tortola, VG 1110, British Virgin Islands

+1284 3947 500

TERRITORY OF THE BRITISH VIRGIN ISLANDS

BVI BUSINESS COMPANIES ACT 2004

ARTICLES OF ASSOCIATION

OF

Quantisimo Corp.

A Company Limited By Shares

1	DISAPPLICATION OF THE ACT

The following sections of the Act shall not apply to the Company:

(a)	section 46 (Pre-emptive rights);

(b)	section 60 (Process for acquisition of own shares);

(c)	section 61 (Offer to one or more shareholders);

(d)	section 62 (Shares redeemed otherwise than at the option of company); and

(e)	section 175 (Disposition of assets).

2	SHARES

2.1

Every Shareholder is entitled to a certificate signed by a director or officer of the Company, or any other person authorised by Resolution of Directors, or under the Seal specifying the number of Shares held by him and the signature of the director, officer or authorised person and the Seal may be facsimiles.

2.2

Any Shareholder receiving a certificate shall indemnify and hold the Company and its directors and officers harmless from any loss or liability which it or they may incur by reason of any wrongful or fraudulent use or representation made by any person by virtue of the possession thereof. If a certificate for Shares is worn out or lost it may be renewed on production of the worn out certificate or on satisfactory proof of its loss together with such indemnity as may be required by Resolution of Directors.

2.3	If several persons are registered as joint holders of any Shares, any one of such persons may give an effectual receipt for any distribution.

2.4	Shares and other securities may be issued at such times, to such persons, for such consideration and on such terms as the directors may by Resolution of Directors determine.

2.5

A Share may be issued for consideration in any form or a combination of forms, including money, a promissory note, or other written obligation to contribute money or property, real property, personal property (including goodwill and know-how), services rendered or a contract for future services.

2.6	Before issuing Shares for a consideration which is, in whole or in part, other than money, a Resolution of Directors shall be passed stating:

(a)	the amount to be credited for the issue of the Shares; and

(b)	that, in the opinion of the directors, the present cash value of the non-money consideration and money consideration, if any, is not less than the amount to be credited for the issue of the Shares.

2.7	The Company shall keep a register of members containing:

(a)	the names and addresses of the persons who hold Shares;

(b)	the number of each class and series of Shares held by each Shareholder;

(c)	the date on which the name of each Shareholder was entered in the register of members; and

(d)	the date on which any person ceased to be a Shareholder.

2.8

The Company shall (unless exempted under the Act) file its register of members with the Registrar within 30 days after the date of incorporation and shall, within 30 days of any change occurring, file the change with the Registrar.

2.9

Where a Shareholder is acting as a Nominee Shareholder, the Company shall in addition to the register of members, keep information on the name and address of the nominator on whose behalf the Nominee Shareholder is holding Shares. The Company shall file the name and address of the nominator with the Registrar.

2.10

The register of members may be in any such form as the directors may approve, but if it is in magnetic, electronic or other data storage form, the Company must be able to produce legible evidence of its contents. Until the directors otherwise determine, the magnetic, electronic or other data storage form shall be the original register of members.

2.11	A Share is deemed to be issued when the name of the Shareholder is entered in the register of members.

3	REDEMPTION OF SHARES AND TREASURY SHARES

3.1

The Company may purchase, redeem or otherwise acquire and hold its own Shares save that the Company may not purchase, redeem or otherwise acquire its own Shares without the consent of Shareholders whose Shares are to be purchased, redeemed or otherwise acquired unless the Company is permitted by the Act or any other provision in the Memorandum or Articles to purchase, redeem or otherwise acquire the Shares without their consent.

3.2

The Company may acquire its own fully paid Shares for no consideration by way of surrender of the Shares to the Company by the person holding the Shares. Any such surrender shall be in writing and signed by the person holding the Shares.

3.3

The Company may only offer to purchase, redeem or otherwise acquire Shares if the Resolution of Directors authorising the purchase, redemption or other acquisition contains a statement that the directors are satisfied, on reasonable grounds, that immediately after the purchase, redemption or other acquisition the value of the Company’s assets will exceed its liabilities and the Company will be able to pay its debts as they fall due.

3.4

Shares that the Company purchases, redeems or otherwise acquires may be cancelled or held as treasury shares provided that the number of Shares purchased, redeemed or otherwise acquired and held as treasury shares, when aggregated with Shares of the same class already held by the Company as treasury shares, may not exceed 50% of the Shares of that class previously issued by the Company excluding Shares that have been cancelled. Shares which have been cancelled shall be available for reissue.

3.5	All rights and obligations attaching to a treasury share are suspended and shall not be exercised by the Company while it holds the Share as a treasury share.

3.6

Treasury shares may be transferred by the Company on such terms and conditions (not otherwise inconsistent with the Memorandum and the Articles) as the Company may by Resolution of Directors determine.

4	MORTGAGES AND CHARGES OF SHARES

4.1	Shareholders may mortgage or charge their Shares.

4.2	There shall be entered in the register of members at the written request of the Shareholder:

(a)	a statement that the Shares held by him are mortgaged or charged;

(b)	the name of the mortgagee or chargee; and

(c)	the date on which the particulars specified in subparagraphs (a) and (b) are entered in the register of members.

4.3	Where particulars of a mortgage or charge are entered in the register of members, such particulars may be cancelled:

(a)	with the written consent of the named mortgagee or chargee or anyone authorised to act on his behalf; or

(b)

upon evidence satisfactory to the directors of the discharge of the liability secured by the mortgage or charge and the issue of such indemnities as the directors shall consider necessary or desirable.

4.4	Whilst particulars of a mortgage or charge over Shares are entered in the register of members pursuant to this Regulation:

(a)	no transfer of any Share the subject of those particulars shall be effected;

(b)	the Company may not purchase, redeem or otherwise acquire any such Share; and

(c)	no replacement certificate shall be issued in respect of such Shares,

without the written consent of the named mortgagee or chargee.

4.5	The directors may not resolve to refuse or delay the transfer of a Share pursuant to the enforcement of a valid security interest created over the Share.

5	FORFEITURE

5.1

Shares that are not fully paid on issue are subject to the forfeiture provisions set forth in this Regulation and for this purpose Shares issued for a promissory note, other written obligation to contribute money or property or a contract for future services are deemed to be not fully paid.

5.2	A written notice of call specifying the date for payment to be made shall be served on the Shareholder who defaults in making payment in respect of the Shares.

5.3

The written notice of call referred to in Regulation 5.2 shall name a further date not earlier than the expiration of 14 days from the date of service of the notice on or before which the payment required by the notice is to be made and shall contain a statement that in the event of non-payment at or before the time named in the notice the Shares, or any of them, in respect of which payment is not made will be liable to be forfeited.

5.4

Where a written notice of call has been issued pursuant to Regulation 5.2 and the requirements of the notice have not been complied with, the directors may, at any time before tender of payment, forfeit and cancel the Shares to which the notice relates.

5.5

The Company is under no obligation to refund any moneys to the Shareholder whose Shares have been cancelled pursuant to Regulation 5.4 and that Shareholder shall be discharged from any further obligation to the Company.

6	TRANSFER OF SHARES

6.1	Shares may be transferred by a written instrument of transfer signed by the transferor and containing the name and address of the transferee, which shall be sent to the Company for registration.

6.2	The transfer of a Share is effective when the name of the transferee is entered on the register of members.

6.3

If the directors of the Company are satisfied that an instrument of transfer relating to Shares has been signed but that the instrument has been lost or destroyed, they may resolve by Resolution of Directors:

(a)	to accept such evidence of the transfer of Shares as they consider appropriate; and

(b)	that the transferee’s name should be entered in the register of members notwithstanding the absence of the instrument of transfer.

6.4	The personal representative of a deceased Shareholder may transfer a Share even though the personal representative is not a Shareholder at the time of the transfer.

6.5	The directors may not resolve to refuse or delay the transfer of a Share unless the Shareholder has failed to pay an amount due in respect of the Share.

7	MEETINGS AND CONSENTS OF SHAREHOLDERS

7.1

Any director of the Company may convene meetings of the Shareholders at such times and in such manner and places within or outside the British Virgin Islands as the director considers necessary or desirable.

7.2

Upon the written request of Shareholders entitled to exercise 30% or more of the voting rights in respect of the matter for which the meeting is requested the directors shall convene a meeting of Shareholders.

7.3	The director convening a meeting shall give not less than 7 days’ notice of a meeting of Shareholders to:

(a)	those Shareholders whose names on the date the notice is given appear as Shareholders in the register of members of the Company and are entitled to vote at the meeting; and

(b)	the other directors.

7.4

The director convening a meeting of Shareholders may fix as the record date for determining those Shareholders that are entitled to vote at the meeting the date notice is given of the meeting, or such other date as may be specified in the notice, being a date not earlier than the date of the notice.

7.5

A meeting of Shareholders held in contravention of the requirement to give notice is valid if Shareholders holding at least 90% of the total voting rights on all the matters to be considered at the meeting have waived notice of the meeting and, for this purpose, the presence of a Shareholder at the meeting shall constitute waiver in relation to all the Shares which that Shareholder holds.

7.6

The inadvertent failure of a director who convenes a meeting to give notice of a meeting to a Shareholder or another director, or the fact that a Shareholder or another director has not received notice, does not invalidate the meeting.

7.7	A Shareholder may be represented at a meeting of Shareholders by a proxy who may speak and vote on behalf of the Shareholder.

7.8

The instrument appointing a proxy shall be produced at the place designated for the meeting before the time for holding the meeting at which the person named in such instrument proposes to vote. The notice of the meeting may specify an alternative or additional place or time at which the proxy shall be presented.

7.9

The instrument appointing a proxy shall be in substantially the following form or such other form as approved by the directors or as the chairman of the meeting shall accept as properly evidencing the wishes of the Shareholder appointing the proxy.

Quantisimo Corp.

I/We being a Shareholder of the above Company HEREBY APPOINT       of       or failing him       of       to be my/our proxy to vote for me/us at the meeting of Shareholders to be held on the    day of      , 20   and at any adjournment thereof.

(Any restrictions on voting to be inserted here.)

Signed this    day of     , 20

Shareholder

7.10	The following applies where Shares are jointly owned:

(a)	if two or more persons hold Shares jointly each of them may be present in person or by proxy at a meeting of Shareholders and may speak as a Shareholder;

(b)	if only one of the joint owners is present in person or by proxy he may vote on behalf of all joint owners; and

(c)	if two or more of the joint owners are present in person or by proxy they must vote as one.

7.11

A Shareholder shall be deemed to be present at a meeting of Shareholders if he participates by telephone or other electronic means and all Shareholders or their authorised representatives participating in the meeting are able to hear each other.

7.12

A meeting of Shareholders is duly constituted if, at the commencement of the meeting, there are present in person or by proxy not less than 50% of the votes of the Shares entitled to vote on Resolutions of Shareholders to be considered at the meeting. A quorum may comprise a single Shareholder or proxy and then such person may pass a Resolution of Shareholders and a certificate signed by such person accompanied where such person be a proxy by a copy of the proxy instrument shall constitute a valid Resolution of Shareholders.

7.13

If within two hours from the time appointed for the meeting a quorum is not present, the meeting, if convened upon the requisition of Shareholders, shall be dissolved; in any other case it shall stand adjourned to the next business day in the jurisdiction in which the meeting was to have been held at the same time and place or to such other time and place as the directors may determine, and if at the adjourned meeting there are present within one hour from the time appointed for the meeting in person or by proxy not less than one third of the votes of the Shares or each class or series of Shares entitled to vote on the matters to be considered by the meeting, those present shall constitute a quorum but otherwise the meeting shall be dissolved.

7.14

At every meeting of Shareholders, the chairman of the board of directors shall preside as chairman of the meeting. If there is no chairman of the board of directors or if that chairman is not present at the meeting, the Shareholders present shall choose one of their number to be the chairman. If the Shareholders are unable to choose a chairman for any reason, then the person representing the greatest number of voting Shares present in person or by proxy at the meeting shall preside as chairman failing which the oldest individual Shareholder or representative of a Shareholder present shall take the chair.

7.15

The chairman may, with the consent of the meeting, adjourn any meeting from time to time, and from place to place, but no business shall be transacted at any adjourned meeting other than the business left unfinished at the meeting from which the adjournment took place.

7.16

At any meeting of the Shareholders the chairman is responsible for deciding in such manner as he considers appropriate whether any resolution proposed has been carried or not and the result of his decision shall be announced to the meeting and recorded in the minutes of the meeting. If the chairman has any doubt as to the outcome of the vote on a proposed resolution, he shall cause a poll to be taken of all votes cast upon such resolution. If the chairman fails to take a poll then any Shareholder present in person or by proxy who disputes the announcement by the chairman of the result of any vote may immediately following such announcement demand that a poll be taken and the chairman shall cause a poll to be taken. If a poll is taken at any meeting, the result shall be announced to the meeting and recorded in the minutes of the meeting.

7.17

Subject to the specific provisions contained in this Regulation for the appointment of representatives of persons other than individuals the right of any individual to speak for or represent a Shareholder shall be determined by the law of the jurisdiction where, and by the documents by which, the person is constituted or derives its existence. In case of doubt, the directors may in good faith seek legal advice from any qualified person and unless and until a court of competent jurisdiction shall otherwise rule, the directors may rely and act upon such advice without incurring any liability to any Shareholder or the Company.

7.18

Any person other than an individual which is a Shareholder may by resolution of its directors or other governing body authorise such individual as it thinks fit to act as its representative at any meeting of Shareholders or of any class of Shareholders, and the individual so authorised shall be entitled to exercise the same rights on behalf of the Shareholder which he represents as that Shareholder could exercise if it were an individual.

7.19

The chairman of any meeting at which a vote is cast by proxy or on behalf of any person other than an individual may call for a notarially certified copy of such proxy or authority which shall be produced within 7 days of being so requested or the votes cast by such proxy or on behalf of such person shall be disregarded.

7.20	Directors of the Company may attend and speak at any meeting of Shareholders and at any separate meeting of the holders of any class or series of Shares.

7.21

An action that may be taken by the Shareholders at a meeting may also be taken by a resolution consented to in writing, without the need for any notice, but if any Resolution of Shareholders is adopted otherwise than by the unanimous written consent of all Shareholders, a copy of such resolution shall forthwith be sent to all Shareholders not consenting to such resolution. The consent may be in the form of counterparts, each counterpart being signed by one or more Shareholders. If the consent is in one or more counterparts, and the counterparts bear different dates, then the resolution shall take effect on the earliest date upon which Shareholders holding a sufficient number of votes of Shares to constitute a Resolution of Shareholders have consented to the resolution by signed counterparts.

8	DIRECTORS

8.1

The first directors of the Company shall be appointed by the first registered agent within 15 days of the date of incorporation of the Company; and thereafter, the directors shall be elected by Resolution of Shareholders or by Resolution of Directors. If, before the Company has any members, all of the directors appointed by the registered agent resign or die or otherwise cease to exist, the registered agent may appoint one or more further persons as directors of the Company.

8.2

No person shall be appointed as a director or alternate director, or nominated as a reserve director, of the Company unless he has consented in writing to be a director or alternate director, or to be nominated as a reserve director.

8.3	Subject to Regulation 8.1, the minimum number of directors shall be one and there shall be no maximum number.

8.4

Each director holds office for the term, if any, fixed by the Resolution of Shareholders or the Resolution of Directors appointing him, or until his earlier death, resignation or removal. If no term is fixed on the appointment of a director, the director serves indefinitely until his earlier death, resignation or removal.

8.5	A director may be removed from office:

(a)

with or without cause, by Resolution of Shareholders passed at a meeting of Shareholders called for the purpose of removing the director or for purposes including the removal of the director or by a written resolution passed by at least 75% of the votes of the Shares of the Company entitled to vote; or

(b)	with cause, by Resolution of Directors passed at a meeting of directors called for the purpose of removing the director or for purposes including the removal of the director.

8.6

A director may resign his office by giving written notice of his resignation to the Company and the resignation has effect from the date the notice is received by the Company or from such later date as may be specified in the notice. A director shall resign forthwith as a director if he is, or becomes, disqualified from acting as a director under the Act.

8.7

The directors may at any time appoint any person to be a director either to fill a vacancy or as an addition to the existing directors. Where the directors appoint a person as director to fill a vacancy, the term shall not exceed the term that remained when the person who has ceased to be a director ceased to hold office.

8.8	A vacancy in relation to directors occurs if a director dies or otherwise ceases to hold office prior to the expiration of his term of office.

8.9

Where the Company only has one Shareholder who is an individual and that Shareholder is also the sole director of the Company, the sole Shareholder/director may, by instrument in writing, nominate a person who is not disqualified from being a director of the Company as a reserve director of the Company to act in the place of the sole director in the event of his death.

8.10	The nomination of a person as a reserve director of the Company ceases to have effect if:

(a)	before the death of the sole Shareholder/director who nominated him,

(i)	he resigns as reserve director, or

(ii)	the sole Shareholder/director revokes the nomination in writing; or

(b)	the sole Shareholder/director who nominated him ceases to be able to be the sole Shareholder/director of the Company for any reason other than his death.

8.11	The Company shall keep a register of directors containing:

(a)	the names and addresses of the persons who are directors of the Company or who have been nominated as reserve directors of the Company;

(b)	the date on which each person whose name is entered in the register was appointed as a director, or nominated as a reserve director, of the Company;

(c)	the date on which each person named as a director ceased to be a director of the Company;

(d)	the date on which the nomination of any person nominated as a reserve director ceased to have effect; and

(e)	such other information as may be prescribed by the Act.

8.12

The Company shall file its register of directors with the Registrar within 15 days after the date of appointment of the first director and shall, within 30 days of any change occurring, file the change with the Registrar.

8.13

The register of directors may be kept in any such form as the directors may approve, but if it is in magnetic, electronic or other data storage form, the Company must be able to produce legible evidence of its contents. Until a Resolution of Directors determining otherwise is passed, the magnetic, electronic or other data storage shall be the original register of directors.

8.14	The directors may, by Resolution of Directors, fix the emoluments of directors with respect to services to be rendered in any capacity to the Company.

8.15	A director is not required to hold a Share as a qualification to office.

9	POWERS OF DIRECTORS

9.1

The business and affairs of the Company shall be managed by, or under the direction or supervision of, the directors of the Company. The directors of the Company have all the powers necessary for managing, and for directing and supervising, the business and affairs of the Company. The directors may pay all expenses incurred preliminary to and in connection with the incorporation of the Company and may exercise all such powers of the Company as are not by the Act or by the Memorandum or the Articles required to be exercised by the Shareholders.

9.2

Each director shall exercise his powers for a proper purpose and shall not act or agree to the Company acting in a manner that contravenes the Memorandum, the Articles or the Act. Each director, in exercising his powers or performing his duties, shall act honestly and in good faith in what the director believes to be the best interests of the Company.

9.3

If the Company is the wholly owned subsidiary of a parent, a director of the Company may, when exercising powers or performing duties as a director, act in a manner which he believes is in the best interests of the parent even though it may not be in the best interests of the Company.

9.4

Any director which is a body corporate may appoint any individual as its duly authorised representative for the purpose of representing it at meetings of the directors, with respect to the signing of consents or otherwise.

9.5	The continuing directors may act notwithstanding any vacancy in their body.

9.6

The directors may by Resolution of Directors exercise all the powers of the Company to incur indebtedness, liabilities or obligations and to secure indebtedness, liabilities or obligations whether of the Company or of any third party.

9.7

All cheques, promissory notes, drafts, bills of exchange and other negotiable instruments and all receipts for moneys paid to the Company shall be signed, drawn, accepted, endorsed or otherwise executed, as the case may be, in such manner as shall from time to time be determined by Resolution of Directors.

10	PROCEEDINGS OF DIRECTORS

10.1	Any one director of the Company may call a meeting of the directors by sending a written notice to each other director.

10.2

The directors of the Company or any committee thereof may meet at such times and in such manner and places within or outside the British Virgin Islands as the directors may determine to be necessary or desirable.

10.3	A director is deemed to be present at a meeting of directors if he participates by telephone or other electronic means and all directors participating in the meeting are able to hear each other.

10.4

A director shall be given not less than 3 days’ notice of meetings of directors, but a meeting of directors held without 3 days’ notice having been given to all directors shall be valid if all the directors entitled to vote at the meeting who do not attend waive notice of the meeting, and for this purpose the presence of a director at a meeting shall constitute waiver by that director. The inadvertent failure to give notice of a meeting to a director, or the fact that a director has not received the notice, does not invalidate the meeting.

10.5

A director of the company (the appointing director) may appoint any other director or any other eligible person as his alternate to exercise the appointing director’s powers and carry out the appointing director’s responsibilities in relation to the taking of decisions by the directors in the absence of the appointing director.

10.6

The appointment and termination of an alternate director must be in writing, and written notice of the appointment and termination must be given by the appointing director to the Company as soon as reasonably practicable.

10.7

An alternate director has the same rights as the appointing director in relation to any directors’ meeting and any written resolution circulated for written consent. An alternate director has no power to appoint a further alternate, whether of the appointing director or of the alternate director, and the alternate does not act as an agent of or for the appointing director.

10.8

The appointing director may, at any time, voluntarily terminate the alternate director’s appointment. The voluntary termination of the appointment of an alternate shall take effect from the time when written notice of the termination is given to the Company. The rights of an alternate shall automatically terminate if the appointing director dies or otherwise ceases to hold office.

10.9

A meeting of directors is duly constituted for all purposes if at the commencement of the meeting there are present in person or by alternate not less than one-half of the total number of directors, subject to a minimum of 2.

10.10

If the Company has only one director the provisions herein contained for meetings of directors do not apply and such sole director has full power to represent and act for the Company in all matters as are not by the Act, the Memorandum or the Articles required to be exercised by the Shareholders. In lieu of minutes of a meeting the sole director shall record in writing and sign a note or memorandum of all matters requiring a Resolution of Directors. Such a note or memorandum constitutes sufficient evidence of such resolution for all purposes.

10.11

The directors may appoint a director as chairman of the board of directors. At meetings of directors at which the chairman of the board of directors is present, he shall preside as chairman of the meeting. If there is no chairman of the board of directors or if the chairman of the board is not present, the directors present shall choose one of their number to be chairman of the meeting.

10.12

An action that may be taken by the directors or a committee of directors at a meeting may also be taken by a Resolution of Directors or a resolution of a committee of directors consented to in writing by all directors or by all members of the committee, as the case may be, without the need for any notice. The consent may be in the form of counterparts each counterpart being signed by one or more directors. If the consent is in one or more counterparts, and the counterparts bear different dates, then the resolution shall take effect on the date upon which the last director has consented to the resolution by signed counterparts.

11	COMMITTEES

11.1

The directors may, by Resolution of Directors, designate one or more committees, each consisting of one or more directors, and delegate one or more of their powers, including the power to affix the Seal, to the committee.

11.2	The directors have no power to delegate to a committee of directors any of the Proscribed Powers.

11.3

A committee of directors, where authorised by the Resolution of Directors appointing such committee or by a subsequent Resolution of Directors, may appoint a sub-committee and delegate powers exercisable by the committee to the sub-committee.

11.4

The meetings and proceedings of each committee of directors consisting of 2 or more directors shall be governed mutatis mutandis by the provisions of the Articles regulating the proceedings of directors so far as the same are not superseded by any provisions in the Resolution of Directors establishing the committee.

11.5

Where the directors delegate their powers to a committee of directors they remain responsible for the exercise of that power by the committee, unless they believed on reasonable grounds at all times before the exercise of the power that the committee would exercise the power in conformity with the duties imposed on directors of the Company under the Act.

12	OFFICERS AND AGENTS

12.1

The Company may by Resolution of Directors appoint officers of the Company at such times as may be considered necessary or expedient. The officers shall perform such duties as are prescribed at the time of their appointment subject to any modification in such duties as may be prescribed thereafter by Resolution of Directors.

12.2	The emoluments of all officers shall be fixed by Resolution of Directors.

12.3

The officers of the Company shall hold office until their successors are duly appointed, but any officer elected or appointed by the directors may be removed at any time, with or without cause, by Resolution of Directors. Any vacancy occurring in any office of the Company may be filled by Resolution of Directors.

12.4	The directors may, by Resolution of Directors, appoint any person, including a person who is a director, to be an agent of the Company.

12.5

An agent of the Company shall have such powers and authority of the directors, including the power and authority to affix the Seal, as are set forth in the Articles or in the Resolution of Directors appointing the agent, except that no agent has any power or authority with respect to the following:

(a)	the Proscribed Powers;

(b)	to change the registered office or agent;

(c)	to fix emoluments of directors; or

(d)	to authorise the Company to continue as a company incorporated under the laws of a jurisdiction outside the British Virgin Islands.

12.6	The Resolution of Directors appointing an agent may authorise the agent to appoint one or more substitutes or delegates to exercise some or all of the powers conferred on the agent by the Company.

12.7	The directors may remove an agent appointed by the Company and may revoke or vary a power conferred on him.

13	CONFLICT OF INTERESTS

13.1

A director of the Company shall, forthwith after becoming aware of the fact that he is interested in a transaction entered into or to be entered into by the Company, disclose the interest to all other directors of the Company.

13.2

For the purposes of Regulation 13.1, a disclosure to all other directors to the effect that a director is a member, director or officer of another named entity or has a fiduciary relationship with respect to the entity or a named individual and is to be regarded as interested in any transaction which may, after the date of the entry into the transaction or disclosure of the interest, be entered into with that entity or individual, is a sufficient disclosure of interest in relation to that transaction.

13.3	A director of the Company who is interested in a transaction entered into or to be entered into by the Company may:

(a)	vote on a matter relating to the transaction;

(b)	attend a meeting of directors at which a matter relating to the transaction arises and be included among the directors present at the meeting for the purposes of a quorum; and

(c)	sign a document on behalf of the Company, or do any other thing in his capacity as a director, that relates to the transaction,

and, subject to compliance with the Act shall not, by reason of his office be accountable to the Company for any benefit which he derives from such transaction and no such transaction shall be liable to be avoided on the grounds of any such interest or benefit.

14	INDEMNIFICATION

14.1

Subject to the limitations hereinafter provided the Company shall indemnify against all expenses, including legal fees, and against all judgments, fines and amounts paid in settlement and reasonably incurred in connection with legal, administrative or investigative proceedings any person who:

(a)

is or was a party or is threatened to be made a party to any threatened, pending or completed proceedings, whether civil, criminal, administrative or investigative, by reason of the fact that the person is or was a director of the Company; or

(b)	is or was, at the request of the Company, serving as a director of, or in any other capacity is or was acting for, another body corporate or a partnership, joint venture, trust or other enterprise.

14.2

The indemnity in Regulation 14.1 only applies if the person acted honestly and in good faith with a view to the best interests of the Company and, in the case of criminal proceedings, the person had no reasonable cause to believe that their conduct was unlawful.

14.3

For the purposes of Regulation 14.2 and without limitation, a director acts in the best interests of the Company if he acts in the best interests of the Company’s parent in the circumstances specified in Regulation 9.3.

14.4

The decision of the directors as to whether the person acted honestly and in good faith and with a view to the best interests of the Company and as to whether the person had no reasonable cause to believe that his conduct was unlawful is, in the absence of fraud, sufficient for the purposes of the Articles, unless a question of law is involved.

14.5

The termination of any proceedings by any judgment, order, settlement, conviction or the entering of a nolle prosequi does not, by itself, create a presumption that the person did not act honestly and in good faith and with a view to the best interests of the Company or that the person had reasonable cause to believe that his conduct was unlawful.

14.6

Expenses, including legal fees, incurred by a director in defending any legal, administrative or investigative proceedings may be paid by the Company in advance of the final disposition of such proceedings upon receipt of an undertaking by or on behalf of the director to repay the amount if it shall ultimately be determined that the director is not entitled to be indemnified by the Company in accordance with Regulation 14.1.

14.7

Expenses, including legal fees, incurred by a former director in defending any legal, administrative or investigative proceedings may be paid by the Company in advance of the final disposition of such proceedings upon receipt of an undertaking by or on behalf of the former director to repay the amount if it shall ultimately be determined that the former director is not entitled to be indemnified by the Company in accordance with Regulation 14.1 and upon such terms and conditions, if any, as the Company deems appropriate.

14.8

The indemnification and advancement of expenses provided by, or granted pursuant to, this section is not exclusive of any other rights to which the person seeking indemnification or advancement of expenses may be entitled under any agreement, Resolution of Shareholders, resolution of disinterested directors or otherwise, both as to acting in the person’s official capacity and as to acting in another capacity while serving as a director of the Company.

14.9

If a person referred to in Regulation 14.1 has been successful in defence of any proceedings referred to in Regulation 14.1, the person is entitled to be indemnified against all expenses, including legal fees, and against all judgments, fines and amounts paid in settlement and reasonably incurred by the person in connection with the proceedings.

14.10

The Company may purchase and maintain insurance in relation to any person who is or was a director, officer or liquidator of the Company, or who at the request of the Company is or was serving as a director, officer or liquidator of, or in any other capacity is or was acting for, another body corporate or a partnership, joint venture, trust or other enterprise, against any liability asserted against the person and incurred by the person in that capacity, whether or not the Company has or would have had the power to indemnify the person against the liability as provided in the Articles.

15	CORPORATE RECORDS

15.1	The Company shall keep the following documents at the office of its registered agent:

(a)	the Memorandum and the Articles;

(b)	the register of members, or a copy of the register of members;

(c)	the register of directors, or a copy of the register of directors; and

(d)	copies of all notices and other documents filed by the Company with the Registrar in the previous 10 years.

15.2	Until the directors determine otherwise by Resolution of Directors the Company shall keep the original register of members and original register of directors at the office of its registered agent.

15.3	If the Company maintains only a copy of the register of members or a copy of the register of directors at the office of its registered agent, it shall:

(a)	within 15 days of any change in either register, notify the registered agent in writing of the change; and

(b)	provide the registered agent with a written record of the physical address of the place or places at which the original register of members or the original register of directors is kept.

15.4	The Company shall keep the following records at the office of its registered agent or at such other place or places, within or outside the British Virgin Islands, as the directors may determine:

(a)	minutes of meetings and Resolutions of Shareholders and classes of Shareholders; and

(b)	minutes of meetings and Resolutions of Directors and committees of directors.

15.5

Where any original records referred to in this Regulation are maintained other than at the office of the registered agent of the Company, and the place at which the original records is changed, the Company shall provide the registered agent with the physical address of the new location of the records of the Company within 14 days of the change of location.

15.6

The records kept by the Company under this Regulation shall be in written form or either wholly or partly as electronic records complying with the requirements of the Electronic Transactions Act 2001 as from time to time amended or re-enacted.

16	SEAL

The Company shall have a Seal an impression of which shall be kept at the office of the registered agent of the Company. The Company may have more than one Seal and references herein to the Seal shall be references to every Seal which shall have been duly adopted by Resolution of Directors. The directors shall provide for the safe custody of the Seal and for an imprint thereof to be kept at the registered office. Except as otherwise expressly provided herein the Seal when affixed to any written instrument shall be witnessed and attested to by the signature of any one director or other person so authorised from time to time by Resolution of Directors. Such authorisation may be before or after the Seal is affixed, may be general or specific and may refer to any number of sealings. The directors may provide for a facsimile of the Seal and of the signature of any director or authorised person which may be reproduced by printing or other means on any instrument and it shall have the same force and validity as if the Seal had been affixed to such instrument and the same had been attested to as hereinbefore described.

17	DISTRIBUTIONS BY WAY OF DIVIDEND

17.1

The directors of the Company may, by Resolution of Directors, authorise a distribution by way of dividend at a time and of an amount they think fit if they are satisfied, on reasonable grounds, that, immediately after the distribution, the value of the Company’s assets will exceed its liabilities and the Company will be able to pay its debts as they fall due.

17.2	Dividends may be paid in money, shares, or other property.

17.3

Notice of any dividend that may have been declared shall be given to each Shareholder as specified in Regulation 19 and all dividends unclaimed for 3 years after having been declared may be forfeited by Resolution of Directors for the benefit of the Company.

17.4	No dividend shall bear interest as against the Company and no dividend shall be paid on treasury shares.

18	ACCOUNTS AND AUDIT

18.1

The Company shall keep records and underlying documentation that are sufficient to show and explain the Company’s transactions and that will, at any time, enable the financial position of the Company to be determined with reasonable accuracy.

18.2

The records and underlying documentation of the Company shall be kept at the office of its registered agent or at such other place or places, within or outside the British Virgin Islands, as the directors may determine and if the records and underlying documentation are kept in a location other than the office of the registered agent, the Company shall provide the registered agent with a written record of:

(a)	the physical address of the place at which the records and underlying documentation are kept; and

(b)	the name of the person who maintains and controls the Company’s records and underlying documentation.

18.3

If the location at which the records and underlying documentation are kept or the name of the person who maintains and controls the records and underlying documentation changes, the Company shall, within 14 days of the change provide its registered agent with:

(a)	the physical address of the new location at which the records and underlying documentation are kept; and

(b)	the name of the new person who maintains and controls the Company’s records and underlying documentation.

18.4

The Company may by Resolution of Shareholders call for the directors to prepare periodically and make available a profit and loss account and a balance sheet. The profit and loss account and balance sheet shall be drawn up so as to give respectively a true and fair view of the profit and loss of the Company for a financial period and a true and fair view of the assets and liabilities of the Company as at the end of a financial period.

18.5	The Company may by Resolution of Shareholders call for the accounts to be examined by auditors.

18.6	The first auditors shall be appointed by Resolution of Directors; subsequent auditors shall be appointed by Resolution of Shareholders or by Resolution of Directors.

18.7	The auditors may be Shareholders, but no director or other officer shall be eligible to be an auditor of the Company during their continuance in office.

18.8	The remuneration of the auditors of the Company may be fixed by Resolution of Directors.

18.9

The auditors shall examine each profit and loss account and balance sheet required to be laid before a meeting of the Shareholders or otherwise given to Shareholders and shall state in a written report whether or not:

(a)

in their opinion the profit and loss account and balance sheet give a true and fair view respectively of the profit and loss for the period covered by the accounts, and of the assets and liabilities of the Company at the end of that period; and

(b)	all the information and explanations required by the auditors have been obtained.

18.10

The report of the auditors shall be annexed to the accounts and shall be read at the meeting of Shareholders at which the accounts are laid before the Company or shall be otherwise given to the Shareholders.

18.11

Every auditor of the Company shall have a right of access at all times to the books of account and vouchers of the Company, and shall be entitled to require from the directors and officers of the Company such information and explanations as he thinks necessary for the performance of the duties of the auditors.

18.12	The auditors of the Company shall be entitled to receive notice of, and to attend any meetings of Shareholders at which the Company’s profit and loss account and balance sheet are to be presented.

19	NOTICES

19.1

Any notice, information or written statement to be given by the Company to Shareholders shall be in writing and may be given by personal service, mail, courier, email, or fax to such Shareholder’s address as shown in the register of members or to such Shareholder’s email address or fax number as notified by the Shareholder to the Company in writing from time to time.

19.2

Any summons, notice, order, document, process, information or written statement to be served on the Company may be served by leaving it, or by sending it by registered mail addressed to the Company, at its registered office, or by leaving it with, or by sending it by registered mail addressed to the Company at the offices of the registered agent of the Company.

19.3

Where a notice is sent by post, service of the notice shall be deemed to be effected by properly addressing, prepaying and posting a letter containing notice, and shall be deemed to be received on the fifth business day following the day on which the notice was posted. Where a notice is sent by fax or email, notice shall be deemed to be effected by transmitting the email or fax to the address or number provided by the intended recipient and service of the notice shall be deemed to have been received on the same day that it was transmitted.

20	COMPLIANCE OBLIGATIONS

20.1	In this Regulation:

Beneficial Ownership Legislation means any law or regulation in force in the British Virgin Islands which requires the Company to identify a person as a beneficial owner or controller of the Company;

Compliance Notice means a written notice served by the Company on a Shareholder requiring the Shareholder to provide relevant information under Beneficial Ownership Legislation in relation to the Shares registered in the name of the Shareholder;

Specified Shares means the Shares referred to in a Compliance Notice;

suspended has the meaning given to it in Regulation 20.5, and suspension shall be construed accordingly; and

Suspension Notice means a notice issued under Regulation 20.4.

20.2	The Company shall collect, keep and maintain adequate, accurate and up to date information on the beneficial owners of the Company in accordance with Beneficial Ownership Legislation.

20.3	Unless exempted by the Act, the Company shall:

(a)	file its beneficial ownership information with the Registrar within 30 days after the date of incorporation of the Company; and

(b)

file with the Registrar information of any change in the beneficial owner of the Company, any information in relation to a beneficial owner or a beneficial owner’s interest in the Company within 30 days of becoming aware of the change.

20.4	If:

(a)	a Compliance Notice has been served on a Shareholder in relation to Specified Shares; and

(b)

the Company has not received in accordance with the terms of such Compliance Notice the information required therein in respect of any of the Specified Shares within 14 days after the service of such Compliance Notice;

then subject to Regulation 20.6 the board may determine that the Specified Shares shall, upon the issue of a Suspension Notice referring to those Specified Shares in respect of which information has not been received, be suspended. As soon as practicable after the issue of a Suspension Notice the Company shall serve a copy of the Suspension Notice on the Shareholder holding the Specified Shares.

20.5	Where any Shares are suspended none of the rights attached to the Specified Shares vested in the Shareholder may be exercised. This includes but is not limited to any right to:

(a)

attend or be counted in the quorum or vote either personally or by proxy at any meeting of the Shareholders or at any separate meeting of the holders of any class of Shares or upon any poll or to exercise any other right or privilege in relation to any meeting of the Shareholders or any meeting of the holders of any class of Shares;

(b)	vote on any Resolution of Shareholders or consent to any other corporate action;

(c)	transfer the Specified Shares or any of them;

(d)	receive dividends or other distributions in relation to such Shares (whether or not declared before or after the suspension);

(e)	redeem or convert such Shares; or

(f)	receive any surplus assets in the liquidation of the Company.

20.6	The Company may determine by Resolution of Directors that one or more of the restrictions imposed on any suspended Shares shall cease to apply at any time.

20.7

If the Company receives in accordance with the terms of the relevant Compliance Notice the information required therein in respect of any Specified Shares the suspension of those Specified Shares shall cease to apply seven days after receipt of the information.

20.8

Where any Specified Shares are subject to a mortgage or charge which has been recorded in the register of members under Regulation 4, a copy of any Compliance Notice or Suspension Notice shall be served on the named mortgagee or chargee. However a failure to serve a copy of any such notice shall not invalidate any suspension under this Regulation.

21	VOLUNTARY LIQUIDATION

Subject to the Act, the Company may by Resolution of Shareholders or by Resolution of Directors appoint an eligible individual as voluntary liquidator alone or jointly with one or more other voluntary liquidators.

22	CONTINUATION

The Company may by Resolution of Shareholders or by a resolution passed unanimously by all directors of the Company continue as a company incorporated under the laws of a jurisdiction outside the British Virgin Islands in the manner provided under those laws.

Signed for ASCENTIUM (BVI) LTD of Craigmuir Chambers, Road Town, Tortola, VG 1110, British Virgin Islands for the purpose of incorporating a BVI Business Company under the laws of the British Virgin Islands on 24 October 2025:

Incorporator

Indira Ward-Lewis Authorised Signatory ASCENTIUM (BVI) LTD

Exhibit L

Form of Surviving Corporation Memorandum

BRITISH VIRGIN ISLANDS

BVI Business Companies Act, Revised Edition 2020

Memorandum of Association

and Articles of Association of

Quantisimo Corp.

A COMPANY LIMITED BY SHARES

Incorporated on 24th day of October 2025

Amended and restated on [DATE]

ASCENTIUM (BVI) LTD

Craigmuir Chambers, Road Town, Tortola, VG 1110, British Virgin Islands

+1284 3947 500

TERRITORY OF THE BRITISH VIRGIN ISLANDS

BVI BUSINESS COMPANIES ACT 2004

MEMORANDUM OF ASSOCIATION

OF

Quantisimo Corp.

A Company Limited By Shares

1	NAME

The name of the Company is Quantisimo Corp.

2	STATUS

The Company is a company limited by shares.

3	REGISTERED OFFICE AND REGISTERED AGENT

3.1	The first registered office of the Company is at Craigmuir Chambers, Road Town, Tortola, VG 1110, British Virgin Islands.

3.2	The first registered agent of the Company is Ascentium (BVI) Ltd (formerly Harneys Corporate Services Limited) of Craigmuir Chambers, P.O. Box 71, Road Town, Tortola, VG 1110, British Virgin Islands.

3.3	The Company may, by Resolution of Shareholders or by Resolution of Directors, change the location of its registered office or change its registered agent.

3.4	If at any time the Company does not have a registered agent it may, by Resolution of Shareholders or Resolution of Directors, appoint a registered agent.

4	CAPACITY AND POWERS

4.1	Subject to the Act and any other British Virgin Islands legislation, the Company has, irrespective of corporate benefit:

(a)	full capacity to carry on or undertake any business or activity, do any act or enter into any transaction; and

(b)	for the purposes of paragraph (a), full rights, powers and privileges.

4.2	For the purposes of section 9(4) of the Act, there are no limitations on the business that the Company may carry on.

5	NUMBER AND CLASSES OF SHARES

5.1	The Company is authorised to issue a maximum of [*] no par value Shares in two classes as follows:

(a)	up to [*] Ordinary Shares with no par value (Ordinary Shares); and

(b)	up to [*] Class F Shares with no par value (Class F Shares).

5.2	The Company may issue fractional Shares and a fractional Share shall have the corresponding fractional rights, obligations and liabilities of a whole Share of the same class or series of Shares.

5.3

The Company may issue a class of Shares in one or more series. The division of a class of Shares into one or more series and the designation to be made to each series shall be determined by the directors from time to time.

6	RIGHTS OF SHARES

6.1	Each Ordinary Share confers upon the Shareholder:

(a)	the right to attend any meeting of Shareholders;

(b)	the right to one vote per Ordinary Share on any Resolution of Shareholders;

(c)	the right to an equal share in any dividend paid by the Company with each other Share;

(d)	the right to an equal share in any distribution of the surplus assets of the Company with each other Share; and

(e)	such other rights and entitlements as may be specified in the Articles.

6.2	Each Class F Share confers upon the Shareholder:

(a)	the right to attend any meeting of Shareholders;

(b)

a number of votes per Class F Share, on any matter that is submitted to a vote of Shareholders, that would cause the total votes of all Class F Shares to equal 49.999999% of the voting power of all Shares (or, if the applicable voting standard is “a majority of the Shares present in person or represented by proxy and entitled to vote on such matter”, 49.999999% of the voting power of Shares present in person or represented by proxy and entitled to vote on such matter);

(c)	the right to an equal share in any dividend paid by the Company with each other Share;

(d)	the right to an equal share in any distribution of the surplus assets of the Company with each other Share; and

(e)	and shall be subject to redemption in accordance with Clause 7.

6.3

The Class F Shares shall be non-transferable, other than to another holder of Class F Shares. Any purported transfer of a Class F Share in breach of this restriction shall be void and of no effect, and the Board may refuse to register any transfer not in compliance with this clause.

6.4

Each Class F Share is convertible, at the option of the holder at any time, into one (1) Ordinary Share. Conversions shall be effected by delivery of a notice of conversion to the Company in such form as the Board may prescribe, together with (where applicable) the relevant share certificate(s). Conversion shall be effective upon updating of the register of members to reflect the conversion.

6.5	Upon conversion, the converting Class F Share(s) shall be cancelled and the resulting Ordinary Share(s) shall be issued to the converting holder (or as it may direct).

7	REDEMPTION OF CLASS F SHARES

7.1	If any Class F Shares are held by a corporate entity, upon a Change of Control (the time of such change being the Mandatory Redemption Time) then:

(a)

all outstanding Class F Shares held by such corporate entity (the Redeeming Shareholder) shall automatically, and without the need for the consent of the holder or the approval of the directors, be redeemed and cancelled by the Company in exchange for the issuance of Ordinary Shares at a ratio of one (1) Ordinary Share for each Class F Share redeemed; and

(b)	such Class F Shares may not be reissued by the Company.

7.2

The Redeeming Shareholder shall be sent written notice of the Mandatory Redemption Time and the place designated for mandatory redemption of all such Class F Shares pursuant to this Clause 7 (Redemption Notice). Such notice need not be sent in advance of the Mandatory Redemption Time. Upon receipt of a Redemption Notice, the Redeeming Shareholder shall, if so required by the Company, provide written instruments of redemption in a form satisfactory to the Company. Subject to Clause 7.3, all rights with respect to the Class F Shares redeemed pursuant this Clause 7 will terminate at the Mandatory Redemption Time.

7.3

As soon as reasonably practicable after the Mandatory Redemption Time, the Company shall pay any dividends which had been declared but unpaid on the redeemed Class F Shares prior to the Mandatory Redemption Time.

7.4

Such redeemed Class F Shares shall be cancelled and may not be reissued, and the Company may take such appropriate action (without the need for Shareholder approval) as may be necessary to reduce the authorized number of Class F Shares accordingly.

8	REGISTERED SHARES

The Company shall issue registered Shares only. The Company is not authorised to issue bearer Shares, convert registered Shares to bearer Shares or exchange registered Shares for bearer Shares.

9	AMENDMENT OF THE MEMORANDUM AND THE ARTICLES

9.1	The Company may amend this Memorandum or the Articles by Resolution of Shareholders or by Resolution of Directors, save that no amendment may be made by Resolution of Directors:

(a)	to restrict the rights or powers of the Shareholders to amend this Memorandum or the Articles;

(b)	to change the percentage of Shareholders required to pass a Resolution of Shareholders to amend this Memorandum or the Articles;

(c)	in circumstances where this Memorandum or the Articles cannot be amended by the Shareholders; or

(d)	to this Clause 9.

9.2

Any amendment of this Memorandum or the Articles will take effect from the date that the notice of amendment, or restated Memorandum and Articles incorporating the amendment, is registered by the Registrar or from such other date as determined pursuant to the Act.

9.3

The rights conferred upon the holders of the Shares of any class may only be varied, whether or not the Company is in liquidation, with the consent in writing of the holders of a majority of the issued Shares of that class or by a resolution approved at a duly convened and constituted meeting of the Shares of that class by the affirmative vote of a majority of the votes of the Shares of that class which were present at the meeting and were voted.

9.4

The rights conferred upon the holders of the Shares of any class shall not, unless otherwise expressly provided by the terms of issue of the Shares of that class, be deemed to be varied by the creation or issue of further Shares ranking equally with such existing Shares.

10	DEFINITIONS AND INTERPRETATION

10.1	In this Memorandum of Association and the attached Articles of Association, if not inconsistent with the subject or context:

Act means the BVI Business Companies Act, Revised Edition 2020, and includes the BVI Business Companies Regulations 2012 and any other regulations made under the Act.

Articles means the attached Articles of Association of the Company.

Change of Control means the acquisition by any person or entity, alone or jointly, of more than 50% of the voting rights of any Class F Shareholder which is a corporate entity, or as otherwise determined by the Board.

Class F Shares has the meaning given to it at clause 5.1(b).

Class F Shareholders means a person whose name is entered in the register of members of the Company as the holder of one or more Class F Shares or fractional Class F Shares.

Estates of deceased individuals refers to the executor or legal personal representative of the relevant deceased’s estate.

Mandatory Redemption Time has the meaning given to it at clause 7.1.

Memorandum means this Memorandum of Association of the Company.

Nominee Shareholder is a Shareholder that holds shares in the Company and exercises the associated voting rights according to the instructions of a nominator without any discretion or receives dividends on behalf of a nominator.

Ordinary Shares has the meaning given to it at Clause 5.1(a).

person includes individuals, corporations, trusts, the estates of deceased individuals, partnerships and unincorporated associations of persons.

Proscribed Powers means the powers to: (a) amend this Memorandum or the Articles; (b) designate committees of directors; (c) delegate powers to a committee of directors; (d) appoint or remove directors; (e) appoint or remove an agent; (f) approve a plan of merger, consolidation or arrangement; (g) make a declaration of solvency or to approve a liquidation plan; or (h) make a determination that immediately after a proposed distribution the value of the Company’s assets will exceed its liabilities and the Company will be able to pay its debts as they fall due.

Redemption Notice has the meaning given to it at clause 7.2.

Redeeming Shareholder has the meaning given to it at clause 7.l(a).

Resolution of Directors means either:

(a)

a resolution approved at a duly convened and constituted meeting of directors of the Company or of a committee of directors of the Company by the affirmative vote of a majority of the directors present at the meeting who voted except that where a director is given more than one vote, he shall be counted by the number of votes he casts for the purpose of establishing a majority; or

(b)	a resolution consented to in writing by all directors or by all members of a committee of directors of the Company, as the case may be.

Resolution of Shareholders means either:

(a)

a resolution approved at a duly convened and constituted meeting of the Shareholders by the affirmative vote of a majority of the votes of the Shares entitled to vote thereon which were present at the meeting and were voted; or

(b)	a resolution consented to in writing by a majority of the votes of the Shares entitled to vote on such resolution.

Seal means any seal which has been duly adopted as the common seal of the Company.

Share means a share issued or to be issued by the Company and where the context permits includes Ordinary Shares and Class F Shares.

Shareholder means a person whose name is entered in the register of members of the Company as the holder of one or more Shares or fractional Shares.

written or any term of like import includes information generated, sent, received or stored by electronic, electrical, digital, magnetic, optical, electromagnetic, biometric or photonic means, including electronic data interchange, electronic mail, telegram, telex or telecopy, and in writing shall be construed accordingly.

10.2	In this Memorandum and the Articles, unless the context otherwise requires, a reference to:

(a)	a Regulation is a reference to a regulation of the Articles;

(b)	a Clause is a reference to a clause of this Memorandum;

(c)	voting by Shareholders is a reference to the casting of the votes attached to the Shares held by the Shareholder voting;

(d)	the Act, this Memorandum or the Articles is a reference to the Act or those documents as amended or, in the case of the Act any re-enactment thereof; and

(e)	the singular includes the plural and vice versa.

10.3	Where a period of time is expressed as a number of days, the days on which the period begins and ends are not included in the computation of the number of days.

10.4

Any reference to a month shall be construed as a reference to a period starting on one day in a calendar month and ending on the numerically corresponding day in the next calendar month and a reference to a period of several months shall be construed accordingly.

10.5

Any words or expressions defined in the Act bear the same meaning in this Memorandum and the Articles unless the context otherwise requires or they are otherwise defined in this Memorandum or the Articles.

10.6	Headings are inserted for convenience only and shall be disregarded in interpreting this Memorandum and the Articles.

Signed for Ascentium (BVI) Ltd of Craigmuir Chambers, Road Town, Tortola, VG 1110, British Virgin Islands for the purpose of incorporating a BVI Business Company under the laws of the British Virgin Islands on   , 202[ ]:

Incorporator

Indira Ward-Lewis

Authorised Signatory

Ascentium (BVI) Ltd

Exhibit M

Form of PubCo Governing Documents

BRITISH VIRGIN ISLANDS

BVI Business Companies Act, Revised Edition 2020

Memorandum of Association

and Articles of Association of

Quantisimo Holdings Corp.

A COMPANY LIMITED BY SHARES

Incorporated on 5th day of October 2026

ASCENTIUM (BVI) LTD

Craigmuir Chambers, Road Town, Tortola, VG 1110, British Virgin Islands

+1284 394 7500

ascentium.com

TERRITORY OF THE BRITISH VIRGIN ISLANDS

BVI BUSINESS COMPANIES ACT, REVISED EDITION 2020

MEMORANDUM OF ASSOCIATION

OF

Quantisimo Holdings Corp.

A Company Limited By Shares

1	NAME

The name of the Company is Quantisimo Holdings Corp.

2	STATUS

The Company is a company limited by shares.

3	REGISTERED OFFICE AND REGISTERED AGENT

a.	The first registered office of the Company is at Craigmuir Chambers, Road Town, Tortola, VG 1110, British Virgin Islands.

b.	The first registered agent of the Company is Ascentium (BVI) Ltd (formerly Harneys Corporate Services Limited) of Craigmuir Chambers, P.O. Box 71, Road Town, Tortola, VG 1110, British Virgin Islands.

c.	The Company may, by Resolution of Shareholders or by Resolution of Directors, change the location of its registered office or change its registered agent.

d.	If at any time the Company does not have a registered agent it may, by Resolution of Shareholders or Resolution of Directors, appoint a registered agent.

4	CAPACITY AND POWERS

a.	Subject to the Act and any other British Virgin Islands legislation, the Company has, irrespective of corporate benefit:

i.	full capacity to carry on or undertake any business or activity, do any act or enter into any transaction; and

ii.	for the purposes of paragraph (a), full rights, powers and privileges.

b.	For the purposes of section 9(4) of the Act, there are no limitations on the business that the Company may carry on.

5	NUMBER AND CLASSES OF SHARES

a.	The Company is authorised to issue a maximum of [*] no par value Shares in two classes as follows:

i.	up to [*] Ordinary Shares with no par value (Ordinary Shares); and

ii.	up to [*] Class F Shares with no par value (Class F Shares).

b.	The Company may issue fractional Shares and a fractional Share shall have the corresponding fractional rights, obligations and liabilities of a whole Share of the same class or series of Shares.

c.

The Company may issue a class of Shares in one or more series. The division of a class of Shares into one or more series and the designation to be made to each series shall be determined by the directors from time to time.

6	RIGHTS OF SHARES

a.	Each Ordinary Share confers upon the Shareholder:

i.	the right to attend any meeting of Shareholders;

ii.	the right to one vote per Ordinary Share on any Resolution of Shareholders;

iii.	the right to an equal share in any dividend paid by the Company with each other Share;

iv.	the right to an equal share in any distribution of the surplus assets of the Company with each other Share; and

v.	such other rights and entitlements as may be specified in the Articles.

b.	Each Class F Share confers upon the Shareholder:

i.	the right to attend any meeting of Shareholders;

ii.

a number of votes per Class F Share, on any matter that is submitted to a vote of Shareholders, that would cause the total votes of all Class F Shares to equal 49.999999% of the voting power of all Shares (or, if the applicable voting standard is “a majority of the Shares present in person or represented by proxy and entitled to vote on such matter”, 49.999999% of the voting power of Shares present in person or represented by proxy and entitled to vote on such matter);

iii.	the right to an equal share in any dividend paid by the Company with each other Share;

iv.	the right to an equal share in any distribution of the surplus assets of the Company with each other Share; and

v.	shall be subject to redemption in accordance with Clause 7.

c.

The Class F Shares shall be non-transferable, other than to another holder of Class F Shares. Any purported transfer of a Class F Share in breach of this restriction shall be void and of no effect, and the Board may refuse to register any transfer not in compliance with this clause.

d.	Each Class F Shareholder must be party to the Shareholders’ Agreement.

e.

Each Class F Share is convertible, at the option of the holder at any time, into one (1) Ordinary Share. Conversions shall be effected by delivery of a notice of conversion to the Company in such form as the Board may prescribe, together with (where applicable) the relevant share certificate(s). Conversion shall be effective upon updating of the register of members to reflect the conversion.

f.	Upon conversion, the converting Class F Share(s) shall be cancelled and the resulting Ordinary Share(s) shall be issued to the converting holder (or as it may direct).

7	REDEMPTION OF CLASS F SHARES

a.	If any Class F Shares are held by a corporate entity, upon a Change of Control (the time of such change being the Mandatory Redemption Time) then:

i.

all outstanding Class F Shares held by such corporate entity (the Redeeming Shareholder) shall automatically, and without the need for the consent of the holder or the approval of the directors, be redeemed and cancelled by the Company in exchange for the issuance of Ordinary Shares at a ratio of one (1) Ordinary Share for each Class F Share redeemed; and

ii.	such Class F Shares may not be reissued by the Company.

b.

The Redeeming Shareholder shall be sent written notice of the Mandatory Redemption Time and the place designated for mandatory redemption of all such Class F Shares pursuant to this Clause 7 (Redemption Notice). Such notice need not be sent in advance of the Mandatory Redemption Time. Upon receipt of a Redemption Notice, the Redeeming Shareholder shall, if so required by the Company, provide written instruments of redemption in a form satisfactory to the Company. Subject to Clause 7.3, all rights with respect to the Class F Shares redeemed pursuant this Clause 7 will terminate at the Mandatory Redemption Time.

c.

As soon as reasonably practicable after the Mandatory Redemption Time, the Company shall pay any dividends which had been declared but unpaid on the redeemed Class F Shares prior to the Mandatory Redemption Time.

d.

Such redeemed Class F Shares shall be cancelled and may not be reissued, and the Company may take such appropriate action (without the need for Shareholder approval) as may be necessary to reduce the authorized number of Class F Shares accordingly.

8	REGISTERED SHARES

The Company shall issue registered Shares only. The Company is not authorised to issue bearer Shares, convert registered Shares to bearer Shares or exchange registered Shares for bearer Shares.

9	AMENDMENT OF THE MEMORANDUM AND THE ARTICLES

a.	The Company may amend this Memorandum or the Articles by Resolution of Shareholders or by Resolution of Directors, save that no amendment may be made by Resolution of Directors:

i.	to restrict the rights or powers of the Shareholders to amend this Memorandum or the Articles;

ii.	to change the percentage of Shareholders required to pass a Resolution of Shareholders to amend this Memorandum or the Articles;

iii.	in circumstances where this Memorandum or the Articles cannot be amended by the Shareholders; or

iv.	to this Clause 9.

b.

Any amendment of this Memorandum or the Articles will take effect from the date that the notice of amendment, or restated Memorandum and Articles incorporating the amendment, is registered by the Registrar or from such other date as determined pursuant to the Act.

c.

The rights conferred upon the holders of the Shares of any class may only be varied, whether or not the Company is in liquidation, with the consent in writing of the holders of a majority of the issued Shares of that class or by a resolution approved at a duly convened and constituted meeting of the Shares of that class by the affirmative vote of a majority of the votes of the Shares of that class which were present at the meeting and were voted.

d.

The rights conferred upon the holders of the Shares of any class shall not, unless otherwise expressly provided by the terms of issue of the Shares of that class, be deemed to be varied by the creation or issue of further Shares ranking equally with such existing Shares.

10	DEFINITIONS AND INTERPRETATION

a.	In this Memorandum of Association and the attached Articles of Association, if not inconsistent with the subject or context:

Act means the BVI Business Companies Act, Revised Edition 2020, and includes the BVI Business Companies Regulations 2012 and any other regulations made under the Act.

Articles means the attached Articles of Association of the Company.

Change of Control means the acquisition by any person or entity, alone or jointly, of more than 50% of the voting rights of any Class F Shareholder which is a corporate entity, or as otherwise determined by the Board.

Class F Shares has the meaning given to it at clause 5.l(b).

Class F Shareholders means a person whose name is entered in the register of members of the Company as the holder of one or more Class F Shares or fractional Class F Shares.

Estates of deceased individuals refers to the executor or legal personal representative of the relevant deceased’s estate.

Mandatory Redemption Time has the meaning given to it at clause 7.1.

Memorandum means this Memorandum of Association of the Company.

Nominee Shareholder is a Shareholder that holds shares in the Company and exercises the associated voting rights according to the instructions of a nominator without any discretion or receives dividends on behalf of a nominator.

Ordinary Shares has the meaning given to it at Clause 5.l(a).

person includes individuals, corporations, trusts, the estates of deceased individuals, partnerships and unincorporated associations of persons.

Proscribed Powers means the powers to: (a) amend this Memorandum or the Articles; (b) designate committees of directors; (c) delegate powers to a committee of directors; (d) appoint or remove directors; (e) appoint or remove an agent; (f) approve a plan of merger, consolidation or arrangement; (g) make a declaration of solvency or to approve a liquidation plan; or (h) make a determination that immediately after a proposed distribution the value of the Company’s assets will exceed its liabilities and the Company will be able to pay its debts as they fall due.

Redemption Notice has the meaning given to it at clause 7.2.

Redeeming Shareholder has the meaning given to it at clause 7.l(a).

Resolution of Directors means either:

(a)

a resolution approved at a duly convened and constituted meeting of directors of the Company or of a committee of directors of the Company by the affirmative vote of a majority of the directors present at the meeting who voted except that where a director is given more than one vote, he shall be counted by the number of votes he casts for the purpose of establishing a majority; or

(b)	a resolution consented to in writing by all directors or by all members of a committee of directors of the Company, as the case may be.

Resolution of Shareholders means either:

(a)

a resolution approved at a duly convened and constituted meeting of the Shareholders by the affirmative vote of a majority of the votes of the Shares entitled to vote thereon which were present at the meeting and were voted; or

(b)	a resolution consented to in writing by a majority of the votes of the Shares entitled to vote on such resolution.

Seal means any seal which has been duly adopted as the common seal of the Company.

Share means a share issued or to be issued by the Company and where the context permits includes Ordinary Shares and Class F Shares.

Shareholder means a person whose name is entered in the register of members of the Company as the holder of one or more Shares or fractional Shares.

Shareholders’ Agreement means any agreement between the Class F Shareholders and the Company as in force from time to time.

Trust means trustee acting on behalf of a trust.

written or any term of like import includes information generated, sent, received or stored by electronic, electrical, digital, magnetic, optical, electromagnetic, biometric or photonic means, including electronic data interchange, electronic mail, telegram, telex or telecopy, and in writing shall be construed accordingly.

b.	In this Memorandum and the Articles, unless the context otherwise requires, a reference to:

i.	a Regulation is a reference to a regulation of the Articles;

ii.	a Clause is a reference to a clause of this Memorandum;

iii.	voting by Shareholders is a reference to the casting of the votes attached to the Shares held by the Shareholder voting;

iv.	the Act, this Memorandum or the Articles is a reference to the Act or those documents as amended or, in the case of the Act any re-enactment thereof; and

v.	the singular includes the plural and vice versa.

c.	Where a period of time is expressed as a number of days, the days on which the period begins and ends are not included in the computation of the number of days.

d.

Any reference to a month shall be construed as a reference to a period starting on one day in a calendar month and ending on the numerically corresponding day in the next calendar month and a reference to a period of several months shall be construed accordingly.

e.

Any words or expressions defined in the Act bear the same meaning in this Memorandum and the Articles unless the context otherwise requires or they are otherwise defined in this Memorandum or the Articles.

f.	Headings are inserted for convenience only and shall be disregarded in interpreting this Memorandum and the Articles.

Signed for Ascentium (BVI) Ltd of Craigmuir Chambers, Road Town, Tortola, VG 1110, British Virgin Islands for the purpose of incorporating a BVI Business Company under the laws of the British Virgin Islands on     , 202[ ]:

Incorporator

Indira Ward-Lewis

Authorised Signatory

Ascentium (BVI) Ltd

[This page has been intentionally left blank]

TERRITORY OF THE BRITISH VIRGIN ISLANDS

BVI BUSINESS COMPANIES ACT, REVISED EDITION 2020

ARTICLES OF ASSOCIATION

OF

Quantisimo Holdings Corp.

A Company Limited By Shares

DISAPPLICATION OF THE ACT

The following sections of the Act shall not apply to the Company:

•	section 46 (Pre-emptive rights);

•	section 60 (Process for acquisition of own shares);

•	section 61 (Offer to one or more shareholders);

•	section 62 (Shares redeemed otherwise than at the option of company); and

•	section 175 (Disposition of assets).

1	SHARES

a.

Every Shareholder is entitled to a certificate signed by a director or officer of the Company, or any other person authorised by Resolution of Directors, or under the Seal specifying the number of Shares held by him and the signature of the director, officer or authorised person and the Seal may be facsimiles.

b.

Any Shareholder receiving a certificate shall indemnify and hold the Company and its directors and officers harmless from any loss or liability which it or they may incur by reason of any wrongful or fraudulent use or representation made by any person by virtue of the possession thereof. If a certificate for Shares is worn out or lost it may be renewed on production of the worn out certificate or on satisfactory proof of its loss together with such indemnity as may be required by Resolution of Directors.

c.	If several persons are registered as joint holders of any Shares, any one of such persons may give an effectual receipt for any distribution.

d.	Shares and other securities may be issued at such times, to such persons, for such consideration and on such terms as the directors may by Resolution of Directors determine.

e.

A Share may be issued for consideration in any form or a combination of forms, including money, a promissory note, or other written obligation to contribute money or property, real property, personal property (including goodwill and know-how), services rendered or a contract for future services.

f.	Before issuing Shares for a consideration which is, in whole or in part, other than money, a Resolution of Directors shall be passed stating:

i.	the amount to be credited for the issue of the Shares; and

ii.	that, in the opinion of the directors, the present cash value of the non-money consideration and money consideration, if any, is not less than the amount to be credited for the issue of the Shares.

g.	The Company shall keep a register of members containing:

i.	the names and addresses of the persons who hold Shares;

ii.	the number of each class and series of Shares held by each Shareholder;

iii.	the date on which the name of each Shareholder was entered in the register of members; and

iv.	the date on which any person ceased to be a Shareholder.

h.

The Company shall (unless exempted under the Act) file its register of members with the Registrar within 30 days after the date of incorporation and shall, within 30 days of any change occurring, file the change with the Registrar.

i.

Where a Shareholder is acting as a Nominee Shareholder, the Company shall in addition to the register of members, keep information on the name and address of the nominator on whose behalf the Nominee Shareholder is holding Shares. The Company shall file the name and address of the nominator with the Registrar.

j.

The register of members may be in any such form as the directors may approve, but if it is in magnetic, electronic or other data storage form, the Company must be able to produce legible evidence of its contents. Until the directors otherwise determine, the magnetic, electronic or other data storage form shall be the original register of members.

k.	A Share is deemed to be issued when the name of the Shareholder is entered in the register of members.

2	REDEMPTION OF SHARES AND TREASURY SHARES

a.

The Company may purchase, redeem or otherwise acquire and hold its own Shares save that the Company may not purchase, redeem or otherwise acquire its own Shares without the consent of Shareholders whose Shares are to be purchased, redeemed or otherwise acquired unless the Company is permitted by the Act or any other provision in the Memorandum or Articles to purchase, redeem or otherwise acquire the Shares without their consent.

b.

The Company may acquire its own fully paid Shares for no consideration by way of surrender of the Shares to the Company by the person holding the Shares. Any such surrender shall be in writing and signed by the person holding the Shares.

c.

The Company may only offer to purchase, redeem or otherwise acquire Shares if the Resolution of Directors authorising the purchase, redemption or other acquisition contains a statement that the directors are satisfied, on reasonable grounds, that immediately after the purchase, redemption or other acquisition the value of the Company’s assets will exceed its liabilities and the Company will be able to pay its debts as they fall due.

d.

Shares that the Company purchases, redeems or otherwise acquires may be cancelled or held as treasury shares provided that the number of Shares purchased, redeemed or otherwise acquired and held as treasury shares, when aggregated with Shares of the same class already held by the Company as treasury shares, may not exceed 50% of the Shares of that class previously issued by the Company excluding Shares that have been cancelled. Shares which have been cancelled shall be available for reissue.

e.	All rights and obligations attaching to a treasury share are suspended and shall not be exercised by the Company while it holds the Share as a treasury share.

f.

Treasury shares may be transferred by the Company on such terms and conditions (not otherwise inconsistent with the Memorandum and the Articles) as the Company may by Resolution of Directors determine.

3	MORTGAGES AND CHARGES OF SHARES

a.	Shareholders may mortgage or charge their Shares.

b.	There shall be entered in the register of members at the written request of the Shareholder:

i.	a statement that the Shares held by him are mortgaged or charged;

ii.	the name of the mortgagee or chargee; and

iii.	the date on which the particulars specified in subparagraphs (a) and (b) are entered in the register of members.

c.	Where particulars of a mortgage or charge are entered in the register of members, such particulars may be cancelled:

i.	with the written consent of the named mortgagee or chargee or anyone authorised to act on his behalf; or

ii.

upon evidence satisfactory to the directors of the discharge of the liability secured by the mortgage or charge and the issue of such indemnities as the directors shall consider necessary or desirable.

d.	Whilst particulars of a mortgage or charge over Shares are entered in the register of members pursuant to this Regulation:

i.	no transfer of any Share the subject of those particulars shall be effected;

ii.	the Company may not purchase, redeem or otherwise acquire any such Share; and

iii.	no replacement certificate shall be issued in respect of such Shares.

without the written consent of the named mortgagee or chargee.

e.	The directors may not resolve to refuse or delay the transfer of a Share pursuant to the enforcement of a valid security interest created over the Share.

4	FORFEITURE

a.

Shares that are not fully paid on issue are subject to the forfeiture provisions set forth in this Regulation and for this purpose Shares issued for a promissory note, other written obligation to contribute money or property or a contract for future services are deemed to be not fully paid.

b.	A written notice of call specifying the date for payment to be made shall be served on the Shareholder who defaults in making payment in respect of the Shares.

c.

The written notice of call referred to in Regulation 5.2 shall name a further date not earlier than the expiration of 14 days from the date of service of the notice on or before which the payment required by the notice is to be made and shall contain a statement that in the event of non-payment at or before the time named in the notice the Shares, or any of them, in respect of which payment is not made will be liable to be forfeited.

d.

Where a written notice of call has been issued pursuant to Regulation 5.2 and the requirements of the notice have not been complied with, the directors may, at any time before tender of payment, forfeit and cancel the Shares to which the notice relates.

e.

The Company is under no obligation to refund any moneys to the Shareholder whose Shares have been cancelled pursuant to Regulation 5.4 and that Shareholder shall be discharged from any further obligation to the Company.

5	TRANSFER OF SHARES

a.	Shares may be transferred by a written instrument of transfer signed by the transferor and containing the name and address of the transferee, which shall be sent to the Company for registration.

b.	The transfer of a Share is effective when the name of the transferee is entered on the register of members.

c.

If the directors of the Company are satisfied that an instrument of transfer relating to Shares has been signed but that the instrument has been lost or destroyed, they may resolve by Resolution of Directors:

i.	to accept such evidence of the transfer of Shares as they consider appropriate; and

ii.	that the transferee’s name should be entered in the register of members notwithstanding the absence of the instrument of transfer.

d.	The personal representative of a deceased Shareholder may transfer a Share even though the personal representative is not a Shareholder at the time of the transfer.

e.	The directors may not resolve to refuse or delay the transfer of a Share unless the Shareholder has failed to pay an amount due in respect of the Share.

6	MEETINGS AND CONSENTS OF SHAREHOLDERS

a.

Any director of the Company may convene meetings of the Shareholders at such times and in such manner and places within or outside the British Virgin Islands as the director considers necessary or desirable.

b.

Upon the written request of Shareholders entitled to exercise 30% or more of the voting rights in respect of the matter for which the meeting is requested the directors shall convene a meeting of Shareholders.

c.	The director convening a meeting shall give not less than 7 days’ notice of a meeting of Shareholders to:

i.	those Shareholders whose names on the date the notice is given appear as Shareholders in the register of members of the Company and are entitled to vote at the meeting; and

ii.	the other directors.

d.

The director convening a meeting of Shareholders may fix as the record date for determining those Shareholders that are entitled to vote at the meeting the date notice is given of the meeting, or such other date as may be specified in the notice, being a date not earlier than the date of the notice.

e.

A meeting of Shareholders held in contravention of the requirement to give notice is valid if Shareholders holding at least 90% of the total voting rights on all the matters to be considered at the meeting have waived notice of the meeting and, for this purpose, the presence of a Shareholder at the meeting shall constitute waiver in relation to all the Shares which that Shareholder holds.

f.

The inadvertent failure of a director who convenes a meeting to give notice of a meeting to a Shareholder or another director, or the fact that a Shareholder or another director has not received notice, does not invalidate the meeting.

g.	A Shareholder may be represented at a meeting of Shareholders by a proxy who may speak and vote on behalf of the Shareholder.

h.

The instrument appointing a proxy shall be produced at the place designated for the meeting before the time for holding the meeting at which the person named in such instrument proposes to vote. The notice of the meeting may specify an alternative or additional place or time at which the proxy shall be presented.

i.

The instrument appointing a proxy shall be in substantially the following form or such other form as approved by the directors or as the chairman of the meeting shall accept as properly evidencing the wishes of the Shareholder appointing the proxy.

1	Quantisimo Holdings Corp.

2

I/We being a Shareholder of the above Company HEREBY APPOINT       of       or failing him       of       to be my/our proxy to vote for me/us at the meeting of Shareholders to be held on the    day of      , 20   and at any adjournment thereof.

3	(Any restrictions on voting to be inserted here.)

4	Signed this day of , 20

5

6

Shareholder

j.	The following applies where Shares are jointly owned:

i.	if two or more persons hold Shares jointly each of them may be present in person or by proxy at a meeting of Shareholders and may speak as a Shareholder;

ii.	if only one of the joint owners is present in person or by proxy he may vote on behalf of all joint owners; and

iii.	if two or more of the joint owners are present in person or by proxy they must vote as one.

k.

A Shareholder shall be deemed to be present at a meeting of Shareholders if he participates by telephone or other electronic means and all Shareholders or their authorised representatives participating in the meeting are able to hear each other.

l.

A meeting of Shareholders is duly constituted if, at the commencement of the meeting, there are present in person or by proxy not less than 50% of the votes of the Shares entitled to vote on Resolutions of Shareholders to be considered at the meeting. A quorum may comprise a single Shareholder or proxy and then such person may pass a Resolution of Shareholders and a certificate signed by such person accompanied where such person be a proxy by a copy of the proxy instrument shall constitute a valid Resolution of Shareholders.

m.

If within two hours from the time appointed for the meeting a quorum is not present, the meeting, if convened upon the requisition of Shareholders, shall be dissolved; in any other case it shall stand adjourned to the next business day in the jurisdiction in which the meeting was to have been held at the same time and place or to such other time and place as the directors may determine, and if at the adjourned meeting there are present within one hour from the time appointed for the meeting in person or by proxy not less than one third of the votes of the Shares or each class or series of Shares entitled to vote on the matters to be considered by the meeting, those present shall constitute a quorum but otherwise the meeting shall be dissolved.

n.

At every meeting of Shareholders, the chairman of the board of directors shall preside as chairman of the meeting. If there is no chairman of the board of directors or if that chairman is not present at the meeting, the Shareholders present shall choose one of their number to be the chairman. If the Shareholders are unable to choose a chairman for any reason, then the person representing the greatest number of voting Shares present in person or by proxy at the meeting shall preside as chairman failing which the oldest individual Shareholder or representative of a Shareholder present shall take the chair.

o.

The chairman may, with the consent of the meeting, adjourn any meeting from time to time, and from place to place, but no business shall be transacted at any adjourned meeting other than the business left unfinished at the meeting from which the adjournment took place.

p.

At any meeting of the Shareholders the chairman is responsible for deciding in such manner as he considers appropriate whether any resolution proposed has been carried or not and the result of his decision shall be announced to the meeting and recorded in the minutes of the meeting. If the chairman has any doubt as to the outcome of the vote on a proposed resolution, he shall cause a poll to be taken of all votes cast upon such resolution. If the chairman fails to take a poll then any Shareholder present in person or by proxy who disputes the announcement by the chairman of the result of any vote may immediately following such announcement demand that a poll be taken and the chairman shall cause a poll to be taken. If a poll is taken at any meeting, the result shall be announced to the meeting and recorded in the minutes of the meeting.

q.

Subject to the specific provisions contained in this Regulation for the appointment of representatives of persons other than individuals the right of any individual to speak for or represent a Shareholder shall be determined by the law of the jurisdiction where, and by the documents by which, the person is constituted or derives its existence. In case of doubt, the directors may in good faith seek legal advice from any qualified person and unless and until a court of competent jurisdiction shall otherwise rule, the directors may rely and act upon such advice without incurring any liability to any Shareholder or the Company.

r.

Any person other than an individual which is a Shareholder may by resolution of its directors or other governing body authorise such individual as it thinks fit to act as its representative at any meeting of Shareholders or of any class of Shareholders, and the individual so authorised shall be entitled to exercise the same rights on behalf of the Shareholder which he represents as that Shareholder could exercise if it were an individual.

s.

The chairman of any meeting at which a vote is cast by proxy or on behalf of any person other than an individual may call for a notarially certified copy of such proxy or authority which shall be produced within 7 days of being so requested or the votes cast by such proxy or on behalf of such person shall be disregarded.

t.	Directors of the Company may attend and speak at any meeting of Shareholders and at any separate meeting of the holders of any class or series of Shares.

u.

An action that may be taken by the Shareholders at a meeting may also be taken by a resolution consented to in writing, without the need for any notice, but if any Resolution of Shareholders is adopted otherwise than by the unanimous written consent of all Shareholders, a copy of such resolution shall forthwith be sent to all Shareholders not consenting to such resolution. The consent may be in the form of counterparts, each counterpart being signed by one or more Shareholders. If the consent is in one or more counterparts, and the counterparts bear different dates, then the resolution shall take effect on the earliest date upon which Shareholders holding a sufficient number of votes of Shares to constitute a Resolution of Shareholders have consented to the resolution by signed counterparts.

7	DIRECTORS

a.

The first directors of the Company shall be appointed by the first registered agent within 15 days of the date of incorporation of the Company; and thereafter, the directors shall be elected by Resolution of Shareholders or by Resolution of Directors. If, before the Company has any members, all of the directors appointed by the registered agent resign or die or otherwise cease to exist, the registered agent may appoint one or more further persons as directors of the Company.

b.

No person shall be appointed as a director or alternate director, or nominated as a reserve director, of the Company unless he has consented in writing to be a director or alternate director, or to be nominated as a reserve director.

c.	Subject to Regulation 8.1, the minimum number of directors shall be one and there shall be no maximum number.

d.

Each director holds office for the term, if any, fixed by the Resolution of Shareholders or the Resolution of Directors appointing him, or until his earlier death, resignation or removal. If no term is fixed on the appointment of a director, the director serves indefinitely until his earlier death, resignation or removal.

e.	A director may be removed from office:

i.

with or without cause, by Resolution of Shareholders passed at a meeting of Shareholders called for the purpose of removing the director or for purposes including the removal of the director or by a written resolution passed by at least 75% of the votes of the Shares of the Company entitled to vote; or

ii.	with cause, by Resolution of Directors passed at a meeting of directors called for the purpose of removing the director or for purposes including the removal of the director.

f.

A director may resign his office by giving written notice of his resignation to the Company and the resignation has effect from the date the notice is received by the Company or from such later date as may be specified in the notice. A director shall resign forthwith as a director if he is, or becomes, disqualified from acting as a director under the Act.

g.

The directors may at any time appoint any person to be a director either to fill a vacancy or as an addition to the existing directors. Where the directors appoint a person as director to fill a vacancy, the term shall not exceed the term that remained when the person who has ceased to be a director ceased to hold office.

h.	A vacancy in relation to directors occurs if a director dies or otherwise ceases to hold office prior to the expiration of his term of office.

i.

Where the Company only has one Shareholder who is an individual and that Shareholder is also the sole director of the Company, the sole Shareholder/director may, by instrument in writing, nominate a person who is not disqualified from being a director of the Company as a reserve director of the Company to act in the place of the sole director in the event of his death.

j.	The nomination of a person as a reserve director of the Company ceases to have effect if:

before the death of the sole Shareholder/director who nominated him,

he resigns as reserve director, or

the sole Shareholder/director revokes the nomination in writing; or

the sole Shareholder/director who nominated him ceases to be able to be the sole Shareholder/director of the Company for any reason other than his death.

k.	The Company shall keep a register of directors containing:

i.	the names and addresses of the persons who are directors of the Company or who have been nominated as reserve directors of the Company;

ii.	the date on which each person whose name is entered in the register was appointed as a director, or nominated as a reserve director, of the Company;

iii.	the date on which each person named as a director ceased to be a director of the Company;

iv.	the date on which the nomination of any person nominated as a reserve director ceased to have effect; and

v.	such other information as may be prescribed by the Act.

l.

The Company shall file its register of directors with the Registrar within 15 days after the date of appointment of the first director and shall, within 30 days of any change occurring, file the change with the Registrar.

m.

The register of directors may be kept in any such form as the directors may approve, but if it is in magnetic, electronic or other data storage form, the Company must be able to produce legible evidence of its contents. Until a Resolution of Directors determining otherwise is passed, the magnetic, electronic or other data storage shall be the original register of directors.

n.	The directors may, by Resolution of Directors, fix the emoluments of directors with respect to services to be rendered in any capacity to the Company.

o.	A director is not required to hold a Share as a qualification to office.

8	POWERS OF DIRECTORS

a.

The business and affairs of the Company shall be managed by, or under the direction or supervision of, the directors of the Company. The directors of the Company have all the powers necessary for managing, and for directing and supervising, the business and affairs of the Company. The directors may pay all expenses incurred preliminary to and in connection with the incorporation of the Company and may exercise all such powers of the Company as are not by the Act or by the Memorandum or the Articles required to be exercised by the Shareholders.

b.

Each director shall exercise his powers for a proper purpose and shall not act or agree to the Company acting in a manner that contravenes the Memorandum, the Articles or the Act. Each director, in exercising his powers or performing his duties, shall act honestly and in good faith in what the director believes to be the best interests of the Company.

c.

If the Company is the wholly owned subsidiary of a parent, a director of the Company may, when exercising powers or performing duties as a director, act in a manner which he believes is in the best interests of the parent even though it may not be in the best interests of the Company.

d.

Any director which is a body corporate may appoint any individual as its duly authorised representative for the purpose of representing it at meetings of the directors, with respect to the signing of consents or otherwise.

e.	The continuing directors may act notwithstanding any vacancy in their body.

f.

The directors may by Resolution of Directors exercise all the powers of the Company to incur indebtedness, liabilities or obligations and to secure indebtedness, liabilities or obligations whether of the Company or of any third party.

g.

All cheques, promissory notes, drafts, bills of exchange and other negotiable instruments and all receipts for moneys paid to the Company shall be signed, drawn, accepted, endorsed or otherwise executed, as the case may be, in such manner as shall from time to time be determined by Resolution of Directors.

9	PROCEEDINGS OF DIRECTORS

a.	Any one director of the Company may call a meeting of the directors by sending a written notice to each other director.

b.

The directors of the Company or any committee thereof may meet at such times and in such manner and places within or outside the British Virgin Islands as the directors may determine to be necessary or desirable.

c.	A director is deemed to be present at a meeting of directors if he participates by telephone or other electronic means and all directors participating in the meeting are able to hear each other.

d.

A director shall be given not less than 3 days’ notice of meetings of directors, but a meeting of directors held without 3 days’ notice having been given to all directors shall be valid if all the directors entitled to vote at the meeting who do not attend waive notice of the meeting, and for this purpose the presence of a director at a meeting shall constitute waiver by that director. The inadvertent failure to give notice of a meeting to a director, or the fact that a director has not received the notice, does not invalidate the meeting.

e.

A director of the company (the appointing director) may appoint any other director or any other eligible person as his alternate to exercise the appointing director’s powers and carry out the appointing director’s responsibilities in relation to the taking of decisions by the directors in the absence of the appointing director.

f.

The appointment and termination of an alternate director must be in writing, and written notice of the appointment and termination must be given by the appointing director to the Company as soon as reasonably practicable.

g.

An alternate director has the same rights as the appointing director in relation to any directors’ meeting and any written resolution circulated for written consent. An alternate director has no power to appoint a further alternate, whether of the appointing director or of the alternate director, and the alternate does not act as an agent of or for the appointing director.

h.

The appointing director may, at any time, voluntarily terminate the alternate director’s appointment. The voluntary termination of the appointment of an alternate shall take effect from the time when written notice of the termination is given to the Company. The rights of an alternate shall automatically terminate if the appointing director dies or otherwise ceases to hold office.

i.

A meeting of directors is duly constituted for all purposes if at the commencement of the meeting there are present in person or by alternate not less than one-half of the total number of directors, subject to a minimum of 2.

j.

If the Company has only one director the provisions herein contained for meetings of directors do not apply and such sole director has full power to represent and act for the Company in all matters as are not by the Act, the Memorandum or the Articles required to be exercised by the Shareholders. In lieu of minutes of a meeting the sole director shall record in writing and sign a note or memorandum of all matters requiring a Resolution of Directors. Such a note or memorandum constitutes sufficient evidence of such resolution for all purposes.

k.

The directors may appoint a director as chairman of the board of directors. At meetings of directors at which the chairman of the board of directors is present, he shall preside as chairman of the meeting. If there is no chairman of the board of directors or if the chairman of the board is not present, the directors present shall choose one of their number to be chairman of the meeting.

l.

An action that may be taken by the directors or a committee of directors at a meeting may also be taken by a Resolution of Directors or a resolution of a committee of directors consented to in writing by all directors or by all members of the committee, as the case may be, without the need for any notice. The consent may be in the form of counterparts each counterpart being signed by one or more directors. If the consent is in one or more counterparts, and the counterparts bear different dates, then the resolution shall take effect on the date upon which the last director has consented to the resolution by signed counterparts.

10	COMMITTEES

a.

The directors may, by Resolution of Directors, designate one or more committees, each consisting of one or more directors, and delegate one or more of their powers, including the power to affix the Seal, to the committee.

b.	The directors have no power to delegate to a committee of directors any of the Proscribed Powers.

c.

A committee of directors, where authorised by the Resolution of Directors appointing such committee or by a subsequent Resolution of Directors, may appoint a sub-committee and delegate powers exercisable by the committee to the sub-committee.

d.

The meetings and proceedings of each committee of directors consisting of 2 or more directors shall be governed mutatis mutandis by the provisions of the Articles regulating the proceedings of directors so far as the same are not superseded by any provisions in the Resolution of Directors establishing the committee.

e.

Where the directors delegate their powers to a committee of directors they remain responsible for the exercise of that power by the committee, unless they believed on reasonable grounds at all times before the exercise of the power that the committee would exercise the power in conformity with the duties imposed on directors of the Company under the Act.

11	OFFICERS AND AGENTS

a.

The Company may by Resolution of Directors appoint officers of the Company at such times as may be considered necessary or expedient. The officers shall perform such duties as are prescribed at the time of their appointment subject to any modification in such duties as may be prescribed thereafter by Resolution of Directors.

b.	The emoluments of all officers shall be fixed by Resolution of Directors.

c.

The officers of the Company shall hold office until their successors are duly appointed, but any officer elected or appointed by the directors may be removed at any time, with or without cause, by Resolution of Directors. Any vacancy occurring in any office of the Company may be filled by Resolution of Directors.

d.	The directors may, by Resolution of Directors, appoint any person, including a person who is a director, to be an agent of the Company.

e.

An agent of the Company shall have such powers and authority of the directors, including the power and authority to affix the Seal, as are set forth in the Articles or in the Resolution of Directors appointing the agent, except that no agent has any power or authority with respect to the following:

i.	the Proscribed Powers;

ii.	to change the registered office or agent;

iii.	to fix emoluments of directors; or

iv.	to authorise the Company to continue as a company incorporated under the laws of a jurisdiction outside the British Virgin Islands.

f.	The Resolution of Directors appointing an agent may authorise the agent to appoint one or more substitutes or delegates to exercise some or all of the powers conferred on the agent by the Company.

g.	The directors may remove an agent appointed by the Company and may revoke or vary a power conferred on him.

12	CONFLICT OF INTERESTS

a.

A director of the Company shall, forthwith after becoming aware of the fact that he is interested in a transaction entered into or to be entered into by the Company, disclose the interest to all other directors of the Company.

b.

For the purposes of Regulation 13.1, a disclosure to all other directors to the effect that a director is a member, director or officer of another named entity or has a fiduciary relationship with respect to the entity or a named individual and is to be regarded as interested in any transaction which may, after the date of the entry into the transaction or disclosure of the interest, be entered into with that entity or individual, is a sufficient disclosure of interest in relation to that transaction.

c.	A director of the Company who is interested in a transaction entered into or to be entered into by the Company may:

i.	vote on a matter relating to the transaction;

ii.	attend a meeting of directors at which a matter relating to the transaction arises and be included among the directors present at the meeting for the purposes of a quorum; and

iii.	sign a document on behalf of the Company, or do any other thing in his capacity as a director, that relates to the transaction.

and, subject to compliance with the Act shall not, by reason of his office be accountable to the Company for any benefit which he derives from such transaction and no such transaction shall be liable to be avoided on the grounds of any such interest or benefit.

13	INDEMNIFICATION

a.

Subject to the limitations hereinafter provided the Company shall indemnify against all expenses, including legal fees, and against all judgments, fines and amounts paid in settlement and reasonably incurred in connection with legal, administrative or investigative proceedings any person who:

i.

is or was a party or is threatened to be made a party to any threatened, pending or completed proceedings, whether civil, criminal, administrative or investigative, by reason of the fact that the person is or was a director of the Company; or

ii.	is or was, at the request of the Company, serving as a director of, or in any other capacity is or was acting for, another body corporate or a partnership, joint venture, trust or other enterprise.

iii.

The indemnity in Regulation 14.1 only applies if the person acted honestly and in good faith with a view to the best interests of the Company and, in the case of criminal proceedings, the person had no reasonable cause to believe that their conduct was unlawful.

iv.

For the purposes of Regulation 14.2 and without limitation, a director acts in the best interests of the Company if he acts in the best interests of the Company’s parent in the circumstances specified in Regulation 9.3.

b.

The decision of the directors as to whether the person acted honestly and in good faith and with a view to the best interests of the Company and as to whether the person had no reasonable cause to believe that his conduct was unlawful is, in the absence of fraud, sufficient for the purposes of the Articles, unless a question of law is involved.

c.

The termination of any proceedings by any judgment, order, settlement, conviction or the entering of a nolle prosequi does not, by itself, create a presumption that the person did not act honestly and in good faith and with a view to the best interests of the Company or that the person had reasonable cause to believe that his conduct was unlawful.

d.

Expenses, including legal fees, incurred by a director in defending any legal, administrative or investigative proceedings may be paid by the Company in advance of the final disposition of such proceedings upon receipt of an undertaking by or on behalf of the director to repay the amount if it shall ultimately be determined that the director is not entitled to be indemnified by the Company in accordance with Regulation 14.1.

e.

Expenses, including legal fees, incurred by a former director in defending any legal, administrative or investigative proceedings may be paid by the Company in advance of the final disposition of such proceedings upon receipt of an undertaking by or on behalf of the former director to repay the amount if it shall ultimately be determined that the former director is not entitled to be indemnified by the Company in accordance with Regulation 14.1 and upon such terms and conditions, if any, as the Company deems appropriate.

f.

The indemnification and advancement of expenses provided by, or granted pursuant to, this section is not exclusive of any other rights to which the person seeking indemnification or advancement of expenses may be entitled under any agreement, Resolution of Shareholders, resolution of disinterested directors or otherwise, both as to acting in the person’s official capacity and as to acting in another capacity while serving as a director of the Company.

g.

If a person referred to in Regulation 14.1 has been successful in defence of any proceedings referred to in Regulation 14.1, the person is entitled to be indemnified against all expenses, including legal fees, and against all judgments, fines and amounts paid in settlement and reasonably incurred by the person in connection with the proceedings.

h.

The Company may purchase and maintain insurance in relation to any person who is or was a director, officer or liquidator of the Company, or who at the request of the Company is or was serving as a director, officer or liquidator of, or in any other capacity is or was acting for, another body corporate or a partnership, joint venture, trust or other enterprise, against any liability asserted against the person and incurred by the person in that capacity, whether or not the Company has or would have had the power to indemnify the person against the liability as provided in the Articles.

14	CORPORATE RECORDS

a.	The Company shall keep the following documents at the office of its registered agent:

i.	the Memorandum and the Articles;

ii.	the register of members, or a copy of the register of members;

iii.	the register of directors, or a copy of the register of directors; and

iv.	copies of all notices and other documents filed by the Company with the Registrar in the previous 10 years.

b.	Until the directors determine otherwise by Resolution of Directors the Company shall keep the original register of members and original register of directors at the office of its registered agent.

c.	If the Company maintains only a copy of the register of members or a copy of the register of directors at the office of its registered agent, it shall:

i.	within 15 days of any change in either register, notify the registered agent in writing of the change; and

ii.	provide the registered agent with a written record of the physical address of the place or places at which the original register of members or the original register of directors is kept.

d.	The Company shall keep the following records at the office of its registered agent or at such other place or places, within or outside the British Virgin Islands, as the directors may determine:

i.	minutes of meetings and Resolutions of Shareholders and classes of Shareholders; and

ii.	minutes of meetings and Resolutions of Directors and committees of directors.

e.

Where any original records referred to in this Regulation are maintained other than at the office of the registered agent of the Company, and the place at which the original records is changed, the Company shall provide the registered agent with the physical address of the new location of the records of the Company within 14 days of the change of location.

f.

The records kept by the Company under this Regulation shall be in written form or either wholly or partly as electronic records complying with the requirements of the Electronic Transactions Act 2001 as from time to time amended or re-enacted.

15	SEAL

The Company shall have a Seal an impression of which shall be kept at the office of the registered agent of the Company. The Company may have more than one Seal and references herein to the Seal shall be references to every Seal which shall have been duly adopted by Resolution of Directors. The directors shall provide for the safe custody of the Seal and for an imprint thereof to be kept at the registered office. Except as otherwise expressly provided herein the Seal when affixed to any written instrument shall be witnessed and attested to by the signature of any one director or other person so authorised from time to time by Resolution of Directors. Such authorisation may be before or after the Seal is affixed, may be general or specific and may refer to any number of sealings. The directors may provide for a facsimile of the Seal and of the signature of any director or authorised person which may be reproduced by printing or other means on any instrument and it shall have the same force and validity as if the Seal had been affixed to such instrument and the same had been attested to as hereinbefore described.

16	DISTRIBUTIONS BY WAY OF DIVIDEND

a.

The directors of the Company may, by Resolution of Directors, authorise a distribution by way of dividend at a time and of an amount they think fit if they are satisfied, on reasonable grounds, that, immediately after the distribution, the value of the Company’s assets will exceed its liabilities and the Company will be able to pay its debts as they fall due.

b.	Dividends may be paid in money, shares, or other property.

c.

Notice of any dividend that may have been declared shall be given to each Shareholder as specified in Regulation 19 and all dividends unclaimed for 3 years after having been declared may be forfeited by Resolution of Directors for the benefit of the Company.

d.	No dividend shall bear interest as against the Company and no dividend shall be paid on treasury shares.

17	ACCOUNTS AND AUDIT

a.

The Company shall keep records and underlying documentation that are sufficient to show and explain the Company’s transactions and that will, at any time, enable the financial position of the Company to be determined with reasonable accuracy.

b.

The records and underlying documentation of the Company shall be kept at the office of its registered agent or at such other place or places, within or outside the British Virgin Islands, as the directors may determine and if the records and underlying documentation are kept in a location other than the office of the registered agent, the Company shall provide the registered agent with a written record of:

i.	the physical address of the place at which the records and underlying documentation are kept; and

ii.	the name of the person who maintains and controls the Company’s records and underlying documentation.

c.

If the location at which the records and underlying documentation are kept or the name of the person who maintains and controls the records and underlying documentation changes, the Company shall, within 14 days of the change provide its registered agent with:

i.	the physical address of the new location at which the records and underlying documentation are kept; and

ii.	the name of the new person who maintains and controls the Company’s records and underlying documentation.

d.

The Company may by Resolution of Shareholders call for the directors to prepare periodically and make available a profit and loss account and a balance sheet. The profit and loss account and balance sheet shall be drawn up so as to give respectively a true and fair view of the profit and loss of the Company for a financial period and a true and fair view of the assets and liabilities of the Company as at the end of a financial period.

e.	The Company may by Resolution of Shareholders call for the accounts to be examined by auditors.

f.	The first auditors shall be appointed by Resolution of Directors; subsequent auditors shall be appointed by Resolution of Shareholders or by Resolution of Directors.

g.	The auditors may be Shareholders, but no director or other officer shall be eligible to be an auditor of the Company during their continuance in office.

h.	The remuneration of the auditors of the Company may be fixed by Resolution of Directors.

i.

The auditors shall examine each profit and loss account and balance sheet required to be laid before a meeting of the Shareholders or otherwise given to Shareholders and shall state in a written report whether or not:

i.

in their opinion the profit and loss account and balance sheet give a true and fair view respectively of the profit and loss for the period covered by the accounts, and of the assets and liabilities of the Company at the end of that period; and

ii.	all the information and explanations required by the auditors have been obtained.

j.

The report of the auditors shall be annexed to the accounts and shall be read at the meeting of Shareholders at which the accounts are laid before the Company or shall be otherwise given to the Shareholders.

k.

Every auditor of the Company shall have a right of access at all times to the books of account and vouchers of the Company, and shall be entitled to require from the directors and officers of the Company such information and explanations as he thinks necessary for the performance of the duties of the auditors.

l.	The auditors of the Company shall be entitled to receive notice of, and to attend any meetings of Shareholders at which the Company’s profit and loss account and balance sheet are to be presented.

18	NOTICES

a.	Any notice, information or written statement to be given by the Company to Shareholders shall be in writing and may be given by personal service, mail, courier, email, or fax to such Shareholder’s address as shown in the register of members or to such Shareholder’s email address or fax number as notified by the Shareholder to the Company in writing from time to time.

b.

Any summons, notice, order, document, process, information or written statement to be served on the Company may be served by leaving it, or by sending it by registered mail addressed to the Company, at its registered office, or by leaving it with, or by sending it by registered mail addressed to the Company at the offices of the registered agent of the Company.

c.

Where a notice is sent by post, service of the notice shall be deemed to be effected by properly addressing, prepaying and posting a letter containing notice, and shall be deemed to be received on the fifth business day following the day on which the notice was posted. Where a notice is sent by fax or email, notice shall be deemed to be effected by transmitting the email or fax to the address or number provided by the intended recipient and service of the notice shall be deemed to have been received on the same day that it was transmitted.

19	COMPLIANCE OBLIGATIONS

a.	In this Regulation:

Beneficial Owner has the meaning given to it under the Beneficial Ownership Legislation;

Beneficial Ownership Information shall be construed as information to be reported to the Registrar on a Beneficial Owner in accordance with Beneficial Ownership Legislation;

Beneficial Ownership Legislation means any law or regulation in force in the British Virgin Islands, as amended from time to time, which requires the Company to identify a person as a beneficial owner or controller of the Company;

Compliance Notice means a written notice served by the Company on a Shareholder requiring the Shareholder to provide relevant information under Beneficial Ownership Legislation in relation to the Shares registered in the name of the Shareholder;

Specified Shares means the Shares referred to in a Compliance Notice;

suspended has the meaning given to it in Regulation 20.7, and suspension shall be construed accordingly; and

Suspension Notice means a notice issued under Regulation 20.6.

a.	The Company shall collect, keep and maintain adequate, accurate and up to date information on the beneficial owners of the Company in accordance with Beneficial Ownership Legislation.

b.	Unless exempted under Beneficial Ownership Legislation, the Company shall:

i.	file its beneficial ownership information with the Registrar within 30 days after the date of incorporation of the Company; and

ii.

file with the Registrar information of any change in the beneficial owner of the Company, any information in relation to a beneficial owner or a beneficial owner’s interest in the Company within 30 days of becoming aware of the change.

c.

The Company shall take all necessary steps to identify its Beneficial Owners and shall follow any procedure which has been prescribed under Beneficial Ownership Legislation which applies to the giving of notices by the Company to obtain or confirm its Beneficial Ownership Information.

d.	Where no such procedure applies to the Company under Regulation 20.4, the Company may issue a Compliance Notice in accordance with this Regulation.

e.	If:

i.	a Compliance Notice has been served on a Shareholder in relation to Specified Shares; and

ii.

the Company has not received in accordance with the terms of such Compliance Notice the information required therein in respect of any of the Specified Shares within 14 days after the service of such Compliance Notice;

then subject to Regulation 20.8 the board may determine that the Specified Shares shall, upon the issue of a Suspension Notice referring to those Specified Shares in respect of which information has not been received, be suspended. As soon as practicable after the issue of a Suspension Notice the Company shall serve a copy of the Suspension Notice on the Shareholder holding the Specified Shares.

Where any Shares are suspended none of the rights attached to the Specified Shares vested in the Shareholder may be exercised. This includes but is not limited to any right to:

attend or be counted in the quorum or vote either personally or by proxy at any meeting of the Shareholders or at any separate meeting of the holders of any class of Shares or upon any poll or to exercise any other right or privilege in relation to any meeting of the Shareholders or any meeting of the holders of any class of Shares;

vote on any Resolution of Shareholders or consent to any other corporate action;

transfer the Specified Shares or any of them;

receive dividends or other distributions in relation to such Shares (whether or not declared before or after the suspension);

redeem or convert such Shares; or

receive any surplus assets in the liquidation of the Company.

The Company may determine by Resolution of Directors that one or more of the restrictions imposed on any suspended Shares shall cease to apply at any time.

If the Company receives in accordance with the terms of the relevant Compliance Notice the information required therein in respect of any Specified Shares the suspension of those Specified Shares shall cease to apply seven days after receipt of the information.

Where any Specified Shares are subject to a mortgage or charge which has been recorded in the register of members under Regulation 4, a copy of any Compliance Notice or Suspension Notice shall be served on the named mortgagee or chargee. However a failure to serve a copy of any such notice shall not invalidate any suspension under this Regulation.

20	VOLUNTARY LIQUIDATION

Subject to the Act, the Company may by Resolution of Shareholders or by Resolution of Directors appoint an eligible individual as voluntary liquidator alone or jointly with one or more other voluntary liquidators.

21	CONTINUATION

The Company may by Resolution of Shareholders or by a resolution passed unanimously by all directors of the Company continue as a company incorporated under the laws of a jurisdiction outside the British Virgin Islands in the manner provided under those laws.

Signed for Ascentium (BVI) Ltd of Craigmuir Chambers, Road Town, Tortola, VG 1110, British Virgin Islands for the purpose of incorporating a BVI Business Company under the laws of the British Virgin Islands on 05 October 2026:

Incorporator

Indira Ward-Lewis

Authorised Signatory

Ascentium (BVI) Ltd

Exhibit N

Form of Class F Shareholders’ Agreement

WISEQEY CORP

and

SEALSQ CORP

and

GIGACQUISITIONS8 CORP.

and

QUANTISIMO HOLDINGS CORP

(as the Company)

CLASS F SHAREHOLDERS’ AGREEMENT

CONTENT

THIS AGREEMENT is dated and is made as a deed.

BETWEEN

1	WISeQey Corp, a company registered in the British Virgin Islands with registration number [*] (“WISeQey”);

2	SealSQ Corp, a company registered in the British Virgin Islands with registration number [*] (“SealSQ”);

3	GigAcquisitions8 Corp., a Cayman Islands exempted company (“GigAcquisitions8”) (WISeQey, SealSQ and GigAcquisitions8, collectively, the “Original Class F Shareholders”); and

4	Quantisimo Holdings Corp, a company registered in the British Virgin Islands with registration number [*] (the Company);

each a Party, together the Parties.

BACKGROUND

A	The Parties wish to govern certain rights and obligations of the Class F Shareholders (as defined below), including the exercise of their voting power in the Company.

B	It is intended that any New Class F Shareholders (as defined below) shall accede to this Agreement.

IT IS AGREED as follows:

1	DEFINITIONS AND INTERPRETATION

1.1	In this Agreement (including the recitals and Schedules), unless the contrary intention appears, words capitalised but not defined shall have the meaning given to them in the Articles, in addition:

Accession Deed means a deed substantially in the form of Schedule 1 executed by a person wishing to become a New Class F Shareholder.

Articles means the memorandum and articles of association of the Company.

Class F Shares means class F shares issued by the Company in accordance with the Articles.

Class F Shareholders means a person whose name is entered in the register of members of the Company as the holder of one or more Class F Shares.

Closing has the meaning given to such term in the Merger Agreement.

Merger Agreement means the Agreement and Plan of Merger, dated as of October 8, 2026, by and among GigCapital8 Corp., the Company, and certain other parties thereto, as may be amended, restated, supplemented or otherwise modified from time to time.

Necessary Action means, with respect to a result required to be caused, all actions (to the extent such actions are permitted by applicable law) reasonably necessary to cause such result, which actions may include, without limitation:

(a)

voting or providing a written consent with respect to voting securities of the relevant entity to cause the adoption of shareholders’ resolutions and amendments to the charter or other constituent documents;

(b)

causing members of the board of directors or comparable governing body of the relevant entity (to the extent such members were nominated or designated by the person obligated to undertake the Necessary Action) to act in a certain manner;

(c)	executing agreements and instruments; and

(d)	making, or causing to be made, all governmental, regulatory or administrative filings that are required to achieve such result.

New Class F Shareholder means each person who acquires Class F Shares (whether by subscription, transfer or otherwise) after the date of this Agreement, other than a person who is already a Party at the time of such acquisition.

Parties shall mean the Original Class F Shareholders, the Company and any New Class F Shareholders (save that, where the context requires any Class F Shareholder who sells all of their Class F Shares shall from that time no longer be considered to be a Party).

Transaction Documents means:

(a)	this Agreement; and

(b)	each Accession Deed.

1.2	In this Agreement:

(a)	unless the contrary intention appears, a reference to:

(i)	this Agreement includes the Schedules to this Agreement;

(ii)	an amendment includes a supplement, novation or re-enactment and amended is to be construed accordingly;

(iii)	an authorisation includes an authorisation, consent, approval, resolution, licence, exemption, filing, registration or notarisation;

(iv)	a Clause or Schedule is a reference to a clause in or schedule to this Agreement respectively;

(v)

a relevant jurisdiction in relation to any person means a jurisdiction in which that person is incorporated, resident, domiciled, or has a branch or place of business, or is in some other way connected;

(vi)

tax shall be construed so as to include any tax, fund, levy, impost, duty or other charge of a similar nature (including, without limitation, any penalty or interest payable in connection with any failure to pay or any delay in paying of the same);

(vii)

written includes typewritten, printed, photographed or represented or reproduced by any mode of reproducing words in a visible form, including telex, facsimile, telegram, cable, electronic mail or other form of writing produced by electronic communication;

(viii)	a provision of law is a reference to that provision as amended or re-enacted;

(ix)	voting by Class F Shareholders is a reference to the casting of the votes attached to the Class F Shares held by the Class F Shareholder voting;

(x)	a person includes its successors, permitted transferees and assigns;

(xi)	the singular shall include the plural and vice versa; and

(xii)	a document is a reference to that document as amended.

1.3	The word including is to be construed as being by way of illustration or emphasis only and is not to be construed as, nor shall it take effect as, limiting the generality of any foregoing words.

1.4	Where a period of time is expressed as a number of days, the days on which the period begins and ends are not included in the computation of the number of days.

1.5	The index to and the headings in this Agreement are for convenience only and are to be ignored in construing this Agreement.

1.6	Each Party has received independent professional legal advice in relation to this Agreement, and no provision of this Agreement shall be construed contra proferentem against any Party.

1.7	This Agreement shall take effect as a Deed, notwithstanding that one or more Parties may only execute it (or an Accession Deed) under hand.

2	CLASS F SHARES VOTING AGREEMENT

2.1

The Class F Shareholders covenant for the benefit of each other and the Company that on any Resolution of Shareholders they shall vote as one and in accordance with the majority view of the Class F Shareholders, such majority to be determined by reference to the number of Class F Shares held (and not by reference to the number of Class F Shareholders).

2.2

The majority view of the Class F Shareholders may be expressed by a notice in writing signed by Class F Shareholders holding a majority of the Class F Shares then in issue, and in default of such notice, shall be determined by the affirmative vote of Class F Shareholders holding a majority of the Class F Shares represented at a meeting called to decide on the matter. The notice provisions at Clause 10 shall apply to this Clause 2.2.

2.3

Each Class F Shareholder irrevocably appoints each other Class F Shareholder as their proxy to vote on any Resolution of Shareholders in their absence, if required, in accordance with the majority view of the Class F Shareholders, as determined in accordance with Clause 2.2.

2.4

The obligations of a Class F Shareholder under this Clause 2 shall cease to apply in respect of any Class F Shares that are converted into ordinary shares of the Company in accordance with the Articles. Where, as a result of any such conversion, a Class F Shareholder no longer holds any Class F Shares, such person shall cease to be a Party in accordance with Clause 11.1, without prejudice to any rights or obligations accrued prior to such conversion.

2.5	Notwithstanding anything contained herein to the contrary, the Class F Shareholders covenant and agree for the benefit of each other and the Company that:

(a)

Following the Closing, each Class F Shareholder agrees to vote (or cause to be voted) all Class F Shares held by such Class F Shareholder, or to execute proxies or written consents, as the case may be, and to take all other Necessary Action (including attendance at meetings in person or by proxy for purposes of obtaining a quorum) in order to ensure that, at each meeting of the shareholders of the Company (and at every adjournment or postponement thereof) and in each written consent of shareholders of the Company, all Class F Shares held by such Class F Shareholder are voted in favor of the election of the director nominees designated in accordance with this Clause 2.5, for the removal of any director as provided for in this Agreement, and against the election of any nominee not designated in accordance with this Agreement.

(b)

Following the Closing, each Class F Shareholder agrees to vote (or cause to be voted) all Class F Shares held by such Class F Shareholder in favor of fixing and preserving the size of the board of directors of the Company at seven (7) directors (and against any proposal to increase or decrease the size of the board of directors from seven (7) directors), comprised of: (i) four (4) directors designated by WISeQey and SealSQ (collectively, the Legacy Holders), who shall be reasonably acceptable to GigAcquisitions8, of which at least two (2) shall qualify as “independent” under applicable Nasdaq listing rules; and (ii) three (3) directors designated by GigAcquisitions8, who shall be reasonably acceptable to the Legacy Holders, of which at least two (2) shall qualify as “independent” under applicable Nasdaq listing rules.

(c)

Each Class F Shareholder covenants for the benefit of each other Class F Shareholder and the Company that on any Resolution of Shareholders or any other vote, each Class F Shareholder shall vote all of its Class F Shares in favor of any matter reasonably necessary to preserve the rights of the Class F Shares as set forth in the Articles, including, without limitation, any conversion rights, anti-dilution protections, or other preferences applicable to the Class F Shares.

3	CONSTITUTIONAL DOCUMENTS

3.1

The Class F Shareholders agree to take all Necessary Action (including without limitation amending the Articles if necessary) to procure that the provisions of this Agreement have full force and effect.

4	TRANSFER

No Class F Shareholder shall transfer any Class F Shares, other than to another Class F Shareholder; provided that GigAcquisitions8 may, following the Closing, distribute all or any of the Class F Shares and other securities of the Company held by it to Dr. Avi Katz and Dr. Raluca Dinu (the Sponsor Principals), as its sole shareholders, in connection with the liquidation, dissolution or winding up of GigAcquisitions8 (a Sponsor Distribution), subject to each Sponsor Principal first executing a Deed of Adherence in accordance with Clause 6. A Sponsor Distribution shall not constitute a sale or transfer of shares for the purposes of Clause 2.5(d), and following a Sponsor Distribution, all references to GigAcquisitions8 under this Agreement shall instead be references to Sponsor Principals collectively. Any purported transfer of a Class F Share in breach of this restriction shall be void and of no effect.

5	REDEMPTION

5.1

Upon the earlier to occur of (i) the third (3rd) anniversary of the Closing; (ii) the date on which the Sponsor Shareholding falls below 5% of the Company’s share capital as a result of a sale or other transfer of shares by GigAcquisitions8 or the Sponsor Principals (and not as a result of dilution from issuances by the Company); and (iii) where the Sponsor Shareholding falls below 5% of the Company’s issued share capital solely as a result of dilutive issuances by the Company, and subsequent to such dilutive issuances, the Sponsor Shareholding decreases by a further 1% of the Company’s share capital as a result of a sale or other transfer of shares by GigAcquisitions8 or the Sponsor Principals, disregarding any dilution as a result of issuances by the Company, such later date of such sale of other transfers, then:

(a)

all outstanding Class F Shares held by GigAcquisitions8 or the Sponsor Principals shall automatically, and without the need for the consent of GigAcquisitions8 or the Sponsor Principals, or the approval of the directors, be redeemed and cancelled by the Company in exchange for the issuance of ordinary shares at a ratio of one (1) ordinary share for each Class F Share redeemed; and

(b)	such Class F Shares may not be reissued by the Company.

For the purposes of this Clause 5.1, (A) the Sponsor Shareholding means the aggregate shareholding in the Company of GigAcquisitions8 and the Sponsor Principals, taken together; and (B) a Sponsor Distribution shall not constitute a sale or other transfer of shares.

5.2

GigAcquisitions8 or the Sponsor Principals shall be sent written notice of the time and the place designated for the mandatory redemption of all its Class F Shares pursuant to this Clause 5. Upon receipt of such notice, GigAcquisitions8 or the Sponsor Principals shall, if so required by the Company, provide written instruments of redemption in a form satisfactory to the Company.

6	ACCESSION DEEDS

The Company shall not issue Class F Shares unless the subscriber agrees to be bound by, and accede to, this Agreement and each Class F Shareholder irrevocably appoints the Company as its agent to execute an Accession Deed on its behalf with any person who lawfully becomes a New Class F Shareholder under this Agreement.

7	REPRESENTATIONS

7.1	Each Party to this Agreement represents to each other Party (but only in respect of itself) and agrees that it has represented to each other Party to induce them to enter into this Agreement that:

(a)

it has full legal power, capacity and authorisation to enter into and to exercise its rights and perform its obligations under, and has taken all necessary action to authorise the entry into, performance and delivery of this Agreement;

(b)	the obligations expressed to be assumed by it under this Agreement are its legal, valid and binding obligations enforceable in accordance with their terms;

(c)

in any proceedings taken in a relevant jurisdiction of such Party, the choice of the laws of the British Virgin Islands as governing law of this Agreement and any judgment obtained in the British Virgin Islands will be recognised and enforced;

(d)	this Agreement is not subject to any registration or filing requirements, or any stamp duty or similar documentary tax in any relevant jurisdiction;

(e)

no steps have been taken or legal proceedings have been started or (to the best of such Party’s knowledge and belief) threatened against that Party for its winding-up, bankruptcy, dissolution or re-organisation or for the appointment of a receiver, administrator, administrative receiver, trustee or similar officer of it or any or all of that Party’s assets or revenues; and

(f)	it is entering into this Agreement as principal and solely for its own account, and not as the agent or partner of any other person.

7.2

Each New Class F Shareholder represents to each other Party (but only in respect of itself) and agrees that they have so represented to each other Party to induce them to enter into the relevant Accession Deed that:

(a)	it has reviewed the Articles; and

(b)	it has considered all relevant information relating to the investment and taken such independent legal and financial advice as it thinks necessary or desirable.

7.3

Each New Class F Shareholder shall be deemed to make each representation made by a Party in Clauses 7.1 and 7.2 with reference to the facts and circumstances then existing when executing their Accession Deed, except that references in Clause 7.1 to this Agreement shall, where the context permits, mean this Agreement and/or the relevant Accession Deed.

7.4

Each Party acknowledges and agrees that each other Party has entered into this Agreement (or, with respect to any New Class F Shareholder, the relevant Accession Deed) on the basis of the representations made in this Clause 7.

8	MISCELLANEOUS

8.1

This Agreement (and the documents referred to in it) contains the whole agreement between the Parties relating to the transactions contemplated by this Agreement and supersedes all previous understandings and agreements between the Parties relating to these transactions. Each Party acknowledges that, in agreeing to enter into this Agreement, it has not relied on any representation, warranty, collateral contract or other assurance (except those set out in this Agreement and any documents referred to in it) made by or on behalf of any other Party or any other person whatsoever before the execution of this Agreement. Each Party waives all rights and remedies which, but for this Clause, might otherwise be available to it in respect of any such representation, warranty, collateral contract or other assurance, provided that nothing in this Clause shall limit or exclude any liability for wilful misconduct or fraud.

8.2

If, for any reason whatsoever, this Agreement has not been validly executed by any of the Parties hereto, this Agreement shall continue to be fully binding and enforceable against all and each of the remaining Parties.

8.3	If a provision of any Transaction Document is or becomes illegal, invalid or unenforceable in any jurisdiction, that shall not affect:

(a)	the validity or enforceability in that jurisdiction of any other provision of that Transaction Document; or

(b)	the validity or enforceability in other jurisdictions of that or any other provision of that Transaction Document.

8.4	No delay or omission on the part of any Party in exercising any right, power or remedy provided by the law of any jurisdictions or under any Transaction Document shall:

(a)	impair such right, power or remedy; or

(b)	operate as a waiver thereof.

8.5	This Agreement may be executed in any number of counterparts and all of such counterparts taken together shall be deemed to constitute one and the same instrument.

8.6

All payments to be made under any Transaction Document shall be made in cleared funds, free and clear of and without deduction for or on account of any taxes, levies, imposts, duties, charges, fees and withholdings of any nature now or hereafter imposed by any governmental, fiscal or other authority save as required by law. If a Party to a Transaction Document is compelled to make any such deduction, it will pay to the receiving Party such additional amounts as are necessary to ensure receipt by the receiving Party of the full amount which that Party would have received but for the deduction.

8.7

If any payment or transfer of any property under any Transaction Document is capable of being avoided or otherwise set aside on the insolvency of any person (including any Party) or otherwise, then that amount shall not be considered to have been paid or property transferred for the purposes of that Transaction Document.

8.8	A Transaction Document may only be amended by an instrument in writing signed by each Party to that Transaction Document.

8.9	No waiver of any right or rights arising under any Transaction Document shall be effective unless such waiver is in writing and signed by the Party or Parties whose rights are being waived.

8.10

This Agreement shall not be deemed to create any partnership, joint venture, agency, fiduciary or employment relationship between the Parties. No Party holds itself out as the agent or partner of any other Party.

8.11	The Parties may sign multiple copies of this Agreement, each of which shall evidence the same contract.

8.12	Where the provisions of this Agreement are inconsistent with any other Transaction Document, the provisions of this Agreement shall prevail.

9	ASSIGNABILITY

9.1

The rights and obligations of the Parties under this Agreement are personal and no Party to this Agreement may assign, transfer, novate or dispose of its rights and/or obligations arising under, out of or in connection with this Agreement to any other person without the prior written consent of each other Party.

10	NOTICES

10.1

All notices or other communications under or in connection with this Agreement shall be given in writing and, unless otherwise stated, may be made by facsimile or other electronic transmission. Any such notice will be deemed to be given as follows:

(a)	if by hand, upon delivery;

(b)	if by post, on the sixth day after the letter was posted; and

(c)	if by electronic mail, when the recipient acknowledges receipt.

10.2	Any notice in relation to a Transaction Document may be served on the Company at the following address:

Name:	Quantisimo Holdings Corp

Address:	[c/o Harneys Corporate Services Limited Craigmuir Chambers Road Town VG1110 British Virgin Islands]

or such other address as the Company shall give written notice of to each other Party.

10.3

Any notice in relation to a Transaction Document may be served on the relevant Class F Shareholder at the relevant address as listed on the signature page or such other address as they shall give written notice of to each other Party.

10.4	Each New Class F Shareholder shall provide an address for the service of notices under this Agreement in the relevant Accession Deed.

11	TERMINATION

11.1	Any Class F Shareholder who no longer holds any Class F Shares in the Company shall cease to be a party to this Agreement, without prejudice to any accrued rights.

11.2

Notwithstanding anything to the contrary contained herein, from and after the termination of this Agreement, no Party shall have any liability to any other Party hereunder except for liability arising from any wilful and material breach of this Agreement occurring prior to such termination.

11.3	Clauses 10, 11 and 12 shall survive the termination of this Agreement, and shall continue to bind any Class F Shareholder who ceases to be a party to this Agreement.

12	ARBITRATION

12.1

Any dispute, controversy or claim arising out of, relating to, or in connection with this Agreement or the transactions contemplated hereby, including any question regarding the existence, validity, interpretation, breach or termination of this Agreement (but excluding applications or claims for a temporary restraining order, preliminary injunction, permanent injunction or other equitable relief or application for enforcement of a final award, resolution, determination or decision of the arbitrator) (each, a DISPUTE), shall be finally resolved by binding arbitration administered by the American Arbitration Association (AAA) pursuant to the Expedited Procedures (as defined in the AAA Procedures) of its Commercial Arbitration Rules then in effect (the AAA PROCEDURES). The arbitration shall be conducted by one (1) arbitrator or, if the amount in controversy is $5,000,000 or more, three (3) arbitrators, in each case, nominated by the AAA promptly (but in any event within five (5) business days) after submission of the Dispute to the AAA and reasonably acceptable to each Party subject to the Dispute, which arbitrator or arbitrators shall be a commercial lawyer or commercial lawyers, as applicable, with substantial experience arbitrating disputes under shareholders’ agreements or acquisition agreements. The seat of the arbitration shall be New York, New York. The language of the arbitration shall be English. The arbitration proceedings shall be streamlined and efficient. The arbitrator shall decide the Dispute in accordance with the substantive laws of the British Virgin Islands. Time is of the essence. The arbitration award shall be in writing and include a reasonable explanation of the arbitrator’s or arbitrators’ (as applicable) reason(s) for the terms of the arbitral award. The arbitral award shall be final and binding on the Parties and may be entered and enforced in any court of competent jurisdiction under Clause 12.2. Each Party shall bear its own costs and expenses in connection with the arbitration, and the fees and expenses of the arbitrators shall be shared equally by the Parties, unless the arbitrator or arbitral tribunal, as applicable, determines otherwise in its award.

13	GOVERNING LAW; JURISDICTION; JURY TRIAL WAIVER

13.1

This Agreement, and all claims or causes of action based upon, arising out of, or related to this Agreement, shall be governed by, and construed in accordance with, the Laws of the British Virgin Islands, without giving effect to principles or rules of conflict of Laws to the extent such principles or rules would require or permit the application of Laws of another jurisdiction.

13.2

Subject to Clause 11, each Party irrevocably submits to the non-exclusive jurisdiction of the courts of the British Virgin Islands. Subject to Clause 11 and the immediately preceding sentence, (A) all actions arising out of or relating to this Agreement shall be heard and determined exclusively by the courts seated in the British Virgin Islands (the Specified Courts), and (B) each Party hereby (1) submits to the exclusive personal and subject matter jurisdiction of any Specified Court for the purpose of any action arising out of or relating to this Agreement brought by any Party and (2) irrevocably waives, and agrees not to assert by way of motion, defense or otherwise, in any such action, any claim that it is not subject to the personal or subject matter jurisdiction of the Specified Courts, that its property is exempt or immune from attachment or execution, that the action is brought in an inconvenient forum, that the venue of the action is improper, or that this Agreement or the transactions contemplated hereby may not be enforced in or by any Specified Court. Each Party agrees that a final judgment in any action shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Each Party irrevocably consents to the service of the summons and complaint and any other process in any other action relating to the transactions contemplated hereby, on behalf of itself, or its property, by personal delivery of copies of such process to such Party at the applicable address set forth in Clause 9. Nothing in this Clause 12.2 shall affect the right of any Party to serve legal process in any other manner permitted by law.

13.3

EACH PARTY HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY ACTION, SUIT OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS.

14	REMEDIES

Each Party acknowledges and agrees that the rights of each Party contemplated by this Agreement are unique. It is accordingly agreed that the Parties shall be entitled to equitable relief, including in the form of an injunction or injunctions, to prevent breaches or threatened breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, including each Class F Shareholder’s obligations hereunder, without proof of actual damages or the inadequacy of monetary damages as a remedy prior to the valid termination of this Agreement, in the courts described in Clause 12.2 (including the Specified Courts), notwithstanding the arbitration provisions of Clause 11, this being in addition to any other remedy to which any Party is entitled at law or in equity, including money damages. Each Party further agrees not to oppose the granting of specific performance and other equitable relief on the basis that an adequate remedy at law exists or that specific performance is not an appropriate remedy for any reason at law or in equity. The right to specific enforcement shall include the right of the Parties to cause the other Parties to cause the transactions contemplated hereby to be consummated on the terms and subject to the conditions and limitations set forth in this Agreement. The Parties further agree to waive any requirement for the security or posting of any bond in connection with any such equitable remedy. The Parties acknowledge and agree that this Clause 13.1 is an integral part of the transactions contemplated hereby and without that right, the Parties would not have entered into this Agreement.

This Agreement has been entered into as a deed on the date first above written.

SCHEDULE 1

Form of Accession Deed

THIS ACCESSION DEED is dated        and is made as a deed

BETWEEN

1	Quantisimo Holdings Corp, a company registered in the British Virgin Islands (the Company), for itself and as agent for the Class F Shareholders of the Company (the Current Class F Shareholders).

2	[●] (the Acceding Class F Shareholder).

BACKGROUND

A	The Current Class F Shareholders and the Company are party to a Class F Shareholders’ Agreement dated [●] 2026 (the Agreement).

B	The Acceding Class F Shareholder wishes to accede to the Agreement as a New Class F Shareholder.

IT IS AGREED as follows:

1	DEFINITION AND INTERPRETATION

1.1	Clause 1 (Definition and Interpretation) of the Agreement shall apply to this Accession Deed with any necessary changes.

2	ACCESSION

(a)	The Acceding Class F Shareholder shall accede to the Agreement as a New Class F Shareholder from the date hereof.

(b)	The address for service for the Acceding Class F Shareholder specified in clause 5 of this Accession Deed shall be deemed to be incorporated into the Agreement.

(c)	Except as aforesaid, the terms of the Agreement shall remain unaffected.

3	REPRESENTATIONS

3.1

The Acceding Class F Shareholder makes the representations set out in Clause 5 of the Agreement to each other Party to induce them to execute this Accession Deed and permit the Acceding Class F Shareholder to accede to the Agreement and subscribe for or otherwise acquire Shares.

4	COUNTERPARTS

4.1	This Accession Deed may be executed in any number of counterparts and all of such counterparts taken together shall be deemed to constitute one and the same instrument.

5	ADDRESS FOR SERVICE

5.1	Any notice in relation to a Transaction Document may be served on the Acceding Class F Shareholder at the following address:

Name:	[●]

Address:	[●] [●] [●]

E-mail:	[●]

or such other address as the Acceding Class F Shareholder shall give written notice of to each other Party.

6	GOVERNING LAW AND DISPUTE RESOLUTION

6.1	This Accession Deed shall be governed by British Virgin Islands law.

6.2	Clause 1Error! Reference source not found. of the Agreement shall apply to this Accession Deed with any necessary changes.

EXECUTION PAGE TO CLASS F SHAREHOLDERS’ AGREEMENT OF Quantisimo Holdings Corp

Company

Executed and delivered as a deed by	)
Quantisimo Holdings Corp	)
acting by its duly authorised director	)	(Director)

Class F Shareholders

Executed and delivered as a deed by	)
WISeQey Corp	)
acting by its duly authorised [director]	)	(Director)

in the presence of

Witness name:

Witness signature:

Witness address:

Executed and delivered as a deed by	)
SealSQ Corp	)
acting by its duly authorised [director]	)	(Director)

Address for notice:

Email address: ***

in the presence of

Witness name:

Witness signature:

Witness address:

Executed and delivered as a deed by	)
GigAcquisitions8 Corp.	)
acting by its duly authorised [director]	)	(Director)

Address for notice:

Email address: * * *

in the presence of

Witness name:

Witness signature:

Witness address:

Exhibit O

Form of Amended and Restated Registration Rights Agreement

AMENDED AND RESTATED REGISTRATION RIGHTS AGREEMENT

THIS AMENDED AND RESTATED REGISTRATION RIGHTS AGREEMENT (this “Agreement”), dated as of [  ], 202[ ], amends and restates in its entirety that certain Registration Rights Agreement, dated as of October 3, 2025 (the “Original RRA”), by and among GigCapital8 Corp., a Cayman Islands exempted company (“SPAC”), GigAcquisitions8 Corp., a Cayman Islands exempted company (the “Sponsor”), and the other parties thereto, and is made and entered into by and among SPAC, Quantisimo Holdings Corp., a business company with limited liability incorporated under the laws of the British Virgin Islands (“PubCo” and, from and after the SPAC Merger Effective Time, the “Company”), the Sponsor, SealSQ Corp, a business company limited by shares incorporated under the laws of the British Virgin Islands (“SealSQ”), WISeQey Corp, a business company limited by shares incorporated under the laws of the British Virgin Islands (“WISeQey” and, together with SealSQ, the “Company Shareholders”), and each other person or entity that is a Holder under the Original RRA, if any (together with the Sponsor, the Company Shareholders and any person or entity who hereafter becomes a party to this Agreement pursuant to Section 5.1 of this Agreement, the “Holders” and, each, a “Holder”). Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Merger Agreement (as defined below).

RECITALS

WHEREAS, on June 30, 2025, in addition to one Class B ordinary share, par value $0.0001 per share (the “Class B Ordinary Shares”) that was allotted to Harneys Fiduciary (Cayman) Limited (“Harneys Fiduciary”) that was transferred by Harneys Fiduciary to the Sponsor at formation, SPAC and the Sponsor entered into a subscription agreement pursuant to which SPAC issued and sold to the Sponsor an additional 8,099,613 Class B Ordinary Shares (together with the initial Class B Ordinary Share allotted to Harneys Fiduciary and transferred by Harneys Fiduciary, the “Founder Shares”). On July 18, 2025, the Sponsor surrendered 249,385 Founder Shares for no consideration, resulting in the Sponsor having acquired 7,850,229 Founder Shares, of which up to 1,023,943 Founder Shares remained subject to forfeiture depending on the extent to which the Underwriters’ over-allotment option was exercised during SPAC’s initial public offering (the “Offering”).

WHEREAS, certain institutional investors (none of which are affiliated with any member of SPAC’s management, the Sponsor or any other investor) (the “non-managing investors”) committed, pursuant to written subscription agreements with SPAC (the “Subscription Agreements”), to purchase an aggregate of 2,964,203 Class B Ordinary Shares of SPAC (of which 386,681 Class B Ordinary Shares remained subject to forfeiture depending on the extent to which the Underwriters’ over-allotment option was exercised during the Offering) (the “Private Investor Shares”) from SPAC in a private placement that closed simultaneously with the Offering at the price of $0.023254 per Private Investor Share.

WHEREAS, the Sponsor agreed to sell at the time of the Offering a total of 375,397 Founder Shares in the aggregate to four of its director nominees to be independent directors, James Greene, Luis Machuca, Bryan Timm and Raanan Horowitz at an aggregate price of $9,244, and 1,416,665 Founder Shares to non-affiliated Lynrock Lake Master Fund LP (“Lynrock Lake”) at an aggregate price of $13,130, and also to transfer 5,000 Founder Shares to SPAC’s Chief Financial Officer, Christine Marshall, thus reducing the number of Founder Shares held by the Sponsor to 6,053,167 Founder Shares.

WHEREAS, the Founder Shares and Private Investor Shares are convertible into SPAC’s Class A ordinary shares, par value $0.0001 per share (the “Class A Ordinary Shares”), at the time of the initial Business Combination (as defined below), or earlier at the option of the holder, on a one-for-one basis, subject to adjustment for share sub-divisions, share capitalizations, reorganizations, recapitalizations and the like, on the terms and conditions provided in SPAC’s amended and restated memorandum and articles of association, as may be amended from time to time;

WHEREAS, each of the Sponsor, the non-managing investors, Lynrock Lake, and Messrs. Greene, Machuca, Timm and Horowitz, agreed to purchase from SPAC an aggregate of 337,675 (or 357,657 if the

Underwriters’ over-allotment option was exercised during the Offering) private placement units (the “Private Placement Units”) at the price of $9.7374 per Private Placement Unit, with each Private Placement Unit consisting of one Class A Ordinary Share (the “Private Placement Shares”) and one right (the “Private Placement Rights”) to receive one-fifth of one Class A Ordinary Share upon the consummation of SPAC’s initial Business Combination;

WHEREAS, SPAC, the Sponsor and the other parties thereto entered into the Original RRA on October 3, 2025;

WHEREAS, SPAC, PubCo, GigCapital8 Merger Sub Inc., a Cayman Islands exempted company and a direct wholly owned subsidiary of PubCo (“SPAC Merger Sub”), Quantisimo Merger Sub Inc., a British Virgin Islands business company and a direct wholly owned subsidiary of PubCo (“Target Merger Sub”), Quantisimo Corp., a British Virgin Islands business company (“Quantisimo”), WISeQey and SealSQ have entered into that certain Agreement and Plan of Merger, dated as of October 8, 2026 (as may be amended, supplemented or otherwise modified from time to time, the “Merger Agreement”), pursuant to which, among other things, (a) SPAC Merger Sub will merge with and into SPAC, with SPAC surviving as a direct wholly owned subsidiary of PubCo (the “SPAC Merger”), and (b) immediately thereafter, Target Merger Sub will merge with and into Quantisimo, with Quantisimo surviving as a direct wholly owned subsidiary of PubCo (the “Company Merger” and, together with the SPAC Merger, the “Mergers”);

WHEREAS, pursuant to the Merger Agreement, (a) at the SPAC Merger Effective Time, each share of SPAC Common Stock issued and outstanding immediately prior thereto (including the Founder Shares, Private Investor Shares and Private Placement Shares) will be cancelled in exchange for the right to receive PubCo Shares, and (b) at the Company Merger Effective Time, each Company Share issued and outstanding immediately prior thereto will be cancelled in exchange for the right to receive PubCo Shares, such that, following the Closing, the Sponsor and the Company Shareholders will hold PubCo Shares;

WHEREAS, Section 5.9 of the Original RRA provides that the Original RRA may be amended or modified upon the written consent of SPAC and the Holders of at least a majority in interest of the Registrable Securities (as defined in the Original RRA) at the time in question, subject to the consent of any Holder adversely affected in a manner that is materially different from the other Holders;

WHEREAS, the Sponsor is the holder of a majority in interest of the Registrable Securities (as defined in the Original RRA), and SPAC and the Sponsor desire to amend and restate the Original RRA in its entirety as set forth herein, including to provide that PubCo shall be substituted for SPAC as the “Company” and to admit the Company Shareholders as Holders, in each case in a manner that does not adversely affect any Holder under the Original RRA in a manner that is materially different from the other Holders; and

WHEREAS, pursuant to the Merger Agreement, this Agreement is to be entered into simultaneously with the Closing, and the parties hereto desire that PubCo grant the Holders certain registration rights with respect to the Registrable Securities, on a pari passu basis, on the terms and subject to the conditions set forth herein.

NOW, THEREFORE, in consideration of the representations, covenants and agreements contained herein, and certain other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

ARTICLE 1

DEFINITIONS

1.1 Definitions. The terms defined in this Article 1 shall, for all purposes of this Agreement, have the respective meanings set forth below:

“Adverse Disclosure” means any public disclosure of material non-public information, which disclosure, in the good faith judgment of the Chairman of the Board, the chief executive officer of the Company or chief financial officer of the Company, after consultation with counsel to the Company, (i) would be required to be made in any Registration Statement or Prospectus in order for the applicable Registration Statement or Prospectus not to contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein (in the case of any prospectus and any preliminary prospectus, in the light of the circumstances under which they were made) not misleading, (ii) would not be required to be made at such time if the Registration Statement were not being filed and (iii) the Company has a bona fide business purpose for not making such information public.

“Agreement” means this Agreement, as amended, restated, supplemented, or otherwise modified from time to time.

“Board” means the Board of Directors of the Company.

“Business Combination” means the acquisition of direct or indirect ownership through a merger, share exchange, asset acquisition, stock purchase, recapitalization, reorganization or other similar business combination with one or more businesses or entities, involving the Company.

“Class A Ordinary Shares” shall have the meaning given in the Recitals hereto.

“Class B Ordinary Shares” shall have the meaning given in the Recitals hereto.

“Closing” and “Closing Date” shall have the meanings given in the Merger Agreement.

“Commission” means the United States Securities and Exchange Commission, or any other federal agency then administering the Securities Act or the Exchange Act.

“Company” shall have the meaning given in the Preamble and, for the avoidance of doubt, means PubCo from and after the SPAC Merger Effective Time (and SPAC prior thereto), and includes the Company’s successors by recapitalization, merger, consolidation, spin-off, reorganization or similar transaction; for the avoidance of doubt, the term “Company” as used herein shall not refer to the “Company” as defined in the Merger Agreement, which is referred to herein as “Quantisimo” (it being understood that terms such as “Company Shares,” “Company Merger Effective Time” and “Company Cash Contribution Credit Shares” shall have the meanings given in the Merger Agreement).

“Company Merger” shall have the meaning given in the Recitals hereto.

“Company Shareholders” shall have the meaning given in the Preamble.

“Demand Registration” shall have the meaning given in subsection 2.1.1.

“Demanding Holder” shall have the meaning given in subsection 2.1.1.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the Commission promulgated thereunder, all as the same shall be in effect at the time.

“Form S-1” shall have the meaning given in subsection 2.1.1.

“Form S-3” shall have the meaning given in subsection 2.3.

“Founder Shares” shall have the meaning given in the Recitals hereto and shall be deemed to include the Class A Ordinary Shares issuable upon conversion thereof and any PubCo Shares issued in exchange therefor pursuant to the SPAC Merger.

“Harneys Fiduciary” shall have the meaning given in the Recitals hereto.

“Holders” shall have the meaning given in the Preamble.

“Insider Letter” means that certain letter agreement, dated as of October 3, 2025, by and among SPAC, the Sponsor, Lynrock Lake and each of SPAC’s officers, directors and director nominees.

“Lock-Up Agreement” means each lock-up agreement entered into at or prior to the Closing pursuant to the Merger Agreement.

“Lock-up Period” means, with respect to any Registrable Securities held by a Holder, the period, if any, during which such Registrable Securities are subject to restrictions on transfer under the Insider Letter, the Subscription Agreements, any Lock-Up Agreement to which such Holder is a party or any other applicable agreement between such Holder and the Company, as applicable.

“Lynrock Lake” shall have the meaning given in the Recitals hereto.

“Maximum Number of Securities” shall have the meaning given in subsection 2.1.4.

“Merger Agreement” and “Mergers” shall have the meanings given in the Recitals hereto.

“Misstatement” means an untrue statement of a material fact or an omission to state a material fact required to be stated in a Registration Statement or Prospectus or necessary to make the statements in a Registration Statement or Prospectus (in the light of the circumstances under which they were made) not misleading.

“non-managing investors” shall have the meaning given in the Recitals hereto.

“Offering” shall have the meaning given in the Recitals hereto.

“Ordinary Shares” means, from and after the SPAC Merger Effective Time, the PubCo Ordinary Shares and, prior thereto, the Class A Ordinary Shares and the Class B Ordinary Shares, together with any securities into which any of the foregoing may be converted or exchanged.

“Original RRA” shall have the meaning given in the Preamble.

“Permitted Transferees” means any person or entity to whom a Holder of Registrable Securities is permitted to transfer such Registrable Securities prior to the expiration of the respective Lock-up Period, as the case may be, under the Insider Letter, any Lock-Up Agreement and any other applicable agreement between such Holder and the Company and to any transferee thereafter.

“Piggyback Registration” shall have the meaning given in subsection 2.2.1.

“Private Investor Shares” shall have the meaning given in the Recitals hereto.

“Private Placement Rights” shall have the meaning given in the Recitals hereto.

“Private Placement Shares” shall have the meaning given in the Recitals hereto.

“Private Placement Units” shall have the meaning given in the Recitals hereto.

“Pro Rata” shall have the meaning given in subsection 2.1.4.

“Prospectus” means the prospectus included in any Registration Statement, as supplemented by any and all prospectus supplements and as amended by any and all post-effective amendments and including all material incorporated by reference in such prospectus.

“PubCo” shall have the meaning given in the Preamble.

“PubCo Class F Shares,” “PubCo Ordinary Shares” and “PubCo Shares” shall have the meanings given in the Merger Agreement.

“Quantisimo” shall have the meaning given in the Recitals hereto.

“Register,” “Registered” and “Registration” mean a registration effected by preparing and filing a registration statement or similar document in compliance with the requirements of the Securities Act, and the applicable rules and regulations promulgated thereunder, and such registration statement becoming effective.

“Registrable Security” means (a) all of the Founder Shares, (b) all of the Private Investor Shares, (c) all of the Private Placement Shares, (d) all of the Class A Ordinary Shares or PubCo Ordinary Shares issued or issuable upon conversion of the Private Placement Rights upon the consummation of SPAC’s initial Business Combination, in the case of each of clauses (a) through (d), including any PubCo Shares issued or issuable in exchange therefor pursuant to the SPAC Merger, (e) all PubCo Shares issued or issuable to the Company Shareholders pursuant to the Merger Agreement, including the Merger Consideration and the Company Cash Contribution Credit Shares, (f) any PubCo Ordinary Shares issued or issuable upon the conversion of any PubCo Class F Shares held by a Holder, (g) any outstanding Ordinary Shares or any other equity security (including the Ordinary Shares issued or issuable upon the exercise of any other equity security) of the Company held by a Holder immediately following the Closing, (h) any equity securities (including the Ordinary Shares issued or issuable upon the exercise or conversion of any such equity security) of the Company issuable upon the conversion of the Working Capital Loan (as defined in the Merger Agreement) or other working capital loans made to SPAC or the Company by a Holder, and (i) any other equity security of the Company sold or issued or issuable with respect to any such Ordinary Share by way of a share dividend or share sub-division or in connection with a combination of shares, recapitalization, merger, consolidation, spin-off or reorganization; provided, however, that, as to any particular Registrable Security, such securities shall cease to be Registrable Securities when: (A) a Registration Statement with respect to the sale of such securities shall have become effective under the Securities Act and such securities shall have been sold, transferred, disposed of or exchanged in accordance with such Registration Statement; (B) such securities shall have been otherwise transferred, new certificates for such securities not bearing a legend restricting further transfer shall have been delivered by the Company and subsequent public distribution of such securities shall not require registration under the Securities Act; (C) such securities shall have ceased to be outstanding; (D) such securities may be sold without registration pursuant to Rule 144 promulgated under the Securities Act (but with no volume or other restrictions or limitations); or (E) such securities have been sold to, or through, a broker, dealer or underwriter in a public distribution or other public securities transaction.

“Registration Expenses” means the out-of-pocket expenses of a Registration, including, without limitation, the following:

(A) all registration and filing fees (including fees with respect to filings required to be made with the Financial Industry Regulatory Authority, Inc.) and any securities exchange on which the Ordinary Shares are then listed;

(B) fees and expenses of compliance with securities or blue-sky laws (including reasonable fees and disbursements of outside counsel for the Underwriters in connection with blue-sky qualifications of Registrable Securities);

(C) printing, messenger, telephone and delivery expenses;

(D) reasonable fees and disbursements of counsel for the Company;

(E) reasonable fees and disbursements of all independent registered public accountants of the Company incurred specifically in connection with such Registration; and

(F) reasonable fees and expenses of one (1) legal counsel selected by the majority-in-interest of the Demanding Holders initiating a Demand Registration to be registered for offer and sale in the applicable Registration.

“Registration Statement” means a registration statement filed by the Company with the Commission in compliance with the Securities Act and the rules and regulations promulgated thereunder for a public offering and sale of securities (other than a registration statement on Form S-4, Form F-4 or Form S-8, or their successors, or any registration statement covering only securities proposed to be issued in exchange for securities or assets of another entity).

“Requesting Holder” shall have the meaning given in subsection 2.1.1.

“SealSQ” shall have the meaning given in the Preamble.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations of the Commission promulgated thereunder, all as the same shall be in effect at the time.

“SPAC” shall have the meaning given in the Preamble.

“SPAC Merger” shall have the meaning given in the Recitals hereto, and “SPAC Merger Effective Time” shall have the meaning given in the Merger Agreement.

“Sponsor” shall have the meaning given in the Preamble.

“Subscription Agreements” shall have the meaning given in the Recitals hereto.

“Underwriter” means a securities dealer who purchases any Registrable Securities as principal in an underwritten offering and not as part of such dealer’s market-making activities.

“Underwritten Registration” or “Underwritten Offering” shall mean a Registration in which securities of the Company are sold to an Underwriter in a firm commitment underwriting for distribution to the public.

“WISeQey” shall have the meaning given in the Preamble.

ARTICLE 2

REGISTRATIONS

2.1 Demand Registration.

2.1.1 Request for Registration. Subject to the provisions of subsection 2.1.4 and Section 2.4 hereof, at any time and from time to time on or after the Closing Date, any of (a) the Holders of at least a majority-in-interest of the then-outstanding number of Registrable Securities that are not then subject to a Lock-up Period, (b) the Sponsor, together with its Permitted Transferees and permitted assigns, or (c) the Company Shareholders, together with their respective Permitted Transferees and permitted assigns (the Holders making such demand under any of the foregoing clauses (a), (b) or (c), the “Demanding Holders”) may make a written demand for Registration under the Securities Act of all or part of their Registrable Securities, which written demand shall describe the amount and type of securities to be included in such Registration and the intended method(s) of distribution thereof (such written demand a “Demand Registration”). For purposes of this Agreement, any reference to a “majority-in-interest of the Demanding Holders” shall mean the Demanding Holders holding at least a majority of the Registrable Securities held by all Demanding Holders that made the applicable Demand Registration. The Company shall, within ten (10) days of the Company’s receipt of the Demand Registration, notify, in writing, all other Holders of Registrable Securities of such demand, and each Holder of Registrable Securities who thereafter wishes to include all or a portion of such Holder’s Registrable Securities in a Registration pursuant to a Demand Registration (each such Holder that includes all or a portion of such Holder’s Registrable Securities in such Registration, a “Requesting Holder”) shall so notify the Company, in writing, within five (5) days after the receipt by the Holder of the notice from the Company. Upon receipt by the Company of any such written notification from a Requesting Holder(s), such Requesting Holder(s) shall be entitled to have their Registrable Securities included in a Registration pursuant to a Demand Registration and the Company shall effect, as soon thereafter as practicable, the Registration of all Registrable Securities requested by the Demanding Holder(s) and Requesting Holder(s) pursuant to such Demand Registration, including by filing a Registration Statement relating thereto as soon as practicable, but not more than forty five (45) days after the Company’s receipt of the Demand Registration. Under no circumstances shall the Company be obligated to effect more than an aggregate of three (3) Registrations pursuant to a Demand Registration under this subsection 2.1.1 with respect to any or all Registrable Securities; provided, however, that a Registration shall not be counted for such purposes unless a Form S-1, Form F-1 or any similar long-form registration statement that may be available at such time (“Form S-1”) has become effective and all of the Registrable Securities requested by the Requesting Holders to be registered on behalf of the Requesting Holders in such Form S-1 Registration have been sold, in accordance with Section 3.1 of this Agreement.

2.1.2 Effective Registration. Notwithstanding the provisions of subsection 2.1.1 above or any other part of this Agreement, a Registration pursuant to a Demand Registration shall not count as a Registration unless and until (i) the Registration Statement on Form S-1 filed with the Commission with respect to a Registration pursuant to a Demand Registration has been declared effective by the Commission and (ii) the Company has complied with all of its obligations under this Agreement with respect thereto; provided, however, that if, after such Registration Statement has been declared effective, an offering of Registrable Securities in a Registration pursuant to a Demand Registration is subsequently interfered with by any stop order or injunction of the Commission, federal or state court or any other governmental agency, the Registration Statement with respect to such Demand Registration shall be deemed not to have been declared effective, unless and until, (i) such stop order or injunction is removed, rescinded or otherwise terminated, and (ii) a majority-in-interest of the Demanding Holders initiating such Demand Registration thereafter affirmatively elect to continue with such Registration and accordingly notify the Company in writing of such election, but in no event later than five (5) days thereafter n; provided, further, that the Company shall not be obligated or required to file another Registration Statement until the Registration Statement that has been previously filed with respect to a Registration pursuant to a Demand Registration becomes effective or is subsequently terminated.

2.1.3 Underwritten Offering. Subject to the provisions of subsection 2.1.4 and Section 2.4 hereof, if a majority-in-interest of the Demanding Holders so advise the Company as part of their Demand Registration that the offering of the Registrable Securities pursuant to such Demand Registration shall be in the form of an Underwritten Offering, then the right of such Demanding Holder or Requesting Holder (if any) to include its Registrable Securities in such Registration shall be conditioned upon such Holder’s participation in such Underwritten Offering and the inclusion of such Holder’s Registrable Securities in such Underwritten Offering to the extent provided herein. All such Holders proposing to distribute their Registrable Securities through an Underwritten Offering under this subsection 2.1.3 shall enter into an underwriting agreement in customary form with the Underwriter(s) selected for such Underwritten Offering by the majority-in-interest of the Demanding Holders initiating the Demand Registration.

2.1.4 Reduction of Underwritten Offering. If the managing Underwriter or Underwriters in an Underwritten Registration pursuant to a Demand Registration, in good faith, advises the Company, the Demanding Holders and the Requesting Holders (if any) in writing that the dollar amount or number of Registrable Securities that the Demanding Holders and the Requesting Holders (if any) desire to sell, taken together with all other Ordinary Shares or other equity securities that the Company desires to sell and the Ordinary Shares, if any, as to which a Registration has been requested pursuant to separate written contractual piggy-back registration rights held by any other shareholders who desire to sell, exceeds the maximum dollar amount or maximum number of equity securities that can be sold in the Underwritten Offering without adversely affecting the proposed offering price, the timing, the distribution method, or the probability of success of such Underwritten Offering (such maximum dollar amount or maximum number of such securities, as applicable, the “Maximum Number of Securities”), then the Company shall include in such Underwritten Offering, as follows: (i) first, the Registrable Securities of all Holders that have requested to include Registrable Securities in such Underwritten Registration (including the Demanding Holders, the Requesting Holders and any Holders exercising their rights under Section 2.2.1 hereof), on a pari passu basis without priority among such Holders (pro rata based on the respective number of Registrable Securities that each such Holder has requested be included in such Underwritten Registration and the aggregate number of Registrable Securities that all such Holders have requested be included in such Underwritten Registration (such proportion is referred to herein as “Pro Rata”)), that can be sold without exceeding the Maximum Number of Securities; (ii) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (i), the Ordinary Shares or other equity securities that the Company desires to sell, which can be sold without exceeding the Maximum Number of Securities; and (iii) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (i) and (ii), the Ordinary Shares or other equity securities of other persons or entities that the Company is obligated to register in a Registration pursuant to separate written contractual arrangements with such persons and that can be sold without exceeding the Maximum Number of Securities.

2.1.5 Demand Registration Withdrawal. A majority-in-interest of the Demanding Holders initiating a Demand Registration pursuant to a Registration under subsection 2.1.1 shall have the right to withdraw from a Registration pursuant to such Demand Registration for any or no reason whatsoever upon written notification to the Company and the Underwriter or Underwriters (if any) of their intention to withdraw from such Registration prior to the effectiveness of the Registration Statement filed with the Commission with respect to the Registration of their Registrable Securities pursuant to such Demand Registration. Notwithstanding anything to the contrary in this Agreement, (i) the Company may effect any Underwritten Registration pursuant to any then effective Registration Statement, including a Form S-3, that is then available for such offering and (ii) the Company shall be responsible for the Registration Expenses incurred in connection with a Registration pursuant to a Demand Registration prior to its withdrawal under this subsection 2.1.5.

2.2 Piggyback Registration.

2.2.1 Piggyback Rights. If, at any time on or after the Closing Date, the Company proposes to file a Registration Statement under the Securities Act with respect to an offering of equity securities, or securities or other obligations exercisable or exchangeable for, or convertible into equity securities, by the Company for its own account or for the account of shareholders of the Company (or by the Company and by the shareholders of the Company), or a Demand Registration has been made pursuant to subsection 2.1.1, other than a Registration Statement (i) filed in connection with any employee share option or other benefit plan, (ii) for an exchange offer or offering of securities solely to the Company’s existing shareholders, (iii) for an offering of debt that is convertible into equity securities of the Company or (iv) for a dividend reinvestment plan, then the Company shall give written notice of such proposed filing to all of the Holders of Registrable Securities as soon as practicable but not less than ten (10) days before the anticipated filing date of such Registration Statement, which notice shall (A) describe the amount and type of securities to be included in such offering, the intended method(s) of distribution, and the name of the proposed managing Underwriter or Underwriters, if any, in such offering, and (B) offer to all of the Holders of Registrable Securities the opportunity to register the sale of such number of Registrable Securities as such Holders may request in writing within five (5) days after receipt of such written notice (such Registration a “Piggyback Registration”). The Company shall, in good faith, cause such Registrable Securities to be included in such Piggyback Registration and shall use its best efforts to cause the managing Underwriter or Underwriters of a proposed Underwritten Offering to permit the Registrable Securities requested by the Holders pursuant to this subsection 2.2.1 to be included in a Piggyback Registration on the same terms and conditions as any similar securities of the Company included in such Registration and to permit the sale or other disposition of such Registrable Securities in accordance with the intended method(s) of distribution thereof. All such Holders proposing to distribute their Registrable Securities through an Underwritten Offering under this subsection 2.2.1 shall enter into an underwriting agreement in customary form with the Underwriter(s) selected for such Underwritten Offering by the Company.

2.2.2 Reduction of Piggyback Registration. If the managing Underwriter or Underwriters in an Underwritten Registration that is to be a Piggyback Registration, in good faith, advises the Company and the Holders of Registrable Securities participating in the Piggyback Registration in writing that the dollar amount or number of securities that the Company desires to sell, taken together with (i) the Ordinary Shares, if any, as to which Registration has been demanded pursuant to separate written contractual arrangements with persons or entities other than the Holders of Registrable Securities hereunder (ii) the Registrable Securities as to which registration has been requested pursuant to Section 2.2 hereof, and (iii) the Ordinary Shares or other equity securities, if any, as to which Registration has been requested pursuant to separate written contractual piggyback registration rights of other shareholders of the Company, exceeds the Maximum Number of Securities, then:

(a) If the Registration is undertaken for the Company’s account, the Company shall include in any such Registration (A) first, the Ordinary Shares or other equity securities that the Company desires to sell, which can be sold without exceeding the Maximum Number of Securities; (B) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (A), the Registrable Securities of Holders exercising their rights to register their Registrable Securities pursuant to subsection 2.2.1 hereof, Pro Rata, based on the respective number of Registrable Securities that each Holder has so requested exercising its rights to register its Registrable Securities pursuant to subsection 2.2.1 hereof, which can be sold without exceeding the Maximum Number of Securities; and (C) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A) and (B), the Ordinary Shares, if any, as to which Registration has been requested pursuant to written contractual piggyback registration rights of other shareholders of the Company, which can be sold without exceeding the Maximum Number of Securities;

(b) If the Registration is pursuant to a request by persons or entities other than the Holders of Registrable Securities, then the Company shall include in any such Registration (A) first, the Ordinary Shares or other equity securities, if any, of such requesting persons or entities, other than the Holders of Registrable Securities, which can be sold without exceeding the Maximum Number of Securities; (B) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (A), the Registrable Securities of Holders exercising their rights to register their Registrable Securities pursuant to subsection 2.2.1, Pro Rata, which can be sold without exceeding the Maximum Number of Securities; (C) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A) and (B), the Ordinary Shares or other equity securities that the Company desires to sell, which can be sold without exceeding the Maximum Number of Securities; and (D) fourth, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A), (B) and (C), the Ordinary Shares or other equity securities for the account of other persons or entities that the Company is obligated to register pursuant to separate written contractual arrangements with such persons or entities, which can be sold without exceeding the Maximum Number of Securities.

2.2.3 Piggyback Registration Withdrawal. Any Holder of Registrable Securities shall have the right to withdraw from a Piggyback Registration for any or no reason whatsoever upon written notification to the Company and the Underwriter or Underwriters (if any) of his, her or its intention to withdraw from such Piggyback Registration prior to the effectiveness of the Registration Statement filed with the Commission with respect to such Piggyback Registration (or in the case of an Underwritten Registration pursuant to Rule 415 under the Securities Act, at least two Business Days prior to the time of pricing of the applicable offering). The Company (whether on its own good faith determination or as the result of a request for withdrawal by persons pursuant to separate written contractual obligations) may withdraw a Registration Statement filed with the Commission in connection with a Piggyback Registration at any time prior to the effectiveness of such Registration Statement. Notwithstanding anything to the contrary in this Agreement, the Company shall be responsible for the Registration Expenses incurred in connection with the Piggyback Registration prior to its withdrawal under this subsection 2.2.3.

2.2.4 Unlimited Piggyback Registration Rights. For purposes of clarity, any Registration effected pursuant to Section 2.2 hereof shall not be counted as a Registration pursuant to a Demand Registration effected under Section 2.1 hereof.

2.3 Registrations on Form S-3. Any Holders entitled to make a Demand Registration pursuant to clause (a), (b) or (c) of subsection 2.1.1 may at any time, and from time to time, request in writing that the Company, pursuant to Rule 415 under the Securities Act (or any successor rule promulgated thereafter by the Commission), register the resale of any or all of their Registrable Securities on Form S-3, Form F-3 or any similar short-form registration statement that may be available at such time pursuant to this Section 2.3 (“Form S-3”); provided, however, that the Company shall not be obligated to effect such request through an Underwritten Offering. Within five (5) days of the Company’s receipt of a written request from such Holders for a Registration on Form S-3, the Company shall promptly give written notice of the proposed Registration on Form S-3 to all other Holders of Registrable Securities, and each Holder of Registrable Securities who thereafter wishes to include all or a portion of such Holder’s Registrable Securities in such Registration on Form S-3 shall so notify the Company, in writing, within ten (10) days after the receipt by the Holder of the notice from the Company. As soon as practicable thereafter, but not more than twelve (12) days after the Company’s initial receipt of such written request for a Registration on Form S-3, the Company shall file a Registration Statement relating to all or such portion of such Holder’s Registrable Securities as are specified in such written request, together with all or such portion of Registrable Securities of any other Holder or Holders joining in such request as are specified in the written notification given by such Holder or Holders; provided, however, that the Company shall not be obligated to effect any such Registration pursuant to Section 2.3 hereof if (i) a Form S-3 is not available for such offering; or (ii) the Holders of Registrable Securities, together with the Holders of any other equity securities of the Company entitled to inclusion in such Registration, propose to sell the Registrable Securities and such other equity securities (if any) at any aggregate price to the public of less than $5,000,000.

2.4 Restrictions on Registration Rights. If (A) during the period starting with the date sixty (60) days prior to the Company’s good faith estimate of the date of the filing of, and ending on a date one hundred and twenty (120) days after the effective date of, a Company initiated Registration and provided that the Company has delivered written notice to the Holders prior to receipt of a Demand Registration pursuant to subsection 2.1.1 and it continues to actively employ, in good faith, all reasonable efforts to cause the applicable Registration Statement to become effective; (B) the Holders have requested an Underwritten Registration and the Company and the Holders are unable to obtain the commitment of underwriters to firmly underwrite the offer; or (C) in the good faith judgment of the Board, such Registration would be seriously detrimental to the Company and the Board concludes as a result that it is essential to defer the filing of such Registration Statement at such time, then in each case, the Company shall furnish to such Holders a certificate signed by the Chairman of the Board, the chief executive officer of the Company or chief financial officer of the Company stating that in the good faith judgment of the Board it would be seriously detrimental to the Company for such Registration Statement to be filed in the near future and that it is therefore essential to defer the filing of such Registration Statement. In such event, the Company shall have the right to defer such filing for a period of not more than thirty (30) days; provided, however, that the Company shall not defer its obligation in this manner more than once in any 12-month period. Notwithstanding anything to the contrary contained in this Agreement, the Company shall not be required to cause any Registration Statement to become effective with respect to any Registrable Securities held by a Holder until after the expiration of the Lock-up Period applicable to such Registrable Securities; provided, that the Lock-up Period applicable to the Registrable Securities of any Holder shall not delay or otherwise limit the Company’s obligations hereunder with respect to the Registrable Securities of any other Holder whose applicable Lock-up Period has expired or that are not subject to a Lock-up Period.

2.5 Pari Passu Rights. Notwithstanding anything to the contrary in this Agreement, the registration rights granted hereunder to each Holder shall rank pari passu with the registration rights granted hereunder to each other Holder, and in any Registration or Underwritten Offering in which Registrable Securities of more than one Holder are included (including in connection with any reduction pursuant to subsection 2.1.4 or subsection 2.2.2), the Registrable Securities of all participating Holders shall be included on a Pro Rata basis, without priority or preference of any Holder over any other Holder.

ARTICLE 3

COMPANY PROCEDURES

3.1 General Procedures. If at any time on or after the Closing Date the Company is required to effect the Registration of Registrable Securities, the Company shall use its best efforts to effect such Registration to permit the sale of such Registrable Securities in accordance with the intended plan of distribution thereof, and pursuant thereto the Company shall, as expeditiously as possible:

3.1.1 prepare and file with the Commission as soon as practicable a Registration Statement with respect to such Registrable Securities and use its reasonable best efforts to cause such Registration Statement to become effective and remain effective until all Registrable Securities covered by such Registration Statement have been sold;

3.1.2 prepare and file with the Commission such amendments and post-effective amendments to the Registration Statement, and such supplements to the Prospectus, as may be reasonably requested by the majority-in-interest of the Holders with Registrable Securities registered on such Registration Statement or any Underwriter of Registrable Securities or as may be required by the rules, regulations or instructions applicable to the registration form used by the Company or by the Securities Act or rules and regulations thereunder to keep the Registration Statement effective until all Registrable Securities covered by such Registration Statement are sold in accordance with the intended plan of distribution set forth in such Registration Statement or supplement to the Prospectus;

3.1.3 prior to filing a Registration Statement or Prospectus, or any amendment or supplement thereto, furnish without charge to the Underwriters, if any, and the Holders of Registrable Securities included in such Registration, and such Holders’ legal counsel, copies of such Registration Statement as proposed to be filed, each amendment and supplement to such Registration Statement (in each case including all exhibits thereto and documents incorporated by reference therein), the Prospectus included in such Registration Statement (including each preliminary Prospectus), and such other documents as the Underwriters and the Holders of Registrable Securities included in such Registration or the legal counsel for any such Holders may request in order to facilitate the disposition of the Registrable Securities owned by such Holders;

3.1.4 prior to any public offering of Registrable Securities, use its best efforts to (i) register or qualify the Registrable Securities covered by the Registration Statement under such securities or “blue sky” laws of such jurisdictions in the United States as the Holders of Registrable Securities included in such Registration Statement (in light of their intended plan of distribution) may request and (ii) take such action necessary to cause such Registrable Securities covered by the Registration Statement to be registered with or approved by such other governmental authorities as may be necessary by virtue of the business and operations of the Company and do any and all other acts and things that may be necessary or advisable to enable the Holders of Registrable Securities included in such Registration Statement to consummate the disposition of such Registrable Securities in such jurisdictions; provided, however, that the Company shall not be required to qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify or take any action to which it would be subject to general service of process or taxation in any such jurisdiction where it is not then otherwise so subject;

3.1.5 cause all such Registrable Securities to be listed on each securities exchange or automated quotation system on which similar securities issued by the Company are then listed;

3.1.6 provide a transfer agent or warrant agent, as applicable, and registrar for all such Registrable Securities no later than the effective date of such Registration Statement;

3.1.7 advise each seller of such Registrable Securities, promptly after it shall receive notice or obtain knowledge thereof, of the issuance of any stop order by the Commission suspending the effectiveness of such Registration Statement or the initiation or threatening of any proceeding for such purpose and promptly use its reasonable best efforts to prevent the issuance of any stop order or to obtain its withdrawal if such stop order should be issued;

3.1.8 at least five (5) days prior to the filing of any Registration Statement or Prospectus or any amendment or supplement to such Registration Statement or Prospectus or any document that is to be incorporated by reference into such Registration Statement or Prospectus, furnish a copy thereof to each seller of such Registrable Securities or its counsel;

3.1.9 notify the Holders at any time when a Prospectus relating to such Registration Statement is required to be delivered under the Securities Act, of the happening of any event as a result of which the Prospectus included in such Registration Statement, as then in effect, includes a Misstatement, and then to correct such Misstatement as set forth in Section 3.4 hereof;

3.1.10 permit a representative of the Holders (such representative to be selected by a majority of the participating Holders), the Underwriters, if any, and any attorney or accountant retained by such Holders or Underwriter to participate, at each such person’s own expense, in the preparation of the Registration Statement, and cause the Company’s officers, directors and employees to supply all information reasonably requested by any such representative, Underwriter, attorney or accountant in connection with the Registration; provided, however, that such representatives or Underwriters enter into a confidentiality agreement, in form and substance reasonably satisfactory to the Company, prior to the release or disclosure of any such information;

3.1.11 obtain a “cold comfort” letter from the Company’s independent registered public accountants in the event of an Underwritten Registration, in customary form and covering such matters of the type customarily covered by “cold comfort” letters as the managing Underwriter may reasonably request, and reasonably satisfactory to a majority-in-interest of the participating Holders;

3.1.12 on the date the Registrable Securities are delivered for sale pursuant to such Registration, obtain an opinion, dated such date, of counsel representing the Company for the purposes of such Registration, addressed to the Holders, the placement agent or sales agent, if any, and the Underwriters, if any, covering such legal matters with respect to the Registration in respect of which such opinion is being given as the Holders, placement agent, sales agent, or Underwriter may reasonably request and as are customarily included in such opinions and negative assurance letters, and reasonably satisfactory to a majority in interest of the participating Holders;

3.1.13 in the event of any Underwritten Offering, enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the managing Underwriter of such offering;

3.1.14 make available to its security holders, as soon as reasonably practicable, an earnings statement covering the period of at least twelve (12) months beginning with the first day of the Company’s first full calendar quarter after the effective date of the Registration Statement which satisfies the provisions of Section 11(a) of the Securities Act and Rule 158 thereunder (or any successor rule promulgated thereafter by the Commission);

3.1.15 if the Registration involves the Registration of Registrable Securities involving gross proceeds in excess of $25,000,000, use its reasonable efforts to make available senior executives of the Company to participate in customary “road show” presentations that may be reasonably requested by the Underwriter in any Underwritten Offering; and

3.1.16 otherwise, in good faith, cooperate reasonably with, and take such customary actions as may reasonably be requested by the Holders, in connection with such Registration.

3.2 Registration Expenses. The Registration Expenses of all Registrations shall be borne by the Company. It is acknowledged by the Holders that the Holders shall bear all incremental selling expenses relating to the sale of Registrable Securities, such as Underwriters’ commissions and discounts, brokerage fees, Underwriter marketing costs and, other than as set forth in the definition of “Registration Expenses,” all reasonable fees and expenses of any legal counsel representing the Holders.

3.3 Requirements for Participation in Underwritten Offerings. No person may participate in any Underwritten Offering for equity securities of the Company pursuant to a Registration initiated by the Company hereunder unless such person (i) agrees to sell such person’s securities on the basis provided in any underwriting arrangements approved by the Company and (ii) completes and executes all customary questionnaires, powers of attorney, indemnities, lock-up agreements, underwriting agreements and other customary documents as may be reasonably required under the terms of such underwriting arrangements.

3.4 Suspension of Sales; Adverse Disclosure.

3.4.1 The Company shall be entitled to postpone and suspend the effectiveness or use of the Registration Statement for a reasonable period of time, not to exceed 90 calendar days in any 360-day period (i) during any customary blackout or similar period or as permitted hereunder and (ii) as may be necessary in connection with the preparation and filing of a post-effective amendment to the Registration Statement following the filing of the Company’s Annual Report on Form 10-K or Form 20-F, as applicable, for its first completed fiscal year.

3.4.2 Upon receipt of written notice from the Company that a Registration Statement or Prospectus contains a Misstatement, each of the Holders shall forthwith discontinue disposition of Registrable Securities until he, she or it has received copies of a supplemented or amended Prospectus correcting the Misstatement (it being understood that the Company hereby covenants to prepare and file such supplement or amendment as soon as practicable after the time of such notice), or until he, she or it is advised in writing by the Company that the use of the Prospectus may be resumed. If the filing, initial effectiveness or continued use of a Registration Statement in respect of any Registration at any time would require the Company to make an Adverse Disclosure or would require the inclusion in such Registration Statement of financial statements that are unavailable to the Company for reasons beyond the Company’s control, the Company may, upon giving prompt written notice of such action to the Holders, delay the filing or initial effectiveness of, or suspend use of, such Registration Statement for the shortest period of time, but in no event more than thirty (30) days, determined in good faith by the Company to be necessary for such purpose. In the event the Company exercises its rights under the preceding sentence, the Holders agree to suspend, immediately upon their receipt of the notice referred to above, their use of the Prospectus relating to any Registration in connection with any sale or offer to sell Registrable Securities. The Company shall immediately notify the Holders of the expiration of any period during which it exercised its rights under this Section 3.4, and upon the expiration of such period the Holders shall be entitled to resume the use of any such Prospectus in connection with any sale or offer to sell Registrable Securities.

3.5 Reporting Obligations. As long as any Holder shall own Registrable Securities, the Company, at all times while it shall be a reporting company under the Exchange Act, covenants to file timely (or obtain extensions in respect thereof and file within the applicable grace period) all reports required to be filed by the Company after the date hereof pursuant to Sections 13(a) or 15(d) of the Exchange Act and to promptly furnish the Holders with true and complete copies of all such filings. The Company further covenants that it shall take such further action as any Holder may reasonably request, all to the extent required from time to time to enable such Holder to sell Registrable Securities held by such Holder without registration under the Securities Act within the limitation of the exemptions provided by Rule 144 promulgated under the Securities Act (or any successor rule promulgated thereafter by the Commission), including providing any legal opinions. Upon the request of any Holder, the Company shall deliver to such Holder a written certification of a duly authorized officer as to whether it has complied with such requirements.

ARTICLE 4

INDEMNIFICATION AND CONTRIBUTION

4.1 Indemnification.

4.1.1 Indemnification by the Company. The Company agrees to indemnify, to the extent permitted by law, each Holder of Registrable Securities, its officers, directors and agents and each person who controls such

Holder (within the meaning of the Securities Act) against all losses, claims, damages, liabilities and out-of-pocket expenses (including without limitation reasonable outside attorneys’ fees) resulting from any untrue or alleged untrue statement of material fact contained in any Registration Statement, Prospectus or preliminary Prospectus or any amendment thereof or supplement thereto or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, except insofar as the same are caused by or contained in any information or affidavit so furnished in writing to the Company by such Holder expressly for use therein. The Company shall indemnify the Underwriters, their officers and directors and each person who controls such Underwriters (within the meaning of the Securities Act) to the same extent as provided in the foregoing with respect to the indemnification of the Holder.

4.1.2 Indemnification by Holders of Registrable Securities. In connection with any Registration Statement in which a Holder of Registrable Securities is participating, such Holder shall furnish to the Company in writing such information and affidavits as the Company reasonably requests for use in connection with any such Registration Statement or Prospectus and, to the extent permitted by law, shall indemnify the Company, its directors, officers and agents and each person who controls the Company (within the meaning of the Securities Act) against all losses, claims, damages, liabilities and out-of-pocket expenses (including without limitation reasonable outside attorneys’ fees) resulting from any untrue or alleged untrue statement of material fact contained in any Registration Statement, Prospectus or preliminary Prospectus or any amendment thereof or supplement thereto or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, but only to the extent that such untrue statement or omission is contained in any information or affidavit so furnished in writing by such Holder expressly for use therein; provided, however, that the obligation to indemnify shall be several, not joint and several, among such Holders of Registrable Securities, and the liability of each such Holder of Registrable Securities shall be in proportion to and limited to the net proceeds received by such Holder from the sale of Registrable Securities pursuant to such Registration Statement. The Holders of Registrable Securities shall indemnify the Underwriters, their officers, directors and each person who controls such Underwriters (within the meaning of the Securities Act) to the same extent as provided in the foregoing with respect to indemnification of the Company.

4.1.3 Conduct of Indemnification Proceedings. Any person entitled to indemnification herein shall (i) give prompt written notice to the indemnifying party of any claim with respect to which it seeks indemnification (provided that the failure to give prompt notice shall not impair any person’s right to indemnification hereunder to the extent such failure has not materially prejudiced the indemnifying party) and (ii) unless in such indemnified party’s reasonable judgment a conflict of interest between such indemnified and indemnifying parties may exist with respect to such claim, permit such indemnifying party to assume the defense of such claim with counsel reasonably satisfactory to the indemnified party. If such defense is assumed, the indemnifying party shall not be subject to any liability for any settlement made by the indemnified party without its consent (but such consent shall not be unreasonably withheld). An indemnifying party who is not entitled to, or elects not to, assume the defense of a claim shall not be obligated to pay the fees and expenses of more than one counsel for all parties indemnified by such indemnifying party with respect to such claim, unless in the reasonable judgment of any indemnified party a conflict of interest may exist between such indemnified party and any other of such indemnified parties with respect to such claim. No indemnifying party shall, without the consent of the indemnified party, consent to the entry of any judgment or enter into any settlement which cannot be settled in all respects by the payment of money (and such money is so paid by the indemnifying party pursuant to the terms of such settlement) or which settlement does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect to such claim or litigation.

4.1.4 Survival. The indemnification provided for under this Agreement shall remain in full force and effect regardless of any investigation made by or on behalf of the indemnified party or any officer, director or controlling person of such indemnified party and shall survive the transfer of securities. The Company and each Holder of Registrable Securities participating in an offering also agrees to make such provisions as are reasonably requested by any indemnified party for contribution to such party in the event the Company’s or such Holder’s indemnification is unavailable for any reason.

4.1.5 Contribution. If the indemnification provided under Section 4.1 hereof from the indemnifying party is unavailable or insufficient to hold harmless an indemnified party in respect of any losses, claims, damages, liabilities and out-of-pocket expenses referred to herein, then the indemnifying party, in lieu of indemnifying the indemnified party, shall contribute to the amount paid or payable by the indemnified party as a result of such losses, claims, damages, liabilities and out-of-pocket expenses in such proportion as is appropriate to reflect the relative fault of the indemnifying party and the indemnified party, as well as any other relevant equitable considerations. The relative fault of the indemnifying party and indemnified party shall be determined by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact, was made by, or relates to information supplied by, such indemnifying party or indemnified party, and the indemnifying party’s and indemnified party’s relative intent, knowledge, access to information and opportunity to correct or prevent such action; provided, however, that the liability of any Holder under this subsection 4.1.5 shall be limited to the amount of the net proceeds received by such Holder in such offering giving rise to such liability. The amount paid or payable by a party as a result of the losses or other liabilities referred to above shall be deemed to include, subject to the limitations set forth in subsections 4.1.1, 4.1.2 and 4.1.3 above, any legal or other fees, charges or out-of-pocket expenses reasonably incurred by such party in connection with any investigation or proceeding. The parties hereto agree that it would not be just and equitable if contribution pursuant to this subsection 4.1.5 were determined by pro rata allocation or by any other method of allocation, which does not take account of the equitable considerations referred to in this subsection 4.1.5. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution pursuant to this subsection 4.1.5 from any person who was not guilty of such fraudulent misrepresentation.

ARTICLE 5

MISCELLANEOUS

5.1 Assignment; No Third Party Beneficiaries.

5.1.1 Except as expressly set forth in Section 5.12, this Agreement and the rights, duties and obligations of the Company hereunder may not be assigned or delegated by the Company in whole or in part.

5.1.2 Prior to the expiration of the respective Lock-up Period, as the case may be, no Holder may assign or delegate such Holder’s rights, duties or obligations under this Agreement, in whole or in part, except in connection with a transfer of Registrable Securities by such Holder to a Permitted Transferee.

5.1.3 This Agreement and the provisions hereof shall be binding upon and shall inure to the benefit of each of the parties and its successors and the permitted assigns of the Holders, which shall include Permitted Transferees.

5.1.4 This Agreement shall not confer any rights or benefits on any persons that are not parties hereto, other than as expressly set forth in this Agreement.

5.1.5 No assignment by any party hereto of such party’s rights, duties and obligations hereunder shall be binding upon or obligate the Company unless and until the Company shall have received (i) written notice of such assignment and (ii) the written agreement of the assignee, in a form reasonably satisfactory to the Company, to be bound by the terms and provisions of this Agreement (which may be accomplished by an addendum or certificate of joinder to this Agreement). Any transfer or assignment made other than as provided in this Section 5.1 shall be null and void.

5.2 Notices. All notices, demands, requests, consents, approvals or other communications (collectively, “Notices”) required or permitted to be given hereunder or which are given with respect to this Agreement shall be in writing and shall be personally served, delivered by reputable air courier service with charges prepaid, or transmitted by hand delivery, or email, addressed as set forth below, or to such other address as such party shall have specified most recently by written notice. Notice shall be deemed given on the date of service or transmission if personally served or transmitted by email; provided, that if such service or transmission is not on a Business Day or is after normal business hours, then such notice shall be deemed given on the next business day. Notice otherwise sent as provided herein shall be deemed given on the next Business Day following timely delivery of such notice to a reputable air courier service with an order for next-day delivery.

To the Company: Quantisimo Holdings Corp.
Craigmuir Chambers, Road Town, Tortola VG1110, British Virgin Islands. Attention: Carlos Moreira Email: * * *

With a copy to:

Rimon P.C.

Attn: Attention: Nicolas Lafont and Debbie Klis

Email: nicolas.lafont@rimonlaw.com; debbie.klis@rimonlaw.com and to Holder, to the address set forth below such Holder’s name on the signature pages hereto (or, in the case of any Holder that is not a signatory hereto, to the address of such Holder on the books and records of the Company).

5.3 Severability. This Agreement shall be deemed severable, and the invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability of this Agreement or of any other term or provision hereof. Furthermore, in lieu of any such invalid or unenforceable term or provision, the parties hereto intend that there shall be added as a part of this Agreement a provision as similar in terms to such invalid or unenforceable provision as may be possible that is valid and enforceable.

5.4 Counterparts; Electronic Signatures. This Agreement may be executed in counterparts, each of which when so executed shall be deemed to be an original, and all of which when taken together shall constitute one and the same instrument. The words “execution,” signed,” “signature,” and words of like import in this Agreement or in any other certificate, agreement or document related to this Agreement shall include images of manually executed signatures transmitted by facsimile or other electronic format (including, without limitation, “pdf”, “tif” or “jpg”) and other electronic signatures (including, without limitation, DocuSign and AdobeSign). The use of electronic signatures and electronic records (including, without limitation, any contract or other record created, generated, sent, communicated, received, or stored by electronic means) shall be of the same legal effect, validity and enforceability as a manually executed signature or use of a paper-based record-keeping system to the fullest extent permitted by applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act and any other applicable law, including, without limitation, any state law based on the Uniform Electronic Transactions Act or the Uniform Commercial Code. This Agreement may be executed in multiple counterparts (including facsimile or PDF counterparts), each of which shall be deemed an original, and all of which together shall constitute the same instrument, but only one of which need be produced.

5.5 Waivers and Extensions. Any party to this Agreement may waive any right, breach or default which such party has the right to waive, provided that such waiver will not be effective against the waiving party unless it is in writing, is signed by such party, and specifically refers to this Agreement. Waivers may be made in advance or after the right waived has arisen or the breach or default waived has occurred. Any waiver may be conditional. No waiver of any breach of any agreement or provision herein contained shall be deemed a waiver of any preceding or succeeding breach thereof nor of any other agreement or provision herein contained. No waiver or extension of time for performance of any obligations or acts shall be deemed a waiver or extension of the time for performance of any other obligations or acts.

5.6 Remedies Cumulative. In the event that the Company fails to observe or perform any covenant or agreement to be observed or performed under this Agreement, any Holder or any other holder of Registrable

Securities may proceed to protect and enforce its rights by suit in equity or action at law, whether for specific performance of any term contained in this Agreement or for an injunction against the breach of any such term or in aid of the exercise of any power granted in this Agreement or to enforce any other legal or equitable right, or to take any one or more of such actions, without being required to post a bond. None of the rights, powers or remedies conferred under this Agreement shall be mutually exclusive, and each such right, power or remedy shall be cumulative and in addition to any other right, power or remedy, whether conferred by this Agreement or now or hereafter available at law, in equity, by statute or otherwise.

5.7 Governing Law; Venue. NOTWITHSTANDING THE PLACE WHERE THIS AGREEMENT MAY BE EXECUTED BY ANY OF THE PARTIES HERETO, THE PARTIES EXPRESSLY AGREE THAT THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED UNDER THE LAWS OF THE STATE OF NEW YORK AS APPLIED TO AGREEMENTS AMONG NEW YORK RESIDENTS ENTERED INTO AND TO BE PERFORMED ENTIRELY WITHIN NEW YORK.

Each party hereto irrevocably submits to the exclusive jurisdiction of the state and federal courts seated in New York County, New York (or any appellate court) for any action arising out of or relating to this Agreement and waives any objection to venue in, or any claim of inconvenient forum with respect to, such courts.

5.8 Entire Agreement. This Agreement (including all agreements entered into pursuant hereto and all certificates and instruments delivered pursuant hereto and thereto) constitute the entire agreement of the parties with respect to the subject matter hereof and supersede all prior and contemporaneous agreements, representations, understandings, negotiations and discussions between the parties, whether oral or written, including the Original RRA, which, effective as of the SPAC Merger Effective Time, is amended and restated in its entirety by this Agreement.

5.9 Amendments and Modifications. Upon the written consent of (a) the Company, (b) the Holders of at least a majority in interest of the Registrable Securities at the time in question, (c) the Sponsor, for so long as the Sponsor and its Permitted Transferees hold any Registrable Securities, and (d) the Company Shareholders, for so long as the Company Shareholders and their Permitted Transferees hold any Registrable Securities, compliance with any of the provisions, covenants and conditions set forth in this Agreement may be waived, or any of such provisions, covenants or conditions may be amended or modified; provided, however, that notwithstanding the foregoing, any amendment hereto or waiver hereof that adversely affects the rights of any Holder hereunder, solely in his, her or its capacity as a holder of Registrable Securities, shall require the written consent of the Holder so affected. No course of dealing between any Holder or the Company and any other party hereto or any failure or delay on the part of a Holder or the Company in exercising any rights or remedies under this Agreement shall operate as a waiver of any rights or remedies of any Holder or the Company. No single or partial exercise of any rights or remedies under this Agreement by a party shall operate as a waiver or preclude the exercise of any other rights or remedies hereunder or thereunder by such party.

5.10 Titles and Headings. Titles and headings of sections of this Agreement are for convenience only and shall not affect the construction of any provision of this Agreement.

5.11 Term. This Agreement shall terminate with respect to any Holder on the date that such Holder no longer holds any Registrable Securities. The provisions of Section 3.5 and Article IV shall survive any termination.

5.12 Substitution of PubCo. Effective as of the SPAC Merger Effective Time, by virtue of the amendment and restatement of the Original RRA pursuant to Section 5.9 thereof (and not by way of assignment or delegation), (a) PubCo shall be substituted for SPAC as the “Company” for all purposes of this Agreement, (b) PubCo hereby assumes, and agrees to perform and be bound by, all of the rights, duties and obligations of the Company hereunder, and (c) SPAC shall be released from all of its obligations as the Company hereunder arising from and after the SPAC Merger Effective Time. Each Holder acknowledges and agrees that the foregoing does not constitute an assignment or delegation subject to Section 5.1 and that no further notice, joinder or consent shall be required in connection therewith.

5.13 Effectiveness. This Agreement shall become effective as of the SPAC Merger Effective Time. If the Merger Agreement is terminated in accordance with its terms prior to the SPAC Merger Effective Time, this Agreement shall be void ab initio and of no force or effect, and the Original RRA shall continue in full force and effect in accordance with its terms.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed as of the date first written above.

PUBCO:

QUANTISIMO HOLDINGS CORP.

By:
Name:
Title:
SPAC:

GIGCAPITAL8 CORP.

By:
Name:
Title:

HOLDERS:

GIGACQUISITIONS8 CORP.

By:
Name:
Title:

SEALSQ CORP

By:
Name:
Title:
Address for Notice:
Email:

WISEQEY CORP

By:
Name:
Title:
Address for Notice:

Email: